As filed with the Securities and Exchange Commission on June 2, 2011

Registration No. 333-174079

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERACTIVE DATA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6200	13-3668779
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Subsidiary Guarantors Listed on Schedule A Hereto

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

(781) 687-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent A. Chippari

Senior Vice President and Chief Financial Officer

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

(781) 687-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gregory Astrachan, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Principal Executive Offices
Interactive Data Online Properties, Inc.	Delaware	11-3771130	3955 Point Eden Way Hayward, CA 94545 Tel: (510) 266-6000

Exshare Financial Incorporated	Delaware	06-1317527	32 Crosby Drive Bedford, MA 01730 Tel: (781) 687-8800

GTIS Corporation	Delaware	22-3597445	100 William Street, 16th Floor New York, NY 10038 Tel: (212) 771-6500

IDCO Nominees, LLC	Delaware	04-3502837	32 Crosby Drive Bedford, MA 01730 Tel: (781) 687-8800

Infotec Holdings Corporation	Delaware	37-1452312	The Nemours Building, Suite 1419 1007 Orange Street Wilmington, DE 19801 Tel: (302) 472-9100

Interactive Data Managed Solutions, LLC	Delaware	36-4584248	100 Hillside Avenue White Plains, NY 10603 Tel: (914) 313-4444

Interactive Data Pricing and Reference Data, Inc.	Delaware	13-2784145	32 Crosby Drive Bedford, MA 01730 Tel: (781) 687-8800

Interactive Data Real-Time Group, Inc.	Delaware	61-1613023	32 Crosby Drive Bedford, MA 01730 Tel: (781) 687-8800

Interactive Data Real-Time Services, Inc.	New York	13-1933933	100 Hillside Avenue White Plains, NY 10603 Tel: (914) 313-4444

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2011

Prospectus

Interactive Data Corporation

OFFER TO EXCHANGE

$700,000,000 OF OUR 10  1/4% SENIOR NOTES DUE 2018 REGISTERED UNDER THE

SECURITIES ACT OF 1933 FOR ANY AND ALL OUTSTANDING 10  1/4% SENIOR NOTES DUE 2018

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We are offering to exchange new registered 10  1/4% senior notes due 2018, which we refer to herein as the “exchange notes,” for all of our outstanding unregistered 10  1/4% senior notes due 2018, which we refer to herein also as the “initial notes.” On July 29, 2010, we completed an offering of $700 million aggregate principal amount of the initial notes. We refer herein to the exchange notes and the initial notes, collectively, as the “notes” or the “Senior Notes due 2018.”

•	The exchange offer expires at p.m., New York City time, on , 2011, unless extended.

•	The exchange offer is subject to customary conditions that we may waive.

•	All outstanding initial notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

•	Tenders of outstanding notes may be withdrawn at any time before p.m., New York City time, on the expiration date of the exchange offer.

•	The exchange of initial notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

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The terms of the exchange notes to be issued are substantially identical to the terms of the initial notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended.

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If you fail to tender your initial notes, you will continue to hold unregistered securities that are subject to the restrictions on transfer set forth in your initial notes and it may be difficult for you to transfer them.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

See “Risk Factors” beginning on page 16 for a discussion of matters you should consider before you participate in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide this information to you at no charge upon written or oral request directed to Counsel, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730 (telephone number (781) 687-8500). In order to ensure timely delivery of this information, any request should be made by                     , 2011, five business days prior to the expiration date of the exchange offer.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

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NOTICE TO INVESTORS

This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

The notes will be available in book-entry form only. The notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture governing the notes, or the indenture. See “Book Entry, Delivery and Form.”

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

MARKET AND OTHER INDUSTRY DATA

In addition to the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research, some market data and other statistical information used throughout this prospectus are based in part upon information regarding the financial information services industry in the United States and internationally. This information is sourced from independent industry publications and third-party forecasts from independent research firms as well as supplemented by our own assumptions about our markets. We obtained information relating specifically to (i) the size and growth of the financial information services industry from Simba Information’s Business Information Markets Report published in March 2010; and (ii) the size of the pricing and valuations services sector from Aite Group, LLC’s “Pricing and Valuation Services: The Search for Transparency” dated November 2009. Third-party industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is prepared by reputable sources, we have not independently verified market and industry data from third-party sources. Neither we nor the initial purchasers can guarantee the accuracy or completeness of any such information contained in this prospectus. While we believe our internal company research is reliable, such research has not been verified by any independent source.

NON-GAAP FINANCIAL MEASURES

In this prospectus we disclose the following information, which is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”).

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As further described in the Prospectus Summary and elsewhere in this prospectus, on July 29, 2010, we were acquired by investment funds managed by Silver Lake Group, L.L.C. and Warburg Pincus LLC. The Consolidated Financial Statements included in this prospectus are presented for the period prior to the merger transaction from January 1 to July 29, 2010, including the quarter ended March 31, 2010, (referred to as the Predecessor period) and the period following the merger transaction from July 30 to December 31, 2010 and the quarter ended March 31, 2011 (referred to as the Successor periods). In addition, our discussion of our results in Management’s Discussion and Analysis of Financial Condition and Results of Operations includes the sum of the results of the Predecessor period and the Successor period from July 30 to December 31, 2010 on a combined basis, referred to as Combined 2010 or the combined year ended December 31, 2010. This presentation is not in accordance with GAAP. Due to purchase accounting adjustments, Combined 2010 results may not be comparable to 2009 results. We believe that a presentation and discussion of Combined 2010 is meaningful as it enables a comparison to the comparable period in 2009.

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We refer to revenue growth rates at constant foreign currency exchange rates so that revenue results can be considered on a comparable basis. Foreign currency fluctuations are outside of management’s control and reporting results at constant currency facilitates period-to-period comparisons of our revenue results. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the performance at constant currency rates will be higher or lower than the performance reported at actual exchange rates.

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We include revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and Interactive Data Desktop Solutions (formerly eSignal) businesses because management believes this additional level of detail provides further insight into underlying trends and how the individual business areas are performing. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

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We include information regarding earnings before interest, income taxes, depreciation and amortization (EBITDA). EBITDA provides useful information about underlying core business trends as it excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA is a defined term under our credit agreement and is a critical component of determining Covenant EBITDA (also defined in the credit agreement) which in turn is used to calculate key credit agreement financial covenants.

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Covenant EBITDA, as defined in the credit agreement, includes certain near term cost savings and excludes certain non-recurring charges or allows for other adjustments. Covenant EBITDA was contractually agreed between us and our lenders and is used for the purposes of determining our compliance with financial covenants under the credit agreement. The breach of covenants in our senior secured credit facilities that are tied to ratios based on Covenant EBITDA could result in a default and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the indenture governing the notes. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Covenant EBITDA.

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We include information regarding adjusted EBITDA, or Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, restructuring charges and benefits, adjustments related to the amortization of acquisition-related deferred revenue, and other non-cash, non-operational or non-recurring items. In addition, we also include information regarding pro forma Adjusted EBITDA, or Covenant EBITDA, which is based on the definitions set forth in the agreement governing our senior secured credit facilities. Covenant EBITDA is earnings, excluding all of the above factors as well as other adjustments permitted under our senior secured credit facilities. We consider these measures to be important indicators of our operational profitability and cash generation strength and a good measure of our historical operating trend because they eliminate items that are either not part of our ongoing core operations, do not require a cash outlay, or are not otherwise expected to recur in the ordinary course.

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We include information regarding free cash flow, which we define as Adjusted EBITDA less capital expenditures. We consider free cash flow as another important measure of our cash generation strength that supports our ability to repay our debt obligations and invest in future growth through new business development activities or acquisitions.

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We use these non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making, and for forecasting and planning purposes. EBITDA and Covenant EBITDA are also used to as measures of liquidity. In addition, Covenant EBITDA is used for the purpose of determining covenant compliance under the our senior secured credit facilities. We believe that the inclusion of information on the adjustments to EBITDA applied in determining Covenant EBITDA is useful additional information to investors regarding certain items we believe will materially impact future results of operations, that we do not expect to reoccur or that we do not expect will continue at the same level in the future.

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The non-GAAP financial measures of our results of operations included in this prospectus should not be considered in isolation from comparable measures determined in accordance with GAAP. The non-GAAP financial measures are not meant to be considered superior to or a substitute for our results of operations prepared in accordance with GAAP. None of EBITDA, Adjusted EBITDA and Covenant EBITDA is a measurement of our financial performance under GAAP and none should be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. For reconciliations of non-GAAP financial measures to the comparable GAAP financial measures, see “Prospectus Summary — Summary Historical Financial and Other Data” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements made relating to the closing of the transaction described in this prospectus or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

Some of the important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and investors should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of the filing of this report.

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PROSPECTUS SUMMARY

This summary highlights selected information about our business and this offering. This summary is not complete and does not contain all of the information that may be important to you. To understand the exchange offer fully and for a more complete description of the legal terms of the notes, you should read this entire prospectus, including the section entitled “Risk Factors.” In this prospectus, unless the context otherwise requires, or unless specifically stated otherwise, references to the terms “we,” “our,” “us” and the “Company” refer to Interactive Data Corporation and all of its subsidiaries that are consolidated under GAAP.

On July 29, 2010, Interactive Data Corporation (the “Company”) was acquired in a merger (the “Merger”) by investment funds managed by Silver Lake Group, L.L.C. and Warburg Pincus LLC (the “Sponsors”). As further discussed in Note 1 “Summary of Significant Accounting Polices” and Note 3 “Merger”, in the Notes to the Consolidated Financial Statements in this prospectus, the Company is wholly-owned by Igloo Intermediate Corporation (“Intermediate”), which is wholly owned by Igloo Holdings Corporation (“Holdings”). Approximately 98% of the capital stock of Holdings is owned by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors.

This summary and the consolidated financial statements of the Company following the Merger exclude the accounts of Intermediate and Holdings. The Company continued as the surviving corporation after the Merger and the accompanying Consolidated Financial Statements included elsewhere in this prospectus are presented for the period prior to the Merger from January 1 to July 29, 2010, including the quarter ended March 31, 2010, (referred to as the Predecessor period) and the period following the Merger from July 30 to December 31, 2010 and the quarter ended March 31, 2011 (referred to as the Successor periods). Our discussion in this summary as well as in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) includes the sum of the results of the Predecessor period and the Successor period from July 30 to December 31, 2010 on a combined basis, referred to as Combined 2010 or the combined year ended December 31, 2010. This presentation is not in accordance with generally accepted accounting principles in the United States (“GAAP”). Due to purchase accounting adjustments, Combined 2010 results may not be comparable to 2009 results. The Company believes that a presentation and discussion of Combined 2010 is meaningful as it enables a comparison to the comparable period in 2009.

Our Company

We are a leading provider of financial market data, analytics and related solutions that are used extensively by thousands of financial institutions and active traders, as well as hundreds of software and service providers. Within the global $16 billion financial information services market, we are one of the world’s largest providers of financial data, serving the mutual fund, bank, money management, hedge fund, security and financial instrument processing, and securities administration sectors. We distribute our data and related offerings directly to customers and indirectly through value-added resellers (“VARs”), including software providers, processors and custodians.

Our customer base includes many of the world’s largest financial institutions, including 47 of the top 50 U.S. banks, 47 of the top 50 global asset managers, all of the top 50 U.S. mutual funds and the top 15 global custodians. We are a leader in many of the sectors in which we participate. For example, we are the number one provider in the $2.1 billion pricing and valuation services sector, which is the main sector served by our largest business, Pricing and Reference Data. Our offerings support mission-critical areas of our clients’ businesses, including our independent fixed income evaluations, which help financial institutions value illiquid and difficult-to-value financial instruments; our reference data content, which facilitates an array of security and financial instrument processing activities; our real-time market data and ultra low latency trading infrastructure services, which help enable high-speed trading applications; our customized, hosted web-based solutions for wealth management and other applications; and our fixed income analytics, which help fixed income portfolio managers manage risk. Our revenue and Covenant EBITDA for combined 2010 or the combined year ended December 31, 2010 were $796.7 million and $319.4 million, respectively, and for the three months ended March 31, 2011 were $211.5 million and $84.3 million, respectively.

Our offerings enable a range of mission-critical functions for our global customer base. For example, within our Pricing and Reference Data business, our listed markets pricing and fixed income evaluations are key inputs in the daily net asset value (“NAV”) calculations for much of the mutual fund industry. The NAV is the price per share for all investments in and redemptions from the mutual fund for that day. Mutual funds are required to calculate their NAV daily, typically within hours after the close of the market, and many depend on third-party data and service providers like us as part of that mission-critical, time-sensitive process. We believe we are the leading provider of market data that supports the NAV calculation processes within the U.S. mutual fund industry. Our listed market and evaluated pricing information, along with our descriptive reference data content, also facilitates risk management and post-trade compliance processes at securities firms and banks. We believe that each of these mission-critical functions is experiencing increased emphasis due to new and anticipated regulation, accounting standards and best practices, particularly following the recent financial crisis. Similarly, our various real-time offerings enable critical steps in the trade lifecycle. For example, our real-time data feeds of prices from exchanges and other trading venues along with our complementary infrastructure services help facilitate time-sensitive transactions and support both traditional decision making by traders and investors as well as automated trading programs. Our hosted web-based solutions customize the display of that information and provide access to our analytic tools that enable informed decision making by investors.

Our business is generally characterized by stable, recurring revenue and strong free cash flow generation. Across each of our businesses, regardless of business segment, our offerings are contracted with customers through fixed fee subscriptions (on either a multi-year, annual, quarterly or monthly basis), variable fee based on usage or a combination of fixed fee subscription and usage-based fees. Although most of our revenue is recurring, some of our services generate one-time or non-recurring revenue, such as one-time purchases of historical data, product installations (including installations of product upgrades) or hardware procurement as part of provisioning ultra low latency connectivity services. Our contracts typically renew automatically unless canceled by one of the parties. The combination of these contract models creates a large, stable base of recurring revenue, while also allowing us to benefit from the growth in demand from our customers when they exceed their subscription volumes. The majority of our revenue is tied to multiple contracts that support our customers’ specific departments, functions and/or applications, rather than individual users or terminals. This relative independence from a seat-based revenue model, utilized by some market data providers, further limits our exposure to revenue volatility driven by changes in our customers’ headcount. Additionally, our offerings are typically highly integrated into our customers’ systems and workflows, often as the result of significant historical investment by these customers in integrating our financial market data services with their systems and processes.

We operate a global business with approximately 28% of our revenue derived from outside of the United States. We serve our diverse client base with a broad portfolio of products and services, ranging from real-time to historical market data, from listed markets to evaluated pricing, as well as analytical decision-support tools for equity, derivatives and fixed income financial instruments. We have a high rate of customer and related revenue retention. For example, many of our largest customers in 2010 have subscribed to our services for at least a decade and our annualized quarterly revenue retention rate has averaged 94% in our Institutional Services segment since 2007. At the same time, we have low customer concentration; no single customer relationship represents more than 5.5% of total revenue. We serve our clients through a mix of direct sales and value-added reseller (“VAR”) channels. Over the course of our long history, we have established a global VAR network that we believe is one of the most extensive in the industry, maintaining interfaces with over 500 software applications, technology solutions, outsourcing-related services and web portals. We believe our VAR channel provides us with a significant competitive advantage by adding substantial distribution scale, enabling us to contract, either directly or indirectly, with small- and medium-sized customers. Our broad and diversified customer base contributes further to our highly stable and predictable revenue stream.

Our Business Segments

Our financial reporting is currently based on four operating businesses that comprise two reportable operating segments: Institutional Services and Active Trader Services. Our Institutional Services segment is composed of three businesses: Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services

and Interactive Data Fixed Income Analytics. Our Active Trader Services segment is composed of one business, Interactive Data Desktop Solutions (formerly known as eSignal). Our Institutional Services segment and our Active Trader Services segment accounted for $717.0 million and $79.6 million, respectively, in revenue for the combined year ended December 31, 2010, and $191.4 million and $20.1 million, respectively, in revenue for the three months ended March 31, 2011.

Institutional Services

Interactive Data Pricing and Reference Data is our largest business, contributing 65% of our revenue for the combined year ended December 31, 2010, and 64% of our revenue for the three months ended March 31, 2011, and providing an extensive range of financial market data services to over 6,000 clients, including securities and brokerage firms, mutual funds, pension funds, exchange-traded fund (“ETF”) sponsors, investment advisors, hedge funds and VARs. Pricing and Reference Data’s offerings include intraday, end-of-day and historical pricing, evaluations and reference data for an extensive range of securities, commodities, derivative instruments, indices and foreign exchange rates from around the world. For the combined year ended December 31, 2010 and the three months ended March 31, 2011, our Pricing and Reference Data business generated $513.8 million and $135.5 million, respectively, in revenue. The core services from our Pricing and Reference Data business include:

Evaluated Pricing:

We deliver daily opinions of value on approximately 2.8 million fixed income securities, international equities and other hard-to-value financial instruments. Our evaluated prices are the result of developing and refining our proprietary processes and methodologies that combine sophisticated modeling techniques developed by quantitative methodologists including math, finance, physics and statistics PhDs; information from an extensive range of market sources; and a team of approximately 180 skilled evaluators who integrate relative credit information, observed market movements, and sector news into our evaluated pricing applications and models. Given that many fixed income securities and other financial instruments trade infrequently, if at all, in the secondary market, our evaluated prices represent our good faith opinion of the price a buyer in the marketplace would pay for certain fixed income securities and financial instruments (typically in an institutional round lot position) in a current sale. Our evaluated pricing services are typically used along with our listed markets pricing for asset and portfolio valuation (such as end-of-day mutual fund NAVs) and risk management applications.

Our evaluated pricing coverage includes securities and financial instruments issued in North America such as corporate, government, municipal and agency fixed income securities, convertible bonds, debentures, pass-through securities and structured finance and foreign instruments issued in markets outside of North America such as convertible bonds, debentures, Eurobonds and sovereign and corporate bonds. Pricing and Reference Data’s evaluated pricing services also include our Fair Value Information ServiceSM through which we provide evaluations for certain international equity securities, equity options and equity index futures. The Fair Value Information Service is designed to provide customers with information that can be used to estimate a price for an international, exchange-traded issue that would likely prevail in a liquid market in view of information available at the time of evaluation.

Reference Data:

Complementing Pricing and Reference Data’s evaluated pricing services is a wide range of listed markets pricing and descriptive information covering over seven million global financial instruments for use across the securities and financial instrument processing lifecycle. This content is supported by a global team of approximately 250 reference data collection professionals with language skills including English, German, French, Spanish, Portuguese, Italian, Mandarin, Japanese, Korean, Thai and Indonesian. Our reference data covers:

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Listed and Non-listed Markets Pricing: Extensive, high-quality intraday, end-of-day and historical global pricing for securities typically used for portfolio valuation and risk management applications;

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Corporate Actions: End-of-day and intraday corporate actions and income-related information such as capitalization changes, dividends, splits, earnings, shares outstanding and changes in credit ratings for fixed income and equity instruments;

•	Terms and Conditions: Key terms and conditions for fixed income financial instruments such as call, put and interest payment information; and

•	Identification Information: Name, ticker symbol, CUSIP®, SEDOL®, etc.

Interactive Data Real-Time Services provides over 1,600 clients with a range of offerings comprising two complementary product areas: real-time feeds and ultra low latency trading solutions; and customized, hosted web-based solutions for wealth management and other applications. For the combined year ended December 31, 2010 and the three months ended March 31, 2011, our RTS business generated $168.5 million and $47.3 million, respectively, in revenue. Core services from our Real-Time Services business include:

Real-Time Feeds:

Our real-time feeds offerings include consolidated high-speed and delayed data feeds covering over six million financial instruments from over 450 exchanges, trading venues and data sources worldwide. This product area also includes ultra low latency trading solutions through which we provide direct exchange access, proximity hosting and support services that facilitate ultra low latency electronic trading. These solutions enable a broad range of financial institutions to execute their automated trading programs by offering ultra low latency connectivity between their trading systems and a broad range of stock exchanges and trading venues.

Wealth Management:

Our wealth management product area is focused on designing, building and hosting customized, web-based financial information solutions for wealth management and other applications that are used primarily by financial institutions and infomedia companies. Our wealth management offerings consist of financial market data, access to decision-support tools and hosting services. These offerings use a flexible web services architecture designed to meet the needs of our customers, from consumer portals to front-, middle- and back-office professionals within financial institutions. Our wealth management offerings aggregate content from a variety of market sources, information service providers including us, as well as from the customer, and then tailor the visual display of the content to the needs and specifications of clients.

Interactive Data Fixed Income Analytics, which is our third institutionally oriented business, provides over 400 financial institutions with fixed income data and sophisticated fixed income portfolio analytics to help manage risks and analyze the sources of risk and return. For the combined year ended December 31, 2010 and the three months ended March 31, 2011, our Fixed Income Analytics business generated $34.7 million and $8.7 million, respectively, in revenue.

Active Trader Services

In the Active Trader Services segment, we operate one business, Interactive Data Desktop Solutions, which was formerly known as eSignal.

Interactive Data Desktop Solutions provides real-time financial market information and access to decision-support tools to active traders, financial advisors and other investment community professionals, and corporate users. These offerings, which are marketed under the Interactive Data, eSignal®, Market-QSM and FutureSource® brands, help customers analyze and make investment decisions about securities traded on major markets worldwide, including equities, futures and commodities. As of March 31, 2011, this business supported a total of approximately 55,500 direct subscribers. For the combined year ended December 31, 2010 and the three months ended March 31, 2011, our Desktop Solutions business generated $79.6 million and $20.1 million, respectively, in revenue.

Business Strategy

We are focused on expanding our position as a trusted leader in financial information services market. A key element of our strategy involves working closely with our largest direct institutional customers and redistributors to better understand and address their current and future financial market data needs. By better understanding customer needs, we believe we can develop enhancements to existing services and introduce new services. As part of our efforts to build strong customer relationships, we continue to invest significant resources to provide high-quality, responsive customer support and service. We believe that our combination of strong account management and responsive customer support has contributed to our high customer retention rates within our Institutional Services segment, as well as enhanced our ability to attract new customers.

We plan to expand on our leadership position in the financial information industry by investing in internal development programs in ways that can enable us to deliver high-value services and solutions and extend our global reach. In particular, we plan to continue expanding our market coverage, developing complementary services, tools and solutions that further strengthen and expand existing customer relationships, and attract new customers and partners worldwide. In addition, strategic acquisitions have complemented our internal investment activities in the past and we may elect to pursue certain strategic acquisitions in the future in order to achieve key business objectives. Furthermore, we plan to advance programs that can further improve our technical infrastructure, increase our operational efficiency and optimize our cost structure. More specifically, we are investing to reengineer our product technology and replace legacy product systems with a new unified technical architecture technology that will facilitate the collection, use and distribution of all content that supports our core Pricing and Reference Data, and Real-Time Services offerings. We also are advancing programs aimed at enhancing the overall organizational productivity and efficiency while reducing costs across a range of key functional areas.

We have historically invested our financial resources in organic growth initiatives and strategic acquisitions. As a result of the Merger, we have incurred significant debt and our payment obligations for our debt will reduce our cash flow. However, even given these new uses of cash, we believe our business will continue to generate sufficient cash flow from operations to fund our currently planned, growth-oriented initiatives as well as other elements of our strategy.

Corporate History

Interactive Data Corporation (formerly known as Data Broadcasting Corporation) was incorporated in 1992 under the laws of the State of Delaware. On February 29, 2000, the businesses of Data Broadcasting Corporation (now known as Interactive Data Corporation), which included the eSignal (now known as Interactive Data Desktop Solutions) and CMS BondEdge (now known as Interactive Data Fixed Income Analytics) businesses, were merged with the historical and end-of-day pricing, evaluations and information business then known as Interactive Data Corporation (now known as Interactive Data Pricing and Reference Data), an entity which has been in the financial data business for over 40 years and at the time of the merger was 100% indirectly owned by Pearson plc. Principally as a result of this merger, Pearson plc indirectly owned approximately 61% of our issued and outstanding common stock. On July 29, 2010, we were acquired by investment funds managed by the Sponsors. Refer to Note 3 “Merger” in the Notes to the Consolidated Financial Statements included in this prospectus for further discussion.

Since the merger of Data Broadcasting Corporation and Interactive Data Corporation, we have completed 12 acquisitions, which have served to either expand our existing businesses or enabled us to enter adjacent market segments. The following provides a brief description of each of these acquisitions:

•

In January 2002, we acquired from Merrill Lynch, Pierce, Fenner & Smith Incorporated certain assets used in its Securities Pricing Service business. These assets were integrated into our Interactive Data Pricing and Reference Data business.

•

In February 2003, we acquired from The McGraw-Hill Companies, Inc. the stock of S&P ComStock, Inc., and the non-U.S. assets of certain related businesses in the United Kingdom, France, Australia, Singapore and Hong Kong, collectively referred to as ComStock. ComStock was later renamed Interactive Data Real-Time Services.

•

In October 2003, we acquired the real-time data feed customer base of HyperFeed Technologies, Inc., a provider of enterprise-wide real-time data processing and transaction technology software and services. The HyperFeed customer base has been integrated into our Real-Time Services business.

•

In September 2004, we acquired the net assets of FutureSource, LLC, and its subsidiaries, or FutureSource, a leading provider of real-time futures and commodities data. The FutureSource assets were integrated into our Interactive Data Desktop Solutions business.

•

In December 2005, we acquired 95.1% of the stock of IS.Teledata AG and its subsidiaries, or IS.Teledata, a leading provider of customized, hosted web-based financial information solutions. In 2006, we subsequently acquired the remaining IS.Teledata shares from minority stockholders, increasing our total ownership in IS.Teledata to 100%. The IS.Teledata business was renamed Interactive Data Managed Solutions and now forms the foundation of our wealth management product area.

•

In March 2006, we acquired the net assets of Quote.com and certain other related assets from Lycos, Inc. These assets, which included subscription-based services for active traders, QCharts and LiveCharts, and financial websites, Quote.com and RagingBull.com, were integrated into our Interactive Data Desktop Solutions business.

•

In May 2007, we acquired the net assets comprising the market data division of Xcitek LLC (“Xcitek”), as well as the market data assets of its affiliate Xcitax LLC (“Xcitax”). These assets included a broad range of North American corporate actions data, such as reorganization, cost basis and class action data. These assets were integrated into our Interactive Data Pricing and Reference Data business.

•

In August 2008, we acquired Kler’s, a leading provider of reference data to the Italian financial industry, including corporate actions and taxation information on Italian and international securities, with coverage of equities, listed and unlisted Italian bonds, funds, simple derivatives and warrants. Kler’s now markets its services as Interactive Data Kler’s.

•

In December 2008, we acquired 80% of NDF from NTT DATA Corporation and certain other minority stockholders. In 2009, we subsequently acquired an additional 10% interest and we acquired the remaining outstanding equity in December 2010. NDF is a leading provider of securities pricing, reference data and related services to most of the major financial institutions in Japan. NDF has been renamed Interactive Data Japan KK.

•

In December 2009, we acquired certain assets of Dow Jones & Company, Inc.’s Online Financial Solutions (“OFS”) business. The OFS assets are used to develop and host web-based solutions, including news, market data, research and advanced charting, portfolio management and alerting capabilities. We have since been integrating this business into our wealth management product area, which is part of our Real-Time Services business. Related OFS products and services are now marketed under the Interactive Data brand.

•

In January 2010, we acquired the assets of Dubai-based Telerate Systems Limited (“TSL”), a sales agent for desktop services from Interactive Data’s Interactive Data Desktop Solutions division to the commodities, financial futures and foreign exchange trading community in the Middle East. The TSL assets have been rebranded under the Interactive Data name. These assets have been integrated into our UK-based business.

•

In January 2010, we acquired the assets of 7ticks, an innovative provider of electronic trading networks and managed services. This business specializes in providing direct exchange access, proximity hosting, and support services that facilitate ultra low latency electronic trading. The 7ticks business operates as part of our Real-Time Services business. The 7ticks services are now marketed as Interactive Data 7ticks.

Our Sponsors

Silver Lake Group, L.L.C. (“Silver Lake”) is a global investment firm focused on technology, technology-enabled and related growth industries. Silver Lake was founded in 1999 and has $14 billion of capital under management across its large-cap, middle-market private equity and credit investment strategies. Silver Lake’s sector specialization enables the firm to invest with the strategic insights of an experienced industry participant and to serve as a value-added partner to portfolio company executives. Silver Lake has invested in numerous financial technology leaders including Ameritrade (NASDAQ: AMTD), Datek, Instinet, Island, IPC, Nasdaq (NASDAQ: NDAQ) and SunGard Data Systems.

Warburg Pincus LLC (“Warburg Pincus”) is a leading global private equity firm. The firm has more than $30 billion in assets under management. Its active portfolio of more than 110 companies is highly diversified by stage, sector and geography. Warburg Pincus is a growth investor and an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 13 private equity funds which have invested more than $35 billion in approximately 600 companies in more than 30 countries. Warburg Pincus has invested more than $10 billion in technology, media and telecommunications including investments in Fidelity National Information Services (NYSE: FIS), Institutional Shareholder Services, Nuance (NASDAQ: NUAN) and Wall Street Systems. The firm has offices in Beijing, Frankfurt, Hong Kong, London, Mumbai, New York, San Francisco, Sao Paulo, Shanghai and Tokyo.

Our Corporate Information

Our principal executive offices are located at 32 Crosby Drive, Bedford, Massachusetts 01730 and our telephone number is (781) 687-8500. Our mailing address is 32 Crosby Drive, Bedford, Massachusetts 01730 and our website address is http://www.interactivedata.com. The information in our website is not part of, or incorporated by reference into, this prospectus.

Summary of the Exchange Offer

On July 29, 2010 we completed an offering of $700 million aggregate principal amount of 10  1/4% Senior Notes due 2018 in a transaction exempt from registration under the Securities Act. In connection with the offering of the initial notes, we entered into a registration rights agreement with the initial purchasers of the initial notes. In the registration rights agreement, we agreed to offer our new exchange notes, which will be registered under the Securities Act, in exchange for the initial notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the initial notes. You should read the discussions under the headings “Summary of the Terms of the Exchange Notes” and “Description of Notes” for information regarding the exchange notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of initial notes. The exchange notes are substantially identical to the initial notes, except that the exchange notes have been registered under the Securities Act. We are registering the exchange offer in reliance on the position enumerated by the Securities and Exchange Commission (“SEC”) in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). Based upon interpretations by the staff of the SEC set forth in the no actions letters referenced above, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	acquire the exchange notes in the ordinary course of your business;

•	are not and do not intend to become engaged in a distribution of the exchange notes;

•	are not an “affiliate” (within the meaning of the Securities Act) of ours;

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the initial notes from us or our affiliates; and

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the initial notes in a transaction as part of its market-making or other trading activities.

Rule 405 under the Securities Act defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer — Purpose of the Exchange Offer.”

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of initial notes being tendered in the exchange offer.

Expiration Date	The exchange offer will expire at p.m., New York City time, on , 2011, unless we extend it.

Exchange Date	We will accept initial notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the initial notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before the expiration of the exchange offer on the expiration date. Any initial note not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Initial Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through the Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the initial notes or the exchange notes;

•	you are not an “affiliate,” as described in Rule 405 of the Securities Act;

•	if you are not a broker-dealer, that you are not engaged in nor do you intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer — How to Tender.”

United States Federal Income Tax Consequences	The exchange of the initial notes for the exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss as a result of such exchange.

Effect on Holders of Initial Notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of initial notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See “The Exchange Offer — Other.”

Holders of initial notes who do not tender their initial notes will continue to hold those initial notes. All untendered, and tendered but unaccepted initial notes, will continue to be subject to the transfer restrictions provided for in the initial notes and the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes could be adversely affected. See “Risk Factors — Risks Associated with the Exchange Offer — You may not be able to sell your initial notes if you do not exchange them for registered exchange notes in the exchange offer,” “— Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer” and “The Exchange Offer — Other.”

Appraisal Rights	Holders of initial notes do not have appraisal or dissenters’ rights under applicable law or the Indenture, dated as of July 29, 2010, by and among Igloo Merger Corporation, Interactive Data Corporation, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”). See “The Exchange Offer — Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., the trustee (the “Trustee”) under the Indenture, is serving as the exchange agent in connection with this exchange offer.

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes.

Issuer	Interactive Data Corporation will serve as the issuer of the notes in order to facilitate the prospectus and subsequent resale of the notes.

Securities Offered	$700 million aggregate principal amount of 10 1/4% senior unsecured notes due 2018.

Maturity Date	The notes will mature on August 1, 2018.

Interest Rate	Interest on the notes will be payable in cash and will accrue at a rate of 10 1/4% per annum.

Interest Payment Dates	February 1 and August 1, commencing on February 1, 2011. Interest will accrue from the issue date of the notes.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to any future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•

be effectively subordinated in right of payment to our existing and future secured obligations, including indebtedness under our senior secured credit facilities, to the extent of the value of the assets securing such obligations; and

•

be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Guarantees	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our existing and future direct or indirect domestic subsidiaries that guarantees our obligations under our senior secured credit facilities. Each subsidiary guarantee will:

•	rank senior in right of payment to all future subordinated indebtedness of the subsidiary guarantor;

•	rank equally in right of payment with all existing and future senior indebtedness of the subsidiary guarantor;

•

be effectively subordinated in right of payment to all existing and future secured obligations of the subsidiary guarantors, including their guarantee of indebtedness under our senior secured credit facilities, to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of any subsidiary that is not also a guarantor of the notes.

Any guarantee of the notes will be released in the event such guarantee is released under the senior secured credit facilities.

As of March 31, 2011, (1) the notes and related guarantees ranked effectively junior to approximately $1,331 million of senior secured indebtedness under our senior secured credit facilities, after giving effect to $38.6 million of original issue discount and (2) we had an additional $160 million of unutilized capacity under our senior secured revolving credit facility (without giving effect to approximately $4.5 million of letters of credit that was outstanding as of March 31, 2011).

For the quarter ended March 31, 2011, our non-guarantor subsidiaries accounted for approximately $75.4 million, or 35.7%, of our total revenue, and approximately $24.7 million, or 49.5%, of our total EBITDA. At March 31, 2011, our non-guarantor subsidiaries accounted for approximately $2,413.8 million, or 58.7%, of our total assets, and approximately $210.7 million, or 7.3%, of our total liabilities.

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to August 1, 2014 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described under “Description of Notes—Optional Redemption.” Beginning on August 1, 2014, we may redeem some or all of the notes at the redemption prices listed under “Description of Notes—Optional Redemption.”

Additionally, from time to time prior to August 1, 2013 we may choose to redeem up to 35% of the original principal amount of the notes at a redemption price equal to 110.250% of the face amount of the notes, with the net cash proceeds that we raise in one or more equity offerings; provided that at least 50% of the original aggregate principal amount of notes issued under the indenture (including any additional notes) remains outstanding under the indenture after the redemption and the redemption occurs within 90 days of the closing date.

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

We may not be able to pay you the required price for notes you present to us at the time of a change of control, because:

•	we may not have enough funds at that time; or

•	the terms of our indebtedness under our senior secured credit facilities may prevent us from making such payment.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.”

No Prior Market	The notes are new securities for which there is currently no market. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Exchange Offer; Registration Rights	We and our subsidiary guarantors have agreed to use commercially reasonable efforts to register with the SEC notes having substantially identical terms as the notes (“exchange notes”), as part of an offer to exchange freely tradable exchange notes for the notes .

We will use commercially reasonable efforts to cause the exchange offer to be completed, or, if required, to have a shelf registration statement declared effective, within 360 days after the issue date of the initial notes.

If we fail to meet this target (a “registration default”), the annual interest rates on each of the notes will increase by 0.25%. The annual interest rates on each of the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the interest rates shown on the cover of this prospectus. If we cure the registration default, the interest rates on each of the notes will revert to the original level.

If we must pay additional interest, we will pay it to you in cash, on the same dates that we make other interest payments on the notes, until the registration default is corrected. See “The Exchange Offer.”

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” and all other information contained in this prospectus before deciding to invest in the notes.

Summary Historical Financial and Other Data

The following table sets forth summary historical consolidated financial and operating data for the periods ended and at the dates indicated below. The financial data as of December 31, 2010 and 2009 and for the periods from July 30, 2010 to December 31, 2010 and January 1, 2010 to July 29, 2010 and for each of the two years in the period ended December 31, 2009 presented in this table, has been derived from the historical audited consolidated financial statements included elsewhere in this prospectus. The sum of the results from the periods from July 30, 2010 to December 31, 2010 and January 1, 2010 to July 29, 2010 on a combined basis, presented as (Unaudited) Combined 2010 in this table is not in accordance with GAAP and is unaudited. The summary historical period financial data as of March 31, 2011 and for the three-month periods ended March 31, 2011 and 2010 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The data as of March 31, 2010 and December 31, 2008 has been derived from historical consolidated financial statements that are not included in this prospectus.

The following information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

	Successor	Predecessor		Successor	Predecessor	Predecessor
($ in Thousands)	(Unaudited) Three Months Ended March 31,		(Unaudited) Combined 2010	Period from July 30 - December 31, 2010	Period from January 1 - July 29, 2010	Year Ended December 31,
	2011	2010				2009	2008
Income Statement Data:
Revenue	$211,456	$196,888	$796,645	$342,101	$454,544	$757,218	$750,541
Cost and expenses:
Cost of services	71,440	67,683	277,075	115,176	161,899	250,105	241,880
Selling, general and administrative	64,615	63,146	282,619	124,409	158,210	237,041	244,248
Merger costs	—	3,401	119,992	67,258	52,734	—	—
Depreciation	9,998	9,557	38,466	15,962	22,504	31,800	27,044
Amortization	47,898	8,643	85,585	65,867	19,718	30,523	27,686

Total costs and expenses	193,951	152,430	803,737	388,672	415,065	549,469	540,858

Income (loss) from operations	17,505	44,458	(7,092)	(46,571)	39,479	207,749	209,683
Interest (expense) income, net	(41,897)	267	(77,604)	(78,364)	760	1,680	7,570
Other (expense) income, net	(351)	36	570	321	249	139	(2)
Loss on extinguishment of debt	(25,450)	—	—	—	—	—	—

(Loss) income before taxes	(50,193)	44,761	(84,126)	(124,614)	40,488	209,568	217,251
Income tax (benefit) expense	(23,007)	15,236	(12,337)	(30,351)	18,014	68,162	74,582

Net (loss) income	(27,186)	29,525	(71,789)	(94,263)	22,474	141,406	142,669
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	(172)	(21)

Net (loss) income Statement Attributable to Interactive Data Corporation	$(27,186)	$29,525	$(71,789)	$(94,263)	$22,474	$141,234	$142,648

Statement of Cash Flow Data:
Net cash provided by operating activities	$8,806	$52,234	$23,815	$20,325	$3,490	$208,134	$196,242
Net cash (used in) provided by investing activities	$(7,773)	$(44,617)	$(3,359,089)	$(3,398,063)	$38,974	$(82,993)	$(90,962)
Net cash provided by (used in) financing activities	$10,208	$(3,647)	$3,255,994	$3,242,936	$13,058	$(79,796)	$(137,060)
Other Financial Data:
EBITDA (unaudited) (1)	49,951	62,658	116,959	35,258	81,701	270,072	264,413
Covenant EBITDA (unaudited) (1)	84,339	77,180	319,361	141,992	177,368	339,707	301,281
Capital expenditures	7,792	11,572	44,360	17,965	26,395	42,829	45,509
Ratio of earnings to fixed charges (unaudited) (2)	NM	61.9x	NM	NM	25.9x	75.1x	79.4x
Balance Sheet Data (at period end):	As of March 31, 2011	As of March 31, 2010	As of December 31, 2010			As of December 31, 2009	As of December 31, 2008
Cash and cash equivalents	136,247	207,134	123,704	N/A	N/A	209,946	154,162
Marketable securities	—	92,044	—	N/A	N/A	96,077	74,616
Total assets	4,113,539	1,314,243	4,133,877	N/A	N/A	1,281,171	1,182,525
Total debt	1,990,372	—	1,969,453	N/A	N/A	—	—
Total stockholder’s equity	1,245,320	1,094,866	1,252,471	N/A	N/A	1,082,106	959,807

(1)   EBITDA, a measure used by management to evaluate operating performance, is defined as net income (loss) before interest expense (income), income tax expense (benefit), depreciation and amortization. EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect the new capital structure. Adjusted EBITDA is defined as EBITDA adjusted to add back or exclude certain material non-cash items, unusual items that we do not expect to continue at the same level in the future, including amounts relating to the issuance of the initial notes, the borrowings under the senior secured credit facilities, the equity financing, the Merger and other related transactions (the “Transactions”). Covenant EBITDA is Adjusted EBITDA adjusted to include the impact of cost savings projected to be realized as a result of initiatives to be taken by management and as a result of the Transactions. EBITDA, Adjusted EBITDA, and Covenant EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities a s a measure of liquidity. Management uses non-GAAP financial measures to supplement GAAP results in order to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Covenant EBITDA may not be comparable to similarly titled measures of other companies.

Please refer to Note 1, “Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements of the Company included in this Prospectus for a discussion of an out-of-period accounting adjustment in the amount of $10,889,000 recorded in the second quarter of 2009.

The following table presents a reconciliation from net (loss) income for the periods indicated.

	Successor	Predecessor		Successor	Predecessor	Predecessor
	(Unaudited) Three Months Ended March 31,		(Unaudited) Combined 2010	Period from July 30 - December 31, 2010	Period from January 1 - July 29, 2010	Year ended December 31,
($ in thousands)	2011	2010				2009	2008
Net (loss) income	$(27,186)	$29,525	$(71,789)	$(94,263)	$22,474	$141,234	$142,648
Interest expense (income), net	41,897	(267)	77,604	78,364	(760)	(1,680)	(7,570)
Other (income) expense, net	351	(36)	(570)	(321)	(249)	33	23
Income tax (benefit) expense	(23,007)	15,236	(12,337)	(30,351)	18,014	68,162	74,582
Depreciation and amortization	57,896	18,200	124,051	81,829	42,222	62,323	54,730

EBITDA	$49,951	$62,658	$116,959	$35,258	$81,701	$270,072	$264,413

The following table presents a reconciliation from EBITDA to Covenant EBITDA:
	Successor	Predecessor		Successor	Predecessor	Predecessor
	(Unaudited) Three Months Ended March 31,		(Unaudited) Combined 2010	Period from July 30 - December 31, 2010	Period from January 1 - July 29, 2010	Year ended December 31,
	2011	2010				2009	2008
EBITDA	$49,951	$62,658	$116,959	$35,258	$81,701	$270,072	$264,413
Adjustments
Non-cash stock-based compensation (a)	768	3,397	24,103	117	23,985	16,180	14,344
Merger costs (b)	—	3,401	119,992	67,258	52,734	-	-
Other non-recurring charges ( c)	25,911	217	24,957	23,359	1,598	15,530	(8,681)
Other charges (d)	209	7	3,350	3,500	(150)	7,925	1,205

Adjusted EBITDA	76,839	69,680	289,361	129,492	159,868	309,707	271,281
Pro forma cost savings (e)	7,500	7,500	30,000	12,500	17,500	30,000	30,000

Covenant EBITDA	$84,339	$77,180	$319,361	$141,992	$177,368	$339,707	$301,281

(a)   We incurred non-cash stock compensation expenses of $14,344,000, $16,180,000 and $23,985,000 in 2008, 2009 and the period from January 1, 2010 to July 29, 2010, respectively. The Sponsors did not continue the employee share incentive schemes related to these expenses after the closing of the Merger. Following the Merger, the Parent adopted new equity incentive plans for directors, executives and other management employees. Under these new plans the Company recognized $117,000 of expense in the period from July 30, 2010 to December 31, 2010.

(b)   Merger costs are costs associated with the July 29, 2010 merger.

(c)   Other non-recurring charges include the impact of a deferred revenue adjustment associated with the Merger purchase accounting, the write-off of certain capitalized software and other assets, the loss on extinguishment of debt, severance and retention expenses, and the impact of a 2009 out-of-period accounting adjustment.

(d)   Other charges include management fees, earnout revaluation expense, non-cash foreign exchange expense, acquisition-related adjustments, and other costs.

(e)   Pro forma cost savings of up to a maximum of $30,000,000 annually is an adjustment permitted under the Company’s credit agreements for activities that may include, but are not limited to, the consolidation of a number of legacy organizational silos, technology platforms and content databases.

(2)   Ratio of earnings to fixed charges is calculated by dividing (1) “earnings” which consist of earnings from continuing operations before taxes and fixed charges, by (2) “fixed charges” which consist of interest expense and the estimated interest portion of rental payments on operating leases. Earnings were insufficient to cover fixed charges of $42,599,000 and $79,703,000 due to losses from operations before taxes incurred for the quarter ended March 31, 2011 and the period July 30, 2010 to December 31, 2010, respectively. Therefore, the ratio of earnings to fixed charges is not meaningful (“NM”) in both periods. Additional earnings of $50,193,000 and $124,614,000 must be generated to achieve a coverage ratio of 1:1 for the quarter ended March 31, 2011 and the period July 30, 2010 to December 31, 2010, respectively. Earnings were insufficient to cover fixed charges of $81,332,000 due to losses from operations before taxes incurred for the combined year ended December 31, 2010. Therefore, the ratio of earnings to fixed charges is not meaningful (“NM”) in that period. Additional earnings of $84,126,000 must be generated to achieve a coverage ratio of 1:1.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described below before making an investment decision in the notes. Any of these risks could have a material adverse effect on our financial condition and the performance of our business and may materially affect our company and an investment in the notes. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company or investments in our securities.

Risks Related to Our Business

The impact of cost-cutting pressures across the industry we serve could lower demand for our services.

We are seeing customers maintain their focus on controlling or reducing spending as a result of the recent financial crisis and the challenging market conditions many of them continue to face. Customers within the financial services industry that strive to reduce their operating costs may seek to reduce their spending on financial market data and related services. If a large number of smaller customers or a critical number of larger customers reduce their spending with us, our results of operations could be materially adversely affected. Alternatively, customers may use other strategies to reduce their overall spending on financial market data services, by consolidating their spending with fewer vendors, by selecting other vendors with lower-cost offerings or by self-sourcing their need for financial market data. If customers elect to consolidate their spending on financial market data services with other vendors and not us, if we lose business to lower priced competitors, or if customers elect to self-source their financial market data needs, our results of operations could be materially adversely affected.

Consolidation of financial services within and across industries, or the failure of financial services firms, could lower demand for our services.

The recent financial crisis resulted in consolidation among some participants in the financial markets and the collapse of others. Since that time, there have been additional consolidations between participants in the financial markets, and there may be additional consolidations or failures in the future. As consolidation occurs and synergies are achieved, there may be fewer potential customers for our services. From our perspective, there are two types of consolidations: consolidations within an industry, such as banking; and across industries, such as consolidations of insurance, banking and brokerage companies. When two companies that separately subscribe to or use our services combine, they may terminate or reduce duplicative subscriptions for our services, or if they are billed on a usage basis, usage may decline due to synergies created by the business combination. We experienced cancellations and/or service downgrades in prior years as a result of this trend and these consolidations and cancellations may continue. A large number of cancellations, or lower utilization on an absolute dollar basis resulting from consolidations, could have a material adverse effect on our revenue. Consolidation in the past few years, for example, has had an adverse impact on revenue for our Fixed Income Analytics business. In addition, if a customer who accounts for a material percentage of our revenue or profit ceases operations as a result of bankruptcy such event could have a material adverse effect on our results of operations.

Declining activity levels in the securities markets, weak or declining financial performance of financial market participants or the failure of market participants, could lower demand for our services.

Our business is dependent upon the health of the global financial markets as well as the financial health of the participants in those markets. For example, the recent financial crisis, which adversely affected many financial institutions, led to an increased focus on cost containment or reduction, including market data and related services costs. Further, the recent financial crisis resulted in lower activity levels, including lower trading volumes and a substantial reduction in the number of issuances of new securities. It also led to the collapse of some market participants and may lead to the collapse of additional market participants. Some of the demand for financial market data and related services is dependent upon activity levels in the securities markets and the financial health of financial institutions and other market participants while other demand is static and is not dependent on such factors. Downturns in global financial markets that result in prolonged, significant declines in activity levels in the securities markets or that have an adverse impact on the financial condition of market participants could have a material adverse effect on our revenue. In recent years, declining activity levels in the securities markets has adversely impacted the revenue in Active Trader segment. In addition, although we did continue to grow annual revenue during and following the recent financial crisis, our revenue growth rate slowed.

We face intense competition.

We operate in highly competitive markets in which we compete with other vendors of financial market data, analytics and related services. We expect competition to continue to be intense. Some of our competitors and potential competitors have significantly greater financial, technical and marketing resources than we have. These competitors may be able to expand their offerings and data content more effectively, use their financial resources to sustain aggressive pricing or respond more rapidly than us to new or emerging technologies, changes in the industry or changes in customer needs. They may also be in a position to devote greater resources to the development, promotion and distribution of their services. Increased competition in the future or our inability to compete effectively could adversely affect our market share or profit margins and could have a material adverse effect on our financial condition or results of operations.

A prolonged outage at one of our data centers or a disruption of our computer operations or those of our suppliers, or our failure to timely deliver high-quality services due to other reasons, could result in the loss of customers.

Our customers rely on us for the delivery of time-sensitive, up-to-date and high-quality financial market data analytics and related solutions. Our business is dependent on our ability to rapidly and efficiently process substantial volumes of data and calculations on our computer-based networks and systems. Our computer operations and those of our suppliers and customers are vulnerable to interruption by fire, natural disaster, power loss, telecommunications failure, terrorist attacks, acts of war, Internet failures, computer viruses and other events beyond our reasonable control. The occurrence of any of these events could significantly disrupt our operations or result in a significant interruption in the delivery of our services which may induce our customers to seek alternative service suppliers. In addition, timely, reliable delivery of our services is subject to a wide array of technical production processes that enable our delivery platforms to leverage an extensive range of content databases. Further, significant portions of the data we deliver to customers we obtain from stock exchanges and other third-party sources and we are reliant on these sources delivering high-quality data. If any of the data residing within our content databases is not of sufficient quality, if any of our production processes are compromised, or if any of our delivery platforms are impaired, the delivery of our data may fail to meet the time requirements of our clients or the quality standards set by our clients, either of which could adversely affect our ability to compete for new customers or induce existing customers to seek alternative service suppliers. Loss of a large number of smaller customers or a critical number of larger customers as a result of any such events could have a material adverse effect on our results of operations.

If we are unable to maintain relationships with key suppliers and providers of market data, we would not be able to provide our services to our customers.

We depend on key suppliers for the data we provide to our customers. Some of this data is exclusive to particular suppliers, such as national stock exchanges, such as the New York Stock Exchange, Tokyo Stock Exchange or the London Stock Exchange, and in some cases cannot be obtained from other suppliers. In other cases, although the data may be available from secondary sources, the secondary source may not be as adequate or reliable as the primary or preferred source, or we may not be able to obtain replacement data from an alternative supplier without undue cost and expense, if at all. The disruption or termination of one or more of our major data supplier relationships could disrupt our operations and could have a material adverse effect on our results of operations.

If we are unable to maintain relationships with service bureaus and custodian banks, our revenue will decrease.

Part of our strategy is to serve as a major data supplier to service bureaus and custodian banks and thereby to benefit from the trend of major financial institutions in North America outsourcing their back office operations to such entities. While we believe the importance of back office operations will continue to increase, if this trend shifts or any of our relationships with service bureaus or custodian banks are disrupted or terminated, any such event could have a material adverse effect on our results of operations.

New offerings by competitors or new technologies or other industry changes could cause our services to become less competitive or obsolete or we may not be able to develop new and enhanced service offerings.

We operate in an industry that is characterized by rapid and significant technological change, frequent new service introductions, data content and coverage enhancements, and evolving industry standards. Without the timely introduction of new services, or the expansion or enhancement of our data content and coverage, our services could become technologically obsolete or inadequate over time, in which case our revenue and results of operations would suffer. We expect our competitors to continue to improve the performance of their current services, to enhance data content and coverage and to introduce new services and technologies. These competitors may adapt to new technologies, changes in the industry and changes in customers’ requirements more quickly than we can. If we fail to adequately and accurately anticipate customers’ needs and industry trends, we will be unable to introduce new services into the market and our existing services may become obsolete. Further, we may be unsuccessful at developing and introducing new services that are appealing to customers, with acceptable prices and terms, or any such new services may not be made available in a timely manner. Any of these events could adversely impact our ability to compete effectively and could have a material adverse effect on our results of operations. Related to this, a key part of our strategy is expanding into new markets around the world, as well as continuing to grow our existing international businesses. In order to do so, we must develop new region specific services, or add to our existing services so that they meet the needs of customers in specific geographic locations. Any new services or data content that we may develop and introduce may not achieve market acceptance. Lack of market acceptance of our services could have a material adverse effect on our results of operations.

New legislation or changes in governmental or quasi-governmental rules, regulations, directives or standards may reduce demand for our services, prevent us from offering certain services or increase our expenses.

Our customers must comply with governmental and quasi-governmental rules, regulations, directives and standards. We develop, configure and market services to assist customers in meeting these requirements. New legislation, or a significant change in rules, regulations, directives or standards, including some of those recently introduced in the wake of the recent financial crisis, as well as ones that may in the future be introduced, could cause our services to become obsolete, reduce demand for our services or increase our expenses in order to continue providing services to clients, any of which event could have a material adverse impact on our results of operations. Furthermore, we may become subject to new legislation or rules with regard to the services we offer which could cause us to be prohibited from providing certain services or make provision of affected services more expensive, either of which event could have a material adverse effect on our results of operations.

Our cost-saving plans may not be effective which may adversely affect our financial results.

Our business strategy includes goals such as data center consolidation, raising productivity, outsourcing, and reducing corporate overhead expenses and business unit operational expenses. While we have begun to implement and will continue to implement these and other strategies aimed at reducing expenses without compromising product quality, sales effectiveness or customer service, we may not be able to do so successfully and we may not fully realize the projected benefits of these or any other cost-saving plans that we may seek to implement in the future. If we are unable to realize these anticipated cost reductions, our results of operation may be adversely affected. Moreover, our continued implementation of cost-saving plans and facilities integration may disrupt our operations and could have an adverse effect on our results of operations. While we expect our cost-saving initiatives to result in significant cost savings throughout our organization, our estimated savings are based on several assumptions that may prove to be inaccurate, and as a result we may not realize these cost savings. The failure to achieve our estimated cost savings would negatively affect our financial condition and results of operations.

Our continued growth depends, in part, on our ability to successfully identify and complete acquisitions and enter into strategic business alliances.

Our business strategy includes growth through acquisition of assets and businesses that complement or augment our existing services and through the creation of strategic business alliances. We intend to continue to address the need to develop new services, enhance existing services and expand into complementary service areas through acquisitions of other companies, service offerings, technologies and personnel, however, acquisitions may not be available to us on favorable terms, if at all. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and, in some instances, the need for regulatory, including antitrust, approvals. We may not be able to identify and successfully complete acquisition or strategic business alliance transactions. Any acquisition we may complete may be made at a substantial premium over the fair value of the net assets of the acquired business. Our debt agreements place certain restrictions on our ability to complete acquisitions and we will need to consider these restrictions as we examine potential acquisition opportunities. Should any acquisition we wish to pursue require consent of our lenders, we may not be able to obtain such consent.

We may fail to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into.

Strategic alliances have also been and continue to be important to expanding our customer base and enhancing the appeal of our offerings. We have established strategic business alliances with companies who redistribute our services to their customers or who provide us with additional content that we can redistribute to our customers. The success of any acquisition depends in part on our ability to integrate the acquired business or assets, including customers, employees, operating systems, operating procedures and information technology systems. We may not be able to effectively integrate and manage the operations of any acquired business. In addition, the process of integrating acquired businesses or assets may involve unforeseen difficulties and integration could take longer than anticipated. Integrating any newly acquired businesses may require a disproportionate amount of management’s attention and financial and other resources, and detract from the resources remaining for our pre-existing business. Further, we may not be able to maintain or improve the historical financial performance of acquired businesses. Finally, we may not fully derive all of the anticipated benefits from our acquisitions, such as supply cost synergies or reduced operating costs due to centralized or shared technical infrastructure. The success of our strategic alliances depends in part on our ability to work collaboratively with these business partners to jointly market our services and content. We may not be able to effectively or efficiently deliver our services to these business partners or agree to financial terms that are mutually satisfactory, or fully achieve the expected benefits from these alliances.

We are subject to regulatory oversight and we provide services to financial institutions that are subject to significant regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation.

The securities laws and other regulations that govern certain of our activities and the activities of our customers are complex. Compliance with these regulations may be reviewed by federal agencies, including the SEC, state authorities and other governmental entities both in the United States and foreign countries. To the extent any of our customers become the subject of a regulatory investigation or a civil lawsuit relating to actual or alleged violations of one or more of their regulatory obligations, we could also become subject to intense scrutiny. This intense scrutiny could involve an examination by regulators of whether the services we provided to the customer during the time period of the alleged violation were related to or contributed to the commission of the alleged or actual violation or result in a claim or civil lawsuit filed against us by the customer or the customer’s clients seeking damages. Any investigation by a regulatory agency of one of our customers or us, whether or not founded, or a claim or civil lawsuit filed against us could cause us to incur substantial costs and would distract our management from our business. In addition, the negative publicity associated with any public investigation could adversely affect our ability to attract and/or retain customers and could have a material adverse effect on our results of operations.

Certain of our subsidiaries are subject to complex regulations and licensing requirements.

Our Pricing and Reference Data subsidiary is a registered investment adviser with the SEC and is subject to significant regulatory obligations under the Investment Advisers Act of 1940. The securities laws and other regulations that govern Pricing and Reference Data’s activities as a registered investment adviser are complex. If we were to ever lose our investment adviser status, this could impact on our ability to compete and could have a material adverse impact on our results of operations. Our Interactive Data (Australia) Pty Ltd subsidiary is licensed by the Australian Securities and Investment Commission, or ASIC, to provide certain financial services in Australia under the Corporations Act 2001. Our U.K. Desktop Solutions business, which was formerly known as eSignal, is registered with the United Kingdom Financial Services Authority, or FSA. The financial services laws and other regulations that govern our regulated activities are complex. If we were to fail to maintain our regulatory licenses or registrations, with these government agencies, the affected subsidiary might no longer be able to operate those portions of our business that require the license to be held or registration to be maintained, or such event could adversely affect our ability to attract and/or retain customers and could have a material adverse effect on our results of operations. In addition, in order to offer new financial services we could be required to extend our licenses or regulatory authorizations, which is at the discretion of the government agencies and we may not be able to secure the required extension. If this resulted in us not being able to provide one or more of our services, or resulted in us not being able to compete as effectively, depending on the services affected, this could have a material adverse effect on our results of operations.

We are subject to the risks of doing business internationally.

For the quarter ended March 31, 2011 and the combined year ended December 31, 2010, approximately 28% of our revenue was generated outside of the United States. Our growth strategy includes seeking to increase this percentage. Because we sell our services outside the United States, our business is subject to risks associated with doing business internationally. Accordingly, a variety of factors, could have a material adverse effect on our results of operation including, without limitation:

•	fluctuations in foreign currency exchange rates;

•	inflation;

•	changes in political or economic conditions;

•	changes in local laws and regulatory requirements;

•	difficulty of effective enforcement of contractual provisions in some local jurisdictions;

•	the inadequate intellectual property protection laws in some local jurisdictions;

•

trade-protection measures, import or export licensing requirements such as Export Administration Regulations promulgated by the U.S. Department of Commerce and fines, penalties or suspension or revocation of export privileges; and

•	changes in local tax law or policy.

We are involved in intellectual property disputes from time to time and we may be involved in additional such disputes in the future. These disputes divert management’s attention, cause us to incur costs, which in some cases can be significant, and could under certain circumstances prevent us from providing, or increase our costs to provide, certain services.

Third parties may assert intellectual property infringement claims against us. While we believe that (a) our services do not infringe in any material respect upon proprietary rights of other parties and (b) that meritorious defenses exist with respect to any assertions to the contrary (or would exist with respect to any future assertions to the contrary), our services may be found to infringe on the proprietary rights of others. Any claims that our services infringe third parties’ rights, regardless of their merit or final resolution, could be costly and may divert the efforts and attention of our management and technical personnel from our day-to-day operations and the advancement of our strategic objectives. We may not prevail in such proceedings given the complex technical issues and the inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required, among other things, to pay substantial damages, which could have a material adverse effect on our results of operation.

We may fail to adequately protect client data.

Some of our products and services involve the storage and transmission of proprietary information and sensitive or confidential client data, including limited client portfolio information. Misappropriation of client data by an employee or an external third party could occur and may result in claims against us and liability for client losses resulting from such misappropriation. Any such occurrence could result in the loss of existing or potential customers, damage to our brand and reputation, impact our ability to compete and could have a material adverse effect on our results of operation.

We may face liability for, or incur costs to defend, information published in our services.

We may be subject to claims for defamation, libel, copyright or trademark infringement, fraud or negligence, or based on other theories of liability, in each case relating to the data, articles, commentary, ratings or other information we publish in our services. We could also be subject to claims based upon the content that is accessible from our corporate website or those websites that we own and operate through links to other websites. Costs to defend or liability arising as a result of such claims could have a material adverse effect on our results of operation.

Our success is dependent in part upon our ability to attract and retain a qualified management team and other key personnel.

We depend on our ability to attract and retain a qualified management team and other key personnel to operate and expand our business, and we may not be able to retain the services of our key personnel. In the event of any departures, our ability to replace key personnel may be difficult and may take an extended period of time because of the limited number of key personnel in the financial market data industry with the breadth of skills and experience required to operate and expand a business such as ours successfully or perform the key business functions we require. Competition to hire from this limited pool of human resources is intense, and we may not be able to hire or retain such personnel. We have entered into agreements with some members of our management team and other key personnel regarding their employment with us. While these employment agreements may mitigate some of the risks we face in retaining key personnel, we still face risk in this area. If we are unable to retain, attract and hire key personnel, such failure could have a material adverse effect on our operations and our results of operations. We recently made significant changes to our management team and, while we do not anticipate any additional significant changes, our board of directors and our chief executive officer regularly evaluate whether changes should be made to the management team, which may include changes to the our organizational and reporting structures.

Our stockholders control us and our stockholders may have conflicts of interest with us or holders of our debt in the future.

The Sponsors, and a co-investment vehicle controlled by the Sponsors, indirectly own, through their ownership in our parent companies, approximately 98% of our capital stock. In addition, pursuant to a stockholders agreement by and among us, our parent companies, the Sponsors, and the co-investment vehicle controlled by the Sponsors, the Sponsors have the right to designate a majority of the members of our board of directors and the boards of directors of our parent companies. As a result, the Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of the board of directors or stockholders of us or any of the parent companies, regardless of whether such transaction may be in the best interests of the holders of our Senior Notes due 2018. For example, the Sponsors could cause us to (i) make acquisitions that increase the amount of indebtedness that is secured by our assets or (ii) sell some of our assets. These or other actions implemented by the Sponsors could impair our ability to make payments under our senior secured credit facilities or the senior unsecured notes. Additionally, the Sponsors are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds affiliated with, and the co-investment vehicle controlled by, the Sponsors continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent the interest rate on our variable rate debt increases and prevent us from meeting our obligations under the notes.

As a result of completing the Merger and related financing transactions on July 29, 2010 (the “Transactions”) and the refinancing on February 11, 2011 described below, we became highly leveraged. As of March 31, 2011, our total indebtedness was $2,045,000,000. We also have an additional $160,000,000 available for borrowing under our revolving credit facility at that date (excluding $4,462,000 of letters of credit that were outstanding as of March 31, 2011 related to certain operating leases). The following table shows our level of indebtedness and certain other information as of March 31, 2011.

(in thousands)	As of March 31, 2011
Revolving credit facility(1)	$—

Term loan facility(2)	1,345,000

Senior unsecured notes	700,000

Total indebtedness	$2,045,000

(1)	Our revolving credit facility, which has a 5-year maturity, provides for borrowing up to $160,000,000 aggregate principal amount (without giving effect to $4,462,000 of letters of credit that were outstanding as of March 31, 2011).
(2)	We entered into a $1,330,000,000 aggregate principal amount senior secured term loan facility with a 6.5-year maturity. The term loan was issued at a 3%, or $39,900,000, original issue discount, which will be amortized and included as interest expense using the effective interest method in our statements of operations over the life of the term loan. On February 11, 2011, we completed a refinancing of our term loan facility through an amendment to the credit agreement. The amendment provides for, among other things, a reduction in interest rates, an increase in the amount of the facility to $1,345,000,000 and an extension of the maturity of the term loan facility to February 11, 2018.

Our high degree of leverage could have important consequences for holders of senior unsecured notes, including:

•	making it more difficult for us to make payments on the notes;

•	increasing our vulnerability to general economic and industry conditions;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities will be at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indenture governing the Senior Notes due 2018. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our pro forma cash interest expense for the combined year ended December 31, 2010 would have been approximately $163,749,000. When calculating the pro forma amount, we assumed the full principal amount of the debt we incurred on July 29, 2010 was outstanding as of January 1, 2010 and remained outstanding at a constant level for the full year ended December 31, 2010.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indenture governing the senior unsecured notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, under our senior secured credit facilities we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control. We may not meet those ratios and tests. A breach of any of these covenants could result in a default under each of our senior secured credit facilities. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders under our senior secured credit facilities could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure each such indebtedness. We have pledged substantially all of our assets as collateral under our senior secured credit facilities. If any of the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure holders of senior unsecured Senior Notes due 2018 that we will have sufficient assets to repay our senior secured credit facilities and the Senior Notes due 2018.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, seek additional capital, restructure or refinance our indebtedness, including the notes, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The senior secured credit facilities and the indenture governing the notes will restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. See “Description of Other Indebtedness” and “Description of Notes.”

The notes will not be secured by any of our assets and are effectively subordinated to our secured debt. The senior secured credit facilities are secured and, therefore, the related lenders will have a prior claim on substantially all of our assets and those of our guarantors.

The notes will not be secured by any of our assets, or those of any guarantor. The senior secured credit facilities, however, are secured by (i) a perfected security interest in certain stock, other equity interests and promissory notes owned by Interactive Data Corporation and the guarantors and (ii) a perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts, real estate and leasehold interests) owned by Interactive Data Corporation or any of the guarantors, subject to certain limited exceptions. The lenders under the senior secured credit facilities are entitled to accelerate all obligations thereunder if we become insolvent or are liquidated, or if we otherwise default on any of our obligations and agreements under the senior secured credit facilities. If payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under the senior secured credit facilities will have a prior claim on our assets (and those of the guarantors under the senior secured credit facilities). In that event, because the notes will not be secured by any of our or the guarantors’ assets, it is possible that our and the guarantors’ remaining assets might be insufficient to satisfy your claims in full. Any such exercise of the lenders’ remedies under the senior secured credit facilities could impede or preclude our ability to continue to operate as a going concern.

As of March 31, 2011, we had $2,045 million of total consolidated indebtedness, of which $1,345 million was secured. Under our senior secured credit agreement, we also have available to us $160.0 million of additional capacity under our senior secured revolving credit facility (without giving effect to $4,462,000 of letters of credit that were outstanding as of March 31, 2011). All of those borrowings could be secured, and as a result, would be effectively senior to the notes and the guarantees of the notes. We may incur additional secured indebtedness as permitted under our senior secured credit agreement and other existing instruments governing our indebtedness.

The notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

Payments on the notes are only required to be made by us and the guarantors. The notes will only be guaranteed by our domestic subsidiaries that guarantee our obligations under the senior secured credit facilities. Accordingly, holders of the notes will be structurally subordinated to the claims of creditors of non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the notes. The non-guarantor subsidiaries will be permitted to incur additional debt in the future under the indenture governing the notes.

For the quarter ended March 31, 2011, our non-guarantor subsidiaries accounted for approximately $75.4 million, or 35.7%, of our total revenue, and approximately $24.7 million, or 49.5%, of our total EBITDA. At March 31, 2011, our non-guarantor subsidiaries accounted for approximately $2,413.8 million, or 58.7%, of our total assets, and approximately $210.7 million, or 7.3%, of our total liabilities.

Additional debt could reduce our ability to satisfy our obligations under the notes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes offered hereby do not fully prohibit us or our subsidiaries from doing so, and the senior secured credit facilities permit additional borrowing.

Such debt may be secured; if that is the case, then your rights to receive payments on the notes would effectively be junior to the holders of such new debt. Also, if we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds ultimately paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face, as described further herein, could intensify and we may not be able to meet all our debt obligations, including the repayment of the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the lenders could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including covenants in our senior secured credit facilities, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. Upon any such bankruptcy filing, we would be stayed from making any ongoing payments on the notes, and the holders of the notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the United States Code (the “Bankruptcy Code”). Furthermore, if a bankruptcy case were to be commenced under the Bankruptcy Code, we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the notes, might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate. Also, in the event that we were to become a debtor in a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payments under the Notes may otherwise occur. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders and holders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Notes.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, unless such notes have been previously called for redemption. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under the senior secured credit facilities. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.” The senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

Courts interpreting change of control provisions under New York law (which will be the governing law of the indenture governing the notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. No assurances can be given that another court would enforce the change of control provisions in the indenture governing the notes as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) the Issuer or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) the Issuer or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	the Issuer or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left the Issuer or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	the Issuer or any of the guarantors intended to, or believed that the Issuer or such guarantor would, incur debts beyond the Issuer’s or such guarantor’s ability to pay such debts as they mature; or

•

the Issuer or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against it or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that the Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if the Issuer or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to the Issuer’s or any of its guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of the Issuer or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes or such guarantee, as applicable. Sufficient funds to repay the notes may not be available from other sources, including any remaining guarantor, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantor. Further, the voidance of the notes could result in an event of default with respect to the Issuer’s and its subsidiaries’ other debt that could result in acceleration of such debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for the Issuer’s benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to prohibit the guarantees.

In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outsider party more than such creditors would have received in a distribution under the Bankruptcy Code.

Finally, as a court of equity, the bankruptcy court may otherwise subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop, or if developed, be maintained, for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system.

Affiliates of the initial purchasers have advised us that they intend to make a market in the exchange notes and the exchange notes, if issued, as permitted by applicable laws and regulations; however, they are not obligated to make a market in any of the exchange notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for any of the exchange notes may not develop or, if developed, it may not continue. The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes or any series of exchange notes. If an active market does not develop or is not maintained, the price and liquidity of the exchange notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for any of the exchange notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, the exchange notes may trade at a discount from their value on the date you acquired the exchange notes, depending upon prevailing interest rates, the market for similar exchange notes, our performance and other factors.

Risks Associated with the Exchange Offer

You may not be able to sell your initial notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your initial notes for exchange notes in the exchange offer, your initial notes will continue to be subject to the restrictions on transfer as stated in the legends on the initial notes. In general, you may not offer, sell or otherwise transfer the initial notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the initial notes under the Securities Act. Except for limited instances involving the initial purchaser or holders of initial notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the initial notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, additional interest will not be payable on your initial notes.

Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that initial notes are exchanged in the exchange offer, the trading market for the initial notes that remain outstanding may be significantly more limited. As a result, the liquidity of the initial notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for initial notes will depend upon a number of factors, including the number of holders of initial notes remaining outstanding and the interest of securities firms in maintaining a market in the initial notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for initial notes that are not exchanged in the exchange offer may be affected adversely to the extent that initial notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the initial notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their initial notes may be deemed to be underwriters.

If you exchange your initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your initial notes for exchange if you fail to follow the exchange offer procedures and, as a result, your initial notes will continue to be subject to existing transfer restrictions and you may not be able to sell your initial notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your initial notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your initial notes, please allow sufficient time to ensure timely delivery. If we do not receive your initial notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your initial notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange. If there are defects or irregularities with respect to your tender of initial notes, we will not accept your initial notes for exchange. See “The Exchange Offer.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On July 29, 2010, we sold the initial notes in a transaction exempt from registration under the Securities Act. Accordingly, the initial notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to the registration rights agreement entered into with the initial purchasers of the initial notes, we and the guarantors agreed, for the benefit of holders of the initial notes, to use our commercially reasonable efforts to:

•

file a registration statement with the SEC with respect to a registered offer to exchange the initial notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the initial notes, except that they will not contain terms with respect to transfer restrictions and use commercially reasonable efforts to cause the registration statement to become effective;

•	have the exchange offer registration statement remain effective under the Securities Act until the consummation of the exchange offer;

•

use commercially reasonable efforts to commence the exchange offer by mailing a copy of the prospectus to the holders of notes and keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to the holders; and

•	consummate the exchange offer no later than 360 days after the original issue date of the initial notes, or July 25, 2011 (the “Exchange Date”).

For each initial note tendered to us pursuant to the exchange offer, we will issue to the holder of such initial note an exchange note having a principal amount at maturity equal to that of the surrendered initial note. Interest on each exchange note will accrue:

(1)	the last interest payment date on which interest was paid on the note surrendered in exchange therefore; or

(2)	if no interest has been paid on such note, from the original issue date.

Under existing SEC interpretations, contained in several no-action letters to third parties, the exchange notes (and the related guarantees) will be freely transferable by holders (other than affiliates of the issuer) after the exchange offer free of any covenant regarding registration under the Securities Act; provided, however, that each holder that wishes to exchange its initial notes for exchange notes will be required to represent:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•

that at the time of the commencement and consummation of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

•	that it is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act);

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•

if such holder is a broker-dealer, or a participating broker-dealer, that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the exchange notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we have agreed to furnish upon written request, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers for use in connection with any resale of exchange notes.

Shelf Registration Statement

If (i) applicable law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) the exchange offer is not consummated by the Exchange Date, or (iii) we receive a written request from an initial purchaser representing that it holds notes that are or were ineligible to be exchanged in the exchange offer (a “shelf registration request”), we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep the shelf registration statement effective for a period of one year from the effective date of the shelf registration statement, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

We will, in the event of such a shelf registration, provide to each holder of notes copies of a prospectus, notify each holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of notes (including certain indemnification obligations).

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes. A holder selling such initial notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Additional Interest

In the event that on the Exchange Date the exchange offer has not been consummated and a shelf registration statement covering resales of the notes has not been filed or within 90 days after filing a shelf registration statement the shelf registration statement has not been declared effective by the SEC (a “Registration Default”), then the interest rate on the notes will be increased by (i) 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum of 1.0% per annum, in each case until and including the date that any such Registration Default has been cured.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is         p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York Mellon Trust Company, N.A. as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all initial notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•

terminate the exchange offer and not accept for exchange any initial notes for any reason, including if any of the events set forth below under “— Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the initial notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the initial notes as promptly as practicable. Unless we terminate the exchange offer prior to p.m., New York City time, on the expiration date, we will exchange the exchange notes for the initial notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of initial notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of initial notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of initial notes.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of outstanding initial notes, provided that no notes of $2,000 or less shall be accepted in part. We will accept for exchange any and all initial notes that are validly tendered on or before p.m., New York City time, on the expiration date. Tenders of the initial notes may be withdrawn at any time before p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “— Conditions of the Exchange Offer.” Initial notes may be tendered only in multiples of $1,000, provided that no notes of $2,000 or less shall be accepted in part. Holders of initial notes may tender less than the aggregate principal amount represented by their initial notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered initial notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of             , 2011 $700 million in aggregate principal amount of the initial senior secured notes are outstanding. Solely for reasons of administration, we have fixed the close of business on             , 2011 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the initial notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of The Bank of New York Mellon Trust Company, N.A., as registrar, or whose initial notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the initial notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered initial notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes and for purposes of receiving the exchange notes from us. If any tendered initial notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted initial notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Holders of initial notes do not have appraisal or dissenters’ rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of initial notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “— Solicitation of Tenders; Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of initial notes as to whether to tender any of their initial notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of initial notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of initial notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of initial notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures. A holder of an initial note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the initial notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the inside back cover of this prospectus on or prior to the expiration date, (ii) complying with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below or (iii) complying with the guaranteed delivery procedures described below.

If tendered initial notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered initial notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. If the letter of transmittal is signed by a person other than the registered holder of any tendered initial notes listed therein, the tendered initial notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee program, within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to herein as an Eligible Program. If the exchange notes and/or initial notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the initial notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender initial notes should contact such holder promptly and instruct such holder to tender initial notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such initial notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use ATOP to tender. Participants in the program, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, may transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the initial notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in ATOP that is tendering initial notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal; and

•	the agreement may be enforced against that participant.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the initial notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry deliver of initial notes by causing the Book-Entry Transfer Facility to transfer such initial notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s ATOP procedures for transfer. Holders of initial notes who are unable to deliver confirmation of the book-entry tender of their initial notes into the exchange agent’s account at the Book-Entry Transfer Facility or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below. However, although delivery of initial notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, unless an agent’s message is received by the exchange agent in compliance with ATOP, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the inside back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of initial notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or initial notes to reach the exchange agent before the expiration date, or the holders cannot complete the applicable procedures under ATOP on or before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the initial notes are registered, the principal amount of the initial notes and, if possible, the certificate numbers of the initial notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the initial notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless initial notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the initial notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered initial notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of initial notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering initial notes for exchange, whom we refer to herein as the “Transferor”, exchanges, assigns and transfers the initial notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the initial notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the initial notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered initial notes. The Transferor further agrees that acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange herefore shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Initial notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus or the holder must comply with the appropriate procedures of ATOP. Any notice of withdrawal other than in compliance with the appropriate procedures of ATOP must specify the person named in the letter of transmittal as having tendered the initial notes to be withdrawn, the certificate numbers of the initial notes to be withdrawn, the principal amount of initial notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such initial notes exchanged, and the name of the registered holder of such initial notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the initial notes being withdrawn. If initial notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn initial notes, such notice of withdrawal must be delivered to the exchange agent and otherwise comply with the procedures of such facility. The exchange agent will return the properly withdrawn initial notes promptly following receipt of notice of withdrawal or, in the case of book-entry transfer, the initial notes will be credited to an account at the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of initial notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered initial notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving exchange notes from us and causing the initial notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted initial notes will be made by the exchange agent promptly after acceptance of the tendered initial notes. Initial notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged initial notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding initial notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•

any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•

an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•

there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

•

there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of initial notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of initial notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

The exchange of initial notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Material United States Federal Income Tax Consequences.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the initial notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. Fees and expenses paid to third parties (such as accounting and legal fees and printing costs) will be expensed as incurred.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered initial notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the initial notes and the registration rights agreement. Holders of the initial notes who do not tender their initial notes in the exchange offer will continue to hold such initial notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except for any terms of the registration rights agreement, which by its terms, terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of Notes.” All untendered initial notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes not tendered and accepted in the exchange offer could be adversely affected. See “Risk Factors — Risks Associated with the Exchange Offer — Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any initial notes that are not tendered in the exchange offer.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the initial notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of March 31, 2011 on a historical basis. The information in this table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

(in thousands)	As of March 31, 2011
Cash, cash equivalents and marketable securities	$136,427

Debt
Senior secured credit facilities:
Revolving credit facility(1)	—
Term loan facility(2)	1,345,000
Senior unsecured notes	700,000

Total indebtedness	2,045,000
Total stockholders’ equity	1,246,320

Total capitalization	$3,291,320

(1)	Our revolving credit facility, which has a 5-year maturity, provides for borrowing up to $160,000,000 aggregate principal amount (without giving effect to $4,462,000 of letters of credit that were outstanding as of December 31, 2010).
(2)	We entered into a $1,330,000,000 aggregate principal amount senior secured term loan facility with a 6.5-year maturity. The term loan was issued at a 3%, or $39,900,000, original issue discount, which will be amortized and included as interest expense using the effective interest method in our statements of operations over the life of the term loan. In February 2011, we refinanced the term loan facility through an amendment to the credit agreement. The amendment provides for, among other things, the following: a reduction of the LIBOR borrowing rate from LIBOR plus 5.0% to LIBOR plus 3.5%, subject to a further reduction of 25 basis points upon the Company achieving certain leverage ratios; a reduction in the LIBOR floor from 1.75% to 1.25%; an extension of the maturity date of term loans to February 11, 2018; an extension of the commencement date for amortization payments on the term loans to June 30, 2011; and an increase in the amount of the term loans facility to $1,345,000,000. We paid $13,233,000 in premium to refinance the debt, of which $10,451,000 will be amortized and included as interest expense using the effective interest method in our statements of operations over the life of the term loan and $2,782,000 was expensed as a loss on extinguishment of debt in our condensed consolidated statement of operations for the quarter ended March 31, 2011.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial and operating data for the periods ended and at the dates indicated below. The selected financial data as of December 31, 2010 and 2009 and for the periods from July 30, 2010 to December 31, 2010 and January 1, 2010 to July 29, 2010 for each of the two years in the period ended December 31, 2009 presented in this table has been derived from the historical audited consolidated financial statements included elsewhere in this prospectus. The sum of the results of the periods from July 30, 2010 to December 31, 2010 and January 1, 2010 to July 29, 2010 on a combined basis, presented as Combined 2010 in this table, is not in accordance with GAAP and is unaudited. The selected financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 were derived from our unaudited financial statements included elsewhere in this prospectus. The selected financial data as of March 31, 2010, December 31, 2008, 2007 and 2006, and for each of the two years in the period ended December 31, 2007 presented in this table, has been derived from our historical consolidated financial statements not included in this prospectus.

The following information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

	Successor	Predecessor		Successor	Predecessor	Predecessor
($ in Thousands)	(Unaudited) Three Months Ended March 31,		(Unaudited) Combined 2010	Period from July 30 - December 31, 2010	Period from January 1 - July 29, 2010	Year ended December 31,
	2011	2010				2009	2008	2007	2006
Income Statement Data:
Revenue	$211,456	$196,888	$796,645	$342,101	$454,544	$757,218	$750,541	$689,610	$612,403
Costs and Expenses
Cost of services	71,440	67,683	277,075	115,176	161,899	250,105	241,880	225,137	198,538
Selling, general and administrative	64,615	66,547	282,619	124,409	158,210	237,041	244,248	239,370	221,787
Merger costs	—	—	119,992	67,258	52,734	—	—	—	—
Depreciation	9,998	9,557	38,466	15,962	22,504	31,800	27,044	23,110	21,925
Amortization	47,898	8,643	85,585	65,867	19,718	30,523	27,686	26,373	25,588

Total costs and expenses	193,951	152,430	803,737	388,672	415,065	549,469	540,858	513,990	467,838

Income (loss) from operations	17,505	44,458	(7,092)	(46,571)	39,479	207,749	209,683	175,620	144,565
Interest (expense) income, net	(41,897)	267	(77,604)	(78,364)	760	1,680	7,570	9,014	6,346
Other (expense) income, net	(351)	36	570	321	249	139	(2)	11	20
Loss from extinguishment of debt	(25,450)	—	—	—	—	—	—	—	—

(Loss) income before income taxes	(50,193)	44,761	(84,126)	(124,614)	40,488	209,568	217,251	184,645	150,931
Income tax (benefit) expense	(23,007)	15,236	(12,337)	(30,351)	18,014	68,162	74,582	58,662	57,569

Net (loss) income	(27,186)	29,525	(71,789)	(94,263)	22,474	141,406	142,669	125,983	93,362
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	(172)	(21)	—	—

Net (loss) income attributable to Interactive Data Corporation	$(27,186)	$29,525	$(71,789)	$(94,263)	$22,474	$141,234	$142,648	$125,983	$93,362

Statement of Cash Flow Data:
Net cash provided by operating activities	$8,806	$52,234	$23,815	$20,325	$3,490	$208,134	$196,242	$184,562	$173,565
Net cash (used in) provided by investing activities	$(7,773)	$(44,617)	$(3,359,089)	$(3,398,063)	$38,974	$(82,993)	$(90,962)	$(92,005)	$(90,763)
Net cash provided by (used in) financing activities	$10,208	$(3,647)	$3,255,994	$3,242,936	$13,058	$(79,796)	$(137,060)	$(43,304)	$(85,017)

Other Financial Data:
Ratio of earnings to fixed charges	NM	61.9x	NM	NM	25.9x	75.1x	79.4x	77.9x	70.3x

	Successor	Predecessor	Successor	Predecessor
($ in Thousands)	As of March 31, 2011	As of March 31, 2010	As of December 31, 2010	As of December 31,
				2009	2008	2007	2006

Balance Sheet Data:

Cash and cash equivalents	$136,247	$207,134	$123,704	$209,946	$154,162	$205,470	$152,449

Marketable securities	—	92,044	—	96,077	74,616	73,465	43,296

Total assets	4,113,539	1,314,243	4,133,877	1,281,171	1,182,525	1,228,226	1,103,804

Total liabilities	2,867,219	219,377	2,881,406	199,065	222,122	264,702	192,219

Total stockholder’s equity	1,246,320	1,094,866	1,252,471	1,082,106	959,807	963,524	911,585

Please refer to Note 1, “Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements of the Company included in this Prospectus for a discussion of an out-of-period accounting adjustment in the amount of $10,889,000 recorded in the second quarter of 2009.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited consolidated statement of operations of the Predecessor for the year ended December 31, 2009, included elsewhere in this prospectus. We derived the following unaudited pro forma condensed consolidated statement of operations for the six month period ended June 30, 2010 by applying pro forma adjustments to the unaudited statement of operations for the six month period ended June 30, 2010, that is not included in this prospectus.

The pro forma adjustments give effect to the Merger and the Transactions as if they had occurred on January 1, 2009. A pro forma balance sheet has not been presented due to the fact that the Merger and the Transactions are reflected in the historical December 31, 2010 balance sheet. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the accompanying notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated statements of operations data do not reflect any one-time charges that the Company recorded in connection with the Merger and the Transactions.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2009

(in thousands)	Historical	Pro forma Adjustments			Pro forma

Revenue	$757,218	$—			$757,218
Costs and expenses:
Cost of services	250,105	(3,934)	(a	)	246,171
Selling, general and administrative	237,041	(15,656)	(a	)(b)(c)	221,385
Depreciation	31,800	2,713	(d	)	34,513
Amortization	30,523	148,329	(d	)	178,852

Total costs and expenses	549,469	131,452			680,921

Income (loss) from operations	207,749	(131,452)			76,297
Interest income (expense)	1,819	(183,949)	(e	)	(182,130)

Income (loss) before taxes	209,568	(315,401)			(105,833)
Provision (benefit) for taxes	68,162	(129,314)	(f	)	(61,152)

Net income (loss)	141,406	(186,087)			(44,681)

Less: Net income (loss) attributable to noncontrolling interest	(172)	—			(172)

Net income (loss) attributable to Interactive Data Corporation	$141,234	$(186,087)			$(44,853)

See Accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Month Period Ended June 30, 2010

(in thousands)	Historical	Pro forma Adjustments			Pro forma

Revenue	$390,858	$—			$390,858
Costs and expenses:
Cost of services	134,802	(1,953)	(a	)	132,849
Selling, general and administrative	139,712	(5,304)	(a	)(b)(c)	134,408
Depreciation	19,300	1,300	(d	)	20,600
Amortization	17,050	68,450	(d	)	85,500

Total costs and expenses	310,864	62,493			373,357

Income (loss) from operations	79,994	(62,493)			17,501
Interest income (expense)	811	(91,203)	(e	)	(90,392)

Income (loss) before taxes	80,805	(153,696)			(72,891)
Provision (benefit) for taxes	26,123	(63,015)	(f	)	(36,892)

Net income (loss)	54,682	(90,681)			(35,999)

See Accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Subject to rounding)

(a)	Represents reductions of stock-based compensation recorded in the historical financial statements for share-based payment plans that discontinue upon the change in control. Grants awarded in 2010 after the Merger under the Company’s new share based payment plan were made to executives. The majority of those grants vest based upon liquidity events and include a stated level of return on the Sponsors’ investment. Given the nature of the liquidity events and the fact that management is unable to conclude they are probable of occurring, expense for much of the post Merger awards would not be recognized in the 2010 financial statements. The net impact of reducing historical stock-based compensation is as follows:

(in thousands)	Fiscal Year Ended December 31, 2009	Six Month Period Ended June 30, 2010
Cost of services	$(3,934)	$(1,953)

Stock based compensation estimated under new plan	420	200
Less amount recorded in historical statements in selling, general and administrative	(12,246)	(4,704)

Impact on selling, general and administrative	$(11,826)	$(4,504)

(b)	Represents the annual management fee payable to the Sponsors under terms of their management agreement:

(in thousands)	Fiscal Year Ended December 31, 2009	Six Month Period Ended June 30, 2010
Annual management fee	$3,000	$1,500
Less amount recorded in historical statements	—	—

Impact on selling, general and administrative	$3,000	$1,500

(c)	Represents the estimated net impact of reducing expenses recorded for U.S. and U.K. defined benefit pension plans which were discontinued after the Merger and adding expense which would result from the implementation of a new U.K. defined contribution plan. The U.S. plan was not replaced. The impact of these actions on historical financial statements is as follows:

(in thousands)	Fiscal Year Ended December 31, 2009	Six Months Ended June 30, 2010
Selling, general and administrative	$(6,830)	$(2,300)

(d)	Represents amortization and depreciation expense associated with recording the acquired definite lived intangible assets and property and equipment at fair value pursuant to purchase accounting as if the Merger occurred on January 1 2009:

(in thousands)	Fiscal Year Ended December 31, 2009	Six Month Period Ended June 30, 2010
Pro forma amortization	$178,861	$85,500
Less historical amortization	(30,532)	(17,050)

Impact on amortization expense	$148,329	$68,450

(in thousands)	Fiscal Year Ended December 31, 2009	Six Month Period Ended June 30, 2010
Pro forma depreciation	$34,513	$20,600
Less historical depreciation	(31,800)	(19,300)

Impact on depreciation expense	$2,713	$1,300

(e)	Reflects pro forma interest expense resulting from our new capital structure as follows:

(in thousands)	Fiscal Year Ended December 31, 2010	Six Month Period Ended June 30, 2010
Revolving credit line of Senior Credit Facilities(1)	$—	$—
Term loan of Senior Credit Facilities(1)	90,800	44,628
Senior Notes (2)	71,750	35,875
Commitment fees(3)	1,200	600

Total cash interest expense	163,750	81,103
Amortization of capitalized debt issuance costs(4)	20,199	10,100

Total pro forma interest expense	$183,949	$91,203

(1)	Reflects pro forma cash interest expense on the new senior secured term loan and the senior secured revolving credit facility in the Senior Credit Facilities, assuming interest rates at a rate of the LIBOR floor of 1.75% plus 5.00% based on a 360 day year and an average aggregate outstanding principal balance of $1,325,000,000 for the year ended December 31, 2009 and $1,316,700,000 for the six month period ended June 30, 2010. A 0.125% change in interest rates on these floating rate borrowings would change the cash interest expense by $1,665,000 and $827,000 for the year ended December 31, 2009 and the six month period ended June 30, 2010, respectively.

(2)	Reflects pro forma cash interest expense on the $700,000,000 Senior Notes bearing annual interest of 10.25%

(3)	Reflects commitment fees of 0.75% on an assumed $160,000,000 average undrawn balance under the revolving credit line.

(4)	Reflects non-cash amortization of deferred debt issuance costs and original issue discount over the weighted average term of our indebtedness (average of 6.9 years) based on the effective interest method.

(f)	Represents the tax benefit for pro-forma adjustments at the blended U.S. Federal and State tax rate of 41% as the majority of these adjustments impact the U.S. entities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding market conditions and outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

We are a leading provider of financial market data, analytics and related solutions that are used extensively by thousands of financial institutions and active traders, as well as hundreds of software and service providers. Within the global $16 billion financial information services market, we are one of the world’s largest providers of financial data, serving the mutual fund, bank, asset management, hedge fund, security and financial instrument processing, and securities administration sectors. We distribute our data and related offerings directly to customers and indirectly through value-added resellers (“VARs”), including software providers, processors and custodians.

On July 29, 2010, we were acquired by the Sponsors. This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) excludes the accounts of Intermediate and Holdings and reflects only our accounts, as the surviving corporation following the Merger. Refer to Note 1 “Summary of Significant Accounting Policies” and Note 3 “Merger” in the Notes to the Consolidated Financial Statements in this prospectus for additional information.

The Consolidated Financial Statements included in this prospectus are presented for the period prior to the Merger from January 1 to July 29, 2010, including the quarter ended March 31, 2010, (referred to as the Predecessor period) and the period following the Merger from July 30 to December 31, 2010 and the quarter ended March 31, 2011 (referred to as the Successor periods). Our discussion in this MD&A includes the sum of the results of the Predecessor period and the Successor period from July 30 to December 31, 2010 on a combined basis, referred to as Combined 2010 or the combined year ended December 31, 2010. This presentation is not in accordance with GAAP. Due to purchase accounting adjustments, Combined 2010 results may not be comparable to 2009 results. We believe that a presentation and discussion of Combined 2010 is meaningful as it enables a comparison to the comparable period in 2009.

Our financial reporting is currently based on four operating businesses that comprise two reportable operating segments: Institutional Services and Active Trader Services.

Institutional Services

Our Institutional Services segment primarily targets financial institutions such as banks, brokerage firms, mutual fund companies, exchange traded fund sponsors, hedge funds, insurance companies and money management firms. In addition, our Institutional Services segment markets its offerings to financial information providers, information media companies, and VARs such as software providers, processors, custodians and other outsourcing organizations. The Institutional Services segment is composed of three businesses:

•

Interactive Data Pricing and Reference Data provides an extensive range of financial market data services to approximately 6,000 clients, including securities and brokerage firms, mutual funds, pension funds, ETF sponsors, investment advisors, hedge funds and VARs.

•

Interactive Data Real-Time Services provides over 1,600 clients with a range of offerings comprising two complementary product areas: real-time feeds and ultra low latency trading solutions; and customized, hosted web-based solutions for wealth management and other applications.

•

Interactive Data Fixed Income Analytics provides approximately 400 financial institutions with fixed income data and sophisticated fixed income portfolio analytics to help manage risks and analyze the sources of risk and return.

Active Trader Services

Our Active Trader Services segment targets active traders, individual investors and investment community professionals. We consider active traders to be investors who typically make their own investment decisions, trade frequently and may earn a substantial portion of their income from trading. The Active Trader Services segment is composed of one business:

•

Interactive Data Desktop Solutions, formerly known as eSignal, provides active traders, financial advisors and other investment community professionals, and corporate users with real-time financial market information and access to decision-support tools that help them analyze and make investment decisions about securities traded on major markets worldwide.

Development of Business

Combined 2010 results include the activities of our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services (including approximately 11 months of 7ticks and a full year of the OFS assets), Interactive Data Fixed Income Analytics, and Interactive Data Desktop Solutions businesses. Our results of operations for 2009 include the activities of our Interactive Data Pricing and Reference Data (including Kler’s and NDF), Interactive Data Real-Time Services (including 30 days of the OFS assets), Interactive Data Fixed Income Analytics, and Interactive Data Desktop Solutions businesses. Our results of operations for 2008 include the activities of our Interactive Data Pricing and Reference Data (including 5 months of Kler’s and 16 days of NDF), Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and Interactive Data Desktop Solutions businesses.

Business and Market Trends

The global financial markets have experienced extreme volatility and disruption in recent years. As a result, financial institutions globally have acted to control or reduce operational spending. Nevertheless, during this time, we have maintained positive overall revenue growth, although certain business areas have experienced declining revenue.

We expect that uncertainty with respect to spending on financial information and related services will persist through 2011. While in some areas the anticipated impact of current trends may lead to reduced demand for market data and related services, we believe overall spending on financial information services will grow modestly over the next several years. At this time, however, it remains unclear which segments of the financial market data industry will be most impacted by the current market and regulatory environment and the continued focus on controlling or reducing spending.

Institutional Services

We believe that the following trends will influence the growth of the financial information services industry in general and our businesses within the Institutional Services segment in particular.

•

Increased U.S. and global regulation, convergence of accounting standards and growing emphasis on risk management within financial services: We believe that increased regulation, greater oversight and scrutiny by regulators worldwide, combined with a global strengthening of fair value accounting standards and an intensifying focus on risk management and transparency, will increase demand for our Pricing and Reference Data offerings and analytical decision-support tools. However, it is unclear at this time how and to what degree these trends will impact our business.

•

Favorable global demographic trends: We believe that there is a confluence of dynamics influencing how financial services companies manage their global wealth management capabilities, including the ways in which they utilize market data and related solutions. These trends include long-term growth in savings and investments related to the population born in the years following World War II (referred to as the baby boom generation), the privatization of various pension programs, significant wealth accumulation in certain emerging markets and other changing investment policies. We expect these trends to have a favorable impact on the wealth management product area of our business.

•

Increased focus on cost containment and operational efficiency: We expect the recent financial crisis and related after-effects to continue to influence spending on market data and related services in 2011 as financial institutions remain focused on containing or reducing their costs. Related to this, there has been and continues to be an industry trend for financial institutions to outsource various financial market data applications and services. In addition to outsourcing specific applications, many North American financial institutions outsource their back-office operations to service bureaus and custodian banks. Market conditions appear to have stabilized in recent quarters, and cancellation levels in our Institutional Services segment decreased modestly during 2010 from 2009 levels. Although we have continued to grow annual revenue during and following the financial crisis, our growth rate has slowed and certain product areas have experienced declines. The cost containment and outsourcing trends, individually or in combination with each other, may impact our business either positively through increased adoption of our products and services as clients seek to outsource by leveraging our services; or adversely through longer sales cycles, increased cancellations, service downgrades, reductions in the growth of usage-related revenue, and increased pricing pressure.

•

Continued innovation in electronic trading systems: Financial institutions are increasingly deploying automated algorithmic and electronic trading applications to more efficiently execute their trading strategies. These applications require connectivity to a broad range of stock exchanges and trading venues with minimal latency. In addition, the trend toward algorithmic and other electronic trading programs is contributing to significant growth in market data volumes, thereby requiring both market data suppliers like ourselves and financial institutions to increase network capacity to address these volume issues. Our recent acquisition of 7ticks, a provider of ultra low latency connectivity services, combined with our consolidated real-time data feed offerings, enhances our ability to participate in the growing demand for services that support electronic trading applications.

•

Consolidation within and across the financial services industry: Over the past decade, there have been a considerable number of merger and acquisition (“M&A”) transactions involving financial institutions of varying sizes. The merger of two or more financial institutions can often lead to the elimination of redundant data sources. Our experience is that the integration of two or more financial institutions that merge may take up to two or more years, and can present us with both opportunity and risk for our future revenue as a result. The opportunity is that we may gain a larger customer that may seek to spend more with us across their consolidated operations. The risk is we may lose revenue if the combined entity either elects to consolidate data services with another vendor or eliminates data sourcing that is redundant. We deliver market data services to a number of customers involved in recent M&A activity. It remains unclear how our customers’ recent M&A activity will affect their near and long-term spending on our offerings. M&A activity within the financial services industry may adversely impact our future revenue.

•

Recent and anticipated innovation in structuring financial instruments: The complexity of financial instruments has escalated in recent years, although new issuances of certain asset classes slowed significantly in the wake of the recent financial crisis. Despite the recent slowdown, we believe that there will be continued innovation in the types of financial instruments being issued and we expect that this will provide us with additional growth opportunities. Determining the fair value of highly complex instruments requires specialized expertise, and the firms trading these instruments often seek to leverage efficiencies by working with independent third-party providers like ourselves to assist in valuing these instruments. Furthermore, while there has been a recovery in the new issuance of certain fixed income financial instruments, it is unclear whether such recovery and the continued innovation in financial instruments will be sustained or extends across other fixed income asset classes.

Our Pricing and Reference Data business has experienced growth primarily driven by its strong revenue retention rates, as discussed below, increased demand for its broad range of services, from existing customers and, to a lesser extent, new customers, shifting usage revenue trends and the effect of annual price increases. Maintaining existing business and closing new sales are dependent on our ability to meet the current and evolving needs of our customers, particularly as regulatory changes occur and as financial instruments become more numerous and complex. We have recently introduced an innovative client management and compliance oversight tool that is designed to provide audit trails and compliance reports for a customer’s pricing challenge process. We also added evaluated pricing for European money market instruments, further complementing our existing coverage of US and Asian money market instruments. Growth in usage-related revenue continues to be influenced by a variety of factors such as changes in the number of securities requested, asset class shifts, the introduction of new funds or fund consolidation activities, and the frequency of service delivery.

Our Real-Time Services business is experiencing revenue growth primarily due to the contributions of the acquired OFS and 7ticks assets, as well as through modest organic expansion. Revenue growth for our real-time feeds, excluding the contribution from 7ticks, has been challenged for the past two years due primarily to higher cancellations levels arising from the difficult economic environment and market conditions. These cancellations, which increased during the first half of 2009, returned to historical levels in 2010, and this business generated improved revenue performance in the fourth quarter of 2010. In 2010, we continued to experience modest growth for our web-based solutions primarily due to higher new sales in the U.S. and improved results in Europe. Growth in Real-Time Services is dependent, in large part, on a combination of the following: continuing to sustain our improved retention levels, increasing real-time feeds sales, driving adoption of the 7ticks services and expanding our web-based solutions business globally, especially in the wealth management sector. During the first quarter of 2011, our Real-Time Services business continued to expand its market coverage, build out the 7ticks network infrastructure globally and integrate new content into its wealth management offerings.

Our Fixed Income Analytics business experienced modestly improved revenue trends in recent quarters due to next-generation BondEdge upgrades by existing customers. In recent years, new sales have been mostly offset by cancellations, the majority of which are the result of customer consolidation activities. This business continues to invest in product and business development activities designed to expand business with existing and prospective customers. For example, in March 2011, this business introduced BondEdge Version 3.3, which features several new enhancements and capabilities.

We have historically achieved high revenue retention rates within our Institutional Services segment. We measure institutional revenue retention rates by using the following formula: we divide the dollar magnitude of institutional cancellations we received during the prior 12 months by the annualized quarterly institutional revenue entering that same 12-month period. We then subtract this percentage from 100% to derive the annualized quarterly revenue retention rate. Our annualized quarterly revenue retention rates for our Institutional Services businesses have averaged 94% since 2007, and our annualized revenue retention rate at the end of the first quarter of 2011 was 95%. Service downgrades and renegotiations are not included when we determine the amount of cancellations. Cancellations are measured in value in US dollars. Generally, there is a lag time between when we receive a cancellation notice and when the cancellation impacts revenue. Consequently, notwithstanding a current overall high level of revenue retention, cancellation notices we receive in any given quarter or those received over multiple quarters, have the potential to adversely impact our revenue in future periods. In addition, renegotiation of existing agreements by customers can adversely impact our revenue in future periods while not impacting our revenue retention rates.

Active Trader Services

Our Desktop Solutions business, formerly known as eSignal, has been impacted by challenging conditions in the active trader market in the past several years. Expansion of this business is partly dependent on the growth in online trading accounts managed by active traders and the trend in stock market volatility. During periods of low volatility in the major stock markets, our active trader clients tend to trade less frequently, and cancellations of our services increase and new sales slow. Periods of declines in the major stock markets also have greater potential to lead to an increase in cancellations of desktop solutions by customers. In addition to factors such as price and ease of use, active traders consider the range of services, including the ability to directly execute their trades, when selecting a financial information desktop solutions service provider. The competition to acquire new subscribers remains intense and is impacted by online brokerage firms continuing to upgrade the features and tools they provide to their active trader customers. If our subscribers can obtain the financial information services we offer directly from the brokerage firms that use to execute trades, they are less likely to contract with us. Although major stock markets have recovered in recent quarters, this recovery has not translated into a meaningful increase in the number of our active trader direct subscribers and it is unclear if or when it will do so. Increased trading activity in the energy and commodities sectors has benefited certain of our offerings, including our FutureSource® Workstation and Market-QSM products, which are used by financial institutions and corporations, as well as active traders.

The combination of all of these trends has impacted our ability to grow our direct subscriber base. As of March 31, 2011, Desktop Solutions supported approximately 55,500 direct subscription terminals, a 1.8% decline from approximately 56,500 direct subscription terminals as of March 31, 2010. In addition, the mix of subscribers may shift slightly from period to period, which can also impact revenue. At the same time, we are positioning certain products, such as Market-QSM and eSignal®, to target the wealth management operations of financial institutions including financial advisors, stock brokers and other investment community professionals.

Across each of our businesses, regardless of business segment, our offerings are contracted with customers through fixed fee subscriptions (on either a multi-year, annual, quarterly or monthly basis), variable fee based on usage or a combination of fixed fee subscription and usage-based fees. In addition, some of our services generate one-time or non-recurring revenue, such as one time purchases of historical data or installations (including installations of product upgrades). Our contracts typically renew automatically unless cancelled by one of the parties.

Results of Operations

Selected Financial Data

	Successor	Predecessor			Successor	Predecessor	Predecessor
(In thousands)	(Unaudited) Three Months Ended March 31,			(Unaudited) Combined 2010	Period from July 30 through December 31, 2010	Period from January 1 through July 29, 2010	For the year ended December 31,		% Change
	2011	2010	% Change				2009 (1)	2008	2010 vs 2009	2009 vs 2008

REVENUE	$211,456	$196,888	7.4%	$796,645	$342,101	$454,544	$757,218	$750,541	5.2%	0.9%

COSTS AND EXPENSES:
Cost of services	71,440	67,683	5.6%	277,075	115,176	161,899	250,105	241,880	10.8%	3.4%
Selling, general and administrative	64,615	63,146	2.3%	282,619	124,409	158,210	237,041	244,248	19.2%	(3.0)%
Merger costs	—	3,401	—	119,992	67,258	52,734	—	—	—	—
Depreciation	9,998	9,557	4.6%	38,466	15,962	22,504	31,800	27,044	21.0%	17.6%
Amortization	47,898	8,643	454.2%	85,585	65,867	19,718	30,523	27,686	180.4%	10.2%

Total costs and expenses	193,951	152,430	27.2%	803,737	388,672	415,065	549,469	540,858	46.3%	1.6%

INCOME (LOSS) FROM OPERATIONS	17,505	44,458	(60.6)%	(7,092)	(46,571)	39,479	207,749	209,683	(103.4)%	(0.9)%
Interest (expense) income, net	(41,897)	267	—	(77,604)	(78,364)	760	1,680	7,570	(4,719.3)%	(77.8)%
Other (expense) income, net	(351)	36	—	570	321	249	139	(2)	310.1%	—
Loss on extinguishment of debt	(25,450)	—	—	—	—	—	—	—	—	—

(LOSS) INCOME BEFORE INCOME TAXES	(50,193)	44,761	(212.1)%	(84,126)	(124,614)	40,488	209,568	217,251	(140.1)%	(3.5)%
Income tax (benefit) expense	(23,007)	15,236	(251.0)%	(12,337)	(30,351)	18,014	68,162	74,582	(118.1)%	(8.6)%

NET (LOSS) INCOME	$(27,186)	$29,525	(192.1)%	$(71,789)	$(94,263)	$22,474	$141,406	$142,669	(150.8)%	(0.9)%
Less: Net income attributable to noncontrolling interest	(—)	(—)	(—)	(—)	(—)	(—)	(172)	(21)	100.0%	(719.0)%

NET (LOSS) INCOME ATTRIBUTABLE TO INTERACTIVE DATA CORPORATION	$(27,186)	$29,525	(192.1)%	$(71,789)	$(94,263)	$22,474	$141,234	$142,648	(150.8)%	(1.0)%

(1)	Out-of-Period Accounting Adjustment

We recorded a $10,889,000 out-of-period accounting adjustment in the second quarter of 2009 related to the write-down of certain assets and the accrual of certain liabilities associated with our European real-time market data services operation, which is included in our Institutional Services Segment. Our European real-time market data services operation represented approximately five percent of our total revenue in 2008. The out-of-period accounting adjustment decreased second quarter 2009 revenue by $2,294,000, increased second quarter 2009 cost of services expense by $7,487,000, most of which related to data acquisition expenses, and increased second quarter 2009 selling, general and administrative expenses by $1,108,000 which was mainly associated with sales commissions, commissions paid to third parties, and premises costs. The revenue and expenses associated with this out-of-period adjustment were not properly recorded in prior periods, primarily in 2008 and the first quarter of 2009. This matter has not had, and is not expected to have, a significant impact on our ongoing operations. All expenses related to this out-of-period accounting adjustment have been paid, and our relationships with its customers and business partners have been unaffected. We recorded the out-of-period accounting adjustment after various management reviews were conducted following the departure of an accountant within the European real-time market data services operation. Based on management’s review we have concluded that this former employee incorrectly recorded certain journal entries and that these errors were limited to the European real-time market data services operation. We have taken action to enhance the control structure including the clarification and centralization of the financial reporting lines within its various business units, and the recruitment of additional senior-level financial management and staff to its finance team.

Based upon an evaluation of all relevant quantitative and qualitative factors, and after considering the provisions of Accounting Principles Board (“APB”) Opinion No. 28 “Interim Financial Reporting,” (“APB 28”), paragraph 29, as codified in FASB ASC Topic 250, “Accounting Changes and Error Corrections” (“ASC 250”) and FASB ASC Subtopic 270-10, “Interim Reporting” (“ASC 270-10”), FASB SFAS No. 154 “Accounting Changes and Error Corrections” (“SFAS 154”), as codified in ASC 250, and SEC Staff Accounting Bulletin (“SAB”) No. 99 “Materiality” (“SAB 99”) and No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), we do not believe that the effects of the out-of-period accounting adjustment are material to our full-year 2009 financial results. We also do not believe that the out-of-period accounting adjustment, individually or in the aggregate, is material to any previously issued annual or quarterly financial statements. Because the out-of-period accounting adjustment, both on an individual account basis and in the aggregate, was not material to any of our prior year’s financial statements and is not material to our full year 2009 financial results, the out-of-period accounting adjustment was recorded in our financial statements for the second quarter of 2009. As a result of all of these factors, we have not restated our previously issued annual financial statements or interim financial data.

The table below shows the total impact of the out-of-period accounting adjustment in the second quarter of 2009 by revenue and total expenses, as it relates to prior reporting periods, recorded in the second quarter of 2009 at the actual monthly average foreign exchange rates in effect at the time of the errors:

	Three Months Ended March 31, 2009	Year Ended			Total
(in thousands)		December 31, 2008	December 31, 2007	December 31, 2006

Decrease in revenue	$191	$1,694	$200	$209	$2,294

Increase in total costs and expenses	1,308	6,554	611	122	8,595

Total- pretax impact on current period income	$1,499	$8,248	$811	$331	$10,889

Impact of Foreign Exchange

On a quarterly and annual basis we calculate the impact of the change in foreign exchange rates between the current reporting period and the respective prior year reporting period. We provide the U.S. dollar impact resulting from the change in foreign exchange rates on current period revenue, cost of services, selling, general and administrative, depreciation and amortization expenses. We calculate this impact by comparing the average foreign exchange rates for each operating currency for the current reporting period to the average foreign exchange rates for such operating currency for the respective year-ago reporting period.

When determining our growth rate, we use constant foreign exchange rates in order to view business results without the impact of changing foreign exchange rates. Foreign currency fluctuations are outside the company’s control and the impact on results of operations of currency fluctuations may not be indicative of the underlying performance of the business. Management believes that providing this information to investors facilitates period-to-period comparisons of our underlying business and results of operations. Generally, when the

U.S. Dollar either strengthens or weakens against other currencies, the growth at constant foreign exchange rates will be higher or lower than growth reported at actual exchange rates. Use of this constant exchange rate is considered Non-GAAP. In 2010, the value of the U.S. Dollar strengthened against the Euro and the UK Pound.

Merger Fair Value Purchase Price Allocation

In connection with the purchase price allocations relating to the Merger, we reduced the carrying value of deferred revenue by $4,642,000 (the “purchase price allocation adjustment to deferred revenue”). This amount will be amortized over the remaining terms of the related contracts (one year or less) as a reduction to revenue and is allocated among our segments and businesses. In 2010, the amount amortized was $3,656,000. In the first quarter of 2011, this adjustment reduced revenue by approximately $641,000.

Also in connection with the purchase price allocations relating to the Merger, we increased the carrying value of fixed assets by $12,216,000. This amount will be depreciated over the remaining lives of the related assets which range from 3.7 to 7.7 years. For the periods from July 30, 2010 through December 31, 2010 and the three months ended March 31, 2011, we recorded additional depreciation expense of $1,220,000 and $733,900, respectively, associated with this increase in carrying value. In addition, we reduced the carrying value of fixed assets by approximately $26,975,000 relating to completed capitalized development, which for purchase accounting purposes is now reflected in our completed technology intangible asset at fair value. In addition, in connection with the purchase price allocations relating to the Merger, we recorded intangible assets of $2,046,500,000. This amount will be amortized over the respective economic benefit periods which range from 3.2 years to 25 years. For the periods from July 30, 2010 through December 31, 2010, and the three months ended March 31, 2011 we recorded amortization expense of $65,867,000 and $47,898,000, respectively, associated with these intangible assets.

Please refer to Note 3, “Merger” and Note 6, “Goodwill and Intangible Assets” in the Notes to the Consolidated Financial Statements in this prospectus for additional information.

THREE MONTHS ENDED MARCH 31, 2011 VERSUS THREE MONTHS ENDED MARCH 31, 2010

	Three Months Ended March 31,
Revenue (In Thousands)	2011	2010	% Change	2011 Foreign Exchange	2011 Adjusted Revenue (Non-GAAP)	2011 Adjusted Revenue (Non-GAAP) % Change
Institutional Services:
Pricing and Reference Data	$135,446	$126,496	7.1%	$(1,238)	$134,208	6.1%
Real-Time Services	47,271	41,515	13.9%	(413)	46,858	12.9%
Fixed Income Analytics	8,692	8,629	0.7%	(2)	8,690	0.7%

Total Institutional Services	191,409	176,640	8.4%	(1,653)	189,756	7.4%
Active Trader Services:
Desktop Solutions	20,047	20,248	(1.0)%	(179)	19,868	(1.9)%

Total Active Trader Services	20,047	20,248	(1.0)%	(179)	19,868	(1.9)%

TOTAL REVENUE	$211,456	$196,888	7.4%	$(1,832)	$209,624	6.5%

Total revenue increased by $14,568,000, or 7.4%, to $211,456,000 in the first quarter of 2011 (or an increase of $12,736,000, or 6.5% excluding the impact of foreign exchange). The change in foreign exchange rates increased revenue by $1,832,000 in the first quarter of 2011, mainly due to the weakening of the US dollar against the UK pound and the Euro. The purchase price allocation adjustment to deferred revenue decreased revenue by $641,000. Refer to Note 3, “Merger” for additional information.

Institutional Services

Revenue within the Institutional Services segment increased by $14,769,000, or 8.4%, to $191,409,000 in the first quarter of 2011. The change in foreign exchange rates increased Institutional Services revenue by $1,653,000. Excluding the impact of foreign exchange, Institutional Services revenue grew $13,116,000, or 7.4%, in the first quarter of 2011. The details of the changes in revenues are discussed below.

Revenue for the Pricing and Reference Data business increased by $8,950,000, or 7.1%, to $135,446,000 in the first quarter of 2011. The change in foreign exchange rates increased Pricing and Reference Data revenue by $1,238,000. Excluding the impact of foreign exchange, Pricing and Reference Data revenue grew $7,712,000, or 6.1%, primarily due to growth in the United States resulting from higher demand for a broad range of services from its existing customer base, the addition of new customers and the impact of an annual price increase. The higher demand experienced from existing customers is based on several factors including generally improved market conditions and new and enhanced product offerings.

Revenue for the Real-Time Services business increased by $5,756,000, or 13.9%, to $47,271,000 in the first quarter of 2011. The change in foreign exchange rates increased Real-Time Services revenue by $413,000. Excluding the impact of foreign exchange, Real-Time Services revenue increased by $5,343,000, or 12.9%, primarily due to the growth of 7ticks services including both higher recurring revenue and increased one-time revenue related to new client installations.

Revenue for the Fixed Income Analytics business increased by $63,000, or 0.7%, to $ 8,692,000 in the first quarter of 2011. The change in foreign exchange rates had little impact on Fixed Income Analytics revenue. Fixed Income Analytics revenue grew modestly due primarily to product upgrades by existing customers.

Active Trader Services

Within the Active Trader Services segment, revenue decreased by $201,000, or 1.0%, to $20,047,000 in the first quarter of 2011. The change in foreign exchange rates increased revenue by $179,000 in the first quarter of 2011. Excluding the impact of foreign exchange, revenue decreased $380,000, or 1.9%, in the first quarter of 2011. This revenue decrease was primarily related to a decline in the number of core direct subscription terminals, which decreased 1.8 % to approximately 55,500 in the first quarter of 2011. This decrease is based on several factors as discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “Business and Market Trends.”

Cost of Services

Cost of services expenses are composed mainly of personnel-related expenses, communication, data acquisition, and consulting costs and expenditures associated with software and hardware maintenance agreements.

	Three Months Ended March 31,
(In Thousands)	2011	2010	% Change	2011 Foreign Exchange	2011 Adjusted COS (Non-GAAP)	2011 Adjusted COS (Non-GAAP) % Change

COST OF SERVICES	$71,440	$67,683	5.6%	$(301)	$71,139	5.1%

Cost of services expenses increased by $3,757,000 or 5.6%, to $71,440,000 during the quarter ended March 31, 2011 compared to the same period in 2010. The change in foreign exchange rates increased cost of services expense by $301,000. Excluding the impact of foreign exchange, cost of services expenses increased by $3,456,000, or 5.1% primarily based on increases in hardware maintenance expense and communications costs totaling approximately $4,541,000 significantly attributable to 7ticks, being offset by decreased compensation and data acquisition costs totaling approximately $1,194,000. Cost of services expense as a percentage of revenue was 33.8% in the first quarter of 2011 compared with 34.4% in the first quarter of 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are composed mainly of personnel-related expense, outside professional services, advertising and marketing expenses, occupancy-related expenses, and commissions paid to third parties for distribution of our data to customers.

	Three Months Ended March 31,
(In Thousands)	2011	2010	% Change	2011 Foreign Exchange	2011 Adjusted SGA (Non-GAAP)	2011 Adjusted SGA (Non-GAAP) % Change

SELLING, GENERAL and ADMINISTRATIVE	$64,615	$66,547	(2.9)%	$(506)	$64,109	(3.7)%

Selling, general and administrative expenses decreased by $1,932,000, or (2.9)%, to $64,615,000 during the quarter ended March 31, 2011 compared to the same period in 2010. The change in foreign exchange rates increased selling, general, and administrative expenses by $506,000 in the first quarter of 2011. Excluding the impact of foreign exchange, selling, general and administrative expenses decreased by $2,438,000 or (3.7)% primarily related to an approximate $3,401,000 reduction of costs related to strategic reviews that occurred in the quarter ended March 31, 2010 not recurring in 2011, being offset by higher royalty and facility related expenses approximating $827,000 and $847,000 during the quarter ended March 31, 2011. Selling, general, and administrative expenses as a percentage of revenue was 30.6% in the first quarter of 2011, compared with 33.8% in the first quarter of 2010.

Depreciation

	Three Months Ended March 31,
(In Thousands)	2011	2010	% Change	2011 Foreign Exchange	2011 Adjusted Depreciation (Non-GAAP)	2011 Adjusted Depreciation (Non-GAAP) % Change

DEPRECIATION	$9,998	$9,557	4.6%	$(41)	$9,957	4.2%

Depreciation expense increased by $441,000 or 4.6%, to $9,998,000 during the quarter ended March 31, 2011 compared to the same period in 2010. The change in foreign exchange rates increased depreciation expense by $41,000. Excluding the impact of foreign exchange, depreciation expense increased by $400,000 or 4.2%. The increase is mainly due to the net impact higher fair values ascribed to fixed assets as a result of the Merger.

Amortization

	Three Months Ended March 31,
(In Thousands)	2011	2010	% Change	2011 Foreign Exchange	2011 Adjusted Amortization (Non-GAAP)	2011 Adjusted Amortization (Non-GAAP) % Change

AMORTIZATION	$47,898	$8,643	454.2%	$(386)	$47,512	449.7%

Amortization expense increased by $39,255,000 or 454.2%, to $47,898,000 during the quarter ended March 31, 2011 compared to the same period in 2010. The change in foreign exchange rates increased amortization expense by $386,000. Excluding the impact of foreign exchange, amortization expense increased by $38,869,000, or 449.7%. The increase in amortization is primarily attributed to the net impact of higher fair values ascribed to certain intangible assets as a result of the Merger.

Other Consolidated Financial Information

Income from operations decreased by $26,953,000, or 60.6%, to $17,505,000 during the quarter ended March 31, 2011 compared to the same period in 2010 due to the factors discussed above.

Interest expense was $41,897, 000 in the first quarter of 2011 as compared to interest income of $267,000 in the first quarter of 2010. In connection with the Merger and February 2011 refinancing, we incurred indebtedness totaling $2,045,000,000. Refer to Note 16 “Debt” in our Notes to the Unaudited Condensed Consolidated Financial Statements for additional information and our discussion below under the heading “Liquidity and Capital Resources” in this Management’s Discussion and Analysis of Results of Operations. Prior to the Merger, we had no debt.

Income before income taxes decreased by $94,954,000, or 212.1%, to a loss of $50,193,000 in the first quarter of 2011 due to the factors discussed above and loss on extinguishment of debt in the amount of $25,450,000 related to our February 2011 refinancing of our Term Loan Facility.

COMBINED 2010 VERSUS 2009

Revenue

	For the Year Ended December 31,
(In thousands)	(Unaudited) Combined 2010	2009	% Change	2010 Foreign Exchange	2010 Adjusted Revenue (Non-GAAP)	Adjusted % Change

Institutional Services:
Pricing and Reference Data	$513,821	$499,385	2.9%	$(412)	$513,409	2.8%
Real-Time Services	168,510	141,302	19.3%	1,801	170,311	20.5%
Fixed Income Analytics	34,692	33,156	4.6%	11	34,703	4.7%

Total Institutional Services	$717,023	$673,843	6.4%	$1,400	$718,423	6.6%
Active Trader Services:
Desktop Solutions	$79,622	$83,375	(4.5)%	$(31)	$79,591	(4.5)%

Total Active Trader Services	79,622	83,375	(4.5)%	(31)	$79,591	(4.5)%

TOTAL REVENUE	$796,645	$757,218	5.2%	$1,369	$798,014	5.4%

Combined 2010 revenue increased by $39,427,000, or 5.2%, to $796,645,000 (or an increase of $40,796,000, or 5.4%, excluding the impact of foreign exchange). The change in foreign exchange rates decreased Combined 2010 revenue by $1,369,000, mainly due to a stronger US dollar against the UK pound and the Euro. The OFS assets (acquired in December 2009) and the 7ticks assets (acquired in mid-January 2010), contributed incremental revenue of $11,136,000 and $14,697,000, respectively. The purchase price allocation adjustment to deferred revenue decreased Combined 2010 revenue by $3,656,000. The out-of-period accounting adjustment recorded in the second quarter of 2009 at our European real-time market data services operation decreased revenue in 2009 by $2,294,000.

Institutional Services

Combined 2010 revenue within the Institutional Services segment increased by $43,180,000 or 6.4%, to $717,023,000. The change in foreign exchange rates decreased Combined 2010 revenue by $1,400,000. Excluding the impact of foreign exchange within the Institutional Services segment, Combined 2010 revenue grew $44,580,000, or 6.6%. The acquired OFS and 7ticks assets contributed incremental revenue of $11,136,000 and $14,697,000, respectively, in 2010. The purchase price allocation adjustment to deferred revenue decreased Combined 2010 Institutional Services revenue by $3,250,000. The out-of-period accounting adjustment recorded in the second quarter of 2009 decreased Institutional Services revenue in 2009 by $2,294,000.

Combined 2010 revenue for the Pricing and Reference Data business increased by $14,436,000, or 2.9%, to $513,821,000. The change in foreign exchange rates increased Combined 2010 revenue in the Pricing and Reference Data business by $412,000. Excluding the impact of foreign exchange, Combined 2010 revenue grew $14,024,000, or 2.8%, primarily due to higher demand for fixed income evaluations and reference data in the United States and Asia Pacific regions and the impact of price increases. The purchase price allocation adjustment to deferred revenue decreased Combined 2010 Pricing and Reference Data revenue by $2,479,000.

Combined 2010 revenue for the Real-Time Services business increased by $27,208,000, or 19.3%, to $168,510,000. The change in foreign exchange rates decreased Combined 2010 revenue in the Real-Time Services business by $1,801,000. Excluding the impact of foreign exchange, Combined 2010 revenue increased $29,009,000, or 20.5%, due primarily to revenue from the acquired OFS and 7ticks assets of $11,494,000 and $14,697,000, respectively. The remaining increase was due to stronger demand for web-based solutions mostly offset by lower real-time market data services revenue resulting from the impact of cancellations in prior quarters. The purchase price allocation adjustment to deferred revenue decreased 2010 Combined Real-Time Services revenue by $674,000. The out-of-period accounting adjustment recorded in the second quarter of 2009 decreased Real-Time Services revenue by $2,294,000 in 2009. Revenue for the Real-Time Services business in 2009 includes $495,000 from the OFS assets that were acquired in December 2009.

Combined 2010 revenue for the Fixed Income Analytics business increased by $1,536,000, or 4.6%, to $34,692,000. The change in foreign exchange rates decreased Combined 2010 revenue by $11,000. Excluding the impact of foreign exchange, Combined 2010 revenue grew $1,547,000, or 4.7%, primarily due to BondEdge upgrades by existing customers. The purchase price allocation adjustment to deferred revenue decreased Combined 2010 Fixed Income Analytics revenue by $97,000.

Active Trader Services

Within the Active Trader Services segment, Combined 2010 revenue decreased by $3,753,000, or 4.5%, to $79,622,000. The change in foreign exchange rates increased Combined 2010 revenue by $31,000. Excluding the impact of foreign exchange, Combined 2010 revenue decreased $3,784,000, or 4.5%, primarily due to continued declines in the number of core direct subscription terminals. The purchase price allocation adjustment to deferred revenue decreased Combined 2010 Active Trader services revenue by $406,000.

Cost of Services

Cost of services expenses are composed mainly of personnel-related expenses, communication, data acquisition, and consulting costs and expenditures associated with software and hardware maintenance agreements.

		For the Year Ended December 31,
(In thousands)	(Unaudited) Combined 2010	2009	% Change	2010 Foreign Exchange	2010 Adjusted COS (Non-GAAP)	Adjusted % Change
COST OF SERVICES	$277,075	$250,105	10.8%	$1,740	$278,815	11.5%

Combined 2010 cost of services expenses increased by $26,970,000, or 10.8%, to $277,075,000. The change in foreign exchange rates decreased Combined 2010 cost of services expenses by $1,740,000. Excluding the impact of foreign exchange, Combined 2010 cost of services expenses increased by $28,710,000, or 11.5%, due primarily to the 7ticks and OFS acquired assets, which contributed incremental cost of services expenses of $12,981,000 and $5,985,000, respectively. The fair value purchase accounting adjustment on certain operating leases decreased Combined 2010 cost of services expenses by $87,000. The out-of-period accounting adjustment recorded in the second quarter of 2009 at our European real-time market data services operation increased cost of services expense in 2009 by $7,487,000.

The remaining increase in Combined 2010 cost of services expenses of $17,318,000 is primarily due to higher personnel-related costs of $8,717,000 associated with increased headcount levels and annual merit-based salary increases. Additionally, Combined 2010 cost of services include higher stock-based compensation costs of $3,960,000 due to the Merger related acceleration of unvested stock options, partially offset by lower non-Merger related stock based compensation costs. Also included in Combined 2010 cost of services expenses are higher premises expenses of $2,424,000, and non-Merger related higher consulting and communications expenses of $1,094,000 and $580,000, respectively. Cost of services expenses as a percentage of revenue was 34.8% in 2010 compared with 33.0% in 2009.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are composed mainly of personnel-related expenses, outside professional services, advertising and marketing expenses, occupancy-related expenses, and commissions paid to third parties for distribution of our data to customers.

	For the Year Ended December 31,
(In thousands)	(Unaudited) Combined 2010	2009	% Change	2010 Foreign Exchange	2010 Adjusted SG&A (Non-GAAP)	Adjusted % Change
SELLING, GENERAL AND ADMINISTRATIVE	$282,619	$237,041	19.2%	$620	$283,239	19.5%

Combined 2010 selling, general and administrative expenses increased by $45,578,000, or 19.2%, to $282,619,000. The change in foreign exchange rates decreased Combined 2010 selling, general, and administrative expenses by $620,000. Excluding the impact of foreign exchange, Combined 2010 selling, general and administrative expenses increased by $46,198,000, or 19.5%, partially due to the 7ticks and OFS acquired assets, which contributed incremental selling, general and administrative expenses of $5,798,000 and $2,123,000, respectively. The out-of-period accounting adjustment recorded in the second quarter of 2009 at our European real-time market data services operation increased selling, general and administrative expense by $1,108,000 in 2009.

The remaining increase in Combined 2010 selling, general, and administrative expenses of $39,385,000 is mainly due to higher personnel costs of $18,843,000 principally related to higher headcount, annual merit-based salary increases implemented in January 2010, and increased severance-related costs, as well as higher bonus expenses of $13,408,000 primarily related to incentive bonus compensation programs. Additionally, Combined 2010 selling, general and administrative costs include higher stock-based compensation costs of $3,962,000 resulting from the Merger related acceleration of unvested stock options, partially offset by lower non-Merger related stock based compensation costs. Also included in the Combined 2010 selling, general and administration costs is approximately $3,308,000 of non-recurring costs associated with the Company’s abandonment of certain in process software related projects that are no longer required as well as higher legal and premises expense of $955,000 and $392,000, respectively. Finally, Combined 2010 selling, general and administration costs include $452,000 of foreign exchange loss resulting primarily from the revaluation of European bank balances and inter-company balances due to the strengthening of the U.S. Dollar against the local currencies (primarily the Euro and the UK Pound).

These increases were partially offset by decreased commissions paid to third parties for the distribution of data of $1,145,000, decreased advertising and marketing expense of $1,320,000, and lower non-income tax expenses mainly related to a one-time tax incentive of $940,000.

Selling, general, and administrative expenses as a percentage of revenue was 35.5% in 2010 compared with 31.3% in 2009.

Merger Costs

	For the Year Ended December 31,
(In thousands)	(Unaudited) Combined 2010	2009	% Change	2010 Foreign Exchange	2010 Adjusted Merger Costs (Non-GAAP)	Adjusted % Change
MERGER COSTS	$119,992	$—	—	—	$119,992	—

Combined 2010 Merger costs of $119,992,000 represent transaction, legal, accounting, advisor, valuation, transaction bonuses, and tax advisor fees in connection with the Merger. Please refer to Note 3 “Merger” in the Notes to the Consolidated Financial Statements in this prospectus for additional information.

Depreciation

	For the Year Ended December 31,
(In thousands)	(Unaudited) Combined 2010	2009	% Change	2010 Foreign Exchange	2010 Adjusted Depreciation (Non-GAAP)	Adjusted % Change
DEPRECIATION	$38,466	$31,800	21.0%	$182	$38,648	21.5%

Combined 2010 depreciation expense increased by $6,666,000, or 21.0%, to $38,466,000. The change in foreign exchange rates decreased the Combined 2010 depreciation expense by $182,000 in 2010. Excluding the impact of foreign exchange, Combined 2010 depreciation expense increased by $6,848,000, or 21.5%, due in part to the 7ticks and OFS acquired assets which contributed incremental depreciation expense of $1,875,000 and $103,000, respectively. Depreciation expense also increased by $1,300,000 due to the commencement of depreciation in the current year on leasehold improvements on space under operating leases that we started using in 2010. The purchase price allocation adjustment increased Combined 2010 depreciation expense by $1,220,000. The remaining increase in Combined 2010 depreciation was due to increased capitalized software development depreciation, increased capital spending during the last 12 months, partially offset by certain assets reaching the end of their useful lives.

Amortization

	For the Year Ended December 31,
(In thousands)	(Unaudited) Combined 2010	2009	% Change	2010 Foreign Exchange	2010 Adjusted Amortization (Non-GAAP)	Adjusted % Change
AMORTIZATION	$85,585	$30,523	180.4%	$620	$86,205	182.4%

Combined 2010 amortization expense increased by $55,062,000, or 180.4%, to $85,585,000. The change in foreign exchange rates decreased Combined 2010 amortization expense by $620,000. Excluding the impact of foreign exchange, Combined 2010 amortization expense increased by $55,682,000 or 182.4%, due to incremental amortization expense of $65,867,000 resulting from the revalued intangible assets following the Merger.

Other Consolidated Financial Information

Combined 2010 loss from operations was $7,092,000 compared to income from operations of $207,749,000 in 2009. The change of $214,841,000 is due to factors discussed above.

Combined 2010 interest expense, net was $77,604,000 in 2010 compared to interest income, net of $1,680,000 in 2009. The Combined 2010 interest expense, net reflects average borrowings of $2,186,675,000 at an average rate of 7.45% over the successor period from July 30, 2010 through December 31, 2010 (excluding non-cash expense) on the financing obtained by the Company to effect the Merger. The 2009 interest income, net represented interest earned on investments which were liquidated in 2010 to help finance the Merger.

Combined 2010 other income, net increased by $431,000 to $570,000. The increase in other income is primarily due to a fair value adjustment related to the 7ticks earn-out. Refer to Note 4, “Acquisitions” in the Notes to the Consolidated Financial Statements in this prospectus for additional information.

Combined loss before income taxes was $84,126,000 in 2010 compared to income before income taxes of $209,568,000 in 2009. The change in (loss) income before income taxes of $293,694,000 is due to the factors discussed above.

2009 VERSUS 2008

Revenue

	For the Year Ended December 31,
(In thousands)	2009	2008	% Change	2009 Foreign Exchange	2009 Adjusted Revenue (Non-GAAP)	Adjusted % Change

Institutional Services:

Pricing and Reference Data	$499,385	$475,803	5.0%	$18,453	$517,838	8.8%

Real-Time Services	141,302	152,989	(7.6)%	8,932	150,234	(1.8)%

Fixed Income Analytics	33,156	32,846	0.9%	46	33,202	1.1%

Total Institutional Services	$673,843	$661,638	1.8%	$27,431	$701,274	6.0%

Active Trader Services:

Desktop Solutions	$83,375	$88,903	(6.2)%	$1,677	$85,052	(4.3)%

Total Active Trader Services	83,375	88,903	(6.2)%	1,677	85,052	(4.3)%

TOTAL REVENUE	$757,218	$750,541	0.9%	$29,108	$786,326	4.8%

Total revenue increased by $6,677,000, or 0.9%, to $757,218,000 in 2009 (or an increase of $35,785,000, or 4.8% excluding the impact of foreign exchange). The change in foreign exchange rates decreased revenue by $29,108,000 in 2009, mainly due to the strength of the US dollar against the UK pound and the Euro. In 2009, the out-of-period accounting adjustment, as referred to above, decreased revenue by $2,294,000 at our European real-time market data services operation. Total revenue increased at our Pricing and Reference Data business by $23,582,000, and revenue at our Fixed Income Analytics business increased $310,000. This revenue growth was partially offset by decreased revenue of $11,687,000 at our Real-Time Services business, which includes lower revenue of $2,294,000 related to the out-of-period accounting adjustment as referred to above. In addition, revenue decreased $5,528,000 at our Interactive Data Desktop Solutions business. Three acquisitions contributed a total of $14,797,000 to 2009 revenue. First, the Kler’s business, which we acquired in August 2008, contributed incremental revenue of $5,984,000 in 2009. Second, the NDF business, in which we acquired a majority interest in December 2008, and subsequently acquired an additional 10% interest during the second quarter of 2009, contributed incremental revenue of $7,836,000 in 2009, net of intercompany eliminations. In addition, the OFS data and tools assets, acquired in December 2009 from Dow Jones & Company, Inc., contributed revenue of $977,000 in 2009.

Institutional Services

Revenue within the Institutional Services segment increased by $12,205,000, or 1.8%, to $673,843,000 in 2009. The change in foreign exchange rates decreased revenue by $27,431,000 in 2009. Excluding the impact of foreign exchange within the Institutional Services segment, revenue grew $39,636,000, or 6.0%, in 2009. In 2009, the out-of-period accounting adjustment decreased revenue by $2,294,000 at our European real-time market data services operation.

Revenue for the Pricing and Reference Data business increased by $23,582,000, or 5.0%, to $499,385,000 in 2009. The change in foreign exchange rates decreased revenue in the Pricing and Reference Data business by $18,453,000 in 2009. Excluding the impact of foreign exchange, revenue grew $42,035,000, or 8.8%, in 2009. The Kler’s business contributed incremental revenue of $5,984,000 in 2009 and the NDF business contributed incremental revenue of $7,836,000, net of intercompany eliminations, in 2009. The remaining increase in revenue for the Pricing and Reference Data business was attributable to growth across all geographic regions mainly due to higher demand for our evaluated pricing and reference data content, increased net new business during 2009, and moderately higher usage levels.

Revenue for the Real-Time Services business decreased by $11,687,000, or 7.6%, to $141,302,000 in 2009. The change in foreign exchange rates decreased revenue in the Real-Time Services business by $8,932,000 in 2009. Excluding the impact of foreign exchange, revenue decreased $2,755,000, or 1.8%, in 2009 mainly due to the out-of-period accounting adjustment of $2,294,000 coupled with the impact of cancellations related to real-time data feed services. This revenue decline was partially offset by the continued adoption of web-based financial market information solutions in North America and Europe. Additionally, the OFS data and tools assets, acquired in December 2009, contributed revenue of $977,000 in 2009.

Revenue for the Fixed Income Analytics business increased by $310,000, or 0.9%, to $33,156,000 in 2009. The change in foreign exchange rates decreased revenue by $46,000 in 2009. Excluding the impact of foreign exchange, revenue grew $356,000, or 1.1%, in 2009.

Active Trader Services

Within the Active Trader Services segment, revenue decreased by $5,528,000, or 6.2%, to $83,375,000 in 2009. The change in foreign exchange rates decreased revenue by $1,677,000 in 2009. Excluding the impact of foreign exchange, revenue decreased $3,851,000, or 4.3%, in 2009. This revenue decrease was primarily related to a decline in average Interactive Data Desktop Solutions terminal subscription fees and lower advertising revenue. This was partially offset by a modest increase in the number of direct subscription terminals to 56,492 at the end of 2009 from 54,870 at the end of 2008.

Cost of Services

Cost of services expenses are composed mainly of personnel-related expenses, communication, data acquisition, and consulting costs and expenditures associated with software and hardware maintenance agreements.

	For the Year Ended December 31,
(In thousands)	2009	2008	% Change	2009 Foreign Exchange	2009 Adjusted COS (Non-GAAP)	Adjusted % Change
COST OF SERVICES	$250,105	$241,880	3.4%	$8,562	$258,667	6.9%

Cost of services expenses increased by $8,225,000, or 3.4%, to $250,105,000 in 2009. The change in foreign exchange rates decreased cost of services expense by $8,562,000 in 2009. Excluding the impact of foreign exchange cost of services expenses increased by $16,787,000 or 6.9%. Three acquisitions contributed a total of $3,258,000 to cost of services. First, the Kler’s business contributed incremental cost of services expense of $881,000 in 2009. Second, the NDF business contributed incremental cost of services expenses of $1,860,000 in 2009. In addition, the OFS data and tools assets contributed incremental cost of services expenses of $517,000 in 2009.

The remaining increase in cost of services expenses is mainly due to higher personnel-related costs of $5,625,000 mainly associated with increased headcount levels, lower capitalization of salaries related to internal software development, and the full year effect in 2009 of prior year annual merit increases that went into effect on April 1, 2008. This is coupled with higher data acquisition expense of $1,814,000, increased communications expenditures of $1,305,000, and higher premises expense of $499,000. This is partially offset by lower consulting-related spending of $1,386,000, lower incentive-based compensation expense of $721,000, and a decrease in travel and supplies expenditures of $727,000 and $415,000, respectively. Cost of services expenses as a percentage of revenue was 33.0% in 2009 compared with 32.2% in 2008.

In 2009, the out-of-period accounting adjustment recorded in the second quarter of 2009 at our European real-time market data services operation increased cost of services expenses by $7,487,000 and was comprised mainly of data acquisition-related expense.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are composed mainly of personnel-related expense, outside professional services, advertising and marketing expenses, occupancy-related expenses, and commissions paid to third parties for distribution of our data to customers.

	For the Year Ended December 31,
(In thousands)	2009	2008	% Change	2009 Foreign Exchange	2009 Adjusted SG&A (Non-GAAP)	Adjusted % Change
SELLING, GENERAL AND ADMINISTRATIVE	$237,041	$244,248	(3.0)%	$9,444	$246,485	0.9%

Selling, general and administrative expenses decreased by $7,207,000, or 3.0%, to $237,041,000 in 2009. The change in foreign exchange rates decreased selling, general, and administrative expenses by $9,444,000 in 2009. Excluding the impact of foreign exchange, selling, general and administrative expenses increased by $2,237,000 or 0.9% in 2009. In 2009, the out-of-period accounting adjustment recorded in the second quarter of 2009 at our European real-time market data services operation increased selling, general and administrative expense by $1,108,000 and was comprised mainly of sales commission, commissions paid to third parties, and premises costs. Three acquisitions contributed a total of $4,440,000 to selling, general and administrative expenses. First, the Kler’s business contributed incremental selling, general and administrative expenses of $1,527,000 in 2009. Second, the NDF business contributed incremental selling, general and administrative expenses of $2,823,000. In addition, the OFS data and tools assets contributed incremental selling, general, and administrative expenses of $90,000 in 2009. The change in foreign exchange related to transactional gain/losses (resulting primarily from the revaluation of European bank balances and inter-company balances) increased selling, general and administrative expenses by $6,760,000.

Additional increases in selling, general and administrative expenses included higher personnel-related costs of $9,783,000 primarily associated with increased headcount levels, the full year effect in 2009 of prior year annual merit increases that went into effect on April 1, 2008, and higher long-term incentive compensation expense. Included in the higher personnel-related costs is a $2,212,000 charge for stock-based compensation pertaining to our former Chief Executive Officer’s announced retirement on March 2, 2009. Furthermore there was an additional expense associated with the Company’s overseas pension plan of $3,427,000 as a result of an updated pension valuation, higher premises expense of $2,507,000 in 2009, increased bad debt expense of $629,000, and higher hardware/software maintenance expense of $361,000. These increases in selling, general, and administrative expenses are partially offset by lower incentive-based compensation expense of $17,244,000 in response to our financial performance, and lower sales commission expense of $3,604,000. Additional reductions in selling, general and administrative expenses included decreased marketing expense of $2,533,000, decreased travel costs of $2,333,000, and lower training expenditures of $453,000. Also contributing to the decrease in selling, general, and administrative expenses is lower audit fees of $359,000 and decreased legal costs of $235,000. Selling, general, and administrative expenses as a percentage of revenue was 31.3% in 2009 compared with 32.5% in 2008.

Depreciation

	For the Year Ended December 31,
(In thousands)	2009	2008	% Change	2009 Foreign Exchange	2009 Adjusted Depreciation (Non-GAAP)	Adjusted % Change

DEPRECIATION	$31,800	$27,044	17.6%	$586	$32,386	19.8%

Depreciation expense increased by $4,756,000 or 17.6%, to $31,800,000 in 2009. The change in foreign exchange rates decreased depreciation expense by $586,000 in 2009. Excluding the impact of foreign exchange, depreciation expense increased by $5,342,000 or 19.8% in 2009 due to capital spending during the last twelve months and increased capitalized software development amortization in 2009. In addition, the NDF business contributed $41,000 of incremental depreciation in 2009. This is partially offset by certain assets reaching the end of their useful lives.

Amortization

	For the Year Ended December 31,
(In thousands)	2009	2008	% Change	2009 Foreign Exchange	2009 Adjusted Amortization (Non-GAAP)	Adjusted % Change

AMORTIZATION	$30,523	$27,686	10.2%	$200	$30,723	11.0%

Amortization expense increased by $2,837,000, or 10.2%, to $30,523,000 in 2009. The change in foreign exchange rates decreased amortization expense by $200,000 in 2009. Excluding the impact of foreign exchange, amortization expense increased by $3,037,000 or 11.0% in 2009. The increase in amortization expense is primarily due to the incremental expense associated with acquisitions. The acquisitions of NDF and Kler’s contributed incremental amortization of $1,900,000 and $813,000, respectively, and the acquisition of the OFS data and tools assets contributed $98,000 of amortization expense in 2009.

Other Consolidated Financial Information

Income from operations decreased by $1,934,000, or 0.9%, to $207,749,000 in 2009 due to the factors discussed above.

Interest income decreased by $5,890,000, or 77.8%, to $1,680,000 in 2009. The decrease in interest income is primarily due to a decline in interest rates.

Income before income taxes decreased by $7,683,000 or 3.5% to $209,568,000 in 2009 due to the factors discussed above.

Net income decreased by $1,263,000, or 0.9%, to $141,406,000 in 2009. The decrease in net income is primarily due to a lower effective tax rate of 32.5% in 2009 compared with 34.3% in 2008.

Liquidity and Capital Resources

As of March 31, 2011, we had cash and cash equivalents of $136,427,000 and had $155,538,000 available under our revolving credit facility. Our cash needs arise from our debt obligations, the purchase of equipment, improvements of facilities (including investments in our underlying infrastructure to increase the efficiency and capacity of business operations as well as the technology platforms that support or services such as our data centers and ticker plants), working capital requirements, and acquisitions. Management believes that our cash and cash equivalents, combined with expected cash flows generated by operating activities, will be sufficient to meet our operating cash needs for the next several years. In connection with the Merger, we incurred indebtedness totalling $2,032,000,000. Note 19 “Debt” and Note 20 “Subsequent Events” in the Notes to the Consolidated Financial Statements and the discussion below provide additional information regarding our debt obligations.

The following table shows our level of indebtedness and certain other information as of March 31, 2011:

(in thousands)	As of March 31, 2011

Revolving credit facility(1)	$—

Term loan facility(2)	1,345,000

Senior unsecured notes	700,000

Total indebtedness	$2,045,000

(1)	Our revolving credit facility, which has a 5-year maturity, provides for borrowing up to $160,000,000 aggregate principal amount (without giving effect to $4,462,000 of letters of credit that were outstanding as of March 31, 2011).
(2)	We entered into a $1,330,000,000 aggregate principal amount senior secured term loan facility with a 6.5-year maturity. The term loan was issued at a 3%, or $39,900,000, original issue discount, which will be amortized and included as interest expense using the effective interest method in our statements of operations over the life of the term loan. In February 2011, we refinanced the term loan facility through an amendment to the credit agreement. The amendment provides for, among other things, the following: a reduction of the LIBOR borrowing rate from LIBOR plus 5.0% to LIBOR plus 3.5%, subject to a further reduction of 25 basis points upon the Company achieving certain leverage ratios; a reduction in the LIBOR floor from 1.75% to 1.25%; an extension of the maturity date of term loans to February 11, 2018; an extension of the commencement date for amortization payments on the term loans to June 30, 2011; and an increase in the amount of the term loans facility to $1,345,000,000. We paid $13,233,000 in premium to refinance the debt, of which $10,451,000 will be amortized and included as interest expense using the effective interest method in our statements of operations over the life of the term loan and $2,782,000 was expensed as a loss on extinguishment of debt in our condensed consolidated statement of operations for the quarter ended March 31, 2011.

Prior to the Merger, we had no long term debt. The following table summarizes our cash flow activities for the periods indicated:

	(Unaudited) Three Months Ended March 31,		(Unaudited) Combined 2010	Years Ended December 31,
(in thousands)	2011	2010		2009	2008
Cash flow provided by (used in):
Operating activities	$8,806	$52,234	$23,815	$208,134	$196,242
Investing activities	(7,773)	(44,617)	(3,359,089)	(82,993)	(90,962)
Financing activities	10,208	(3,647)	3,255,994	(79,796)	(137,060)
Effect of exchange rates on cash balances	1,482	(6,782)	(6,962)	10,439	(19,528)

Net increase (decrease) in cash and cash equivalents	$12,723	$(2,812)	$(86,242)	$55,784	$(51,308)

Operating Activities

When compared to the quarter ended March 31, 2010, net cash provided by operating activities decreased by $43,428,000, or 83.1%, to $8,806,000 in the quarter ended March 31, 2011. The decrease in net cash provided by operating activities was primarily due to a decrease in Combined 2010 net income of $56,711, 000. Increases in our non-cash items related to depreciation and amortization expense of $39,696,000 and amortization of deferred financing costs and accretion of notes discounts of $4,666,000 primarily related to the Merger and Merger related debt transactions being offset by higher deferred income taxes of $24,889,000 and a net $29,966,000 decline in cash flows from changes in operating assets and liabilities primarily related to a $17,550,000 increase in accounts receivable balances and an $11,466,000 decrease in accrued liabilities being offset by a non-cash increase of $25,450,000 related to the February 2011 loss on extinguishment of debt.

Combined 2010 net cash provided by operating activities decreased by $184,319,000, or 88.6%, to $23,815,000. The decrease in net cash provided by operating activities was primarily due to a decrease in Combined 2010 net income of $213,195,000, offset by an increase in our non cash items related to depreciation and amortization expense of $61,727,000, amortization of deferred financing costs of $8,402,000 and higher stock compensation expense of $7,916,000. The combination of these items comprise $135,150,000 of the total $184,319,000 decline in cash flows from operating activities. The remaining decrease of $49,169,000 was primarily due to payments made to satisfy pension obligations at the time of the Merger of $85,941,000, offset by other changes in working capital, primarily related to the change in interest payable of $30,647,000 and the change in accrued expenses, of which $13,764,000 related to increased employee bonuses.

Net cash provided by operating activities increased by $11,892,000, or 6.1%, to $208,134,000 in 2009. The increase in net cash provided by operating activities was primarily due to net income being materially consistent with the prior year, while including higher amortization and depreciation expense of $7,593,000, an increase in stock compensation of $1,836,000, a higher provision for doubtful accounts and sales credits of $2,323,000 and decrease in cash used by working capital of $7,594,000 mainly due to improved collections of receivables and the timing of payables in 2009 as compared with 2008. This is partially offset by an increase in utilization of deferred tax balances $7,147,000.

Investing Activities

When compared to the quarter ended March 31, 2010, net cash used in investing activities decreased by $36,844,000, or 82.6%, to $7,773,000 in the quarter ended March 31, 2011. The primary drivers of the change relate to the purchase of 7ticks described herein coupled with the fact that there were no net purchases of marketable securities in the quarter ended March 31, 2011 compared to net purchases of $3,042,000 in the same period in 2010 and a reduction in fixed asset purchases of $3,780,000 over the same periods.

Combined 2010 capital expenditures increased by $1,531,000, or 3.6%, to $44,360,000, mainly due to timing of capital expenditures that were accrued for at the end of 2009, but were paid in the first quarter of 2010.

Capital expenditures decreased by $2,680,000, or 5.9%, to $42,829,000 in 2009 mainly due to timing of maintenance-related capital expenditures at our Managed Solutions business in 2008 and 2009 partially offset by continued investment in expanding and optimizing our underlying infrastructure and delivery platforms.

Capital expenditures increased by $8,700,000, or 23.6%, to $45,509,000 in 2008 mainly due to infrastructure investments related to the expansion of our data center and expenditures associated with the Managed Solutions business. This increase was partially offset by lower capital expenditures at our Pricing and Reference Data business.

We have no material capital expenditure commitments and we expect that capital expenditures in 2011 will not vary significantly from recent years.

In 2010, we purchased municipal bonds of $64,136,000 with original maturities greater than 90 days but remaining maturities of less than one year. In connection with the consummation of the Merger, we sold all of our U.S. marketable securities. Total proceeds from the sale and maturities of marketable securities totalled $159,428,000 in the year ended December 31, 2010. We have made no purchases of marketable securities since the Merger.

In 2009, we purchased municipal bonds of $257,390,000 with original maturities greater than 90 days but remaining maturities of less than one year and had redeemed $233,957,000 of municipal bonds, which matured during 2009.

In 2008, we purchased municipal bonds of $172,068,000 with original maturities greater than 90 days but remaining maturities of less than one year and had redeemed $170,281,000 of municipal bonds, which matured during 2008.

We have not entered into any acquisitions in 2011. On December 16, 2010, we purchased the remaining 10% of outstanding equity (or 400 common shares) of NDF for 302,000,000 JPY (or $3,582,000 at the currency exchange rate on the date acquired) bringing the Company’s ownership of the outstanding equity to 100% as of December 31, 2010.

On September 30, 2010, we acquired certain assets of FAIT Internet Software GmbH for a purchase price of $2,361,000, which was funded from operating cash.

On January 15, 2010, we acquired the assets of 7ticks, LLC (“7ticks”) for a purchase price of $30,000,000, plus an initial working capital payment of $120,000, for a total payment of $30,120,000. An additional working capital payment was made during the first quarter of 2010 in the amount of $402,000 increasing the purchase price to $30,522,000.

On December 1, 2009, we acquired certain assets of Dow Jones & Company, Inc.’s Online Financial Solutions (“OFS”) business for a purchase price of $13,500,000, which was funded from operating cash.

On April 28, 2009, we purchased an additional 400 common shares of NDF for 302,000,000 JPY (or $3,126,000 at the currency exchange rate on the date of acquisition) from one of the remaining minority stockholders (noncontrolling interests), bringing the Company’s ownership of the outstanding equity to 90% as of April 28, 2009.

On December 15, 2008, we acquired 79% of Japan-based NDF. On December 19, 2008, we acquired an additional 1% to increase our ownership to 80% of NDF. In total we paid 2,416,000,000 JPY (or $26,697,000 at the currency exchange rate on the date of acquisition), offset by cash acquired of 938,369,000 JPY (or $10,369,000 at the currency exchange rate at the date of acquisition). We funded this acquisition from our existing cash resources.

On August 1, 2008, we completed the acquisition of Kler’s, for a purchase price of €19,000,000 in cash (or approximately $29,566,000 at the currency exchange rate at acquisition date), offset by cash acquired of €1,689,000 (or $2,628,000 at the currency exchange rate at acquisition date). We funded this acquisition from our existing cash resources.

Financing Activities

In the quarter ended March 31, 2010, we used $3,647,000 in cash from financing activities related to stock based compensation, including exercise of stock options and vesting of restricted stock, and payment of dividends. No similar activity occurred in the quarter ended March 31, 2011.

During the quarter ended March 31, 2011, we refinanced a portion of our debt, which provided for additional borrowings of $21,650,000, offset by issuance costs totaling $20,300,000. Refer to Note 19 “Debt” in the Notes to the Consolidated Financial Statements for additional information on our debt. No similar cash flows were generated in the quarter ended March 31, 2010.

During the quarter ended March 31, 2011, certain executives purchased an additional 8,850,000 shares of Holdings Common Stock for one dollar ($1.00) per share.

In connection with the Merger, the Company’s former stockholders received $33.86 cash for each share of common stock they owned and the holders of options to purchase common stock received the excess of $33.86 over the exercise price of those options. The aggregate purchase price paid for all of the equity securities of the Company was approximately $3.4 billion. The purchase price was primarily funded by equity financing provided or secured primarily by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors in the amount of $1,353,969,000 and through financing, with combined net proceeds of $1,923,856,000, provided by a new term loan facility and a new revolving credit facility (the “Senior Secured Credit Facilities”) and the issuance of debt securities (the “Senior Notes due 2018”). We made a total of $8,650,000 in principal payments on our long term debt subsequent to the Merger, which consisted of $6,650,000 on our term loan facility and $2,000,000 on our revolving credit facility. Refer to Note 19 “Debt” and Note 20 “Subsequent Events” in the Notes to the Consolidated Financial Statements for additional information on our debt. In addition, we paid deferred financing costs of $26,089,000 related to the debt, which costs are capitalized in the company’s financial results for the Successor period. Refer to Note 3 “Merger” in the Notes to the Consolidated Financial Statements in Item 8 for additional information.

Prior to the Merger, we paid regular quarterly dividends to our stockholders. Details on the last regular quarterly dividend paid under this program are as follows:

Payment Date	Record Date	Type	Amount Per Common Share	Total Dividend Paid
March 31, 2010	March 3, 2010	Regular (cash)	$0.20	$18,944

In 2009, we paid cash dividends to stockholders in the following amounts on the following dates:

Payment Date	Record Date	Type	Amount Per Common Share	Total Dividend Paid
March 31, 2009 (1)	March 2, 2009	Regular (cash)	$0.20	$18,746,000
June 29, 2009	June 8, 2009	Regular (cash)	$0.20	$18,807,000
September 29, 2009	September 8, 2009	Regular (cash)	$0.20	$18,798,000
December 30, 2009	December 8, 2009	Regular (cash)	$0.20	$18,860,000

				$75,211,000

(1)	On December 4, 2008, our Board of Directors (i) approved increasing the regular quarterly dividend by 33%, from $0.15 per share to $0.20 per share of common stock and (ii) declared the first quarter 2009 dividend (with a payment date of March 31, 2009 and a record date of March 2, 2009). This declared dividend was unpaid and included in dividends payable as of December 31, 2008.

In 2008, we paid cash dividends to stockholders in the following amounts on the following dates:

Payment Date	Record Date	Type	Amount Per Common Share	Total Dividend Paid
January 24, 2008 (1)	January 4, 2008	Special, Cash	$0.50	$47,184,000
March 31, 2008 (2)	March 3, 2008	Regular, Cash	$0.15	$14,141,000
June 27, 2008	June 6, 2008	Regular, Cash	$0.15	$14,100,000
September 26, 2008	September 5, 2008	Regular, Cash	$0.15	$14,117,000
December 10, 2008	November 12, 2008	Regular, Cash	$0.15	$14,054,000

				$103,596,000

(1)	Unpaid dividends declared in the amount of $47,184,000 were included in dividends payable as of December 31, 2007.
(2)	On December 11, 2007, our Board of Directors (i) approved increasing the Company’s regular quarterly dividend by 20%, raising it from $0.125 per share to $0.15 per share of common stock and (ii) declared the first quarter 2008 dividend (payment date: March 31, 2008 and record date March 3, 2008). The March 2008 total dividend paid amount of $14,141,000 was included in dividends payable as of December 31, 2007.

These cash dividends were paid from our existing cash resources.

The various covenants of our debt agreements, including our Senior Secured Credit Facilities and the indenture governing the Senior Notes due 2018, restrict our ability to pay dividends. We do not expect for the foreseeable future to pay dividends on our common stock. Any future determination to pay dividends will depend upon, among other factors, our results of operations, financial conditions, capital requirements, any contractual restrictions and any other considerations our Board deems relevant.

In 2010, prior to the Merger, we received $28,397,000 from the exercise of options and settlement of deferred and restricted stock units to purchase 1,513,000 shares of common stock issued pursuant to our 2000 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan and the purchase of 200,000 shares of common stock by employees, under our 2001 Employee Stock Purchase Plan. We did not repurchase any outstanding shares of common stock under the stock buyback program in 2010.

In 2009, we utilized $30,670,000 to repurchase 1,280,700 outstanding shares of common stock under our publicly announced stock buyback program. Also in 2009, we received $23,379,000 from the exercise of options to purchase 1,695,000 shares of common stock issued pursuant to our 2000 Long-Term Incentive Plan and the purchase of 235,000 shares of common stock by employees under our 2001 Employee Stock Purchase Plan.

In 2008, we utilized $52,494,000 to repurchase 1,976,000 outstanding shares of common stock under our publicly announced stock buyback program. Also in 2008, we received $17,010,000 from the exercise of options to purchase 980,000 shares of common stock issued pursuant to our 2000 Long-Term Incentive Plan and the purchase of 184,000 shares of common stock by employees under our 2001 Employee Stock Purchase Plan.

Debt related to the Merger

Overview

On July 29, 2010, in connection with the Merger, we entered into debt totalling $2,190,000,000. Details of the debt are described below. Fees totalling $76,639,000, representing direct issuance costs and commitment fees paid to the underwriters of $50,550,000 and external transaction costs of $26,089,000 were capitalized as deferred financing costs and are reported in Deferred Financing Costs on the consolidated balance sheet of the Successor in our audited consolidated financial statements. These costs will be amortized from the July 29, 2010 merger date over the remaining term of each debt instrument using the effective interest rate method.

Senior Secured Credit Facilities

We entered into a $1,330,000,000 term loan facility with a term of six and a half years. In addition, we entered into a $160,000,000 revolving credit facility with a term of five years. We borrowed $2,000,000 under the revolving credit facility at the time of the merger, which was repaid as of September 30, 2010. The terms and conditions of these two facilities, which we refer to as our Senior Secured Credit Facilities, are documented in a single credit agreement. On February 11, 2011, we refinanced our term loan facility, increasing the aggregate principal amount to $1,345,000,000 and the term to a 7-year maturity, as further discussed below.

Interest Rate and Fees

Interest on the Senior Secured Credit Facilities is payable at a rate equal to, at our option either (a) British Bankers Association LIBOR plus an applicable margin of 5.00% or (b) the highest of (1) the prime commercial lending rate publicly announced by Bank of America as the “prime rate,” (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00%, plus an applicable margin (refer to Note 18 “Debt” in the Notes to the Consolidated Financial Statements in this prospectus for more information). However, we made an irrevocable election to pay interest for the term loan facility solely equal to LIBOR plus an applicable margin of 5.00%. In September 2010, we designated as accounting hedges three forward starting interest rate caps related to the term loan facility with notional amounts up to $700,000,000 and declining to $450,000,000 over three years to receive interest at variable rates equal to LIBOR and pay interest at fixed rates of 2.00% starting on September 30, 2011 and increasing to 4.00% by September 30, 2014. The interest rate caps are not effective until September 30, 2011, and accordingly do not impact the interest rate on the debt at March 31, 2011 (refer to Note 18 “Derivatives” in the Notes to the Consolidated Financial Statements in this prospectus for more information). In addition to paying interest on outstanding principal amounts, we are required to pay the lenders a commitment fee of 0.75% per annum on the amounts available under the revolving credit facility. The commitment fee percentage may be reduced to 0.50% subject to us reducing our leverage to specified ratios. In February of 2011, we refinanced our term loan facility, reducing the interest rates, among other things, as discussed further below.

Installment Payments under the Term Loan Facility

We are required to pay equal quarterly principal installments in aggregate annual amounts equal to 1% of the original funded principal amount of the term loan facility with the balance being payable on the final maturity date in January 2017. As of December 31, 2010, we paid the first two scheduled principal payments totalling $6,650,000. In February 2011, we refinanced our term loan facility which resulted in extending the maturity date, among other things, as discussed further below. Related to the refinancing, no principal installment was due during the quarter ended March 31, 2011. Future principal installments of $3,362,000 will be payable on a quarterly basis commencing June 30, 2011.

Prepayments

We are required to prepay outstanding amounts under the term loan facility, subject to certain limits and exceptions, with:

•

50% of Excess Cash Flow for each fiscal year commencing with the 2011 fiscal year (which percentage will be reduced to 25% if our Total Leverage Ratio is equal to or less than 4.75x and to 0% if our Total Leverage Ratio is equal to or less than 4.00x);

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, subject to our right to reinvest the proceeds; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from debt permitted under the Senior Secured Credit Facilities.

Determination of the annual excess cash flow prepayment noted herein is based on pre-established formulas included in the credit agreement. The first determination of the annual excess cash flow prepayment requirement is for the fiscal year ended December 31, 2011, and payment is due 90 days from that date. The amount that may be payable as an excess cash flow payment in 2012 cannot currently be reliably estimated.

We may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans and other than a 1% premium in connection with certain repricing transactions consummated within the first year of the closing of the Senior Secured Credit Facilities. Excess Cash Flow and Total Leverage Ratio are defined in the credit agreement and are discussed in further detail below.

Guarantees

All obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Intermediate and each of our existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiaries (the “Guarantors”). The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase our capital stock, make investments, loans or advances, prepay certain subordinated indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain subordinated indebtedness, and change our fiscal year. The Senior Secured Credit Facilities also require us to maintain a maximum senior secured leverage ratio and a minimum cash interest coverage ratio, and contain certain customary affirmative covenants and events of default, including a change of control.

February 2011 Term Loan Facility Refinancing

On February 11, 2011, we completed a refinancing of the term loan facility through an amendment to the credit agreement. The amendment provides for, among other things, the following:

•	a reduction of the LIBOR borrowing rate from LIBOR plus 5.0% to LIBOR plus 3.5%, subject to a further reduction of 0.25% upon the company achieving certain leverage ratios;

•	a reduction in the LIBOR floor from 1.75% to 1.25%;

•	an extension of the maturity of the term loan facility to February 11, 2018;

•	an extension of the commencement date for amortization payments on the term loans to June 30, 2011; and

•	an increase in the amount of the facility to $1,345,000,000.

Senior Notes due 2018

We issued $700,000,000 of unsecured senior notes due 2018 (the “Senior Notes due 2018”) bearing annual interest at 10.25% of the aggregate principal amount. Interest payments are due semi-annually on February 1 and August 1 of each year until maturity. Our first interest payment of $36,274,000 was paid on February 1, 2011.

The Senior Notes due 2018 are our senior unsecured obligations that rank senior in right of payment to future debt; rank equally in right of payment with all of our existing and future senior indebtedness; are effectively subordinated in right of payment to our existing and future secured obligations, including indebtedness under our Senior Secured Credit Facilities, to the extent of the value of the assets securing such obligations; and are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Guarantees

The Senior Notes due 2018 are fully and unconditionally guaranteed on a senior unsecured basis by each of our existing and future direct or indirect wholly owned domestic subsidiaries that guarantee our obligations under our Senior Secured Credit Facilities. The indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our restricted subsidiaries to incur additional debt or issue certain preferred shares, pay dividends on or make other distributions in respect of our capital stock or make other restricted payments, make certain investments, sell or transfer certain assets, create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of the our assets, enter into certain transactions with the our affiliates and designate our subsidiaries as unrestricted subsidiaries. The indenture provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Notes due 2018 to become or to be declared due and payable. The indenture also contains certain customary affirmative covenants pertaining to notice and filings with the Trustee.

Optional Redemption

The Senior Notes due 2018 are redeemable in whole or in part, at our option, at any time at varying redemption prices that generally include premiums, which are defined in the indenture governing the Senior Notes due 2018 (refer to Note 19, “Debt” in the Notes to the Consolidated Financial Statements in this prospectus for further details.) In addition, upon a change in control, we are required to make an offer to redeem all of the Senior Notes due 2018 at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest.

After giving effect to the February 2011 refinancing of the term loan facility, the revised future minimum principal payment obligations due per our Senior Secured Credit Facilities and Senior Notes due 2018 are set forth in the below table. Refer to Note 20 “Subsequent Events” in the Notes to the Consolidated Financial Statements for more information regarding the February 2011 term loan facility refinancing.

Year Ending December 31,	Principal Payments (in thousands)

2011	$10,088

2012	$13,450

2013	$13,450

2014	$13,450

2015	$13,450

2016 and thereafter	$1,959,462

Total	$2,023,350

Covenant Compliance

Under the credit agreement and indenture governing the Senior Notes due 2018, certain limitations, restrictions and defaults could occur if we are not able to satisfy and remain in compliance with specified financial covenants. There are two principal financial covenants: Total Leverage Ratio and Interest Coverage Ratio. As of March 31, 2011 and December 31, 2010, we were in compliance with the Total Leverage Ratio and Interest Coverage Ratio covenants. We did not have any covenant reporting requirements for any period prior to December 31, 2010.

Total Leverage Ratio

Under the credit agreement, we have agreed that we will not permit our Total Leverage Ratio as of the last day of any fiscal quarter ending on any date during any period set forth in the below table to be greater than the ratio set forth below opposite such period. Total Leverage Ratio is defined in the credit agreement as the ratio of Consolidated Net Debt to Covenant EBITDA, which terms are likewise defined terms under the credit agreement.

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010	NA	NA	NA	7.85:1
2011	7.85:1	7.85:1	7.85:1	7.85:1
2012	7.85:1	7.75:1	7.75:1	7.50:1
2013	7.25:1	7.00:1	7.00:1	6.75:1
2014	6.50:1	6.50:1	6.25:1	6.00:1
2015	5.75:1	5.75:1	5.50:1	5.50:1
2016	5.25:1	5.25:1	5.00:1	5.00:1
2017	5.00:1	5.00:1	5.00:1	5.00:1

Interest Coverage Ratio

Under the credit agreement, we have agreed that we will not permit our Interest Coverage Ratio for any period of four consecutive fiscal quarters to be less than the ratio set forth in the table below opposite such period. Interest Coverage Ratio is defined in the credit agreement as the ratio of Covenant EBITDA to Consolidated Cash Interest Expense, which terms are likewise defined terms under the credit agreement.

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010	NA	NA	NA	1.40:1
2011	1.40:1	1.40:1	1.40:1	1.40:1
2012	1.40:1	1.45:1	1.45:1	1.45:1
2013	1.45:1	1.50:1	1.50:1	1.50:1
2014	1.50:1	1.55:1	1.55:1	1.55:1
2015	1.55:1	1.60:1	1.60:1	1.60:1
2016	1.60:1	1.65:1	1.65:1	1.65:1
2017	1.65:1	1.65:1	1.65:1	1.65:1

Covenant EBITDA as defined in the credit agreement governing the senior secured credit facilities and the indenture governing the Senior Notes due 2018 is used to determine our compliance with certain covenants. EBITDA is calculated by adding back to GAAP net (loss) income the following items, interest and other financing costs, net, income taxes, and depreciation and amortization. Covenant EBITDA is a non-GAAP measure calculated by adding back to EBITDA unusual or non-recurring charges and certain non-cash charges and by adding to EBITDA certain expected cost savings as permitted under the credit agreement. We believe that presenting Covenant EBITDA is appropriate to provide additional information to investors regarding our compliance with our credit agreement. Any breach of the credit agreement covenants that are based on ratios involving Covenant EBITDA could result in a default under that agreement, and the lenders could elect to declare all amounts borrowed to be due and payable. Any such acceleration would also result in a default under the indenture. Additionally, under the debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Covenant EBITDA.

The calculations of EBITDA and Covenant EBITDA¹ (which are both considered non-GAAP measures) under the credit agreement are as follows:

(In Millions)	(Unaudited) Three Months Ended March 31, 2011	(Unaudited) Combined Year ended December 31, 2010
EBITDA:

Net loss	$(27.2)	$(71.8)

Interest (expense) income, net	41.9	77.6

Other income (loss), net	0.4	(0.6)

Income tax (benefit)	(23.0)	(12.3)

Depreciation and amortization	57.9	124.1

EBITDA	$50.0	$117.0

Adjustments for Covenant EBITDA:

EBITDA	$50.0	$117.0

Non-cash stock-based compensation	0.8	24.1

Transaction related expenses	—	120.0

Other non-recurring items[2]	25.9	25.0

Other charges	0.2	3.3

Pro forma cost-savings[3]	7.5	30.0

Covenant EBITDA[1]	$84.4	$319.4

1	Covenant EBITDA excludes items that are either not part of our ongoing core operations, do not require a cash outlay, or are not otherwise expected to recur (or recur at the same levels) in the ordinary course of business as well as certain other adjustments as permitted under the credit agreement. Covenant EBITDA is based on the definition of EBITDA set forth in the credit agreement.
2	Other non-recurring charges include the impact of the deferred revenue adjustment, the write-off of certain capitalized software and other assets, the loss on extinguishment of debt, severance and retention expenses and the impact of a 2009 out-of-period accounting adjustment.
3	Pro forma cost savings is an adjustment permitted under our debt agreements for activities that may include, but are not limited to, the consolidation of a number of legacy organizational silos, technology platforms and content databases. Under the terms of the credit agreement and the indenture the pro-forma cost-savings adjustment cannot exceed $30,000,000.

EBITDA and Covenant EBITDA are not recognized terms under GAAP, and are considered Non-GAAP measures under Item 10 of Regulation S-K. EBITDA and Covenant EBITDA are not intended to be presented as an alternative to GAAP net income or income from continuing operations as a measure of operating performance or to GAAP cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Covenant EBITDA are not a measure of free cash flow available for management’s discretionary use. Certain cash requirements such as interest payments, tax payments and debt service requirements are added back to GAAP net income for the purpose of calculating EBITDA. The presentation of EBITDA and Covenant EBITDA should not be considered in isolation, or as a substitute for analysis of our results as reported in accordance with GAAP. We believe EBITDA and Covenant EBITDA provide useful information to investors.

EBITDA provides useful information about underlying core business trends as it excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA is a defined term under our credit agreement and is a critical component of determining Covenant EBITDA (also defined in the credit agreement) which in turn is used to calculate key credit agreement financial covenants.

Covenant EBITDA, as defined in the credit agreement, includes certain near term cost savings and excludes certain non-recurring charges or allows for other adjustments. Covenant EBITDA was contractually agreed between us and our lenders and is used for the purposes of determining our compliance with financial covenants under the credit agreement. The breach of covenants in our senior secured credit facilities that are tied to ratios based on Covenant EBITDA could result in a default and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the indenture governing our Senior Notes due 2018. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Covenant EBITDA.

We believe that the inclusion of information on the adjustments to EBITDA applied in determining Covenant EBITDA is useful additional information to investors regarding certain items we believe will materially impact future results of operations, that we do not expect to reoccur or that we do not expect will continue at the same level in the future. The exclusion of items from Covenant EBITDA is not intended to indicate that management does not believe such items will occur in the future. Covenant EBITDA includes a cost savings allowance related to projected cost savings expected to be achieved in the future. Specifically, Covenant EBITDA can include up to $30 million of projected cost savings for specified actions initiated on or prior to July 29, 2012, to the extent such savings are not already realized in EBITDA. The aggregate amount of cost savings added back when determining Covenant EBITDA in any four consecutive quarters is calculated on a proforma basis as though such cost savings had been realized on the first day of the consecutive four quarter period. EBITDA and Covenant EBITDA are also used by management as measures of liquidity.

Since not all companies use identical EBITDA or Covenant EBITDA calculations, our EBITDA and Covenant EBITDA may not be comparable to other similarly titled metrics used by other companies. We believe the non-GAAP financial measures we provide to investors supplement GAAP results to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone.

Income Taxes

We determine our periodic income tax expense based on the current forecast of income in the respective countries in which we operate and our estimated annual effective tax rate in each tax jurisdiction. The rate is revised, if necessary, at the end of each successive interim period during the fiscal year to our best current estimate of its annual effective tax rate. For the three months ended March 31, 2011, our quarterly effective tax rate after discrete items was a 45.8% benefit as compared to 34.0% expense for the three months ended March 31, 2010. The estimated annual effective tax rate for the three months ended March 31, 2011 was a 46.4% benefit, excluding the net discrete tax expense of $273,000 recorded in the first quarter of 2011. The net discrete expense in the first quarter was attributable to an expense resulting from tax provision to tax return adjustments with respect to the filing of prior year returns in foreign jurisdictions, and an interest expense charge on tax reserves for unrecognized tax benefits.

The decrease in the first quarter estimated annual effective tax rate in relation to the prior year first quarter effective tax rate is generally related to expenses attributable to the July 29, 2010 merger, which results in a pretax loss in the United States along with an increase in income generated in lower tax jurisdictions, and a tax benefit for the US research credit, which was extended for two years by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 enacted on December 17, 2010.

There were no material changes to our unrecognized tax benefits in the first quarter. As of March 31, 2011, we had approximately $11,436,000 of unrecognized tax benefits which would affect our effective tax rate if recognized. We believe that it is reasonably possible that approximately $2,156,000 of our currently remaining unrecognized tax positions may be recognized within the next twelve months as a result of the lapse of the statute of limitations in various tax jurisdictions.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of March 31, 2011, we have approximately $561,000 of accrued interest related to unrecognized tax benefits.

The Successor period effective tax rate is 24.4% as compared to the Predecessor effective tax rate of 44.5% and 2009 effective tax rate of 32.5%. The Successor period effective tax rate includes an impact of 4.9% resulting from discrete items, principally consisting of non-deductible transaction costs, foreign taxes, tax provision to tax return adjustment with respect to the filing prior years’ return in the US and foreign jurisdictions, offset by expiration of various statutes of limitation and various settlement of audits. The Predecessor effective tax rate primarily differs from the statutory rate because of the tax expense associated with the transaction related expenses.

The Successor period effective tax rate for the 5 months ended December 31, 2010 decreased to a recorded tax benefit rate of 24.4% as compared to the recorded tax expense rate of 32.5% for the year ended December 31, 2009, primarily due to a pretax loss in the United States, an increase in income generated in lower tax jurisdictions, and certain transaction costs incurred as part of the Merger (refer to Note 3 “Merger” in the Notes to the Consolidated Financial Statements in this prospectus) which are not deductible for income tax purposes. The decrease in the effective rate was further impacted by the release of unrecognized tax benefits for various tax jurisdictions due to lapsing of statutes of limitation, favorable settlements of state tax audits and a tax benefit for the US research credit, which was extended for two years by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 enacted on December 17, 2010.

The Predecessor period effective tax rate increased the recorded tax expense rate to 44.5% as compared to a recorded tax expense rate of 32.5% for the year ended December 31, 2009, primarily due to a pretax loss in the United States, an increase in income generated in lower tax jurisdictions, and certain transaction costs incurred as part of the July 29, 2010 acquisition (described in detail in Note 3 “Merger” in the Notes to the Consolidated Financial Statements in this prospectus) which are not deductible for income tax purposes. The increase was offset by foreign tax credits realized in the period.

We recognize future tax benefits or expenses attributable to our taxable temporary differences and net operating loss carry forwards. Recognition of deferred tax assets is subject to our determination that realization is more likely than not. Based on taxable income projections, we believe that the recorded deferred tax assets will be realized.

Other than favorable settlements related to various foreign and state tax audits and the expiration of various statutes of limitation, there were no material changes to our unrecognized tax benefits in 2010. The increase in unrecognized tax benefits at December 31, 2010 as compared to December 31, 2009 primarily relate to tax uncertainties attributed to transaction costs. As of December 31, 2010, we had approximately $10,474,000 of unrecognized tax benefits which would affect our effective tax rate if recognized. We believe that it is reasonably possible that approximately $1,967,000 of our currently remaining unrecognized tax positions may be recognized within the next twelve months as a result of the lapse of the statute of limitations in various tax jurisdictions.

The following table summarizes our Combined 2010 activity for Unrecognized Tax Benefits, pursuant to the provisions of FIN 48 now codified under ASC 740:

	Successor	Predecessor
(in thousands)	July 30, 2010 through December 31, 2010	January 1, 2010 through July 29, 2010	2009

Balance at January 1	$13,720	$11,912	$18,801

Additions based on tax positions related to the current year	1,229	1,864	1,533

Additions for tax positions of prior years	2,243	(56)	833

Expiration of statutes	(1,412)	—	(2,690)

Reductions for tax positions for prior years	(2,970)	—	(4,107)

Settlements	(688)	—	(2,458)

Balance at December 31	$12,122	$13,720	$11,912

We recognize interest and penalties related to uncertain tax positions in income tax expense. During Combined 2010, $505,000 of interest and penalties was provided in income tax expense for uncertain tax positions, as compared to $705,000 for the year ended December 31, 2009. Reserves for interest and penalties of $632,000 and $1,876,000 have been provided at December 31, 2010 and 2009, respectively.

We file federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. In the normal course of business, we are subject to examination by taxing authorities in various jurisdictions. Generally, the 2007 through 2010 tax years remain subject to examination for federal, 2006 through 2010 for significant states, and 2004 through 2010 for foreign tax authorities.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. For a detailed discussion on the application of these and other accounting policies, see Note 1 “Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements in this prospectus.

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to stock-based compensation, revenue recognition, goodwill and intangible assets, accrued liabilities and income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies require our most significant judgments and estimates used in the preparation of our consolidated financial statements:

Stock-Based Compensation

ASC 718, “Compensation-Stock Compensation”, requires that all share-based payments to employees, including grants of stock options be recognized in the financial statements based on the grant-date fair value of awards expected to vest. We amortize the grant-date fair value of our stock-based awards, less estimated forfeitures, over the requisite service period of the award.

Refer to Note 8, “Stock-based Compensation” in the Notes to the Consolidated Financial Statements in this prospectus for further discussion.

Revenue Recognition

Revenue recognition is governed by Staff Accounting Bulletin No. 104, “Revenue Recognition,” We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed or determinable and collectibility is reasonably assured. For customer service contracts that include a fixed subscription fee for the right to access data over a specified contractual period, revenue is recognized on a straight line basis over the contract term. For customer contracts that include variable fees based on usage, revenue is recognized in the month that the data is delivered to customers. We also evaluate our revenue recognition in accordance with Emerging Issues Task Force No. (“EITF”) 99-19, “Reporting Revenue Gross as Principal versus net as an Agent”, as codified in FASB ASC Subtopic 605-45, “Revenue Recognition- Principal Agent Considerations” (“ASC 605-45”).

Deferred revenue represents contractual billings in excess of revenue recognized. We record revenue net of applicable sales tax collected and remitted to state and local taxing jurisdictions. Taxes collected from customers are recorded as a liability in the balance sheet.

Allowance for Doubtful Accounts

We maintain a reserve for an allowance for doubtful accounts and sales credits that is our best estimate of potentially uncollectible trade receivables. Provisions are made based upon a specific review of all significant outstanding invoices that are considered potentially uncollectible in whole or in part. For the invoices not specifically reviewed or considered uncollectible, general provisions are provided at different rates based upon the age of the receivable, historical experience, and other currently available evidence.

Goodwill

Goodwill is recorded in connection with business acquisitions and represents the excess purchase price over the fair value of identifiable net assets at the acquisition date.

We perform impairment tests of goodwill assigned to our reporting units on an annual basis or whenever events or circumstances indicate impairment may exist.

At March 31, 2011, we had two reportable segments; Institutional Services and Active Trader Services. Within the Institutional Services segment, there are three reporting units; Pricing and Reference Data Services, Real-Time Services and Fixed Income Analytics. Within the Active Trader Services segment, there is one reporting unit; Interactive Data Desktop Solutions. All of these reporting units are at the operating segment level or one level below.

Testing goodwill for impairment requires a two-step process. Step 1 involves comparing the estimated fair value of each reporting unit (which we estimate by using significant assumptions and judgments) to the carrying value of the reporting unit’s assigned assets (including related goodwill) and liabilities. Fair values for each reporting unit are established using discounted cash flows that incorporate specific reporting unit assumptions for revenue and operating expenses. Such assumptions take into account numerous factors including historical experience, anticipated economic and market conditions for purposes of determining market value from a market participant perspective. These cash flows are then discounted at an implied rate of return that we believe a market participant would require for an investment in a company having similar risks and business characteristics to the reporting unit being assessed. If the estimated fair value of the reporting unit exceeds the respective carrying value of the reporting unit’s assigned assets and liabilities, no impairment is recorded and no further analysis is performed.

If the estimated fair value of the reporting unit is less than the carrying value of the reporting unit’s assigned assets and liabilities, we would perform the Step 2 calculation. In Step 2, the implied fair value of the reporting unit’s goodwill is determined by assigning a fair value to all of the reporting unit’s assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination at fair value. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to that excess.

In determining the estimated fair value of the reporting units for our annual impairment test, certain assumptions were used, including but not limited to revenue growth rates, expected changes in operating expenses, discount rate, and tax rate. Based on our annual assessment, including application of the assumptions described above, a hypothetical 10% reduction in the estimated fair value of each of the reporting units would not result in an impairment condition at any of the reporting units.

Based upon the fiscal 2010 annual impairment testing analysis conducted by management, including consideration of reasonably likely adverse changes in assumptions, management believes it is not reasonably likely that an impairment will occur over the next twelve months.

Intangible Assets

Other intangible assets include securities data and databases, completed technology, trademarks (definite and indefinite lived), exchange relationships and customer lists arising principally from acquisitions. Such intangibles are valued on the acquisition dates based on a combination of replacement cost, comparable purchase methodologies and discounted cash flows and are amortized over their respective economic benefit periods which range from two years to twenty five years. We review the recoverability of definite-lived intangible assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the estimated future undiscounted cash flows from the use of an asset are less than its carrying value, a write-down is recorded to reduce the related asset to estimated fair value. Indefinite-lived intangible assets are reviewed annually for impairment in conjunction with the Company’s goodwill impairment calculation or whenever events or circumstances indicate an impairment may exist.

Fair Value of Financial Instruments

We adopted SFAS No. 157, “Fair Value Measurements” effective January 1, 2008, as codified in FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value as the amount that would be received if an asset was sold or a liability transferred in an orderly transaction between market participants at the measurement date. Refer to discussion in Note 16, “Fair Value Measurements” in the Notes to the Consolidated Financial Statements in this prospectus for further discussion surrounding the fair value of our financial instruments.

Income Taxes

We determine our income tax expense in each of the jurisdictions in which we operate. The income tax expense includes an estimate of the current tax expense as well as a deferred tax expense, which results from the determination of temporary differences arising from the different treatment of items for book and tax purposes.

Deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

We currently provide U.S. income taxes on the earnings of foreign subsidiaries to the extent these earnings are currently taxable or expected to be remitted. U.S. taxes have not been provided on net accumulated foreign unremitted earnings. The cumulative amount of undistributed earnings of the foreign subsidiaries held for investment is approximately $193,000,000 at December 31, 2010. Quantification of the deferred tax liability associated with indefinitely reinvested earning is not practicable.

We recognize future tax benefits or expenses attributable to our taxable temporary differences and net operating loss carry forwards. We recognize deferred tax assets to the extent that the recoverability of these assets satisfy the “more likely than not” recognition criteria in SFAS No. 109 “Accounting for Income Taxes,” now codified in ASC 740. Based upon projections of future taxable income, we believe that the recorded deferred tax assets will be realized.

Commitments and Contingencies

We have obligations under non-cancellable operating leases for real estate and equipment. Real estate leases are for our corporate headquarters, sales offices, major operating units and data centers. Certain of the leases include renewal options and escalation clauses. In addition, we have has purchase obligations for data content.

Our known contractual obligations on a combined basis as of December 31, 2010 are summarized in the table below:

	Payment Due by Period
(In thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years

Contractual Obligations

Long Term Debt Obligations	$2,023,350	$10,088	$26,900	$26,900	$1,959,462

Operating Lease Obligations	157,526	18,625	36,082	28,908	73,911

Purchase Obligations	17,073	17,073	—	—	—

Derivatives	4,986	415	3,324	1,247	—

Total	$2,202,935	$46,201	$66,306	$57,055	$2,033,373

We expect to satisfy our contractual obligations from our existing cash as well as our cash flow from operations. Our key operating locations operate in facilities under long-term leases, the earliest of which will expire in 2011 and 2012. If we are unable to renew any of the leases that are due to expire in 2011 or 2012, we believe that suitable replacement properties are available on commercially reasonable terms.

Rental expense was $23,743,000, $22,620,000 and $22,165,000 for Combined 2010 and the years ended December 31, 2009 and 2008, respectively.

Purchase Obligations include our estimate of the minimum outstanding obligations under agreements to purchase goods or services that we believe are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancellable at any time without penalty.

On February 11, 2011, we refinanced our Term Loan Facility. Refer to Note 20 “Subsequent Events” in the Notes to the Consolidated Financial Statements for further discussion. Long Term Debt Obligations in the above table include our obligations under the Senior Secured Credit Facilities and the Senior Notes due 2018. The amended future term loan facility obligations are reflected and for the purpose of this calculation, amounts disclosed assume interest rates on floating rate obligations remain unchanged from levels at February 11, 2011 (after given effect to the February 2011 refinancing) throughout the life of the obligation.

Outstanding letters of credit totalled $4,462,000 at March 31, 2011. The letters of credit principally secure performance obligations, and allow the holder to draw funds up to the face amount of the letter of credit, bank guarantee or surety bond if the applicable business unit does not perform as contractually required.

In addition to the amounts shown in the table above, as of March 31, 2011, $11,436,000 of unrecognized tax benefits have been recorded in income taxes payable in accordance with ASC 740 (FIN 48), as we are uncertain if or when such amounts may be settled. Related to these unrecognized tax benefits, we have also recorded in income taxes payable $632,000 for potential interest and penalties at December 31, 2010. We believe that it is reasonably possible that approximately $2,156,000 of our currently remaining unrecognized tax positions may be recognized within the next twelve months as a result of the lapse of the statute of limitations in various tax jurisdictions.

In connection with the provision of services in the ordinary course of business, we often makes representations affirming, among other things, that our services do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. We have not been required to make material payments under such provisions. We are involved in litigation and are the subject of claims made from time to time in the ordinary course of business, including with respect to intellectual property rights. A portion of the defense and/or settlement costs in some such cases is covered by various commercial liability insurance policies. In other cases, the defense and/or settlement costs are paid from the company’s existing cash resources. In addition, our third-party data suppliers audit us from time to time in the ordinary course of business to determine if data we license for redistribution has been properly accounted for in accordance with the terms of the applicable license agreement. In view of our financial condition and the accruals established for related matters, management does not believe that the ultimate liability, if any, related to any of these matters will have a material adverse effect on our financial condition, results of operations or cash flows.

Inflation

Although management believes that inflation has not had a material effect on the results of operations during the past three years, there can be no assurance that results of operations will not be affected by inflation in the future.

Seasonality and Market Activity

Historically, we have not experienced any material seasonal fluctuations in our business and we do not expect to experience seasonal fluctuations in the future. However, financial information market demand is largely dependent upon activity levels in the securities markets, including trading volumes and the number of new securities that are issued. The recent global financial crisis resulted in a significant decline in investor activity in trading securities and a significant reduction in the number of new securities issuances. This has impacted revenue at our Interactive Data Desktop solutions business unit. While overall we have grown our business in recent years, our sales and revenue in other parts of our business were also adversely affected by the recent financial crisis and related ramifications and we continue to be impacted by our customers continuing focus on cost-containment in the aftermath of the financial crisis.

Recently Issued Accounting Pronouncements

Business Combinations

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805)” (“ASU 2010-29”). ASU 2010-29 specifies that if an entity presents comparative financial statements, the entity shall disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In addition, ASU 2010-29 expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for business combinations with acquisition dates occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. ASU 2010-29 concerns disclosure only and will not have an impact on the Company’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued updated guidance on business combinations, originally issued in Statement of Financial Accounting Standards No. 141(R) (revised), Business Combinations (codified primarily in ASC 805, Business Combinations) which includes the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. Adoption of this guidance on January 1, 2009 did not have a material impact on the Company’s financial position or results of operations for the year ended December 31, 2009. However, the adoption of this statement resulted in the Company recognizing Merger costs of $67,258,000 and $52,734,000 in the period from July 30, 2010 through December 31, 2010 and the period from January 1, 2010 through July 29, 2010, respectively.

Intangibles – Goodwill and Other

In December 2010, the FASB issued ASU 2010-28, “Intangibles-Goodwill and Other (Topic 350)” (“ASU 2010-28”). ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. ASU 2010-28 is effective for fiscal years and interim periods, beginning after December 15, 2010. Early adoption is not permitted. The Company does not expect the adoption of ASU 2010-28 to have a material impact on the Company’s financial position, results of operations or cash flows.

Variable Interest Entities

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends the consolidation guidance applicable to variable interest entities. The amendments will significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R), as codified in FASB ASC Topic 810, “Consolidation” (“ASC 810”). The adoption of SFAS 167, now codified in ASC 810, effective January 1, 2010, did not have a material impact on the Company’s financial position, results of operations or cash flows.

Revenue Recognition

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), regarding ASC Subtopic 605-25 “Revenue Recognition—Multiple-element Arrangements.” ASU 2009-13 addresses how revenues should be allocated among all products and services in sales arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. It also significantly expands the disclosure requirements for such arrangements.

In October 2009, the FASB issued ASU 2009-14, “Software: Certain Revenue Arrangements That Include Software Elements” (“ASU 2009-14”), regarding ASC Topic 985 “Software—Revenue Recognition.” This ASU modifies the scope of ASC Subtopic 965-605, “Software Revenue Recognition,” to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality.

ASU 2009-13 and ASU 2009-14 became effective for us January 1, 2011. The adoption of ASU 2009-13 and ASU 2009-14 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Fair Value Measurements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) -Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. ASU 2010-06 amends ASC 820 to add new disclosure requirements for significant transfers in and out of Level 1 and 2 measurements and to provide a gross presentation (purchases, sales, issuances and settlements) of the activities within the Level 3 rollforward. The revised guidance is effective for interim and annual reporting periods beginning in fiscal 2010, except for the disclosures about purchases, sales, issuances, and settlements required in the Level 3 rollforward, which is effective for the Company in fiscal 2011. ASU 2010-06 concerns disclosure only and will not have an impact on the Company’s financial position or results of operations or cash flows.

Subsequent Events

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). ASU 2010-09 defines an SEC filer within the FASB Codification and eliminates the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in order to remove potential conflicts with current SEC guidance. The relevant provisions of ASU 2010-09 were effective upon the date of issuance, and the Company adopted the amendments accordingly. The adoption of ASU 2010-09 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Information Regarding Forward-Looking Statements

From time to time, including in this prospectus, we may issue forward-looking statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, critical accounting policies, technological developments, new services, consolidation activities, research and development activities, regulatory, market and industry trends, and similar matters. The Private Securities Litigation Reform Act of 1995 and federal securities laws provide safe harbors for forward-looking statements. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions we may make could cause our actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The factors that may affect the operations, performance, development and results of our business include those discussed under “Risk Factors” of this prospectus.

Market Risk

Foreign Currency Risk

A portion of our business is conducted outside the United States through our foreign subsidiaries and branches. We have foreign currency exposure related to operations in international markets where we transact business in foreign currencies and, accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. Our foreign subsidiaries maintain their accounting records in their respective local currencies. Consequently, changes in currency exchange rates may impact the translation of foreign statements of operations into US dollars, which may in turn affect our consolidated statements of operations. Currently, our primary exposure to foreign currency exchange rate risk rests with the UK pound and the Euro to US dollar exchange rates due to the significant size of our operations in Europe. Historically we have not entered into forward currency-exchange contracts. The effect of foreign exchange on our business historically has varied from quarter to quarter and may continue to do so.

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of the impact of foreign exchange our business and results of operation.

Total revenue for the periods below by geographic region outside the United States, are as follows:

(In thousands)	Successor	Predecessor	(Unaudited) Combined 2010	Successor	Predecessor
	(Unaudited) Three Months Ended March 31,			Period from July 30 through December 31, 2010	Period from January 1 through July 29, 2010	As of and for the Year Ended December 31,
	2011	2010				2009	2008

Revenue:

United Kingdom	$20,456	$18,973	$74,509	$32,161	$42,348	$72,896	$85,715

All other European countries	29,918	29,488	114,747	49,422	65,325	118,384	116,839

Asia Pacific	8,835	7,797	31,775	13,594	18,181	29,464	18,401

Total	$59,209	$56,256	$221,031	$95,177	$125,854	$220,744	$220,955

At March 31, 2011 and 2010, and December 31, 2010, 2009 and 2008, long-lived assets by geographic region outside the United States are as follows:

(In thousands)	(Unaudited) As of March 31, 2011	(Unaudited) As of March 31, 2010	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008

United Kingdom	$626,278	$108,375	$620,711	$114,390	$100,467

All other European countries	170,074	96,326	164,530	103,088	104,169

Asia Pacific	174,109	36,380	177,349	36,687	34,746

Total	$970,461	$241,081	$962,590	$254,165	$239,382

Interest Rate Risk

Historically, we invested excess cash balances in cash deposits held at major banks, money market fund accounts, and marketable securities. The money market fund accounts and marketable securities primarily consisted of municipal bonds; accordingly, we were exposed to market risk related to changes in interest rates.

In connection with the Merger we incurred significant debt, including variable rate debt (subject to interest rate caps). As of March 31, 2011, we had $1,345,000,000 of debt outstanding under our Senior Secured Credit Facilities, which debt bears interest determined by reference to a variable rate index. We entered into forward starting interest rate caps to help mitigate our variable interest rate risk. Beginning with the annual period that commences September 30, 2011, we will have interest rate cap coverage for up to $700,000,000 of our variable rate debt. In subsequent periods, we will continue to have interest rate cap protection, however, the principal amount of variable debt subject to interest rate caps decreases. Although the relevant floating interest rate was 4.75% at March 31, 2011, our minimum interest rate is set at 1.25% (plus an applicable percentage). Once the interest rate cap is in place, a portion of our variable rate debt will no longer be subject to interest rate risk. An increase of 1% in these variable rates above our March 31, 2011 floor of 1.25% would increase our annual interest expense by approximately $10 million. Commencing on September 30, 2011 approximately 52% of our variable interest rate exposure will be hedged with the interest rate caps. Please refer to Note 18 “Derivatives” and Note 19 “Debt” in the Notes to the Consolidated Financial Statements in this prospectus for further discussion of our debt and derivatives.

BUSINESS

We are a leading provider of financial market data, analytics and related solutions that are used extensively by thousands of financial institutions and active traders, as well as hundreds of software and service providers. Within the global $16 billion financial information services market, we are one of the world’s largest providers of financial data, serving the mutual fund, bank, money management, hedge fund, security and financial instrument processing, and securities administration sectors. We distribute our data and related offerings directly to customers and indirectly through value-added resellers (“VARs”), including software providers, processors and custodians.

On July 29, 2010, Interactive Data Corporation (“the Company”) was acquired in a merger (the “Merger”) by investment funds managed by Silver Lake Group, L.L.C. and Warburg Pincus LLC (“the Sponsors”). As further discussed in Note 1 “Summary of Significant Accounting Policies” and Note 3 “Merger”, in the Notes to the Consolidated Financial Statements in this prospectus, the Company is wholly owned by Igloo Intermediate Corporation (“Intermediate”), which is wholly owned by Igloo Holdings Corporation (“Holdings”). Approximately 98% of the capital stock of Holdings is owned by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors.

This Business Section and the consolidated financial statements of the Company following the Merger exclude the accounts of Intermediate and Holdings. The Company continued as the surviving corporation after the Merger and the accompanying Consolidated Financial Statements included elsewhere in this prospectus are presented for the period prior to the Merger from January 1 to July 29, 2010, including the quarter ended March 31, 2010, (referred to as the Predecessor period) and the period following the Merger from July 30 to December 31, 2010 and the quarter ended March 31, 2011 (referred to as the Successor periods). Our discussion in this Business section as well as in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) includes the sum of the results of the Predecessor period and the Successor period from July 30 to December 31, 2010 on a combined basis, referred to as Combined 2010 or the combined year ended December 31, 2010. This presentation is not in accordance with generally accepted accounting principles in the United States (“GAAP”). Due to purchase accounting adjustments, Combined 2010 results may not be comparable to 2009 results. The Company believes that a presentation and discussion of Combined 2010 is meaningful as it enables a comparison to the comparable period in 2009.

Our financial reporting is currently based on four operating businesses that comprise two reportable operating segments: Institutional Services and Active Trader Services.

Institutional Services

Our Institutional Services segment primarily targets financial institutions such as banks, brokerage firms, mutual fund companies, exchange traded fund (ETF) sponsors, hedge funds, insurance companies and asset management firms. In addition, our Institutional Services segment markets its offerings to financial information providers, information media companies, and value added resellers (VARs) such as software providers, processors, custodians and other outsourcing organizations. The Institutional Services segment is composed of three businesses:

Interactive Data Pricing and Reference Data. Our Pricing and Reference Data business provides an extensive range of financial market data services to approximately 6,000 clients, including securities and brokerage firms, mutual funds, pension funds, ETF sponsors, investment advisors, hedge funds and VARs. This business offers daily opinions of value, which we refer to as evaluated pricing, on approximately 2.8 million fixed income securities, international equities and other hard-to-value financial instruments. Complementing our evaluated pricing services is a wide range of listed markets pricing and descriptive information covering over seven million global financial instruments for use across the securities and financial instrument processing lifecycle. This business accounted for $513.8 million, or 64.5%, of our revenue for the combined year ended December 31, 2010, and $135.5 million, or 64.1%, of our revenue for the three months ended March 31, 2011.

Interactive Data Real-Time Services. Our Real-Time Services business provides over 1,600 clients with a range of offerings comprising two complementary product areas: real-time feeds and ultra low latency trading solutions; and customized, hosted web-based solutions for wealth management and other applications. Our real-time feeds offerings include consolidated high-speed and delayed data feeds covering over six million financial instruments from over 450 exchanges, trading venues and data sources worldwide. This product area also includes ultra low latency trading solutions through which we provide direct exchange access, proximity hosting and support services that facilitate ultra low latency electronic trading. Our wealth management product area designs, builds and hosts customized, web-based financial information systems that support wealth management and other software-as-a-service (SaaS) applications that are used primarily by financial institutions and infomedia companies. Interactive Data Real-Time Services accounted for $168.5 million, or 21.2%, of our revenue for the combined year ended December 31, 2010, and $47.3 million, or 22.4%, of our revenue for the three months ended March 31, 2011.

Interactive Data Fixed Income Analytics. Our Fixed Income Analytics business provides approximately 400 clients with fixed income data and sophisticated fixed income portfolio analytics to help manage risks and analyze the sources of risk and return. This business markets BondEdge® and other related offerings, which are used by financial institutions to simulate various fixed income market environments to help forecast performance results, validate investment strategies against a variety of benchmark indices, conduct stress testing, generate dynamic risk measures and asset cash flows, and respond to customer and regulatory reporting requirements. This business accounted for $34.7 million, or 4.4%, of our revenue for the combined year ended December 31, 2010, and $8.7 million, or 4.1%, of our revenue for the three months ended March 31, 2011.

Active Trader Services

Our Active Trader Services segment targets active traders, individual investors and investment community professionals. We consider active traders to be investors who typically make their own investment decisions, trade frequently and may earn a substantial portion of their income from trading. The Active Trader Services segment is composed of one business:

Interactive Data Desktop Solutions. Our Interactive Data Desktop Solutions business, formerly known as eSignal, provides real-time financial market information and access to decision-support tools to active traders, individual investors, financial advisors, other investment community professionals, and corporate users. These offerings, which are marketed under the Interactive Data, eSignal, Market-Q and FutureSource brands, help customers analyze and make investment decisions about financial instruments traded on major markets worldwide, including equities, futures and commodities. As of March 31, 2011, this business supported a total of approximately 55,500 direct subscribers. This business accounted for $79.6 million, or 10.0%, of our revenue for the combined year ended December 31, 2010, and $20.1 million, or 9.5%, of our revenue for the three months ended March 31, 2011.

For revenue, income from operations, identifiable assets and the relevant percentages for each of our segments, in addition to revenue and long-lived assets by geographic region, please refer to Note 14 “Segment Information” in the Notes to the Consolidated Financial Statements in this prospectus.

Corporate History

Interactive Data Corporation (formerly known as Data Broadcasting Corporation) was incorporated in 1992 under the laws of the State of Delaware. On February 29, 2000, the businesses of Data Broadcasting Corporation (now known as Interactive Data Corporation), which included the eSignal (now known as Interactive Data Desktop Solutions) and CMS BondEdge (now known as Interactive Data Fixed Income Analytics) businesses, were merged with the historical and end-of-day pricing, evaluations and information business then known as Interactive Data Corporation (now known as Interactive Data Pricing and Reference Data), an entity which has been in the financial data business for over 40 years and at the time of the merger was 100% indirectly owned by Pearson plc. Principally as a result of this merger, Pearson plc indirectly owned approximately 61% of our issued and outstanding common stock. On July 29, 2010, the Company was acquired by investment funds managed by the Sponsors. Refer to Note 3 “Merger” in the Notes to the Consolidated Financial Statements in this prospectus for further discussion.

Since the merger of Data Broadcasting Corporation and Interactive Data Corporation, we have completed 12 acquisitions, which have served to either expand our existing businesses or enabled us to enter adjacent market segments. The following provides a brief description of each of these acquisitions:

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In January 2002, we acquired from Merrill Lynch, Pierce, Fenner & Smith Incorporated certain assets used in its Securities Pricing Service business. These assets were integrated into our Interactive Data Pricing and Reference Data business.

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In February 2003, we acquired from The McGraw-Hill Companies, Inc. the stock of S&P ComStock, Inc., and the non-U.S. assets of certain related businesses in the United Kingdom, France, Australia, Singapore and Hong Kong, collectively referred to as ComStock. ComStock was later renamed Interactive Data Real-Time Services.

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In October 2003, we acquired the real-time data feed customer base of HyperFeed Technologies, Inc., a provider of enterprise-wide real-time data processing and transaction technology software and services. The HyperFeed customer base has been integrated into our Real-Time Services business.

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In September 2004, we acquired the net assets of FutureSource, LLC, and its subsidiaries, or FutureSource, a leading provider of real-time futures and commodities data. The FutureSource assets were integrated into our Interactive Data Desktop Solutions business.

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In December 2005, we acquired 95.1% of the stock of IS.Teledata AG and its subsidiaries, or IS.Teledata, a leading provider of customized, hosted web-based financial information solutions. In 2006, we subsequently acquired the remaining IS.Teledata shares from minority stockholders, increasing our total ownership in IS.Teledata to 100%. The IS.Teledata business was renamed Interactive Data Managed Solutions and now forms the foundation of our wealth management product area.

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In March 2006, we acquired the net assets of Quote.com and certain other related assets from Lycos, Inc. These assets, which included subscription-based services for active traders, QCharts and LiveCharts, and financial websites, Quote.com and RagingBull.com, were integrated into our Interactive Data Desktop Solutions business.

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In May 2007, we acquired the net assets comprising the market data division of Xcitek LLC (“Xcitek”), as well as the market data assets of its affiliate Xcitax LLC (“Xcitax”). These assets included a broad range of North American corporate actions data, such as reorganization, cost basis and class action data. These assets were integrated into our Interactive Data Pricing and Reference Data business.

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In August 2008, we acquired Kler’s, a leading provider of reference data to the Italian financial industry, including corporate actions and taxation information on Italian and international securities, with coverage of equities, listed and unlisted Italian bonds, funds, simple derivatives and warrants. Kler’s now markets its services as Interactive Data Kler’s.

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In December 2008, we acquired 80% of NDF from NTT DATA Corporation and certain other minority stockholders. In 2009, we subsequently acquired an additional 10% interest and we acquired the remaining outstanding equity in December 2010. NDF is a leading provider of securities pricing, reference data and related services to most of the major financial institutions in Japan. NDF has been renamed Interactive Data Japan KK.

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In December 2009, we acquired certain assets of Dow Jones & Company, Inc.’s Online Financial Solutions (“OFS”) business. The OFS assets are used to develop and host web-based solutions, including news, market data, research and advanced charting, portfolio management and alerting capabilities. We have since been integrating this business into our wealth management product area, which is part of our Real-Time Services business. Related OFS products and services are now marketed under the Interactive Data brand.

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In January 2010, we acquired the assets of Dubai-based Telerate Systems Limited (“TSL”), a sales agent for desktop services from Interactive Data’s Interactive Data Desktop Solutions division to the commodities, financial futures and foreign exchange trading community in the Middle East. The TSL assets have been rebranded under the Interactive Data name. These assets have been integrated into our UK-based business.

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In January 2010, we acquired the assets of 7ticks, an innovative provider of electronic trading networks and managed services. This business specializes in providing direct exchange access, proximity hosting, and support services that facilitate ultra low latency electronic trading. The 7ticks business operates as part of our Real-Time Services business. The 7ticks services are now marketed as Interactive Data 7ticks.

Industry Background

Financial industry participants utilize a broad range of financial market data and information services to support a wide range of critical business functions across their operations, including the valuation of financial instruments, investment decision-making and compliance with regulatory requirements. This financial market data includes real-time and historic pricing and evaluation information, reference data such as dividends, corporate actions and key descriptive information about securities and other related business or financial content. In addition, the financial services industry utilizes sophisticated decision-support tools to analyze market data, hosted solutions to facilitate cost-effective access to market data (or access to various applications that rely on or incorporate market data). In addition, financial industry participants also utilize infrastructure-related and other technology services that help facilitate ultra low latency access to market data and the execution of trading strategies and infrastructure-related and other technology services that facilitate the execution of trading strategies.

It is costly and complex for financial institutions, information media companies and others to directly obtain, aggregate, store, evaluate and distribute financial market data from the securities exchanges and other financial markets worldwide. In addition, financial institutions and other organizations using financial market data typically strive to consistently obtain their content in a timely manner without sacrificing quality or security. Further, financial institutions often seek to seamlessly integrate financial content from third parties into analytical tools used for investment research as well as into the systems used in their operational workflow to help address their customer service and support, sales and marketing, regulatory compliance and other business challenges. In addition, active traders, individual investors and investment community professionals seek real-time information and related tools to assist them in formulating, validating and executing their trading strategies.

Extensive expertise and technical knowledge about the financial market data industry are required to effectively obtain, aggregate, store, evaluate and distribute the volume and diversity of financial content utilized within the financial services industry. This expertise and knowledge is highly specialized and diverse, as are the underlying technical infrastructure and related systems for delivering such content and analytics to customers.

For these reasons, financial institutions and other organizations contract with financial market data service providers like ourselves that specialize in aggregating and delivering financial content directly from many sources around the world, including securities exchanges such as the New York Stock Exchange and the London Stock Exchange; other financial markets that encompass fixed income, foreign exchange and derivatives including options and futures; and information providers such as news services. Aggregating this data requires establishing relationships with each of these sources to acquire this data and creating a global technical infrastructure capable of collecting the source data and incorporating it into a uniform structure so that it can be delivered in a reliable, consistent and timely manner. In addition, specialized financial market data vendors like us invest significant resources to identify and mitigate source or other errors in reporting, collecting, aggregating, storing and distributing information to customers. Further, specialized financial market data vendors like ourselves produce content such as evaluations that can assist financial institutions in their efforts to value their holdings, particularly fixed income financial instruments, that trade infrequently, if at all, in the secondary market. Related to this, financial institutions may find it valuable to obtain this data from an independent third party like us who is not involved in the underlying securities transactions. In addition, as financial institutions develop, deploy and execute sophisticated automated trading programs, they are increasingly looking for specialist providers like us to offer ultra low latency connectivity between their trading systems and a broad range of stock exchanges and trading venues. Financial institutions may also seek third-party solutions providers like us to help them design, build and host certain parts of their web sites. These customized, hosted web-based solutions typically aggregate content from third-parties together with internal information to cost-effectively support their wealth management, sales and marketing, client service and various other activities. Moreover, to make timely decisions in support of their investment strategies, many customers access sophisticated analytics like ours, or they utilize financial information portals and terminals that integrate financial content from an extensive range of market sources as well as provide access to advanced analytical tools.

We believe we are well positioned to capitalize on a number of favorable industry dynamics, including increased regulation, greater oversight and scrutiny by regulators, a strengthening of fair value accounting standards, an intensified focus on risk management, and the increasing number of clients seeking secondary and tertiary independent valuations. These trends have driven and, we expect, will continue to drive increasing demand for independent, third-party valuation services such as ours, as clients move away from historical practices such as sourcing quotes from brokerage firms. We believe this dynamic will also drive additional demand for our data services and analytical tools in our clients’ front-, middle- and back-offices as institutions attempt to address transparency and risk management concerns. We also believe demand for transparency will increase internationally as regulatory practices and accounting standards converge, resulting in international firms increasing their use of valuation services from third-party vendors. In total, we expect these trends to have a positive impact on our Pricing and Reference Data business. We expect our Real-Time Services business, including our real-time feeds and wealth management product areas, to benefit from certain trends such as the growth in algorithmic trading, favorable demographic shifts including the long-term growth in savings and investments as the baby boomer population ages, changes in the investment practices and regulatory structures in emerging international markets and the continued outsourcing of wealth management functions to third-party SaaS providers like ourselves by financial institutions.

Services and Customers

We offer our financial market data services, analytics and related solutions to financial institutions and active traders, as well as software and service providers. Our businesses address the needs of these customers by providing time-sensitive, high-quality information regarding a broad spectrum of securities, commodities and derivative instruments as well as access to sophisticated decision-support tools. We target our customers through the businesses within our Institutional Services and Active Trader segments. There is no single customer the loss of which would have a material adverse effect on our business. No single direct or indirect customer (when aggregated for VAR relationships) represents more than 5.5% of our revenue during each of the past three years (which for 2010 was considered on a Combined 2010 basis).

Institutional Services

Our Interactive Data Pricing and Reference Data, Real-Time Services and Fixed Income Analytics businesses primarily focus on addressing the needs of financial institutions for financial market data, analytics and related services. Our customer base includes many of the world’s largest financial institutions, including 47 of the top 50 U.S. banks, 47 of the top 50 global asset managers, all of the top 50 U.S. mutual funds and the top 15 global custodians. The number of institutional customers for each of our institutionally oriented businesses includes all legal entities directly subscribing to our offerings. Certain units, divisions, regional affiliates and certain business units within a single legal entity or organization are considered by us to be separate distinct customers when they separately subscribe to our products and services. The number of institutional customers for each of our institutionally oriented businesses varies from year to year based on several factors, including new sales to new customers, new customers resulting from acquisitions, customer cancellations, and the impact of the consolidation of customers. In addition, through our VAR relationships, we maintained interfaces to over 500 software applications, technology solutions, outsourcing-related services and web portals. These VARs sublicense or redistribute data typically to medium and small institutions, and individual investors.

Interactive Data Pricing and Reference Data

Our Pricing and Reference Data business provides an extensive range of financial market data services to approximately 6,000 clients, including securities and brokerage firms, mutual funds, pension funds, ETF sponsors, investment advisors, hedge funds and VARs. Pricing and Reference Data offerings include intraday, end-of-day and historical pricing, evaluations and reference data for an extensive range of securities, commodities, derivative instruments, indices and foreign exchange rates from around the world. The core services for this business include:

Evaluated Pricing:

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We deliver an extensive range of daily opinions of value on approximately 2.8 million fixed income securities, international equities and other hard-to-value financial instruments. Our evaluated prices are the result of developing and refining our proprietary processes and methodologies that combine sophisticated modeling techniques developed by our quantitative methodologists including math, finance, physics and statistics PhDs; information from an extensive range of market sources; and a team of approximately 180 skilled evaluators who integrate relative credit information, observed market movements and sector news into our evaluated pricing applications and models. Given that many fixed income securities and other financial instruments trade infrequently, if at all, in the secondary market, our evaluated prices represent our good faith opinion of the price a buyer in the marketplace would pay for certain fixed income securities and financial instruments (typically in an institutional round lot position) in a current sale. Our evaluated pricing services are typically used along with our listed markets pricing for asset and portfolio valuation (such as end-of-day mutual fund net asset values (“NAVs”), and risk management applications.

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Our evaluated pricing coverage includes securities and financial instruments issued in North America such as corporate, government, municipal and agency fixed income securities, convertible bonds, debentures, pass-through securities and structured finance and foreign instruments issued in markets outside of North America such as convertible bonds, debentures, Eurobonds and sovereign and corporate bonds. Pricing and Reference Data’s evaluated pricing services also include our Fair Value Information ServiceSM through which we provide evaluations for certain international equity securities, equity options and equity index futures. The Fair Value Information Service is designed to provide customers with information that can be used to estimate a price for an international, exchange-traded issue that would likely prevail in a liquid market in view of information available at the time of evaluation.

Reference Data:

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Complementing Pricing and Reference Data’s evaluated pricing services is a wide range of listed markets pricing and descriptive information covering over seven million global financial instruments for use across the financial instrument processing lifecycle. This content is supported by a global team of approximately 250 reference data collection professionals with language skills including English, German, French, Spanish, Portuguese, Italian, Mandarin, Japanese, Korean, Thai and Indonesian. Our reference data covers:

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Listed and Non-listed Markets Pricing: Extensive, high-quality intraday, end-of-day and historical global pricing for securities typically used for portfolio valuation and risk management applications;

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Corporate Actions: End-of-day and intraday corporate actions and income-related information such as capitalization changes, dividends, splits, earnings, shares outstanding and changes in credit ratings for fixed income and equity securities;

•	Terms and Conditions: Key terms and conditions for fixed income financial instruments such as call, put and interest payment information; and

•	Identification Information: Name, ticker symbol, CUSIP®, SEDOL®, etc.

The combination of Pricing and Reference Data’s listed markets pricing information, evaluated pricing and Fair Value Information Services help mutual funds, pension funds, custodians, and asset managers to value their holdings. For example, each U.S. mutual fund has a regulatory obligation to determine the fund’s NAV each trading day. The NAV is the price per share for all investments in and redemptions from the mutual fund for that day. Many mutual funds consider the pricing and evaluation data we provide as an important input to their own daily valuation determinations, and we believe we are the leading provider of market data that supports the NAV calculation processes within the U.S. mutual fund industry.

Financial institutions also utilize Pricing and Reference Data content to support an array of other applications. For example, our reference data is used by financial services firms to settle purchases and sales of financial instruments, and prepare reports and account statements internally and for clients. In addition, financial institutions utilize Pricing and Reference Data’s securities information as they perform activities required to meet various regulatory requirements. Intraday, end-of-day and historical data from this business is also used by customers to research investment decisions.

This business has developed proprietary methods for receiving and packaging source data. In addition, when practicable, teams of professionals work to enhance the quality and completeness of the data before it is delivered to customers. Our customers receive a majority of their data through computer-to-computer links and Internet-based applications. This business also works closely with redistributors who typically use their own delivery systems or serve as an interface between their clients’ and our delivery systems to redistribute and/or process the data provided by this business. We design Pricing and Reference Data’s data feeds to be compatible with third-party software applications and standard industry protocols to allow institutional customers to integrate these data feeds into their infrastructures. At the same time, our offerings are typically tightly integrated into our customers’ systems and workflows, often as the result of significant historical investment by these customers. Our business continues to refine and enhance its proprietary methodologies for evaluating fixed income financial instruments by combining sophisticated modeling techniques, information from market sources and teams of skilled evaluators who integrate relative credit information, observed market movements and sector news into the evaluated pricing applications and models.

Our Pricing and Reference Data business is regarded as the top provider in the pricing and valuations services sector based on research compiled by Aite Group in November 2009. To capitalize on growth opportunities in this market segment, Pricing and Reference Data business actively seeks to enhance its existing services and develop new offerings by establishing business alliances, automating key data collection and evaluation processes, expanding its data coverage, (particularly in the area of hard-to-value financial instruments), increasing the delivery frequency of its services and adding new capabilities including those designed to assist customers with their operational workflow and regulatory compliance challenges.

Real-Time Services

Our Real-Time Services business provides over 1,600 clients with a range of offerings comprising two complementary product areas: real-time feeds and ultra low latency trading solutions; and customized, hosted web-based solutions for wealth management and other applications. The core services for this business include:

Real-Time Feeds:

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Our real-time feeds offerings provide cost-effective access to disparate real-time data sources without having to maintain direct connections. Through our PlusFeedSM service, customers receive consolidated real-time and/or delayed financial data from over 450 global exchanges, trading venues and data sources covering more than six million listed and OTC securities. Our Real-Time Services business offers a variety of delivery methods for PlusFeed, including client site deployed solutions with leased-line connectivity, hosted Internet delivery via a secure virtual private network (PlusFeed VPN) and a secure leased-line connection for cost-effective access to a specified “watch-list” of instruments (PlusFeed Select). Over the years, we have invested considerable resources to improve PlusFeed’s latency, which we define as the time it takes for information to be received from a stock exchange and redistributed to a client. Our PlusFeed service is complemented by PlusTickSM, which provides financial institutions with access to tick and trade data for global securities in order to assist them in their compliance with “best execution” requirements, transaction cost analysis and advanced charting applications.

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Our real-time feeds product area also includes ultra low latency trading solutions in which we provide direct exchange access, proximity hosting and support services that facilitate ultra low latency electronic trading. These solutions enable a broad range of financial institutions to execute their automated trading programs by offering ultra low latency connectivity between their trading systems and a broad range of stock exchanges and trading venues. We gained this capability through the January 2010 acquisition of 7ticks and we now market these offerings as Interactive Data 7ticks.

Wealth Management:

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Our wealth management product area is focused on designing, building and hosting customized, web-based financial information solutions primarily for financial institutions and infomedia companies. Our wealth management offerings consist of financial market data, access to decision-support tools and hosting services. These offerings utilize a flexible web services architecture designed to meet the needs of our customers, from consumer portals to the front-, middle- and back-office professionals within financial institutions.

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The primary wealth management offerings are PrimePortal, PrimeTerminal and Market-Q. PrimePortal is a customized, web-based application that displays market data. PrimeTerminal and Market-Q are hosted market data terminals sold in Europe and North America, respectively (Market-Q was developed by Interactive Data Desktop Solutions and revenue from that product is allocated to the Desktop Solutions business). All of these wealth management offerings aggregate content from a variety of market sources, information service providers including us, as well as from the customer, and then tailor the visual display of the content to the needs and specifications of clients. By using a SaaS business model for our web-based hosted solutions, we enable clients to lower expenses by reducing the need for owning and maintaining costly IT infrastructure and managing market data volumes. In addition, by developing modules that can be customized to the specific needs of clients, our wealth management offerings can reduce the customer’s need to devote development resources to these projects. Often our web-based financial information solutions are integrated into critical customer workflows, which promotes increased customer loyalty.

Our Real-Time Services business continually seeks to expand its market coverage by adding new stock exchanges, financial markets and news sources. We are also making enhancements to our services designed to ease the challenges faced by our customers related to managing rising market data volumes and reducing data latency. In addition, we are adding capabilities that can make it easier for clients to implement our services, with an emphasis on helping clients transition from their incumbent suppliers. We also plan to support the expansion of our ultra low latency trading solutions by continuing to increase its U.S. equities coverage and extending further into Asia and Europe. In addition, we expect to enhance our suite of customized, web-based hosted solutions for wealth management applications by developing new tools for displaying and analyzing investment portfolios, adding new capabilities to identify a broader range of derivative instruments, options, futures and investment funds, and by creating new statistical and analytics tools designed to enable customers to better track the performance of their investments.

Fixed Income Analytics

Our Fixed Income Analytics business provides approximately 400 financial institutions with fixed income data and sophisticated fixed income portfolio analytics to help manage risks and analyze the sources of risk and return. These offerings are used by financial institutions to simulate various fixed income market environments to help forecast performance results, validate investment strategies against a variety of benchmark indices, conduct stress testing, generate dynamic risk measures, analyze asset cash flows and support the customers compliance with certain state regulatory reporting requirements. The core services for this business include the following:

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Fixed Income Analytics’s flagship offering is BondEdge®, which provides access to interest rate and credit risk management tools, access to an extensive global fixed income financial instruments database as well as regulatory reporting and compliance tools. BondEdge interfaces with many of the major third-party accounting and asset/liability software packages, in order to reduce duplicate manual data entry and to facilitate improved accuracy and efficiency within an organization. Our Fixed Income Analytics customers are provided access to daily financial market data updates via the Internet to assist in the creation of high-quality analytic calculations and reports. The primary users of BondEdge within these financial institutions are fixed income portfolio managers who invest in or sell fixed income financial instruments, particularly complex securities. During the past two years, we have upgraded our BondEdge service to offer improved functionality including new options such as a set of Application Programming Interface tools that extend its utility across a wider customer base. BondEdge is offered via an array of delivery options, including client-server (BondEdge), ASP/Internet accessible (eBondEdge®) and local area network/wide area network configurations (BondEdge ES). In 2010, Fixed Income Analytics introduced BondEdge® OnDemand, a fully-hosted offering that provides clients an alternative to installing and managing BondEdge as an in-house application.

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Fixed Income Analytics also provides a service bureau offering, BondEdge BureauSM, whereby Fixed Income Analytics professionals run BondEdge on behalf of customers and provide customers with certain fixed income portfolio analysis and risk management information. In addition, this business markets BondEdge FeedSM (which has also been marketed as Analytix DirectSM in the U.S.), a fixed income data feed service that provides a variety of risk measures independent of a dedicated software application. This service is designed to meet the needs of large financial institutions that operate centralized data warehouses to support multiple departments and various applications throughout the institution.

Active Trader Services

Our Desktop Solutions business, formerly known as eSignal, targets active traders, financial advisors, individual investors, investment community professionals and corporations.

Desktop Solutions

Our Interactive Data Desktop Solutions business, formerly known as eSignal, provides real-time financial market information and access to decision-support tools active traders, individual investors, financial advisors, other investment community professionals, and corporate users. These offerings, which are marketed under the Interactive Data, eSignal, Market-Q and FutureSource brands, help customers analyze and make investment decisions about financial instruments traded on major markets worldwide, including equities, futures and commodities. As of March 31, 2011, these offerings supported a total of approximately 55,500 direct subscribers. The core services for this business include:

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Subscription services targeting active traders including its eSignal-branded workstation and related offerings such as eSignal®, eSignal Advanced GET® Edition, eSignal OnDemand, LiveCharts®, QCharts®, eSignal Market ScannersSM and Interactive Data Mobile (formerly known as Quotrek) for wireless access to real-time streaming market data;

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Real-time market data platforms designed for corporations, financial advisors and other investment community professionals: eSignal Pro®, FutureSource® Workstation and the web-based Market-QSM desktop solution; and

•	Trading education services aimed at active traders through its eSignal Learning seminar offerings.

The financial data available to these subscribers includes equities, options, commodities, derivative instrument data, single stock futures, indices, market depth from various major exchanges including the

NASDAQ Stock Market, the New York Stock Exchange, the Chicago Mercantile Exchange and the Chicago Board of Trade, as well as ECN and foreign exchange market information, fixed income data, mutual fund data and money market data. In addition, subscribers receive access to decision-support tools including historical databases, technical charting, customizable analytics, back testing, portfolio tracking and news and commentary. Although Desktop Solutions has historically targeted active traders (which we define as investors who typically make their own investment decisions, trade frequently and may earn a substantial portion of their income from trading), this business has experienced increased institutional interest in certain offerings in recent years.

Business Strategy

We are focused on expanding our position as a trusted leader in financial information services market. A key element of our strategy involves working closely with our largest direct institutional customers and redistributors to better understand and address their current and future financial market data needs. By better understanding customer needs, we believe we can develop enhancements to existing services and introduce new services. As part of our efforts to build strong customer relationships, we continue to invest significant resources to provide high-quality, responsive customer support and service. We believe that our combination of strong account management and responsive customer support has contributed to our high customer retention rates within our Institutional Services segment, as well as enhanced our ability to attract new customers.

We plan to expand on our leadership position in the financial information industry by investing in internal development programs in ways that can enable us to deliver high-value services and solutions and extend our global reach. In particular, we plan to continue expanding our market coverage, developing complementary services, tools and solutions that further strengthen and expand existing customer relationships, and attract new customers and partners worldwide. In addition, strategic acquisitions have complemented our internal investment activities in the past and we may elect to pursue certain strategic acquisitions in the future in order to achieve key business objectives in the future. Furthermore, we plan to advance programs that can further improve our technical infrastructure, increase our operational efficiency and optimize our cost structure. More specifically, we are investing substantially to reengineer our product technology and replace legacy product systems with a new unified technical architecture technology that will facilitate the collection, use and distribution of all content that supports our core Pricing and Reference Data, and Real-Time Services offerings. We also are advancing programs aimed at enhancing the overall organizational productivity and efficiency while reducing costs across a range of key functional areas.

Our business has historically generated a high level of recurring revenue and cash flow from operations. We have historically invested our financial resources in organic growth initiatives and strategic acquisitions. As a result of the Merger, we have incurred significant debt and our payment obligations for our debt will reduce our cash flow. However, even given these new uses of cash, we believe our business will continue to generate sufficient cash flow from operations to fund our currently planned, growth-oriented initiatives as well as other elements of our strategy.

Marketing

To support the sales efforts of our businesses, we implement a range of promotional and lead generating activities such as public relations, direct mail, email, seminars, targeted trade shows and customer-oriented events (both in person and online), community involvement and advertising. Our marketing initiatives also include advertising in leading vertical publications and on the Internet, publishing newsletters, issuing press releases and having our executives and managers quoted in various articles. When possible, our businesses coordinate sales, marketing and development activities to cost-effectively address the needs of mutual customers in a timely manner. We also work closely with VARs and other business partners to jointly market our services to current and prospective customers.

Specific marketing strategies within our Institutional Services and Active Trader Services segments include:

Institutional Services

In recent years, we have implemented a range of global marketing initiatives to reinforce our value proposition and emphasize the “Interactive Data” brand to institutional clients. Our institutionally oriented sales teams possess specialized industry and product expertise. They provide on-site and remote demonstrations of our services and interact directly with our customers and prospects. In 2011, we intend to continue to monitor changes in our industry and the evolving needs of our customers. We will also continue to foster our long-standing customer relationships and work closely with our institutional customers to identify new sales opportunities, and better leverage and coordinate selling efforts across our organization.

Active Trader Services

Each of the core Active Trader Services offerings is marketed by sales and product support specialists within our Desktop Solutions organization. These offerings are supported by our Desktop Solutions business through the promotional campaigns discussed above as well as through third-party developer relationships that market our various Desktop Solutions offerings to their customers. We also invite third-party software developers to write software that is compatible with our systems and ask trading educators to consider use of our services in their seminars. In addition to direct sales, re-distributor channel partners are an important source of new subscribers.

Competition

The market for providing financial market data, analytics and related services is highly competitive in each of our business segments. Some of our established competitors have greater financial, technical, sales, marketing, and support resources, and are able to devote more significant resources to the research and development of new services than we can. In addition, these competitors may have diverse service-line offerings that allow them the flexibility to price their services more aggressively. Some of our competitors also have more extensive customer bases and broader customer relationships than we do, including relationships with prospective customers in their local geographies. Another challenge includes customers self-sourcing financial data and news directly from brokers, exchanges and news services. Across our businesses, we believe that our primary competitive advantages include the following:

•	Our timely and reliable delivery and the quality and breadth of coverage of our data and related services compared with those of our competitors;

•	Our ability to expand and customize our data and related services to meet the current and evolving needs of our customers;

•

Our expertise and experience in each of our core businesses, which further enhances our ability to deliver market data and analytic services using a variety of delivery platforms and technologies, and to cost-effectively integrate this content into the operational workflow of our customers;

•

Our ability to deliver our data and related services using a variety of delivery platforms and technologies, and to cost-effectively integrate our data and related services into the operational workflow of our customers;

•	Our ability to timely launch new services in response to the needs of our customers;

•	Our high-quality customer service and support; and

•	Our VAR network, which adds significant distribution scale and enables us to contract, either directly or indirectly, with small- and medium-sized customers.

Institutional Services

Competition within our Institutional Services segment ranges from large, established suppliers of news and financial data to smaller, more specialized vendors.

Pricing and Reference Data

The main competitors with respect to our institutionally oriented Pricing and Reference Data business include large global suppliers of financial and business news and financial market data such as Thomson Reuters Corporation, SIX Telekurs, McGraw-Hill Financial, (S&P Valuation Services) and Bloomberg L.P. Additionally, competitors in structured products, derivatives and other complex, esoteric securities include Markit Group Limited, J.P. Morgan Pricing Direct (formerly Bear Stearns Pricing Direct), Pricing Partners, and SuperDerivatives.

Real-Time Services

The main competitors with respect to our institutionally oriented real-time feeds include Thomson Reuters Corporation, Bloomberg L.P., SIX Telekurs, Morningstar and Activ Financial. Competitors in the ultra low latency trading solutions area include global managed services providers such as BT Radianz, Savvis and NYSE Technologies. Competitors targeting the wealth management operations of financial institutions include workstation providers such as Thomson Reuters Corporation, FactSet Research Systems Inc., SIX Telekurs and Morningstar. Other specialist hosted solutions providers include Wall Street on Demand (recently acquired by Markit Group Limited) and Quote Media.

Fixed Income Analytics

As a specialty service provider, Interactive Data Fixed Income Analytics competes against other financial services analytical software companies such as FactSet Research Systems Inc. (as a result of its 2005 acquisition of Derivative Solutions Inc.), The Yield Book, Inc., (a wholly owned subsidiary of Citigroup Capital Markets), Barclays Bank PLC’s POINT® (as a result of its acquisition of Lehman Brothers) and Wilshire Associates Incorporated. Other competition unique to this business includes the use of specialized spreadsheet applications, and financial institutions that develop their own in-house software solutions. We believe that additional competitive advantages are that our Fixed Income Analytics offerings include analytics that are independent of a brokerage or asset management firm, advanced modeling analytics that enable evaluation of fixed income financial instruments individually or in a portfolio context, a data feed service that support data warehouse applications and flexible reporting capabilities.

Active Trader Services

Within the Active Trader Services segment of our business, our Desktop Solutions business competes against numerous competitors including CQG, Inc., DTN Holding Company, Inc. (a business owned by Telvent), Thomson Reuters, TradeStation, Realtick (part of Convergex Group) and other smaller vendors, as well as online and traditional brokerage businesses that have developed their own analytics tools for active traders. However, in addition to the advantages cited above, we also believe that our other competitive advantages with respect to our Active Trader services include price, ease of use, compatibility with third-party software packages and analytics that are independent of a brokerage or asset management firm yet provide access to these firms.

Technology Infrastructure

Our global technology infrastructure and operations support all the segments of our business. As we move forward, we are investing substantially to reengineer our product technology and replace legacy product systems with a new unified technical architecture technology that will facilitate the collection, use and distribution of all content that supports our core Pricing and Reference Data, and Real-Time Services offerings. We believe these investments will enable us to more effectively support our broad range of service offerings, accelerate time to market for new services and better leverage the combined capabilities of the different product groups across our organization. In addition, we are also in the process of enhancing our global real-time network and related processing capabilities to extend and leverage the Interactive Data 7ticks infrastructure. Across all segments of our business, we invest in technology oriented initiatives designed to further enhance the quality and expand the breadth of coverage in our data offerings, as well as the features and functionality of various product and service offerings.

Our technology infrastructure is designed to facilitate the reliable and efficient processing and delivery of data and analytics to customers worldwide. Our systems contain multiple layers of redundancy to enhance system performance, including maintaining, processing and storing data at multiple data centers. In our Real-Time Services business, user connections are load-balanced between our data centers and, in the event of a site failure, equipment problem or regional disaster, have the capacity to handle the additional load through the remaining data centers. We continue to be focused on maintaining a global technical infrastructure that allows us to support our growing businesses, and provide data and analytics using various delivery methods designed to meet the needs of our customers worldwide.

Intellectual Property

We maintain a portfolio of intellectual property, including registered and common law trademarks and service marks and copyrights. Additionally, we have three patents issued, one patent that has been approved for issuance and one patent pending. Our issued patents expire in August 2021, December 2022, and September 2027. We have rights to approximately 80 trademarks and service marks. We place significant emphasis on our branding and consider our trademark and service mark portfolio to be an important part of our ongoing branding initiative. In addition, we own the copyrights to our internally developed software applications and data delivery services (with the exception of certain rights unrelated to our business that we jointly own with Nookco as described below under the heading, “Certain Relationships and Related Transactions, and Director Independence” in this prospectus). Other than with respect to the value of services marks and trademarks as described in Note 3, “Merger” in the Notes to the Consolidated Financial Statements included in this prospectus, no single trademark, service mark, copyright, or patent, if lost, would materially adversely affect our business or our results of operations. License agreements, both as licensor with our customers and as licensee with suppliers of data, are important to our business.

New Products and Research and Development

Our business includes the development and introduction of new services and may include entry into new markets. We are not currently committed to any new services that require the investment of a material amount of our funds, nor do we have any definitive plans to enter new markets that would require such an investment.

Geographic Areas

Through subsidiaries and affiliates, we conduct business in numerous countries outside of the United States. Our international businesses are subject to risks customarily encountered in international operations, including fluctuations in foreign currency exchange rates, import and export controls, and other laws, policies and regulations of local governments. During the past three years, our revenue by geographic region was as follows:

	Successor	Predecessor		Successor	Predecessor
(In thousands)	(Unaudited) Three Months Ended March 31,		(Unaudited) Combined 2010	Period from July 30 through December 31, 2010	Period from January 1 through July 29, 2010	As of and for the Year Ended December 31,
	2011	2010				2009	2008

Revenue (a):
United States	$152,247	$140,630	575,614	$246,924	$328,690	$536,474	$529,586

United Kingdom	20,456	18,973	74,509	32,161	42,348	72,896	85,715

All other European countries	29,918	29,488	114,747	49,422	65,325	118,384	116,839

Asia Pacific	8,835	7,797	31,775	13,594	18,181	29,464	118,401

Total	$211,456	$196,888	$796,645	$342,101	$454,544	$757,218	$750,541

At March 31, 2011 and 2010, and December 31, 2010, 2009 and 2008, respectively, long-lived assets by geographic region are as follows:

(In thousands)	(Unaudited) As of March 31, 2011	(Unaudited) As of March 31, 2010	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008

Long-lived assets:

United States	$2,816,240	$620,585	$2,863,599	$584,292	$582,763

United Kingdom	626,278	108,375	620,711	114,390	100,467

All other European countries	170,074	96,326	164,530	103,088	104,169

Asia Pacific	174,109	36,380	177,349	36,687	34,746

Total	$3,786,701	$861,666	$3,826,189	$838,457	$822,145

Employees

We had more than 2,400 employees as of April 30, 2011.

Working Capital Requirements

There are no special requirements or credit terms extended to customers that could have a material adverse effect on our working capital.

Internet Address and SEC Reports

We maintain a website with the address www.interactivedata.com. We are not currently subject to any reporting requirements of Section 15(d) or Section 13 of the Securities Exchange Act of 1934. However, we currently intend to comply with certain reporting provisions of the indenture governing our Senior Notes due 2018 by filing with the Securities and Exchange Commission annual, quarterly and current reports on Form 10-K, 10-Q, and 8-K, respectively. We will make available to the trustee of the Senior Notes due 2018 and the holders of the Senior Notes due 2018 (without exhibits), without cost to the holder, within 15 days after we file the reports with the Securities and Exchange Commission, copies of such reports. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus. Our SEC filings are also available on the Internet at the SEC’s website at www.sec.gov.

Properties

Our headquarters are located at 32 Crosby Drive, Bedford, Massachusetts 01730. We own no real estate but, as the following table sets forth, as of the date of this prospectus we lease certain principal facilities for use as corporate headquarters, sales offices and data centers:

Location	Operating Unit/Segment	Square Feet	2011 Annual Rental Rate	Expiration Date

Bedford, MA	Institutional and Corporate	103,716	$2,461,000	June 2016

Boston, MA	Institutional	17,751	$592,000	March 2021

Boxborough, MA	Institutional, Active Trader, and Corporate	100,226	$677,000	September 2018

Channel Islands, UK	Institutional	2,301	$86,000	December 2018

Cheltenham, UK	Institutional	3,500	$69,000	May 2012

Chicago, IL	Institutional and Active Trader	6,307	$92,000	September 2011

Chicago, IL	Active Trader	3,465	$87,000	October 2012

Chicago, IL	Institutional	5,548	$127,000	February 2012

Chicago, IL	Institutional	4,726	$84,000	September 2011

Cologne, Germany	Institutional	9,182	$244,000	December 2013

Dublin, Ireland	Institutional	12,017	$358,000	February 2012

Frankfurt, Germany	Institutional	78,548	$2,131,000	December 2016

Hayward, CA	Active Trader	60,158	$1,243,000	June 2013

Hong Kong	Institutional	2,224	$120,000	June 2012

Houston, TX	Active Trader	1,635	$19,000	July 2012

Lombard, IL	Active Trader	9,356	$69,000	May 2014

London, UK	Institutional and Active Trader	68,943	$1,071,000	April 2025

Luxembourg	Institutional	3,368	$137,000	December 2015

Madrid, Spain	Institutional	3,315	$122,000	January 2014

Melbourne, Australia	Institutional and Active Trader	4,828	$159,000	November 2015

Milan, Italy	Institutional	2,799	$87,000	December 2015

Minneapolis, MN	Institutional	6,741	$53,000	May 2016

New York, NY	Institutional	87,337	$2,360,000	May 2013

New York, NY	Institutional	50,661	$2,107,000	November 2024

Paris, France	Institutional	2,670	$178,000	December 2011

Parsippany, NJ	Corporate	2,584	$44,000	January 2012

Rome, Italy	Institutional	5,918	$168,000	July 2014

Santa Monica, CA	Institutional	22,877	$784,000	November 2012

Location	Operating Unit/Segment	Square Feet	2011 Annual Rental Rate	Expiration Date

Singapore	Institutional	2,530	$159,000	October 2012

Tokyo, Japan	Institutional	5,978	$358,000	July 2012

White Plains, NY	Institutional	46,000	$1,251,000	October 2019

Zurich, Switzerland	Institutional	3,305	$192,000	June 2013

We have excluded leased properties with less than 1,500 square feet. We believe our facilities are in good condition, and are suitable and adequate for our current and currently planned operations. If we are unable to renew any of the leases that are due to expire in 2011, we believe that suitable replacement properties are available on commercially reasonable terms.

Laws and Regulation

Interactive Data Pricing and Reference Data, Inc., one of our subsidiaries, is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940.

Our Interactive Data (Australia) Pty Ltd subsidiary is licensed by the Australian Securities and Investment Commission, or ASIC, to provide certain financial services in Australia under the Corporations Act 2001.

Our U.K. eSignal business is registered with the United Kingdom Financial Services Authority.

Legal Proceedings

We are involved in litigation from time to time in the ordinary course of business with a portion of the defense and/or settlement cost being covered, in some cases, by various commercial liability insurance policies and third party indemnifications. We believe that there is no litigation pending against us that would have, individually or in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Mason Slaine (58) is our president, chief executive officer and chairman of our Board. Mr. Slaine joined the company in August 2010 as executive chairman and was appointed president and chief executive officer in September 2010. From 2005 to present, Mr. Slaine has served as Chairman of MLM Information Services, LLC, a leading vendor of corporate tax compliance software and services, which he founded in partnership with Warburg Pincus. From 1996 to 2004, Mr. Slaine served as Chairman and CEO of Information Holdings, Inc., an electronic publisher in the intellectual property and health care fields, which he founded in partnership with Warburg Pincus and which was listed on the New York Stock Exchange in 1998 and acquired by Thomson Reuters Corporation in 2004. From 1994 to 1996 he was President and CEO of Thomson Financial (formerly a division of Thomson Reuters Corporation) and held various positions at Thomson Financial from 1991 to 1994. From 1987 to 1991, he was Chairman and CEO of Securities Data Corporation, a leading financial market database, until its acquisition by Thomson Financial. From 1982 to 1986, Mr. Slaine was President and CEO of Investment Dealers’ Digest Inc. until its acquisition by Extel Financial Ltd. (a predecessor to Interactive Data Corporation). Mr. Slaine currently serves on the Audit and Compensation Committees of iParadigms LLC, a private company.

Michael Bingle (39) has been a director since July 2010. Mr. Bingle joined Silver Lake in 2000 and is a Managing Director. He has significant private equity investing experience in the technology and financial services industries. Prior to joining Silver Lake, Mr. Bingle was a principal at Apollo Advisors, L.P., where he evaluated and executed a variety of private equity investments. He previously worked as an investment banker in the Leveraged Finance Group of Goldman, Sachs & Co. Mr. Bingle serves on the boards of Gartner, Inc., Gerson Lehrman Group, Inc., IPC Systems, Inc., Mercury Payment Systems, Inc. and on the board of Visitors of the Duke University School of Engineering. Previously Mr. Bingle was a director of Ameritrade Holding Corp., Datek Online Holdings, Inc. and Instinet, Inc. He holds a B.S.E. in Biomedical Engineering from Duke University.

Vincent Chippari (51) has served as senior vice president and chief financial officer since October 2010. Prior to joining Interactive Data, he served as chief financial officer of two private-equity backed pre-IPO technology businesses, FleetMatics Group and NameMedia, Inc. Before NameMedia, Mr. Chippari was employed by The Thomson Corporation (now Thomson Reuters). He was chief strategy officer of Thomson Healthcare, responsible for corporate strategy, mergers and acquisitions and business development. Previous positions Mr. Chippari held at Thomson included senior vice president and chief financial officer of Thomson Business Information from 1990-1996. From 1998-2004, he was executive vice president and chief financial officer of Information Holdings Inc., a NYSE-listed information solutions business. Mr. Chippari began his career as an auditor at Price Waterhouse. He is a CPA and holds degrees from Bryant University (BSBA) and the University of Connecticut (MBA).

Raymond L. D’Arcy (58) has served as vice chairman since August 2010. From March 2009 to August 2010, Mr. D’Arcy served as our President and Chief Executive Officer. He has been a member of our Board of Directors since March 2009 and has more than thirty years of experience with us. Throughout his career with us, he has held a number of senior-level sales, marketing, product management and finance positions. After spending his first four years as manager of financial and management reporting, Mr. D’Arcy transitioned into the product management organization. He advanced into regional and national senior sales executive roles within the organization, becoming vice president of global sales and marketing in 1999. Mr. D’Arcy subsequently became president of the Data Delivery Business in 2002. From September 2005 until becoming president and chief executive officer, Mr. D’Arcy served as president of our sales and marketing organization. In addition to his vast experience with our company, Mr. D’Arcy brings to the Board a deep understanding of the financial industry.

Cary J. Davis (44) has been a director since July 2010. Mr. Davis has been with Warburg Pincus since 1994 and is responsible for investments in the software and financial technology sectors. He received a B.A. in economics from Yale University and an M.B.A. from Harvard Business School. Prior to joining Warburg Pincus, he was executive assistant to Michael Dell at Dell Inc. and a consultant at McKinsey & Company. Mr. Davis is a director of TradeCard, Inc., Wall Street Systems Holdings, Inc. and other private companies. In addition, he has been involved in a number of prior investments including OpenVision Technologies, Inc. (merged with VERITAS Software Corporation) and BEA Systems, Inc. Mr. Davis has been an adjunct professor at the Columbia University Graduate School of Business and is president of the Jewish Community House of Bensonhurst.

Sean Delehanty (33) has been a director since July 2010. Mr. Delehanty has been with Silver Lake since 2003 and is a Director. Prior to joining Silver Lake, Mr. Delehanty worked in the Investment Banking Group at Lehman Brothers Holdings Inc., where he focused on mergers and financings in the technology industry. Mr. Delehanty graduated from Duke University with a B.S.E. in Mechanical Engineering.

Alexander Goor (39) has served as our chief information officer since September 2010. Mr. Goor is a member of the Board of Directors of BondDesk Group LLC. From April 2005 to June 2007, he was co-chief executive officer and chief information officer of Instinet, Inc. Previously, he was president of Inet ATS, Inc., Instinet Group’s electronic marketplace subsidiary established in November 2003, and also supervised the merger between Instinet, LLC and Island Holding Company. Before joining Instinet, Mr. Goor was the chief strategy officer of Datek Online Holdings Corporation (DOHC). He was also president of Watcher Technologies, a DOHC technology development and licensing subsidiary catering to professional traders and before that was president of Datek Online Brokerage Services, the firm’s online brokerage subsidiary. Mr. Goor currently serves on the technology committee of New York Presbyterian Hospital and is a graduate of Columbia University.

Mark Hepsworth (51) has served as president, institutional business since September 2007. In this role, he is responsible for leading the business strategy, product development and general business management across Interactive Data Pricing and Reference Data and Interactive Data Fixed Income Analytics. Prior to this role, Mr. Hepsworth had served as president of Interactive Data Real-Time Services since October 2005. His experience includes a decade as Managing Director for Interactive Data Real-Time Services (formerly known as ComStock) in Europe. Mr. Hepsworth joined ComStock in Europe as General Manager in 1995.

Jay Nadler (46) is our chief operating officer. Prior to joining Interactive Data in October 2010, he was president of MLM Information Services, a leading vendor of corporate tax compliance software and services, from 2005 to 2010. Prior to MLM, Mr. Nadler was employed by Information Holdings from 2000 to 2005 where he served in a variety of corporate roles, as well as president and CEO of several of the Company’s subsidiaries. Information Holdings was a NYSE-listed information vendor in the intellectual property, science, and health care fields. From 1988-2000, Mr. Nadler served in various roles at Thomson Financial (now Thomson Reuters), including president and chief executive officer of individual and multiple divisions. During this period, he managed businesses in a number of markets, including investment banking, investment management, investor relations, sales and trading, and wealth management. Mr. Nadler is a member of the Board of Directors of SNL Financial, a leading vendor of sector-focused financial information and a member of the Board of Directors of MLM Holdings Inc, a subsidiary of MLM Information Services. Mr. Nadler serves on the Executive Committee of iParadigms LLC, a private company. He holds a Bachelor’s degree from The Wharton School at the University of Pennsylvania.

James Neary (46) has been a director since July 2010. Mr. Neary has been with Warburg Pincus since 2000 and co-heads the Technology, Media and Telecommunications group. From 2000 to 2004, Mr. Neary led the firm’s Capital Markets activities. Previously, he was a managing director at Chase Securities and worked in the Leveraged Finance Group at Credit Suisse First Boston. Mr. Neary received a B.A. in economics and political science from Tufts University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University, where he was the Eugene Lerner Finance Scholar. He is a director of Alert Global Media Holdings, LLC, Coyote Logistics Holdings, LLC, Fidelity National Information Services, Inc. (formerly Metavante Technologies, Inc.) and THC Holdings, Inc. Mr. Neary is also on the Board of Trustees of The Brearley School in New York City and of Continuum Health Partners, which unites 6 New York area teaching hospitals, including Beth Israel, St. Luke’s and Roosevelt Hospital.

Joseph Osnoss (33) has been a director since August 2010. Mr. Osnoss joined Silver Lake in 2002 and is a Managing Director. As Co-Head of Silver Lake’s London office, he oversees the firm’s large-scale investing activities across Europe, the Middle East and Africa. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co. where he focused on mergers and financings in the technology and telecommunications industries. He previously held positions at Coopers & Lybrand Consulting in France and at Bracebridge Capital, a fixed income arbitrage hedge fund. Mr. Osnoss graduated summa cum laude from Harvard College with an A.B. in Applied Mathematics-Economics and a citation in French language. He is a director of Mercury Payment Systems, Inc., Sabre Holdings Corporation (and certain affiliated entities) and previously served on the board of Instinet Incorporated.

Andrew Prozes (65) has been a director since May 2011. Mr. Prozes joined Warburg Pincus as a senior adviser in February 2011. He was Global Chief Executive Officer of LexisNexis Group, a provider of legal and risk management solutions and information services, from 2000 to December 2010. Mr. Prozes served on the boards of directors of Reed Elsevier plc and Reed Elsevier NV, parent entities to LexisNexis Group, until his retirement from LexisNexis Group in December 2010. Prior to joining Reed Elsevier, Mr. Prozes served as Executive Vice President and Chief Operating Officer of West Group, part of the Thomson Reuters Corporation, from 1997 to 2000. He also was a founder of MFS Limited, which developed computer systems and services for Canada’s financial industry. Mr. Prozes currently serves on the boards of Cott Corporation and Asset International Inc., as well as a number of not-for-profit organizations. Mr. Prozes is a past Chairman of The US Information Industry Association (now SIAA) and has served on the boards of the Information Technology Association of Canada, the Canadian Newspaper Association and the National Executive Services Corporation.

Chandler Joel Reedy (30) has been a director since August 2010. Mr. Reedy has been with Warburg Pincus since 2004 and is in the Technology, Media and Telecommunications group. He received an A.B. cum laude in Economics from Harvard College. Prior to joining Warburg Pincus, he was with UBS Investment Bank in the Financial Sponsors and the Mergers and Acquisitions groups. He is a director of Coyote Logistics Holdings, LLC and Multi-View, Inc. In addition, he has been involved in a number of other investments including Alert Global Media Holdings, LLC, CAMP Systems International, Inc., Fidelity National Information Services, Inc. (formerly Metavante Technologies, Inc.), Institutional Shareholder Services, Inc., New Breed Holding Company, NYFIX, Inc., Wall Street Systems Holdings, Inc. and Yodlee, Inc.

Roger Sargeant (44) has served as managing director, international since September 2005. Roger Sargeant was previously managing director of Interactive Data (Europe). Prior to that, Mr. Sargeant served as managing director for the Company’s European Pricing and Reference Data business for approximately three years. Mr. Sargeant joined the Company in 1990.

Carol Sweeney (58) is senior vice president and general counsel. She joined Interactive Data in 2003 as deputy general counsel. Prior to Interactive Data, Ms. Sweeney was first vice president, office of general counsel at Merrill Lynch. Ms. Sweeney held various other roles during her nearly 20 year career at Merrill Lynch, including senior counsel in Merrill Lynch’s corporate law department and director for their Y2K compliance program. Before joining Merrill Lynch, she worked in the Mayor’s Office of Economic Development in New York City and was an associate at the Proskauer Rose law firm. Ms. Sweeney is a graduate of New York University and New York Law School.

Christine Sampson (57) served as interim chief financial officer from September 2009 until October 2010 and then continued to serve in her roles as vice president of finance, chief accounting officer and treasurer until her departure from the Company in December 2010. Ms. Sampson served as our vice president of finance and chief accounting officer since December 2006. Ms. Sampson became vice president of finance and controller in November 2000. Ms. Sampson first joined the Company in 1978 as a sales and tax accountant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our “named executive officers” for the 2010 fiscal year consisted of the following individuals:

•	Mason Slaine, currently our Chairman, President and Chief Executive Officer;

•	Raymond D’Arcy, currently our Vice Chairman and who also served as our Chief Executive Officer through September 16, 2010;

•	Vincent Chippari, currently our Senior Vice President and Chief Financial Officer;

•	Christine Sampson, who served as our interim Chief Financial Officer through October 25, 2010;

•	Alexander Goor, currently our Chief Information Officer;

•	Mark Hepsworth, currently our President, Institutional Business; and

•	Jay Nadler, currently our Chief Operating Officer.

Compensation Overview and Objectives

From and after the time when our stock ceased to be publicly-traded on July 29, 2010, compensation decisions with respect to our named executive officers have generally been based on the goal of achieving performance at levels necessary to provide meaningful returns to the primary stockholders of our ultimate parent, Igloo Holdings Corporation (the “Parent”), upon a liquidity event. To that end, in addition to the typical need to attract, motivate, and retain talented executives, our post-Merger global compensation programs were specifically designed to incentivize our named executive officers to substantially increase our Parent’s equity value and to make the Parent an attractive candidate for either a public offering of its shares or a sale of the Parent to financial or strategic buyers, and to provide our named executive officers with meaningful compensation on and following such an event. Our compensation programs are heavily weighted toward performance-based compensation, with particular emphasis on equity-based compensation, such that our named executive officers’ compensation has a direct link to the returns achieved by our Parent’s stockholders.

Determination of Compensation

Since July 29, 2010, the Board of Directors of the Parent (the “Parent Board”), in consultation with our primary stockholders, has been responsible for establishing and making decisions with respect to our compensation and benefit plans generally, including all compensation decisions relating to our named executive officers. All compensation decisions relating to the named executive officers prior to the Merger were made by our prior compensation committee, which was disbanded as of the effective date of the Merger. As a result, this compensation discussion and analysis focuses on the compensation philosophy and decisions of the Parent Board from and after the effective date of the Merger.

In connection with the Merger, the Parent Board conducted a comprehensive search for a new management team and identified Messrs. Slaine, Chippari, Nadler and Goor as its top candidates. Our primary stockholders then separately engaged in arms-length negotiations with each of Messrs. Slaine, Chippari, Nadler and Goor. Each of these negotiations resulted in the execution of employment, non-interference, and equity award agreements, each of which is described in more detail below under the “Narrative Discussion to Summary Compensation Table and Grant of Plan-Based Awards Table” header. Additionally, in order to facilitate a smooth transition of management, we negotiated and entered into new employment and non-interference agreements with Mr. D’Arcy, pursuant to which he agreed to remain with the Company through the end of 2011. The amounts and benefits payable pursuant to these agreements were the minimum the Parent Board determined was necessary to entice the named executive officer to join or remain with the Company, as applicable, and also to ensure that the named executive officer remains properly incentivized during their tenure with the Company. None of our named executive officers participated in any discussions of the Parent Board concerning their own compensation, though both Mr. Slaine and Mr. Goor corresponded with individual members of the Parent Board in negotiating their own agreements. Mr. Slaine was involved in the negotiations with Messrs. Chippari, Nadler, Goor and D’Arcy.

In determining the levels and mix of compensation, the Parent Board has not generally relied on formulaic guidelines but rather sought to maintain a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to maximize value for our Parent’s stockholders. Subjective factors considered in compensation determinations include an executive’s skills and capabilities and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In making its determination, the Parent Board has not undertaken any formal benchmarking or reviewed any formal surveys of compensation for our competitors.

Our compensation programs are generally designed to provide fixed compensation within market competitive ranges, to provide variable compensation to incentivize our executives to achieve performance goals that maximize growth, and to motivate our executives to achieve one or more liquidity events for our Parent’s stockholders. The fixed components of our compensation program – including base salary and benefits – enable us to compensate our executives at market compensation levels, which is necessary to attract and retain top talent. Our annual bonus programs provide variable compensation opportunities to our employees and enable us to pay for performance, based on achievement of company-wide performance targets, as well as individual goals. Finally, our Parent’s stock incentive plan enables us to promote executive retention and to align the interests of our executives with those of our Parent’s primary stockholders through the grant of stock options that, until an initial public offering or a change in control, are subject to repurchase by the Parent following a termination of employment and that otherwise remain illiquid until our Parent’s stockholders obtain liquidity.

The compensation paid to Mr. Hepsworth during the 2010 fiscal year was determined pursuant to an employment agreement between Mr. Hepsworth and our subsidiary Interactive Data (Europe) Limited that was entered into prior to the effective date of the Merger. The Parent Board did not undertake a detailed review of Mr. Hepsworth’s compensation during the 2010 fiscal year and instead decided that it was in our best interests to keep the compensation established by our prior compensation committee in place. Additionally, the Parent Board did not undertake a review of Ms. Sampson’s compensation and instead continued her compensation as established by our prior compensation committee. Effective December 17, 2010, Ms. Sampson voluntarily left the Company to pursue other interests.

Components of Compensation Established Post-Merger for the 2010 Fiscal Year

For the 2010 fiscal year, the compensation provided to our named executive officers based on decisions made by the Parent Board following the effective date of the Merger generally consisted of base salary, bonuses and stock option grants, each of which is described in more detail below. We believe that the relationship of fixed to variable compensation was properly balanced and provided us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for creation of Parent stockholder value.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary amounts for each named executive officer, other than Ms. Sampson, were initially established under the named executive officer’s employment agreement. This initial amount forms the basis for base salary throughout a named executive officer’s tenure, with adjustments being made by the Parent Board as and when appropriate, based on its consideration of, among other factors, the scope of the executive’s responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation, and competitive market practices.

Annual Bonus

Pursuant to the terms of their respective employment contracts, each of Messrs. Chippari, Goor, Nadler, and Slaine were eligible to earn a bonus for the 2010 fiscal year. The bonus potential was based on a percentage of their base salaries. Messrs. Goor and Nadler had a potential opportunity equal to 100% of their base salary,

Mr. Slaine 93% and Mr. Chippari 50%. The Compensation Committee made a determination to pay each of Messrs. Chippari, Goor, Nadler and Slaine $32,603, $183,550, $74,520, and $250,000, respectively. Each payment represents 100% of their individual 2010 fiscal year bonus opportunity prorated for the number of days employed in 2010. In addition to the bonuses described above, Messrs. Chippari, Nadler, and Goor each received an additional $50,000 bonus based on the Company’s fourth quarter 2010 performance, as well as their progress in restructuring their respective organizations.

Equity Compensation

The Parent maintains the Igloo Holdings Corporation 2010 Stock Incentive Plan, the terms of which are described below under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table” header. In the 2010 fiscal year, our named executive officers (other than Ms. Sampson and Mr. Hepsworth) received stock option grants which were intended to provide them with a vested interest in the success of the Company and to align their interests with those of our Parent’s stockholders. Mr. Hepsworth received an option grant at the same time as other employees of the Company, in January 2011. The stock options generally vest partially based on continued service during a fixed period of time and partially upon the achievement of certain net return thresholds by our Parent’s primary stockholders upon the occurrence of one or more liquidity events. The Parent Board believes that these vesting conditions properly incentivize management to maximize the return received by our Parent’s primary stockholders. The Parent Board has determined that annual stock option grants are not necessary to motivate the named executive officers and believes that these original grants appropriately incentivize our named executive officers to achieve a liquidity event for our Parent’s stockholders, given that their holdings will remain illiquid until the occurrence of such a liquidity event.

Components of Compensation Established Pre-Merger for the 2010 Fiscal Year

In addition to the compensation described above, compensation was paid to certain of our named executive officers during the 2010 fiscal year based on plans, policies, agreements and arrangements that were put in place by the prior compensation committee prior to the effective date of the Merger. This compensation generally consisted of performance incentive bonuses, retirement benefits, retention payments, and severance benefits, each of which is described briefly below. Since the prior compensation committee was disbanded as of the effective date of the Merger, the following summary does not contain a detailed explanation of the reasons that such plans, policies, agreements and arrangements were put in place or the compensation philosophy promoted by such plans, policies, agreements and arrangements.

2010 Executive Bonus Plan

At meetings held on February 25, 2010, our prior compensation subcommittee adopted the 2010 Executive Bonus Plan (the “2010 Bonus Plan”). Our prior compensation subcommittee also designated the executives that would participate in the 2010 Executive Bonus Plan, which included Messrs D’Arcy and Hepsworth and Ms. Sampson and approved the bonus potential guidelines under the 2010 Bonus Plan for each of the participants.

The 2010 Bonus Plan provides for an annual cash incentive opportunity for participants equal to the lesser of (i) $3,000,000 for each of the executive officers participating in the 2010 Bonus Plan or (ii) 1.25% of the Company’s 2010 adjusted operating income for the Chief Executive Officer and 0.625% of the Company’s 2010 adjusted operating income for each of the other executive officers participating in the 2010 Bonus Plan (the “Adjusted Operating Income Formula”). There are four performance measures specified under the 2010 Bonus Plan: (i) adjusted revenue, (ii) adjusted EBITA, (iii) cash conversion percentage; and (iv) individual performance objectives.

The weighting of the predetermined performance measures adopted by our prior compensation subcommittee are as follows:

Performance Measure	Weighting of Performance Measures as a percent of bonus opportunity:

Adjusted Revenue	20%

Adjusted EBITA	40%

Cash Conversion Percentage	15%

Individual Performance Goals	25%

The individual goals for Messrs. D’Arcy and Hepsworth and Ms. Sampson, which were not assigned pre-determined weightings, were communicated to each of the named executive officers at the beginning of the performance period and primarily consisted of measures such as:

•

For Mr. D’Arcy: demonstration of leadership in his role as Chief Executive Officer; development of a longer-term strategy for the Company including organizational restructuring in connection with such strategy; and achievement of certain financial goals established for the Company;

•	For Ms. Sampson: facilitating the execution of our business strategy by the business unit leaders worldwide; and

•

For Mr. Hepsworth: achievement of certain financial goals for the businesses for which he is responsible; integration of cross-divisional market facing teams; and execution on the Company’s longer-term strategy.

The bonus opportunity pursuant to the guidelines set forth in the 2010 Bonus Plan for our named executive officers are as follows:

	2010 Executive Bonus Plan Opportunity (as a % of base salary on December 31, 2010)
Name	Threshold (Company Performance Measure is at Threshold)	Target (Company Performance Measure is at Target)	Maximum (Company Performance Measure is at Maximum)	Stretch (Company Performance Measure exceeds Maximum)

R. D’Arcy	25%	100%	150%	200%

C. Sampson	13.33%	53.33%	80%	106.66%

M. Hepsworth	16.67%	66.67%	100%	133.34%

To entice Mr. D’Arcy to enter into his new employment agreement following the closing of the Merger, the Company (in his employment agreement) agreed to pay Mr. D’Arcy his target bonus of $575,000 in respect of his service during 2010, regardless of the actual performance of the Company. Additionally, since Ms. Sampson’s employment terminated prior to the end of the 2010 calendar year, she was not entitled to received a bonus pursuant to the 2010 Bonus Plan or otherwise. Mr. Hepsworth’s performance to financial goals for the Pricing and Reference Data business he is responsible for were similar to the Company’s performance to financial goals. Mr. Hepsworth also facilitated the further integration of cross-divisional market facing teams, and played an important role in the merger. Based on the Company’s performance and his individual performance, Mr. Hepsworth received a 2010 bonus payment of $187,087 which was the full amount that the Plan funded.

Retirement Benefits

Defined Benefit Pension Plan, Supplemental Retirement Plan and Pearson Group Pension Plan

We do not currently provide defined benefit pension plan benefits for our employees, including our named executive officers. However, certain of our long service employees remain eligible to participate in or receive benefits under the Pearson, Inc. Pension Equity Plan, or PEP, and the Pearson, Inc. Supplemental Executive Retirement Plan, or SERP, which were frozen as of December 31, 2001.

Mr. D’Arcy and Ms. Sampson continued to receive annual credit from earnings to their accrued benefits under the PEP through the effective date of the Merger, and Mr. D’Arcy also continued to participate as an active employee in the SERP through the effective date of the Merger. After the Merger, Mr. D’Arcy and Ms. Sampson no longer received credit to their accrued benefits under the PEP, and Mr. D’Arcy no longer receives credit under the SERP, although he is still treated as a vested participant in the SERP.

Mr. Hepsworth participated in the Pearson Group Pension Plan (for U.K. employees) until the effective date of the Merger, at which point his participation ended. Mr. Hepsworth no longer participates in any similar pension plan.

Details of the benefits available under these arrangements, and the material terms of the PEP, the SERP and the Pearson Group Pension Plan, are outlined below in the “Pension Benefits Table” and the narrative description following the table.

Pearson 401(k) Retirement Plan & Pearson 401(k) Excess Plan

Mr. D’Arcy and Ms. Sampson were also eligible to participate in the Pearson 401(k) Retirement Plan prior to the effective date of the Merger, a qualified 401(k) plan, on the same terms and conditions as all other employees. Mr. D’Arcy was also eligible to participate in the unfunded Pearson 401(k) Excess Benefit Plan (the “Pearson 401(k) Excess Plan”), which enables participants whose salaries exceed the statutory limits under the Pearson 401(k) Plan to make additional contributions and receive employer contributions.

Following the closing of the Merger, the Company adopted two new retirement plans, a 401(k) retirement plan (the “Interactive Data 401(k) Plan”) and an unfunded 401(k) excess plan (the “Interactive Data 401(k) Excess Plan”), that each mirrored the plans offered by Pearson prior to the closing of the Merger. We offered these benefits to provide our continuing employees (including our continuing named executive officers) with continuity of their benefits following the closing of the Merger. In early 2011, new employee and Company contributions to the Interactive Data 401(k) Excess plan were suspended. Messrs. Goor, Nadler and Chippari currently participate in the Interactive Data 401(k) Plan.

Details of the accrued benefits available under the 401(k) Excess Plan are outlined below in the “Nonqualified Deferred Compensation Table”. Details of the material terms of the 401(k) plans and the 401(k) excess plans are outlined in the narrative that follows the “Nonqualified Deferred Compensation Table.”

Following the closing of the Merger, the Company adopted two new retirement plans, a 401(k) retirement plan (the “Interactive Data 401(k) Plan”) and an unfunded 401(k) excess plan (the “Interactive Data 401(k) Excess Plan”), that each mirrored the plans offered by Pearson prior to the closing of the Merger. We offered these benefits to provide our continuing employees (including our continuing named executive officers) with continuity of their benefits following the closing of the Merger. In early 2011, new employee and Company contributions to the Interactive Data 401(k) Excess plan were suspended. Messrs. Goor, Nadler and Chippari currently participate in the Interactive Data 401(k) Plan.

Retention Agreements

In May 2010, the Company entered into retention and enhanced severance agreements (the “Retention Agreements”) with Messrs. D’Arcy and Hepsworth and Ms. Sampson. Pursuant to the Retention Agreements, in connection with a sale of the Company, Messrs. D’Arcy and Hepsworth and Ms. Sampson were each entitled to a stay bonus (the “Stay Bonus”) equal to, respectively, 200%, 150%, and 100%, as a percentage of their base salary, provided that a completion of a sale of the Company (a “Closing”) occurred prior to January 1, 2012. In addition, Messrs. D’Arcy and Hepsworth were each entitled to a sales incentive enhancement (a “Sale Bonus”) which was added to their Stay Bonuses if the Change of Control Price (as defined in the Retention Agreements) exceeded $30.00. Under the Retention Agreements, for each $0.01 that the Change of Control Price exceeded $30.00, a Sale Bonus of 0.2 percentage points of base salary was added to the Stay Bonus. Under the terms of the Retention Agreements, payment of the Stay Bonus and the Sale Bonus was made in two installments: one-third of the Stay Bonus and Sale Bonus was payable as soon as practicable after a Closing and the remaining two-thirds was payable on the date that was four months following the date of the Closing, provided that the executive remained employed by the Company through the payment date or, if prior to the end of such four month period, the executive was terminated by the Company other than for “cause” or resigned for “good reason.” Payments under the Retention Agreements were triggered by the closing of the Merger. The Sale Bonuses for Messrs. D’Arcy and Hepsworth were $443,900 and $281,008 respectively. The Stay Bonuses paid to Messrs D’Arcy and Hepsworth and Ms. Sampson were $1,150,000, $546,000 and $303,478 respectively.

Secondment Benefits

Pursuant to his employment agreement (described in more detail below under the “Narrative Discussion to Summary Compensation Table and Grant of Plan-Based Awards Table” header) that was entered into prior to the closing of the Merger, Mr. Hepsworth is entitled to receive the following secondment allowances: (i) a housing allowance of $6,000 per month (grossed up for U.S. federal and state taxes), (ii) up to $15,500 in costs of transporting his personal effects back to the United Kingdom upon repatriation, (iii) costs of airfare for Mr. Hepsworth and his immediate family members upon repatriation, (iv) temporary housing reimbursements of up to $1,500 (grossed up for U.S. federal and state taxes) for housing in the United States and £800 (grossed up for U.K. taxes) for housing in the United Kingdom, (v) costs of airfare for two home visits to the United Kingdom each year for him and his immediate family members (grossed up for U.S. federal and state taxes), (vi) costs of airfare to the United Kingdom for him and his immediate family members in the event of a family emergency (grossed up for U.S. federal and state taxes), (vii) a car allowance of $7,200 per year (grossed up for U.S. federal and state taxes), (viii) up to $25,000 per year per child for private school fees (grossed up for U.S. federal and state taxes), and (ix) tax planning and preparation assistance for the tax years covered by the extension contract (grossed up for U.S. federal and state taxes). Mr. Hepsworth’s secondment and benefits ended November 1, 2010 when he became a regular U.S. employee.

Compensation Risk Management

The Parent Board has reviewed our overall compensation policies and practices to determine whether those policies and practices are reasonably likely to have a material adverse effect on us and has concluded that they are not reasonably likely to have a material effect on us.

COMPENSATION COMMITTEE REPORT

The Parent Board has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the fiscal year ended December 31, 2010 with management. Based on the review and discussion, the Parent Board recommended to our Board that the CD&A be included in this prospectus.

Respectfully submitted,

BOARD OF DIRECTORS OF IGLOO HOLDINGS CORPORATION

Mason Slaine, Chairman

Michael Bingle

Raymond D’Arcy

Cary Davis

Sean Delehanty

James Neary

Joseph Osnoss

Chandler Reedy

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation of our principal executive officer, our principal financial officer and other named executive officers for the fiscal year ended December 31, 2010.

Name and Principal Position**	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(7)	Total ($)

Mason Slaine Chairman, President, and Chief Executive Officer	2010	261,315	250,000	—	22,800,000	—	—		743,803	24,055,118

Raymond D’Arcy Vice Chairman	2010 2009 2008	575,000 456,667 358,750	—	— 1,199,997 236,930	— — 195,785	575,000 — 286,238	3,196 14,192 3,824		1,631,756 42,862 61,852	2,784,952 1,713,718 1,143,379

Vincent Chippari Senior Vice President and Chief Financial Officer	2010	65,064	82,603	—	1,080,000		—		118,470	1,346,137

Christine Sampson (1) Interim Chief Financial Officer	2010 2009	279,899 222,660	—	— 25,088	— 25,288	—	1,461 7,238		322,789 16,445	604,149 296,719

Mark Hepsworth President, Institutional Business	2010 2009 2008	373,333 350,000 343,750	—	— 175,851 236,930	— 176,989 195,785	187,087 — 269,225	17,003 184,835 24,087	(6)	973,277 220,495 252,539	1,550,700 1,108,170 1,322,316

Alexander Goor Chief Information Officer	2010	182,051	233,550	—	13,810,481		—		4,776	14,230,858

Jay Nadler Chief Operating Officer	2010	74,359	124,520	—	3,397,500		—		929	3,597,308

**	Mr. Slaine, Mr. Chippari, Mr. Goor and Mr. Nadler commenced employment with us on August 4, 2010, October 25, 2010, September 15, 2010, and October 25, 2010, respectively. Ms. Sampson left the Company on December 17, 2010.
(1)	Ms. Sampson served as our interim Chief Financial Officer through October 25, 2010. Ms. Sampson was paid a supplemental monthly amount of $8,333.33 from January 1, 2010 through October 31, 2010. Ms. Sampson’s salary includes $83,333.31 attributable to this additional monthly amount.
(2)	RSU Dividend equivalents granted in 2010 are specifically excluded from amounts reported in this column as such amounts were factored into the grant date fair value of the RSU awards to which such equivalents relate, which RSU awards were reported as compensation in the year granted.
(3)	Represents the aggregate grant date fair value of awards granted to our named executive officers in 2010, determined under FASB ASC Topic 718. For information on the valuation assumptions with respect to awards made, refer to Note 8 in “Stock Based Compensation” in our Consolidated Financial Statements included in this prospectus.
(4)	All Non-Equity Incentive Plan Compensation earned in 2010 was paid in March 2011.
(5)	All amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officer’s benefits under the Pearson Group Pension Plan, the Pearson Inc. Equity Pension Plan, and the Pearson, Inc. Supplemental Executive Retirement Plan, as applicable. No named executive officer received preferential or above-market earnings on deferred compensation during fiscal year 2008, 2009, or 2010.
(6)	The change in pension value for Mr. Hepsworth was originally calculated in British pounds sterling and was converted into U.S. dollars based on an exchange rate of £1 = $1.54574, which was the average exchange rate for the year ending December 31, 2010.

(7)	The table below shows the components of this column for 2010, which include our contributions under the 401(k) Plans and the 401(k) Excess Plans, Perquisites, and Bonuses.

Name	Interactive Data Retirement Plan Contribution	Interactive Data Non- Qualified Retirement Plan Contribution	Other Perquisites		Retention Bonus	Sign- On Bonus	Other		Total-All Other Compensation

Mason Slaine	3,062	0	0		0	740,741	0		743,803

Vincent Chippari	1,470	0	0		0	117,000	0		118,470

Raymond L. D’Arcy	16,537	21,319	0		1,593,900	0	0		1,631,756

Christine Sampson	7,572	0	0		303,478	0	$11,739	(1)	322,789

Alexander Goor	4,776	0	0		0	0	0		4,776

Jay Nadler	929	0	0		0	0	0		929

Mark Hepsworth	875	0	145,394	(2)	827,008	0	0		973,277

(1)	Payment for accrued and unused vacation time paid in connection with Ms. Sampson’s departure. Ms. Sampson left the company on December 17, 2010.
(2)	Includes (i) a $6,012 automobile allowance, (ii) $4,633 travel allowance, (iii) $13,333 in private school fees for Mr. Hepsworth’s children, and (iv) $60,000 housing allowance. This amount also includes an additional $61,416 gross up payment to cover the federal and state taxes due on these allowances and reimbursements.

Grant of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended December 31, 2010.

Name	Plan*	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)

Mason Slaine	SIP	8/4/2010					40,000,000	1.00	22,800,000

Raymond D’Arcy	EBP LTIP	1/1/2010 2/19/2010	143,750	575,000	1,150,000	481			15,392

Vincent Chippari	SIP	10/25/2010					2,000,000	1.00	1,080,000

Christine Sampson	EBP LTIP	1/1/2010 2/19/2010	27,124	108,515	217,030	27			864

Alexander Goor	SIP	9/14/2010					27,079,375	1.00	13,810,481

Jay Nadler	SIP	10/25/2010					6,750,000	1.00	3,397,500

Mark Hepsworth	EBP LTIP	1/1/2010 2/19/2010	70,014	280,014	560,028	174			5,568

*	EBP – Interactive Data Corporation 2010 Executive Bonus Plan
*	LTIP – Interactive Data Corporation 2000 Long-Term Incentive Plan or Interactive Data Corporation 2009 Long-Term Incentive Plan
*	SIP – Igloo Holdings Corporation 2010 Stock Incentive Plan
(1)	Represents the number of shares of Interactive Data common stock granted to Messrs. D’Arcy and Hepsworth and Ms. Sampson in connection with our declaration of a dividend to our shareholders on February 19, 2010. The number of shares was determined based on the number of restricted stock units held by each of Messrs. D’Arcy and Hepsworth and Ms. Sampson as of the declaration date. As of February 19, 2010, Messrs. D’Arcy and Hepsworth and Ms. Sampson had outstanding restricted stock units covering shares of our common stock outstanding.
(2)	The securities underlying each option award are shares of our Parent’s common stock, par value $0.01 per share.

(3)	The exercise price of our stock options were set at the fair market value of a share of our stock at the time of the grant, with fair market values being determined by our Board of Directors in good faith, based on the price paid by our primary shareholders for each share of Parent common stock in connection with the Merger.
(4)	The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of equity awards granted in 2010, computed in accordance with FASB ASC Topic 718. See note 8 to our consolidated financial statement for year ending January 31, 2010 attached to this prospectus.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

2010 Stock Incentive Plan

Our Parent maintains its 2010 Stock Incentive Plan, (as amended on September 15, 2010, and January 5, 2011) pursuant to which 135,396,876 shares of our Parent’s common stock (subject to adjustment for certain corporate transactions) are reserved for issuances of stock-based awards to our employees and other service providers as well as employees and service providers of any other direct or indirect subsidiaries of our Parent. The 2010 Stock Incentive Plan provides our Parent with the ability to grant stock options, restricted stock awards, and other equity-based incentive awards as a means of providing long-term incentive compensation. Shares of stock acquired pursuant to awards granted under the 2010 Stock Incentive Plan will be subject to certain transfer restrictions and repurchase rights set forth in the 2010 Stock Incentive Plan and a stockholders agreement between the Parent and its stockholders.

Option Agreements

During 2010, the Parent granted options to Messrs. Slaine, Goor, Chippari, and Nadler pursuant to the 2010 Stock Incentive Plan.

Mr. Slaine was granted solely performance-vested options which vest based on the return received by our Parent’s primary stockholders on their initial equity investment in the Parent upon the occurrence of certain liquidity events set forth in the option agreement.

Messrs. Goor, Chippari, and Nadler were granted both time-vested and performance-vested options, with 33.33% (or in the case of Mr. Chippari, 50%) of the options vesting as to 20% on the first anniversary of the date of grant and in 48 equal monthly installments thereafter, based on continued service with the Company, and the remaining 66.67% (or in the case of Mr. Chippari, 50%) of the options vesting based on the return on invested capital received by our Parent’s primary stockholders upon the occurrence of certain liquidity events set forth in the option agreements. The agreements for Messrs. Chippari and Nadler also provide that, in the event a change in control occurs that is not deemed to be a liquidity event under the terms of the agreement, and the executive is terminated without cause or resigns for good reason within one year of the change in control, a liquidity event will be deemed to have occurred for the purpose of the vesting of the performance-vesting stock. The option agreements for Messrs. Chippari and Nadler also provide that the time-vested options are subject to accelerated vesting upon an involuntary termination without cause or a voluntary resignation for good reason, in either case within 12 months following a change in control of our Parent. Mr. Goor’s option agreement provides that his time-vested options will be subject to accelerated vesting immediately prior to a change in control of the Parent subject to Mr. Goor’s continued employment through the change in control.

Employment and Non-Interference Agreements

The Company or one of its subsidiaries is party to employment agreements with each of our named executive officers (other than Ms. Sampson), each described in more detail below. Additionally, each of our named executive officers (other than Mr. Hepsworth and Ms. Sampson) entered into confidentiality and non-interference agreements with the Company during 2010. Under those agreements, the named executive officers are subject to restrictions on competition and interference during their employment with the Company and for a period of between 12 and 24 months thereafter. Mr. D’Arcy is entitled to receive an additional $200,000 upon any termination of his employment (other than by the Company for cause) as consideration for the execution of his non-interference agreement.

Mason Slaine Employment Terms

Pursuant to his employment agreement with the Company and the Parent, Mr. Slaine is entitled to receive an annual base salary of not less than $644,000 and has a target annual bonus opportunity equal to 93% of his base salary, payable upon the achievement of annual corporate and individual performance objectives established for each such year. Mr. Slaine is also entitled to receive, in lieu of any adjustment to his options, an additional bonus any time the Parent declares and pays a dividend to the holders of its common stock in an amount equal to the product of the number of shares of stock underlying outstanding options held by Mr. Slaine as of the date of such dividend and the per-share amount of the dividend. Mr. Slaine received a one-time bonus equal to $740,741 following the effective date of the Merger, and prior to the occurrence of a liquidity event, Mr. Slaine and the Company have agreed to negotiate a liquidity event bonus of at least $300,000.

Raymond D’Arcy Employment Terms

Pursuant to his employment agreement with the Company, Mr. D’Arcy received a base salary of $575,000 in 2010, and will receive a base salary of $350,000 during 2011. Mr. D’Arcy is also entitled to an annual bonus of no less than $575,000 for 2010 and an annual bonus for 2011 of no less than $350,000, which amounts may be higher based on the achievement of annual corporate and individual performance objectives established for each such year.

Chippari/Goor/Nadler Employment Terms

Pursuant to their employment agreements with the Company, Messrs. Chippari, Goor and Nadler are entitled to receive an annual base salary of no less than $350,000, $500,000, and $400,000 respectively, and have a target annual bonus opportunity equal to 50%, 100% and 100% of their base salary, which is payable subject to the achievement of annual corporate and individual performance objectives established for each such year. Mr. Chippari also received a one-time sign-on bonus equal to $117,000, which was paid on March 1, 2011.

Mark Hepsworth Employment Terms

Mr. Hepsworth is currently employed by a subsidiary of the Company, Interactive Data (Europe) Limited, under an agreement with the subsidiary, but previously he was seconded to the Company as a U.S. expatriate under an agreement between the Company and Mr. Hepsworth. The agreement terminated in November 2010 and Mr. Hepsworth is now an employee at will. The expired agreement provided that Mr. Hepsworth was entitled to a base salary of at least $350,000 and a cash incentive bonus opportunity in the range of 66 2/3% to 140% of his base salary, subject to the achievement of Company financial and individual performance goals. Mr. Hepsworth was also entitled to receive the following secondment allowances: (i) a housing allowance of $6,000 per month (grossed up for U.S. federal and state taxes), (ii) up to $15,500 in costs of transporting his personal effects back to the United Kingdom upon repatriation, (iii) costs of airfare for Mr. Hepsworth and his immediate family members upon repatriation, (iv) temporary housing reimbursements of up to $1,500 (grossed up for U.S. federal and state taxes) for housing in the United States and £800 (grossed up for U.K. taxes) for housing in the United Kingdom, (v) costs of airfare for two home visits to the United Kingdom each year for him and his immediate family members (grossed up for U.S. federal and state taxes), (vi) costs of airfare to the United Kingdom for him and his immediate family members in the event of a family emergency (grossed up for U.S. federal and state taxes), (vii) a car allowance of $7,200 per year (grossed up for U.S. federal and state taxes), (viii) up to $25,000 per year per child for private school fees (grossed up for U.S. federal and state taxes), and (ix) tax planning and preparation assistance for the tax years covered by the agreement (grossed up for U.S. federal and state taxes). Mr. Hepsworth continues to have an agreement with the Company whereby the Company has agreed to pay costs for certain tax planning and preparation assistance services.

Termination Provisions

Under the terms of their respective employment agreements, if a named executive officer (other than Mr. Hepsworth or Ms. Sampson) is terminated by the Company without cause or by the executive for good reason (and in the case of Mr. D’Arcy, due to death or disability), the executive will be entitled to receive, subject to his execution of a general release in favor of the Company and its affiliates, (i) continuation of base salary (or in the case of Mr. Goor, an amount equal to two times the sum of his base salary and the greater of his annual bonus for the year prior to termination and $500,000) for 12 months following the date of termination (or, in the case of Mr. D’Arcy, until December 31, 2011, and in the case of Mr. Slaine, for a period of up to 24 months if his noncompete is extended), (ii) any unpaid bonus from a previous completed fiscal year, and (iii) reimbursement of COBRA premiums for up to 12 months (except for Mr. D’Arcy, who will not receive these benefits). Messrs. Slaine and Nadler are also entitled to receive a pro rata bonus for the year of termination, assuming certain performance targets are met. If a named executive officer (other than Mr. Hepsworth or Ms. Sampson) is terminated on account of death or disability (except for Mr. D’Arcy), he will, subject to his (or his estate’s) execution of a general release in favor of the Company and its affiliates, be entitled to any accrued obligations and any unpaid bonus for the year prior to the year of termination, and in the case of Messrs. Slaine and Nadler, a pro rata bonus for the year of termination, based on the achievement of target performance for such year.

Under the terms of his severance letter agreement, if Mr. Hepsworth’s employment is terminated by the Company without cause or due to death or disability, or if Mr. Hepsworth resigns for good reason, in each case prior to July 29, 2011 (which represents the expiration of the “change in control period” as of the effective date of the Merger), he will be entitled to receive, subject to his execution of a general release in favor of the Company and its affiliates, (i) an amount equal to 78 weeks of his base salary, (ii) continuation of benefits for 78 weeks following termination, and (iii) payment of his target bonus. If Mr. Hepsworth is terminated by the Company without cause or due to death or disability, or if Mr. Hepsworth resigns for good reason, after the expiration of the “change in control period,” he will receive the benefits to which he is entitled under our U.S. severance plan consisting of a lump sum payment of an amount equal to a minimum of 28 weeks and a maximum of 52 weeks (at the discretion of Mr. Slaine) as well as a continuation of Mr. Hepsworth’s benefits for the number of weeks used to calculate his severance payment.

Retention Agreements

Prior to the Merger, the Company entered into retention agreements with Messrs. D’Arcy and Hepsworth, and Ms. Sampson. Pursuant to the retention agreements, in connection with a sale of the Company, Messrs. D’Arcy and Hepsworth and Ms. Sampson were each entitled to a stay bonus equal to, respectively, 200%, 150%, and 100%, of their base salary, provided that a completion of a sale of the Company occurred prior to January 1, 2012. In addition, Messrs. D’Arcy and Hepsworth were each entitled to a sales incentive enhancement that was added to their stay bonuses if the change of control price exceeded $30.00. Under the retention agreements, for each $0.01 that the change of control price exceeded $30.00, a sales incentive of 0.2 percentage points of base salary was added to the stay bonus. Under the terms of the retention agreements, payment of the stay bonus was made in two installments. One-third of the stay bonus was payable as soon as practicable after a closing and the remaining two-thirds was payable on the date that was four months following the date of the closing, provided that the executive remained employed by the Company through the payment date or, if prior to the end of such four month period, the executive was terminated by the Company other than for cause or resigned for good reason. Payments under the Retention Agreements were triggered by the closing of the Merger. The sale incentive enhancement for Messrs. D’Arcy and Hepsworth were $443,900 and $281,008, respectively. The remainder of the stay bonus (excluding the sale incentive enhancement) paid to Messrs D’Arcy and Hepsworth and Ms. Sampson were $1,150,000, $546,000, and $303,478, respectively.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date
Mason Slaine (3)	0	40,000,000	1.00	8/4/2020

Raymond D’Arcy

Vincent Chippari (4)	0	2,000,000	1.00	10/25/2020

Christine Sampson

Alexander Goor (5)	0	27,079,375	1.00	9/15/2020

Jay Nadler (5)	0	6,750,000	1.00	10/25/2020

Mark Hepsworth

(1)	The securities underlying each option award are shares of Parent common stock, par value $0.01 per share.

(2)	The exercise prices of our stock options were set at the fair market value of a share of our stock at the time of the grant, with fair market values being determined by the Board in good faith, based on the price paid by our primary shareholders for each share of our Parent’s common stock in connection with the Merger.

(3)	Mr. Slaine’s options are subject to time- and performance-based vesting, both dependent on the total return received (or deemed received) by the Igloo Holdings Corporation private equity sponsors on their initial investment in Parent on the occurrence of certain events, such as a change in control or an initial public offering of Igloo Holdings Corporation.

(4)	50% of the options vest over 5 years based on continued service with the Company, and 50% vest based on both continued service through, and the return on invested capital received by our Parent’s private equity sponsors upon, the occurrence of certain “liquidity events” set forth in the applicable option agreement.

(5)	33.33% of the options vest over 5 years based on continued service with the Company, and 66.67% vest based on both continued service through, and the return on invested capital received by our Parent’s private equity sponsors upon the occurrence of certain “liquidity events” set forth in the applicable option agreement.

Option Exercises and Stock Vested

The following table sets forth the number of shares of our common stock acquired and the value realized by the named executive officers upon the vesting of restricted stock during the fiscal year ended December 31, 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(4)

Raymond L. D’Arcy	10,359(1)	348,788

Mark Hepsworth	10,359(2)	348,788

Christine Sampson	1,812(3)	61,010

(1)	With respect to the 10,359 RSUs that vested, the net number of shares of our common stock that Mr. D’Arcy received upon settlement was 7,071 as we withheld 3,288 shares to cover taxes payable by Mr. D’Arcy with respect to such award.

(2)	With respect to the 10,359 RSUs that vested, the net number of shares of our common stock that Mr. Hepsworth received upon settlement was 5,701 as we withheld 4,658 shares to cover taxes payable by Mr. Hepsworth with respect to such award.

(3)	With respect to the 1,812 RSUs that vested, the net number of shares of our common stock that Ms. Sampson received upon settlement was 1,237 as we withheld 575 shares to cover taxes payable by Ms. Sampson with respect to such award.

(4)	The amount realized is computed by multiplying the number of RSUs that vested and settled by the closing price of our common stock on the settlement date, July 16, 2010, which was $33.67.

Pension Benefits

The following table sets forth a summary of the defined benefit pension benefits for each named executive officer as of December 31, 2010. Historically, some of our employees participated in certain Pearson plc defined benefit pension plans. We no longer offer defined benefit pension benefits to any employees.

Name	Plan Name	Number of Years Credited Service (#)(1)	Value of Accumulated Benefit ($)
Mark Hepsworth	Pearson Group Pension Plan	7.25	464,694(2)

Raymond D’Arcy	Pearson, Inc. Pension Equity Plan Pearson, Inc. Supplemental Executive Retirement Plan	6.33 6.33	75,341 50,462

Christine Sampson	Pearson, Inc. Pension Equity Plan	6.33	61,467

(1)	Except with respect to Mr. Hepsworth’s credited years of service, the credited years of service represents years of service beginning September 1, 1995, the date on which our US-based employees first became eligible to participate in the plans, through December 31, 2001, when the plans were frozen.

(2)	The “Present Value of Accumulated Benefit” for Mr. Hepsworth was originally calculated in pounds sterling and was converted into US dollars based on the exchange rate of £1 = $1.56565, the exchange rate on December 31, 2010.

Narrative Disclosure Relating to Pension Benefits Table

Material Terms of the Pearson, Inc. Pension Equity Plan, or PEP

The PEP is a defined benefit pension plan that provides a retirement benefit based on a formula that takes into account a participant’s age in each year that they work, years of service and final average compensation, including base pay, overtime, sales-related bonuses, commissions and a portion of non-sales-related bonuses. Accruals under the PEP were frozen as of December 31, 2001, although the accrued benefit under the PEP is credited with earnings annually. Mr. D’Arcy and Ms. Sampson participate in the PEP.

Calculation of the PEP Benefit

A participant received credit for benefit service for each full and partial year of service with us, Pearson and its subsidiaries between September 1, 1995 (the date we became a participating employer in the PEP) and December 31, 2001. For each year or partial year of benefit service prior to January 1, 2002, a participant earned credits equal to 3% to 8%, depending upon the participant’s age during his or her years of service with us. Such age-based credits were then multiplied by the number of years for which the participant served us to arrive at a total PEP percentage. The participant’s final average compensation is then multiplied by the total PEP percentage to obtain the participant’s PEP lump sum benefit. Final average compensation is equal to the participant’s average compensation during the five consecutive calendar years prior to January 1, 2002 in which he or she received the highest compensation. For periods on or after January 1, 1999, compensation included base pay, overtime, sales-related bonuses, commissions and non-sales-related bonuses (up to 50% of the base salary in effect as of the end of the prior calendar year). For periods prior to January 1, 1999, final compensation was calculated in substantially the same manner; however, only 20% of base salary could be included for purposes of calculating the non-sales related bonus.

A participant’s benefit under the PEP vested upon the earlier of the date the participant attained age 65 or completed five years of service, calculated from the participant’s original date of hire. Prior to vesting, if a participant’s employment was terminated, the participant forfeited all rights to benefits under the PEP. All of our named executive officers who were participants in the PEP are vested in their PEP benefit.

PEP Payment Provisions

The benefits in the PEP are payable in a lump sum or a variety of single or joint survivor annuities, as selected by the participant. A participant whose employment with us ends prior to reaching age 55 may elect to receive his or her PEP benefit at any time during the six month period following the date his or her employment with us ends. If the participant does not elect an immediate payment within such six month period, he or she will not be eligible to receive any benefits until age 55. Following termination at or after age 55 and before age 65, a participant may elect to receive his or her benefit as of the first day of any month before turning age 65. A participant whose employment ends on or after age 65 will be required to begin benefit payments upon termination. If a participant under age 65 elects to defer payment, the lump sum benefit payable under the PEP will accrue interest, at a rate equal to the lesser of 5% per annum or the yield rate for 30-year U.S. government bonds, calculated from the participant’s employment termination date through the date he or she begins receiving benefits.

Material Terms of the Pearson Group Pension Plan

Mr. Hepsworth participated in the Pearson Group Pension Plan. Mr. Hepsworth participated in the Final Pay (Executive) Section of the Pearson Group Pension Plan for the period May 2003 to July 31, 2010. His deferred pension is calculated as 1/45th of his final pensionable salary for each year of pensionable service, and is payable from the Normal Retirement Age of 62. His pensionable salary used to calculate the deferred pension is limited to the level of the scheme notional earnings cap, which at his date of leaving was £123,600 per annum. After leaving the Plan, Mr. Hepsworth’s pension will increase at the lower of the change in the U.K. Price Index each year and 5% per annum. Mr. Hepsworth has the option of retiring early, subject to the consent of the Plan Trustee. If he retires early, his benefit is reduced with reference to the period that the pension is paid early. Upon his death, either before or after retirement, a spouse’s pension of 60% of the member’s pension is payable. Children’s pensions and, in certain circumstances, lump sum death benefit payments, may also be made.

Nonqualified Deferred Compensation

The following table sets forth a summary of the non-qualified deferred compensation benefits of each named executive officer as of December 31, 2010.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FY ($)(2)

Raymond L. D’Arcy	82,500	21,319	132,919	1,432,000

(1)	All of the amounts reported in the “Registrant Contributions in Last FY” column are reported in the “All Other Compensation” column in the Summary Compensation Table.

(2)	All amounts deferred by a named executive officer in prior years have been reported in the Summary Compensation Table in this or our previously filed proxy statements in the year earned to the extent the individual was a named executive officer for purposes of the SEC’s executive compensation disclosure.

Narrative Disclosure to Nonqualified Deferred Compensation Table

401(k) Excess Plans

During 2010, Mr. D’Arcy participated in the Pearson 401(k) Excess Plan, and shortly after the Merger upon its replacement with the Interactive Data 401(k) Excess Plan, he participated in the Interactive Data 401(k) Excess Plan. The Interactive Data 401(k) Excess Plan has been suspended as of December 31, 2010 and no employee or employer contributions will be made to the plan in 2011. The excess plans provided an opportunity for selected U.S.-based employees whose base salary exceeds the statutory limits under the 401(k) retirement plan rules to continue to defer income in excess of the statutory limits. This effectively enabled the individual to set aside a portion of his or her full base salary and bonus toward retirement savings without regard to the statutory limits. We applied the same employer contribution formula and vesting schedule on the amounts deferred pursuant to the excess plans as we did with respect to the amounts deferred under the tax qualified 401(k) plans. The amounts deferred pursuant to the excess plans can be invested (with a few exceptions) in the same funds available under the 401(k) plans. The payment terms of the excess plans generally mirror those of the 401(k) plans. However, upon termination of employment with us for any reason, the value of the vested portion of an employee’s account under the excess plans will be distributed in either a lump sum payment or in annual installments over a 3 or 5 year period, at the election of the employee. The excess plans are an unfunded, non-qualified deferred compensation arrangements and are in compliance with Section 409A of the Internal Revenue Code. This means that the contributions to excess plans are not secured through any segregated funding vehicle and an employee’s right to receive benefits under the excess plans are contingent upon our ability to pay such benefits.

Potential Payments Upon a Termination or Change in Control

Pursuant to the employment agreements with our named executive officers, upon certain terminations of employment, our named executive officers (other than Ms. Sampson) are entitled to payments of compensation and benefits as described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements.” The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) any resignation without good reason, (ii) an involuntary termination without cause or a resignation for good reason, (iii) a termination by reason of an executive’s death or disability. The amounts shown assume that the applicable triggering event occurred on December 31, 2010, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Ms. Sampson is not included in the table below because she was not employed as of December 30, 2010. No amounts were paid to Ms. Sampson in connection with her termination. Additionally, following a change in control, Messrs. Chippari, Nadler and Goor will be entitled to accelerated vested of certain options in the event that their employment is terminated without cause or for good reason. However, the fair market value of the options on December 31, 2010 was equal to the exercise price of each outstanding option, so no amounts would have been received in connection with the accelerated vesting.

Name	Triggering Event
	Compensation Element	Without Good Reason ($)	For Good Reason/Without Cause ($)	Death or Disability ($)	For Cause ($)

Mason Slaine	Cash Severance (2)	0	644,000	0	0

	Pro Rata Bonus (3)	0	250,000	250,000	0

	Benefits Continuation (1)	0	13,574	0	0
	Total	0	907,574	250,000	0

Raymond D’Arcy	Cash Severance (5)	0	350,000	350,000	0

	Bonus Payment (7)	0	925,000	925,000	0

	Non-Interference Consideration (8)	200,000	200,000	200,000	0
	Total	200,000	1,475,000	1,475,000	0

Vincent Chippari	Cash Severance (6)	0	350,000	0	0

	Benefits Continuation (1)	0	20,717	0	0
	Total	0	370,717	0	0

Alex Goor	Cash Severance (4)	0	2,000,000	0	0

	Benefits Continuation (1)	0	37,526	0	0

	Total	0	2,037,526	0	0

Jay Nadler	Cash Severance (6)	0	400,000	0	0

	Pro Rata Bonus (3)	0	74,520	74,520	0

	Benefits Continuation (1)	0	20,717	0	0

	Total	0	495,237	74,520	0

Mark Hepsworth	Cash Severance (9)	0	630,000	630,000	0

	Target Annual Bonus (10)	0	315,000	315,000	0

	Benefits Continuation (11)	0	23,878	23,878	0

	Total	0	968,878	968,878	0

(1)	Represents the estimated cost to provide health, dental, and vision care (where applicable) to executive (and family where applicable) for 12 months, and in the case of Mr.Goor represents the estimated cost to provide health care to Mr. Goor and his family for a period of 24 months following termination.

(2)	The default provision under Mr. Slaine’s employment agreement entitles him to continue to receive his base salary for a period of 12 months following a termination by the Company without cause or by Mr. Slaine for good reason, and the table above is based on the default. However, the Company may elect to extend Mr. Slaine’s non-competition obligations, in which case he will receive continuation of base salary for 24 months following termination and his cash severance would then equal $1,288,000.

(3)	Upon a termination without cause, for good reason or as a result of death or disability, Messrs. Slaine and Nadler are entitled to a pro rata target bonus for the year of termination.

(4)	Upon a termination without cause or for good reason, Mr. Goor is entitled to an amount equal to two times the sum of (i) his then current base salary, and (ii) the greater of the annual bonus earned in the calendar year prior to termination and $500,000, payable in monthly installments over the 24-month period following his termination of employment.

(5)	Upon a termination without cause, for good reason or on account of his death or disability, Mr. D’Arcy is entitled to continue to receive his base salary through December 31, 2011.

(6)	Upon a termination without cause or for good reason, Messrs. Chippari and Nadler will be entitled to a continuation of their base salary for 12 months.

(7)	Upon a termination without cause, for good reason or on account of his death or disability, Mr. D’Arcy is entitled to any unpaid bonus in respect of 2010 and 2011.

(8)	Following any termination (other than by the Company for cause), Mr. D’Arcy will be entitled to receive $200,000, payable in equal monthly installments, in consideration for his compliance with his noncompete and nonsolicit covenants.

(9)	Upon a termination without cause, for good reason, or as a result of death or disability prior to July 29, 2011, Mr. Hepsworth is entitled to receive an amount equal to 78 weeks of base salary.

(10)	Upon a termination without cause, for good reason, or as a result of death or disability prior to July 29, 2011, Mr. Hepsworth is entitled to an amount equal to his target bonus.

(11)	Represents the estimated cost to provide health and dental to Mr. Hepsworth and his family for 78 weeks if Mr. Hepsworth’s employment is terminated without cause, for good reason, or as a result of death or disability prior to July 29, 2011.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to our directors during 2010 prior to the effective date of the Merger. We did not pay our current directors any compensation for serving on our Board following the effective date of the Merger.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Total ($)

Myra R. Drucker	498,730	498,730

Donald P. Greenberg	460,230	460,230

Robert C. Lamb, Jr.	605,855	605,855

Victor R. Simone, Jr.	542,875	542,875

(1)	Mrs. Drucker and Messrs. Greenberg, Lamb and Simone served as non-employee directors (“Non-Employee Directors”) for the period January 1, 2010 to July 29, 2010. Messrs. Caspar Hobbs, Phillip Hoffman, Donald Kilburn and Luke Swanson and Mrs. Rona Fairhead, each of whom served as a director prior to the effective date of the Merger and each of whom was affiliated with Pearson plc our majority shareholder prior to the effective date of the Merger, have been omitted from this table since during 2010 they received no compensation for serving on our Board.
(2)	Amounts shown reflect annual retainer and meeting fees earned or paid in respect of full Board meetings and stand-alone committee meetings attended, as described below.

Cash Retainer and Meeting Fees

Prior to the effective date of the Merger, we compensated our non-employee directors with a mixture of cash and equity-based compensation. Directors who were either our employees or employees of any significant stockholder (“Employee Directors”) did not receive any compensation for their service as a member of our Board or any committee. Each non-employee director received an annual retainer of $30,000 and $2,000 for each Board meeting attended in person and for all telephonic meetings attended in excess of 1 hour. In addition, the chair of our audit committee was entitled to an annual retainer of $20,000, each other non-employee member of the audit committee receives an annual retainer of $7,500 and, beginning with the sixth meeting of the audit committee, $1,500 for each committee meeting attended in person or telephonically. The chairman of our compensation committee was entitled to an annual retainer of $10,000, each other non-employee member of our compensation committee receives an annual retainer of $5,000 and, beginning with the sixth meeting of our compensation committee, $1,000 for each committee meeting attended in person or telephonically. The chairman of our compensation committee subcommittee was entitled to an annual retainer of $1,000, and each other non-employee member of the compensation committee subcommittee receives an annual retainer of $1,000. The chair of each of our nominating and corporate governance and independent committees was entitled to an annual retainer of $5,000 and each other non-employee member of each such committee received an annual retainer of $3,000. Our policy also provided for reimbursement of normal travel expenses incurred by our directors to attend Board and committee meetings.

In connection with the Board’s exploration of a potential sale of the Company, on December 15, 2009, our Board formed a special committee and a transaction committee. All of our prior independent non-employee directors were members of the special committee and Messrs. Lamb and Simone were members of the transaction committee. Each member of the special committee was awarded a retainer of $125,000 for the period December 15, 2009 through the earlier to occur of (i) the completion of the special committee’s work and (ii) December 15, 2010. The work of the special committee was completed on July 29, 2010, the effective date of the Merger. In addition, each member of the special committee was paid $2,000 for each special committee meeting attended in person or telephonically. In the table setting forth Director Compensation above, the amount listed in the “Fees Earned or Paid in Cash” column includes the $125,000 retainer. In addition, the amount reflects amounts earned in respect of special committee attendance fees. Messrs. Simone and Lamb each was awarded a retainer of $100,000 for their service on the transaction committee for the period from March 19, 2010 through the completion of the transaction committee’s work. In addition, Messrs. Simone and Lamb each will be paid $2,000 for each meeting attended in person or telephonically.

The amount in the “Fees Earned or Paid in Cash” column also includes an amount of $135,000, which amount represented a cash payment in lieu of annual equity award. At a meeting held on March 19, 2010, our Board approved an amendment to the Company non-employee director compensation plan to provide that the non-employee directors would receive, as their regular director fee for 2010, a cash grant of $135,000 instead of a restricted stock unit grant with a value equal to $125,000. Under the terms of the plan, the cash grant vested immediately prior to the effective date of the Merger. The purpose of the amendment was to avoid any appearance of impropriety with the timing of the grant of a restricted stock unit award in connection with our Board’s consideration of a potential sale of the Company. Our Board determined that the additional $10,000 incremental value of the cash award was necessary to compensate the non-employee directors for the lack of the right to earn dividend equivalents and any forfeited ordinary capital appreciation inherent in an award of restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Registration Rights Agreement with Respect to the Senior Notes

On July 29, 2010, we entered into a Registration Rights Agreement with respect to the Senior Notes due 2018 (“Notes Registration Rights Agreement”). In the Notes Registration Rights Agreement, we agreed that we will use our commercially reasonable efforts to register with the Securities and Exchange Commission senior notes having substantially identical terms as the Senior Notes due 2018 as part of offers to exchange freely tradable exchange senior notes for the Senior Notes due 2018. We are required to use commercially reasonable efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the notes. If we fail to meet this target (a “registration default”), the annual interest rate on the applicable series of Senior Notes due 2018 will increase by 0.25%. The annual interest rate on the applicable series of Senior Notes due 2018 will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate described above. If the registration default is corrected, the applicable interest rate on such notes will revert to the original level.

Registration Rights Agreement

On July 29, 2010, in connection with the consummation of the Merger, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Intermediate, Holdings, the Sponsors and certain other indirect investors in Holdings. The Registration Rights Agreement provides (i) the Sponsors and their assignees with certain demand and “piggyback” registration rights and (ii) the other direct and indirect investors in Holdings that are a party to the Registration Rights Agreement with certain “piggyback” registration rights, in each case with respect to the common stock issued in connection with an initial public offering of Holdings, the Company or any other subsidiary of Holdings.

Shareholders Agreement

On July 29, 2010, in connection with the consummation of the Merger, the Sponsors and certain other investors entered into a Shareholders Agreement (the “Shareholders Agreement”) with Holdings, Intermediate and us. The Shareholders Agreement, among other things, contains agreements among the parties with respect to the composition of the board of directors of Holdings, Intermediate and the Company, stock ownership, voting and other matters and restrictions on the transfer of Holdings’ equity securities, including tag along and drag along rights, and other special corporate governance provisions (including the right of our Sponsors to approve various corporate actions).

Management Agreement

On July 29, 2010, prior to the consummation of the Merger, certain affiliates of the Sponsors entered into a Transaction and Management Fee Agreement (the “Management Agreement”) with Merger Sub, which was assumed by the Company following the consummation of the Merger. Pursuant to the terms of the Management Agreement, such affiliates will provide monitoring, advisory and consulting services to the Company and its subsidiaries. Pursuant to the Management Agreement, such affiliates are entitled to receive an aggregate annual management fee of $3 million, which amount may increase in the event that the Company or any of its subsidiaries enter into any business combination with another entity that is large enough to constitute a “significant subsidiary” of the Company under Regulation S-X as promulgated by the Securities and Exchange Commission (the “SEC”). The Management Agreement also provides for the reimbursement of out-of-pocket expenses incurred by the Sponsors and their affiliates in connection with the provision of services pursuant to the Management Agreement, the making or any regulatory filings related to the ownership, directly or indirectly, of the Company’s and its subsidiaries’ equity securities and the ownership or sale of such equity securities. The Management Agreement has an initial term expiring on the eight year anniversary of the Management Agreement, provided that the term will be extended for successive one-year terms unless the Company or each affiliate of the Sponsors provides notice to the other of their desire not to automatically extend the term. In addition, pursuant to the Management Agreement, such affiliates of the Sponsors also received aggregate transaction fees of $50 million at the closing of the Merger in connection with certain services provided in connection with the Merger and related transactions. In the event of an initial public offering or certain other circumstances, including a change of control transaction and other financing, acquisition and disposition transactions, such affiliates may also receive certain additional fees in amounts to be agreed. The Management Agreement also contains customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Director Indemnification Agreements and Sponsor Agreement

We entered into indemnification agreements with the directors who are affiliated with the Sponsors to provide them with certain indemnification and related rights. We also entered into an agreement with the Sponsors to clarify our indemnification obligations with respect to the Sponsors and their affiliates. This agreement clarifies that we have the primary obligation to indemnify the Sponsors and their affiliates for expenses and indemnification obligations that we, Holdings and Intermediate provide to our officers and directors.

Management Employment Agreements

Each of Messrs. Slaine, D’Arcy, Chippari, Goor and Nadler entered into an employment agreement with us and/or Holdings. See “Compensation Discussion and Analysis—Executive Compensation—Employment and Non-Interference Agreements.”

Resignation of Mr. D’Arcy as President and Chief Executive Officer

In connection with Mr. D’Arcy’s resignation from his position as our President and Chief Executive Officer and his appointment to the position of Vice Chairman, Mr. D’Arcy entered into an employment agreement with us and Holdings confirming that this change did not constitute termination of Mr. D’Arcy’s employment as he will continue to offer valuable services to us as one of our directors and as a non-executive employee. See “Compensation Discussion and Analysis—Executive Compensation—Employment and Non-Interference Agreements.”

Employment of Jeffrey D’Arcy and Matthew Kim

Jeffrey D’Arcy, the son of Ray D’Arcy, a Company director, is employed by the Company as a sales professional in the Business Development Group of our Interactive Data Pricing and Reference Data, Inc. subsidiary. Jeffrey D’Arcy received compensation of $120,622 in 2010, which amount includes base salary, sales commissions and company contributions to his 401(k) retirement plan. Jeffrey D’Arcy is compensated in a manner consistent with how we compensate sales professionals holding similar positions, including participation in a standard commission plan applicable to his peer group of sales professionals. Matthew Kim, the brother-in-law of Alexander Goor, our chief information officer, was hired in September 2010 to serve as director of data operations of our pricing and reference data subsidiary and has a current annual salary of $115,000. Matthew Kim is eligible for a bonus on the first anniversary of his employment as well as company contributions under our 401(k) retirement plan. Matthew Kim is compensated in a manner consistent with how we compensate operations professionals holding similar positions.

Nookco Foundation IP Agreement

In November 2010, the Company entered into an agreement (the “Nookco Agreement”) with Nookco LLC (“Nookco”) a limited liability company owned 50% by our chief information officer, Alex Goor. The Nookco Agreement confirms the Company and Nookco’s rights with respect to certain ticker plant and message processing software that Nookco agreed to develop, pursuant to a term sheet that was executed before Mr. Goor became a Company employee.

Pursuant to the Nookco Agreement, the Company is the sole owner of all rights in the ticker plant software developed by Nookco. With respect to the message processing software, the Company and Nookco will jointly own the portion of such software that is developed before a date to be specified, which will be no later than

July 11, 2011. The Company will own all rights in any message processing software developed after such date. Nookco has agreed not to use or license to customers any jointly-owned message processing software: (i) in perpetuity, in any field or business that competes with the Company and/or in any transaction with specified Company competitors or (ii) until the one-year anniversary of the termination of a key programmer’s employment with the Company, in any other fields or businesses. Before Nookco or Nookco’s rights in the jointly-owned software (the “Nookco Rights”) can be sold, Nookco must notify the Company and give the Company the first opportunity to make the purchase. If at the time of the above notice, the key programmer of the jointly-owned software is still employed by the Company (or has resigned, but stayed with the Company beyond a specified date), has been terminated by the Company without cause, has died or become disabled, should the Company, in its sole discretion, elect to exercise such purchase right, the Company would be required to pay a purchase price of $5,000,000 to acquire the Nookco Rights. If the programmer was terminated for cause or resigned from the Company before a specified date, the Company may acquire the Nookco Rights at no cost.

The Nookco Agreement acknowledges that the Sponsors have already paid Nookco $337,500 under a term sheet that was superseded by the Nookco Agreement. No other compensation is due to Nookco or Mr. Goor under the term sheet or under the Nookco Agreement, except for the potential $5 million payment to Nookco described above.

Policies and Procedures Regarding Transactions with Related Persons

Any related person transaction or arrangement that is reportable by the Company under Item 404(a) of Regulation S-K is disclosed to the full board of directors and is reviewed in accordance with applicable law. A related person transaction is one in which we are a participant, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest. The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K. Any director with any interest in the transaction would be asked to recuse himself from any Board of Directors approval or ratification of any such transactions or arrangement. In addition, our indenture governing our Senior Notes due 2018 contains provisions restricting our ability to enter into certain transactions with affiliates. Under the terms of our indenture, any such transaction that has aggregate payments or consideration in excess $10,000,000 must be made on terms no less favorable to us than it would be if we entered into a similar relationship with an unaffiliated third party. Other than the provisions in the indenture governing our Senior Notes due 2018, we do not have written policies and procedures setting forth the foregoing policy and procedures. The entire board is responsible for overseeing the application of this policy and these procedures.

Director Independence

The terms of the Shareholders Agreement described above require that certain members of our Board of Directors be comprised of persons affiliated with us. Our employment agreement with Mr. Slaine requires him to be appointed as a member of the Board of Directors of our parent company, Holdings. Because we are a privately-held company we are not subject to any listing standards of any national exchange. However, were we to apply the standards of NYSE, no members of our Board of Directors or Audit Committee would be considered “independent” under such standards.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Igloo Intermediate Corporation directly owns all of our issued and outstanding stock. All of the issued and outstanding capital stock of Igloo Intermediate Corporation is directly owned by Igloo Holdings Corporation, which we refer to as Holdings. All of the issued and outstanding capital stock of Holdings is owned, directly or indirectly, by the Sponsors and certain other investors to whom the Sponsors syndicated their investments through Igloo Co-Invest, LLC, whom we collectively refer to as the Investors, and certain members of our management, whom we refer to as the Management Participants. See, “Certain Relationships and Related Transactions, and Director Independence.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities with respect to which such person has no economic interest.

All of our issued and outstanding shares of capital stock have been pledged as collateral to the lenders under our senior secured term credit facilities. If we were to default on our senior secured credit facilities, the lenders could foreclose on these shares of our common stock, which would result in a change of control.

The following table sets forth as of May 25, 2011 certain information regarding the beneficial ownership of the voting securities of Holdings by (a) each person known by us to beneficially own more than a five percent equity interest in of Holdings, (b) each member of our Board of Directors and Holdings’ Board of Directors, (c) all of our executive officers named in the “Summary Compensation Table” and (d) all of our executive officers and our directors and the directors of Holdings, as a group.

Name	Common Stock of Igloo Holdings Corporation Beneficially Owned	Percent of Outstanding Shares Beneficially Owned

Silver Lake Partners and affiliates (1) (3) 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025	821,754,225	60.2%

Warburg Pincus and affiliates (2) (3) 450 Lexington Avenue New York, NY 10017	765,215,532	56.0%

Mason Slaine (4)	27,500,000	2.0%

Alexander Goor (5)	7,000,000	*

Jay Nadler (6)	1,350,000	*

Michael Bingle (1) (3) (7)	821,754,225	60.2%

Vincent Chippari (8)	—	*

Raymond D’Arcy (9)	—	*

Cary Davis (2) (10)	765,215,532	56.0%

Name	Common Stock of Igloo Holdings Corporation Beneficially Owned	Percent of Outstanding Shares Beneficially Owned

Sean Delehanty (1) (7)	821,754,225	60.2%

Mark Hepsworth (11)	1,000,000	*

James Neary (2) (3) (10)	765,215,532	56.0%

Joseph Osnoss (1) (7)	821,754,225	60.2%

Andrew Prozes (12)	2,000,000	*

Chandler Joel Reedy (13)	—	*

Christine Sampson (14)	—	*

Directors and executive officers as a group, including those named above	1,365,818,757	100.0%

*	Indicates beneficial ownership of less than one percent of the outstanding shares of common stock of Igloo Holdings Corporation.

(1)	The shares of common stock of Igloo Holdings Corporation that are attributed to Silver Lake and affiliates consist of an aggregate of 555,880,073 shares directly held by Silver Lake Partners III, L.P. (“SLP III”) and 5,873,152 shares directly held by Silver Lake Technology Investors III, L.P. (“SLTI III” and, together with SLP III, “Silver Lake”) and 260,001,000 shares directly held by Igloo Co-Invest, LLC, a Delaware limited liability company (“Igloo Co-Invest”).

The general partner of each of SLP III and SLTI III is Silver Lake Technology Associates III, L.P. (“SLTA III”). The general partner of SLTA III is SLTA III (GP), L.L.C. The sole member of SLTA III (GP), L.L.C. is Silver Lake Group, L.L.C. (“Silver Lake Group”). The managing member of Silver Lake Management Company III L.L.C. is Silver Lake Technology Management, L.L.C. (“SLTM”). Jim Davidson, Glenn Hutchins and Dave Roux are managing members of Silver Lake Group and SLTM. As such, they may be deemed to have voting or investment power over the securities held by SLP III and SLTI III. Each of them, however, disclaims beneficial ownership of such securities, except to the extent of any pecuniary interest therein. The address of the Silver Lake entities is 2775 Sand Hill Road Suite 100, Menlo Park, CA 94025.

The managing member of Igloo Co-Invest is Igloo Manager Co-Invest, LLC, a Delaware limited liability company (“Igloo Manager”). SLTA III and Warburg Pincus X, LLC each have the right to appoint one of the two members of the management committee of Igloo Manager. Due to its right to designate one of the two members of the management committee of Igloo Manager, Silver Lake Technology Associates III, L.P. may be deemed to beneficially own the 260,001,000 shares of common stock of Igloo Holdings Corporation held by Igloo Co-Invest. Silver Lake Technology Associates III, L.P. disclaims beneficial ownership of all shares held by Igloo Co-Invest except to the extent of any pecuniary interest therein.

(2)	The shares of common stock of Igloo Holdings Corporation that are attributed to Warburg Pincus and affiliates consist of an aggregate of 489,552,882 shares directly held by Warburg Pincus Private Equity X, L.P. and 15,661,650 shares directly held by Warburg Pincus X Partners, L.P., both Delaware limited partnerships (together, “WP X”) and 260,001,000 shares directly held by Igloo Co-Invest.

Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of the WP X entities. Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”), is the general partner of WP X GP. Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”), and a direct subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the sole member of WP X LLC. WP is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP X entities. Charles R. Kaye and

Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

The managing member of Igloo Co-Invest is Igloo Manager. WP X GP and SLTA III each have the right to appoint one of the two members of the management committee of Igloo Manager. Due to its right to designate one of the two members of the management committee of Igloo Manager, WP X GP may be deemed to beneficially own the 260,001,000 shares of common stock of Igloo Holdings Corporation held by Igloo Co-Invest. WP X GP disclaims beneficial ownership of all shares held by Igloo Co-Invest except to the extent of any pecuniary interest therein.

(3)	Igloo Co-Invest, LLC is a Delaware limited liability company. The managing member of Igloo Co-Invest is Igloo Manager. Silver Lake Technology Associates III, L.P. and Warburg Pincus X, LLC each have the right to appoint one of the two members of the management committee of Igloo Manager. Due to this right, each of Silver Lake Technology Associates III, L.P. and Warburg Pincus X, LLC may be deemed to beneficially own the 260,001,000 shares of common stock of Igloo Holdings Corporation held by Igloo Co-Invest. The current member of the management committee appointed by Silver Lake is Mr. Bingle. The current member of the management committee appointed by Warburg Pincus is Mr. Neary. Silver Lake Technology Associates III, L.P., Warburg Pincus X, LLC and Messrs. Bingle and Neary disclaim beneficial ownership of all shares held by Igloo Co-Invest except to the extent of any pecuniary interest therein.

(4)	The shares of common stock of Igloo Holdings Corporation that are attributed to Mason Slaine consist of 21,000,000 shares directly held by Mr. Slaine, 4,000,000 shares directly held by The Mason Slaine 2010 Trust and 2,500,000 shares directly held by The David Slaine 2010 Trust, both trusts of which Mr. Slaine is the sole trustee. Mr. Slaine is the president, chief executive officer and chairman of the board of the company.

(5)	Mr. Goor is the chief information officer of the Company. Mr. Goor’s ownership consists of 7,000,000 shares directly held by him.

(6)	Mr. Nadler is the chief operating officer of the Company. Mr. Nadler’s ownership consists of 1,350,000 shares directly held by Nadler Family Investments LLC, of which Mr. Nadler is the sole member.

(7)	Messrs. Bingle, Delehanty and Osnoss, directors of the company, are each directors or managing directors of several Silver Lake entities. Mr. Bingle is a manager of Igloo Manager, as described in footnote 3. All shares indicated as owned by Messrs. Bingle, Delehanty and Osnoss are included because of their affiliation with the Silver Lake entities. Messrs. Bingle, Delehanty and Osnoss disclaim beneficial ownership of all shares held by the Silver Lake entities and Igloo Co-Invest except to the extent of any pecuniary interest therein.

(8)	Mr. Chippari is a senior vice president and the chief financial officer of the company.

(9)	Mr. D’Arcy has served as vice chairman of the Company since August 2010 and served as our president and chief executive officer from March 2009 to August 2010.

(10)	Messrs. Davis and Neary, directors of the Company, are Managing Directors and Members of WP LLC. Mr. Neary is a manager of Igloo Manager, as described in footnote 3. All shares indicated as owned by Messrs. Davis and Neary are included because of their affiliation with the Warburg Pincus entities. Messrs. Davis and Neary disclaim beneficial ownership of all shares held by the Warburg Pincus entities and Igloo Co-Invest except to the extent of any pecuniary interest therein.

(11)	Mr. Hepsworth is our president, institutional business. Mr. Hepsworth’s ownership consists of 1,000,000 shares directly held by him.

(12)	Mr. Prozes is a director of the Company. Mr. Prozes’s ownership consists of 2,000,000 shares directly held by him.

(13)	Mr. Reedy is a director of the Company and a principal of WP LLC.

(14)	Ms. Sampson served as interim Chief Financial Officer from September 2009 until December 2010.

Securities authorized for issuance under equity compensation plans.

The following provides certain aggregate information with respect to our equity compensation plans in effect as of December 31, 2010:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)

Equity Compensation Plans Approved by Securityholders	—	—	—

Equity Compensation Plans not Approved by Securityholders (1)	77,429,375(2)	$1.00	30,888,126(3)

Total	77,429,375	$1.00	30,888,126

(1)	Since Holdings, our indirect parent, is a privately-held corporation, the Holdings Board, and not the Holdings stockholders, have approved all decisions related to equity-based compensation, including the approval of the 2010 Stock Incentive Plan of Holdings in August 2010 and the amendments thereto.
(2)	Represents options to purchase shares of common stock of Holdings under the 2010 Stock Incentive Plan.
(3)	Represents shares reserved for issuance under the 2010 Stock Incentive Plan, as of December 31, 2010.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the notes, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Overview

On July 29, 2010, in connection with the Merger, we entered into debt totaling $2,190,000,000. Details of the debt are described below. Fees totaling $76,639,000, representing direct issuance costs and commitment fees paid to the underwriters of $50,550,000 and external transaction costs of $26,089,000 were capitalized as deferred financing costs and are reported in Deferred Financing Costs on the consolidated balance sheet of the Successor in our audited consolidated financial statements. These costs will be amortized from the July 29, 2010 merger date over the remaining term of each debt instrument using the effective interest rate method.

Senior Secured Credit Facilities

We entered into a $1,330,000,000 term loan facility with a term of six and a half years. In addition, we entered into a $160,000,000 revolving credit facility with a term of five years. We borrowed $2,000,000 under the revolving credit facility at the time of the merger, which was repaid as of September 30, 2010. The terms and conditions of these two facilities, which we refer to as our Senior Secured Credit Facilities, are documented in a single credit agreement.

On February 11, 2011, the Company completed a refinancing of its term loan facility through an amendment to the credit agreement. The amendment provides for, among other things, the following:

•	a reduction of the LIBOR borrowing rate from LIBOR plus 5.0% to LIBOR plus 3.5%, subject to a further reduction of 25 basis points upon the Company achieving certain leverage rations;

•	a reduction in the LIBOR floor from 1.75% to 1.25%;

•	an extension of the maturity date of term loans to February 11, 2018; an extension of the a commencement date for amortization payments on the term loans to June 30, 2011; and

•	an increase in the amount of the Term Loan Facility to $1,345,000,000.

Interest Rate and Fees

Interest on the Senior Secured Credit Facilities is payable at a rate equal to, at our option either (a) British Bankers Association LIBOR plus an applicable margin of 5.00% or (b) the highest of (1) the prime commercial lending rate publicly announced by Bank of America as the “prime rate,” (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00%, plus an applicable margin (refer to Note 18 “Debt” in the Notes to the Consolidated Financial Statements in this prospectus for more information). However, we made an irrevocable election to pay interest for the term loan facility solely equal to LIBOR plus an applicable margin of 5.00%. In September 2010, we designated as accounting hedges three forward starting interest rate caps related to the term loan facility with notional amounts up to $700,000,000 and declining to $450,000,000 over three years to receive interest at variable rates equal to LIBOR and pay interest at fixed rates of 2.00% starting on September 30, 2011 and increasing to 4.00% by September 30, 2014. The interest rate caps are not effective until September 30, 2011, and accordingly do not impact the interest rate on the debt at December 31, 2010 (refer to Note 18 “Derivatives” in the Notes to the Consolidated Financial Statements in this prospectus for more information). In addition to paying interest on outstanding principal amounts, we are required to pay the lenders a commitment fee of 0.75% per annum on the amounts available under the revolving credit facility. The commitment fee percentage may be reduced to 0.50% subject to us reducing our leverage to specified ratios. In February of 2011, we refinanced our term loan facility, reducing the interest rates, among other things, as further discussed further below.

Prepayments

We are required to prepay outstanding amounts under the term loan facility, subject to certain limits and exceptions, with:

•

50% of Excess Cash Flow for each fiscal year commencing with the 2011 fiscal year (which percentage will be reduced to 25% if our Total Leverage Ratio is equal to or less than 4.75x and to 0% if our Total Leverage Ratio is equal to or less than 4.00x);

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, subject to our right to reinvest the proceeds; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from debt permitted under the Senior Secured Credit Facilities.

Installment Payments under the Term Loan Facility

We are required to pay equal quarterly principal installments in aggregate annual amounts equal to 1% of the original funded principal amount of the term loan facility with the balance being payable on the final maturity date in January 2017. As of December 31, 2010, we paid the first two scheduled principal payments totaling $6,650,000. In February 2011, we refinanced our term loan facility which resulted in extending the maturity date, among other things, as discussed further below. Related to the refinancing, no principal installment was due during the quarter ended March 31, 2011. Future principal installments will be payable on a quarterly basis commencing June 30, 2011.

Guarantee and Security

All obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Intermediate and each of our existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiaries. The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase our capital stock, make investments, loans or advances, prepay certain subordinated indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain subordinated indebtedness, and change our fiscal year. The Senior Secured Credit Facilities also require us to maintain a maximum senior secured leverage ratio and a minimum cash interest coverage ratio, and contain certain customary affirmative covenants and events of default, including a change of control.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	prepay certain subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain subordinated indebtedness; and

•	change our fiscal year.

In addition, the senior secured credit facilities require us to maintain the following financial covenants:

•	a minimum cash interest coverage ratio; and

•	a maximum net total leverage ratio.

The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including a change of control.

DESCRIPTION OF NOTES
General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to Interactive Data Corporation (“IDCO”) and its consolidated Subsidiaries; and (ii) the term “Issuer” refers only to Interactive Data Corporation and not any of its Subsidiaries.

The Issuer issued $700,000,000 aggregate principal amount of 10.25% senior notes due 2018 under an indenture dated July 29, 2010 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The initial notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. See “Notice to Investors.” Except as set forth herein, the terms of the notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Brief Description of Notes

The notes:

•	will be unsecured senior obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer;

•	will be effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the notes) of the Issuer;

•	will be initially guaranteed on a senior unsecured basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities; and

•	will be subject to registration with the SEC pursuant to a Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of, premium, if any, or interest on or Additional Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Restricted Subsidiaries (other than as detailed below) will initially guarantee the notes. Each of the Guarantees of the notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the notes.

Not all of the Issuer’s Subsidiaries will Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. Our non-guarantor Subsidiaries accounted for approximately 36.7% of our total revenue and approximately 62.2% of our total EBITDA, in each case for the combined year ended December 31, 2010. In addition, as of December 31, 2010, the non-guarantor Subsidiaries generated approximately 54.1% of our total assets and approximately 6.9% of our total liabilities.

The obligations of each Guarantor under its Guarantees will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities. The Senior Credit Facilities consist of a Term Loan Facility and Revolving Credit Facility.

The notes will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantor’s existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of March 31, 2011, IDCO had $1,345,000,000 of secured Indebtedness, consisting entirely of secured Indebtedness under the Term Loan Facility. The Issuer has the ability to borrow up to $160,000,000 of additional secured Indebtedness under the Revolving Credit Facility.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the notes. The initial paying agent for the notes will be the Trustee.

The Issuer will also maintain a registrar. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $700,000,000 of initial notes in the original offering. The notes will mature on August 1, 2018. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional notes from time to time after the offering under the Indenture (“Additional Notes”). The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

Notes

Interest on the notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2011, to the Holders of notes of record on the immediately preceding January 15 and July 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

Notes

Except as set forth below, the Issuer will not be entitled to redeem notes at its option prior to August 1, 2014.

At any time prior to August 1, 2014, the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of notes or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 1, 2014, the Issuer may redeem the notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2014	105.125%
2015	102.563%
2016 and thereafter	100.000%

In addition, prior to August 1, 2013, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of notes at a redemption price equal to 110.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of notes originally issued under the Indenture and original principal amount of any Additional Notes that are notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

The Trustee shall select the notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedure of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

(7) that if the Issuer is redeeming less than all of the notes, the Holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities will, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as reflected on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities; and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that, to the extent the Issuer reduces Obligations under such Senior Indebtedness, the Issuer shall equally and ratably reduce Obligations under the notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the notes and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the notes and such Pari Passu Indebtedness that equal to $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the notes issued by it at any time, the Trustee will select the notes to be redeemed (a) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC. No notes of $2,000 or less can be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new note in a principal amount equal to the unredeemed portion of the initial note in the name of the Holder upon cancellation of the initial note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders;”

(2)	“—Limitation on Restricted Payments;”

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets;”

(5)	“—Transactions with Affiliates;” and

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indentures with respect to the notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period, provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Issuer’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with the covenants set out below) and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided , however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith or if such fair market value exceeds $40.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests rolled over by management of the Issuer in connection with the Transaction; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges;”

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) [Reserved];

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following consummation of the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $75.0 million at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made as part of the Transaction and the fees and expenses related thereto or used to fund amounts owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales;” provided that all notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided , however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $225.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph and clauses (12)(b) and (14) below at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,760.0 million outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale or series of related Asset Sales that constitutes the sale, transfer, conveyance or other disposition of all or substantially all of a segment (as defined under GAAP) of the Issuer (other than any segment predominantly composed of assets acquired by the Issuer or its Restricted Subsidiaries subsequent to the Issue Date);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) and (4));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), when aggregated with the outstanding amount of Indebtedness under clause (13) incurred to refinance Indebtedness initially incurred in reliance on this clause (4), does not exceed the greater of 2.0% of the Issuer’s Total Assets and $75.0 million at any one time outstanding so long as such Indebtedness exists at the date of such purchase, lease or improvement or is created within 270 days thereafter;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(8) Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $150.0 million; provided, however, that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso to the first paragraph of this covenant and clause (14), no more than $225.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (12)(b) shall be incurred by Restricted Subsidiaries that are not Guarantors (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence or issuance by the Issuer or any Restricted Subsidiary, of the Issuer of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary which serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness outstanding;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

provided , however, that on a pro forma basis, together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clause (12)(b) of this covenant, no more than $225.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (14) shall be incurred and outstanding;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;”

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (18), the greater of $60.0 million and 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $50.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (19) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (19));

(20) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(21) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

For the avoidance of doubt, the amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso to the first paragraph of this covenant and clauses (12)(b) and (14), shall not exceed $225.0 million in the aggregate at any one time outstanding.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the notes and the related Guarantees.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Issuer and its Restricted Subsidiaries would be greater than such Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in any state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby, or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of such Guarantor.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments;”

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses within such amount accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous, in the good faith judgment of the Board of Directors of the Issuer, to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date);

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as expressly contemplated in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Issuer, any of its direct or indirect parent companies or any of its Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith; and

(14) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(b) the Indenture and the notes;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(j) customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, which obligations may be satisfied by posting such reports on the website of the Issuer, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the notes (which shall be permitted, subject to compliance with the Indenture, at any time, at the Issuer’s sole discretion), the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The Indenture will provide that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the outstanding notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding notes have requested the Trustee to pursue the remedy;

(3) Holders of the notes have offered and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such notes and the Issuer must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when either:

(1) all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the notes).

The Indenture will provide that, without the consent of each affected Holder of notes, an amendment or waiver may not, with respect to any notes held by a non-consenting Holder:

(1) reduce the principal amount of such notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such note or alter or waive the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(9) make any change to or modify the ranking of the notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes of such series in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such note at August 1, 2014 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such note through August 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments;”

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $20.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture; and

(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, other than with respect to Indebtedness borrowed under the Senior Credit Facilities in connection with the Transactions (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any Additional Interest and any comparable “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness borrowed under the Senior Credit Facilities in connection with the Transactions, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction to the extent incurred on or prior to the date that is the one year anniversary of the Issue Date), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge, asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any (i) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded, and

(13) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof of the first paragraph), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries (other than Hedging Obligations) that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease

Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(u) through 1(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (ii) any amendment or other modification of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates;” plus

(i) the amount of net cost-savings projected by the Issuer in good faith to be realized as a result of specified actions initiated or to be taken on or prior to the date that is 18 months after the Issue Date (calculated on a pro forma basis as though such cost-savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost-savings are reasonably identifiable and quantifiable, (y) no cost-savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost-savings that are included in clause (e) above, and (z) the aggregate amount of cost-savings added pursuant to this clause (i) shall not exceed $30.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments;” plus

(l) the amount of expenses relating to payments made to option holders of any direct or indirect parent company of the Issuer or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under the Indenture; and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for the notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means, each Restricted Subsidiary that Guarantees the notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided , however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Barclays Capital Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, UBS Securities LLC, RBC Capital Markets Corporation and Santander Investment Securities Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Issuer.

“Investors” means Silver Lake Group, L.L.C., Warburg Pincus LLC and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means July 29, 2010.

“Issuer” has the meaning set forth in the first paragraph under “General” and its permitted successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such other Person, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the second paragraph of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of 2.5% of Total Assets and $85.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments;”

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of 3.0% of Total Assets and $100.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Receivables Facility or any repurchase in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof; and

(17) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of 2.0% of Total Assets and $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (18) or (19) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries and Liens securing Indebtedness permitted to be incurred pursuant to clause (19) are solely on acquired property or the assets of the acquired entity, as the case may be;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(28) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that, with respect to Liens securing Obligations permitted under this clause (28), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.5 to 1.0.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors of the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement related to the notes dated as of the Issue Date, among IDCO, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement to be entered into as of the Issue Date by and among Holdco, the Issuer, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities or notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and IDCO.

“Subordinated Indebtedness” means, with respect to the notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date.

“ Transaction Agreement” means the Agreement and Plan of Merger, dated as of May 3, 2010 among HG Investors LLC, Igloo Merger Corporation and IDCO as the same may be amended prior to the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 1, 2014; provided, however, that if the period from the Redemption Date to August 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments;” and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(2) the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY, DELIVERY AND FORM

The exchange notes will be represented by one or more notes in registered, global form without interest coupons, each, a Global Note, and will be deposited with the Trustee as a custodian for The Depository Trust Company (“DTC”), and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC, such individuals referred to herein as the participants, or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder, DTC or such nominee, as the case may be, will be considered the sole owner or holder represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth in the section entitled “Notice to Investors.”

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Notes in certificated registered form shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 120 days or (ii) an event of default has occurred under the indenture and is continuing with respect to the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange offer and the ownership and disposition of exchange notes. This discussion does not purport to be a complete analysis of all potential tax effects. This discussion only applies to holders of notes that are held as capital assets who are exchanging original notes for exchange notes in the exchange offer.

This summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income and estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a pass-through entity or a person who is an investor in a pass-through entity;

•	a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those discussed below. If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the notes, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of original notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

•	a holder of original notes should not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer;

•	the holding period of the exchange notes should include the holding period of the original notes surrendered in exchange therefor; and

•	a holder’s adjusted tax basis in the exchange notes should be the same as such holder’s adjusted tax basis in the original notes surrendered in exchange therefor.

U.S. Holders

“U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Stated Interest

Stated interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes.

Market Discount

If a U.S. holder purchases a note for an amount that is less than stated redemption price at maturity, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount. A U.S. holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the holder pursuant to an election by the holder to include market discount in income as it accrues or pursuant to an election to include in gross income all interest that accrues on any note (including stated interest, market discount and de minimis market discount, as adjusted by any bond premium) in accordance with a constant yield method based on the compounding of interest. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. holder as if such holder had sold the note in a taxable transaction at its then fair market value. In addition, the holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Bond Premium

If a U.S. holder purchases a note for an amount that is greater than the sum of all amounts payable on the note other than stated interest, the holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the note other than stated interest and the holder may elect to amortize this premium over the remaining term of the note. A U.S. holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in such holder’s income with respect to the note in that accrual period. A U.S. holder who elects to amortize bond premium must reduce his tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the Internal Revenue Service.

Sale, Exchange, Retirement, Redemption or Other Disposition of Notes

Your adjusted tax basis in a note will, in general, be your cost for that note reduced by any cash payments on the note other than stated interest, adjusted for bond premium amortization and market discount, as discussed above. Upon the sale, exchange, retirement, redemption or other disposition of a note, you will generally recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as ordinary income for United States federal income tax purposes to the extent not previously included in income) and the adjusted tax basis of the note. Subject to the market discount rules discussed above, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a “Non-U.S. Holder” of notes. “Non-U.S. Holder” means a beneficial owner of a note, other than a partnership for United States federal income tax purposes, that is not a U.S. Holder (as defined under “—U.S. Holders” above).

Special rules may apply to you if you are subject to special treatment under the Code, including if you are a “controlled foreign corporation” or a “passive foreign investment company.” If you are such a Non-U.S. Holder, you should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States Federal Withholding Tax

Subject to the discussion below concerning backup withholding, United States federal withholding tax will not apply to any payment of interest on a note under the “portfolio interest” rule, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain financial intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”). Alternative documentation may be applicable in certain situations. The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), you will be subject to United States federal income tax on such interest on a net income basis in generally the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of your effectively connected earnings and profits attributable to such interest, subject to adjustments. Interest that is effectively connected with a U.S. trade or business will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “–United States Federal Withholding Tax” are satisfied.

Any gain realized on the sale, exchange, retirement, redemption or other disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case you will be taxed in the same manner as discussed above with respect to effectively connected interest, or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met (in which case you will be subject to a 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses).

United States Federal Estate Tax

If you are a non-U.S. Holder for estate tax purposes, your estate will not be subject to United States federal estate tax on notes owned by you at the time of your death, provided that any payment to you of interest on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest” rule described above under “—United States Federal Withholding Tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of interest paid on notes and to the proceeds of a sale or other disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient). A backup withholding tax may apply to such payments and proceeds if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Information reporting will also generally apply to payments of interest made to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding (currently at a rate of 28%) with respect to payments of interest on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a Non-U.S. holder described above in the fifth bullet point under “—Non-U.S. holders—United States Federal Withholding Tax”, or you otherwise establish an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, exchange or holding of the notes (including the exchange of the initial notes for the exchange notes) by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition, exchange and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the exchange notes should not be purchased, exchanged or held by any person investing “plan assets” of any ERISA Plan, unless such purchase, exchange and holding of such exchange notes will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each holder and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder or transferee to acquire, exchange and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of initial notes for exchange notes) by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or exchanging the notes (and holding the initial notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes, including the exchange of the initial notes for the exchange notes.

PLAN OF DISTRIBUTION

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-marketing activities or other trading activities. In addition, until , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of exchange notes by Participating Broker-Dealers. Exchange notes received by Participating Broker-Dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any Participating Broker-Dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any Participating Broker-Dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Interactive Data Corporation and subsidiaries (the Successor) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the period from July 30, 2010 to December 31, 2010 and the consolidated balance sheet of Interactive Data Corporation and subsidiaries (the Predecessor) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the period from January 1, 2010 to July 29, 2010 and for each of the two years in the period ended December 31, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available at your request, without charge, from Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730, Attention: Director, Investor Relations. Our telephone number at that address is (781) 687-8500.

You may read and copy this information at the Public Reference Room of the SEC, 100 F Street N.E., Washington, D.C. 20549. For more information about the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports and other information about issuers who file electronically with the SEC. The Internet address of the site is http://www.sec.gov. We are not incorporating the contents of the websites of the SEC or any other person into this document. We are only providing information about how you may obtain certain documents that are incorporated into this document by reference at these websites. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms.

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also obtain a copy of any our filings, at no cost, by writing to or telephoning us at the following address:

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

Attention: Director, Investor Relations

(781) 687-8500

We have agreed, so long as any initial notes remain outstanding, to make available to any holder or beneficial owner of initial notes in connection with any sale thereof and to any prospective purchaser of such initial notes from such holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the initial notes pursuant to Rule 144A under the Securities Act.

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations for the periods from July 30, 2010 through December 31, 2010 and January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008	F-3

Consolidated Balance Sheets as of December 31, 2010 and 2009	F-4

Consolidated Statements of Cash Flows for the periods from July 30, 2010 through December 31, 2010 and January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008	F-5

Consolidated Statements of Stockholders’ Equity and Comprehensive Income for the periods from July 30, 2010 through December 31, 2010 and January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008

F-6

Notes to Consolidated Financial Statements	F-9

Quarterly Financial Information (Unaudited)	F-54

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2011 for the Successor, and the Three Months Ended March 31, 2010 for the Predecessor	F-56

Unaudited Condensed Consolidated Balance Sheets at March 31, 2011 and December 31, 2010 (Audited) for the Successor	F-57

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2011 for the Successor, and the Three Months Ended March 31, 2010 for the Predecessor	F-58

Unaudited Condensed Consolidated Statement of Stockholders’ Equity and Comprehensive Income for the Three Months Ended March 31, 2011 for the Successor	F-59

Notes to Unaudited Condensed Consolidated Financial Statements	F-60

Index to Financial Statement Schedule:

Schedule II Valuation and Qualifying Accounts	F-81

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Interactive Data Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Interactive Data Corporation and subsidiaries (the Successor) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the period from July 30, 2010 to December 31, 2010 and the consolidated balance sheet of Interactive Data Corporation and subsidiaries (the Predecessor) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the period from January 1, 2010 to July 29, 2010 and for each of the two years in the period ended December 31, 2009. Our audits also included the financial statement schedule in Schedule II Valuation and Qualifying Accounts. These financial statements and schedule are the responsibility of the Successor’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Successor’s or the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Successor’s or the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interactive Data Corporation and subsidiaries (the Successor) at December 31, 2010, and the consolidated results of its operations and its cash flows for the period from July 30, 2010 to December 31, 2010 and the consolidated financial position of Interactive Data Corporation and subsidiaries (the Predecessor) at December 31, 2009, and the consolidated results of its operations and its cash flows for the period from January 1, 2010 to July 29, 2010 and for each of the two years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the company adopted the guidance originally issued in Statement of Financial Accounting Standards No. 141(R) (revised, “Business Combinations” codified primarily in FASB ASC Topic 805, Business Combinations).

/s/ Ernst & Young LLP

Boston, Massachusetts

March 31, 2011, except for Note 21, as to which the date is May 9, 2011

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Successor	Predecessor
	Period from July 30 through December 31, 2010	Period from January 1 through July 29, 2010	Year Ended December 31,
			2009	2008
REVENUE	$342,101	$454,544	$757,218	$750,541
COSTS AND EXPENSES:
Cost of services	115,176	161,899	250,105	241,880
Selling, general and administrative	124,409	158,210	237,041	244,248
Merger costs	67,258	52,734	—	—
Depreciation	15,962	22,504	31,800	27,044
Amortization	65,867	19,718	30,523	27,686

Total costs and expenses	388,672	415,065	549,469	540,858

(LOSS) INCOME FROM OPERATIONS	(46,571)	39,479	207,749	209,683
Interest (expense) income, net	(78,364)	760	1,680	7,570
Other income (expense), net	321	249	139	(2)

(LOSS) INCOME BEFORE INCOME TAXES	(124,614)	40,488	209,568	217,251
Income tax (benefit) expense	(30,351)	18,014	68,162	74,582

NET (LOSS) INCOME	(94,263)	22,474	141,406	142,669
Less: Net income attributable to noncontrolling interest	—	—	(172)	(21)

NET (LOSS) INCOME ATTRIBUTABLE TO INTERACTIVE DATA CORPORATION	$(94,263)	$22,474	$141,234	$142,648

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	Successor	Predecessor
	December 31, 2010	December 31, 2009
ASSETS
Assets:
Cash and cash equivalents	$123,704	$209,946
Marketable securities	—	96,077
Accounts receivable, net of allowance for doubtful accounts and sales credits of $6,618 and $8,449 at December 31, 2010 and December 31, 2009, respectively	107,067	108,349
Due from parent	7,500	—
Prepaid expenses and other current assets	21,079	21,810
Income tax receivable	40,764	—
Deferred income taxes	7,574	6,532

Total current assets	307,688	442,714

Property and equipment, net	110,386	123,245
Goodwill	1,638,268	570,256
Intangible assets, net	1,994,461	138,988
Deferred financing costs, net	71,827	—
Other assets	11,247	5,968

Total Assets	$4,133,877	$1,281,171

LIABILITIES AND EQUITY
Liabilities:
Accounts payable, trade	$22,232	$20,957
Accrued liabilities	92,020	76,195
Payables to affiliates	—	1,999
Borrowings, current	10,088	—
Interest payable	30,647	—
Income taxes payable	5,521	4,500
Deferred revenue	24,296	34,586

Total current liabilities	184,804	138,237

Income taxes payable	11,314	10,986
Deferred tax liabilities	677,793	33,871
Other liabilities	48,130	15,971
Borrowings, net of current portion and original issue discount	1,959,365	—

Total Liabilities	2,881,406	199,065

Commitments and contingencies (Note 10)

Equity:
Interactive Data Corporation stockholders’ equity:
Predecessor Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares issued or outstanding at December 31, 2009	—	—
Predecessor Common stock, $0.01 par value, 200,000,000 shares authorized, 104,666,781 issued and 94,181,518 outstanding at December 31, 2009	—	1,046
Successor Common stock, $0.01 par value, 1,000 shares authorized, 10 issued and outstanding at December 31, 2010	—	—
Additional paid-in-capital	1,327,115	1,019,133
Treasury stock, at cost, zero and 10,485,263 shares, at December 31, 2010 and December 31, 2009 respectively	—	(221,246)
Accumulated (loss) earnings	(94,263)	279,096
Accumulated other comprehensive income	19,619	4,077

Total Interactive Data Corporation stockholders’ equity	1,252,471	1,082,106
Noncontrolling interest	—	—

Total Equity	1,252,471	1,082,106

Total Liabilities and Equity	$4,133,877	$1,281,171

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	Period from July 30 through December 31, 2010	Period from January 1 through July 29, 2010	Year Ended December 31,
			2009	2008
Cash flows (used in) provided by operating activities:
Net (loss) income	$(94,263)	$22,474	$141,406	$142,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,829	42,222	62,323	54,730
Asset abandonment	3,307	—	—	—
Amortization of discounts and premiums on marketable securities, net	—	766	1,948	648
Amortization of deferred financing costs and accretion of note discounts	8,402	—	—	—
Deferred income taxes	(9,090)	7,270	(6,292)	855
Excess tax benefits from stock-based compensation	—	(3,625)	(2,768)	(2,020)
Stock-based compensation	111	23,985	16,180	14,344
Non-cash interest expense	468	—	—	—
Changes in reserve levels for doubtful accounts and sales credits	(1,802)	103	1,813	(510)
Loss on dispositions of fixed assets	112	114	729	325
Changes in operating assets and liabilities, net
Accounts receivable	41,527	(37,572)	2,233	(1,839)
Prepaid expenses and other current assets	2,284	1,314	(1,969)	(332)
Accounts payable, interest payable and income taxes payable and receivable, net	6,876	(11,404)	6,887	(9,993)
Accrued expenses and other liabilities	11,108	20,282	(13,210)	(2,602)
Pension cessation payments	(3,200)	(82,741)	—	—
Deferred revenue	(27,344)	20,302	(1,146)	(33)

NET CASH PROVIDED BY OPERATING ACTIVITIES	20,325	3,490	208,134	196,242
Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(17,965)	(26,395)	(42,829)	(45,509)
Business and asset acquisitions, net of acquired cash	(5,943)	(29,923)	(16,731)	(43,666)
Acquisition of Interactive Data Corporation and Subsidiaries	(3,374,155)	—	—	—
Purchase of marketable securities	—	(64,136)	(257,390)	(172,068)
Proceeds from maturities and sales of marketable securities	—	159,428	233,957	170,281

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(3,398,063)	38,974	(82,993)	(90,962)
Cash flows provided by (used in) financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	—	28,397	23,379	17,010
Purchase of treasury stock	—	—	(30,670)	(52,494)
Common stock cash dividends paid	—	(18,964)	(75,273)	(103,596)
Excess tax benefits from stock-based compensation	—	3,625	2,768	2,020
Borrowings under revolving credit facility	2,000	—	—	—
Repayments on revolving credit facility	(2,000)	—	—	—
Proceeds from issuance of long-term debt, net of issuance costs	1,897,617	—	—	—
Principal payments on long-term debt	(8,650)	—	—	—
Investment by parent company	1,353,969	—	—	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,242,936	13,058	(79,796)	(137,060)
Effect of change in exchange rates on cash and cash equivalents	1,786	(8,748)	10,439	(19,528)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(133,016)	46,774	55,784	(51,308)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	256,720	209,946	154,162	205,470

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$123,704	$256,720	$209,946	$154,162

Supplemental disclosure of cash flow information:
Cash received (paid) for taxes	$857	$(19,154)	$(73,657)	$(75,051)
Cash (paid) received for interest	$(40,401)	$1,566	$3,634	$8,181
Non-cash financing activity:
Dividends declared and unpaid in dividends payable	—	—	—	$18,705
Issuance of Holdings common stock classified as restricted stock liability	$34,500	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(In thousands)

Predecessor

	Common Stock				Treasury Stock Cost	Accumu- lated Earnings	Accumulated Other Compre- hensive Income (Loss)	NonControlling Interest	Total Equity	Compre- hensive Income
(in thousands)	Number of Shares	Par Value	Additional Paid-In Capital	Treasury Stock Number of Shares
Balance, December 31, 2007	101,573	$1,015	$941,265	7,229	$(137,506)	$113,595	$45,155	—	$963,524	$138,157

Exercise of stock options and issuance of deferred and restricted stock units	980	10	12,793	—	—	—	—	—	12,803	—
Issuance of stock in connection with employee stock purchase plan	184	2	4,205	—	—	—	—	—	4,207	—
Tax benefit from exercise of stock options and employee stock purchase plan	—	—	3,510	—	—	—	—	—	3,510	—
Purchase of treasury stock	—	—	—	1,976	(52,494)	—	—	—	(52,494)	—
Stock-based compensation (Note 7)	—	—	14,344	—	—	—	—	—	14,344	—
Other comprehensive loss (Note 14)	—	—	—	—	—	—	(67,759)	—	(67,759)	(67,759)
Common stock dividends awarded to holders of restricted stock units	—	—	534	—	—	(534)	—	—	—	—
Common stock cash dividends declared to Interactive Data stockholders (Note 8)	—	—	—	—	—	(60,976)	—	—	(60,976)	—
Noncontrolling interest in NDF common stock	—	—	—	—	—	—	—	575	575	—
Net income	—	—	—	—	—	142,648	—	21	142,669	142,669

Balance, December 31, 2008	102,737	$1,027	$976,651	9,205	$(190,000)	$194,733	$(22,604)	$596	$960,403	$74,910

Exercise of stock options and issuance of deferred and restricted stock units	1,695	17	18,787	—	—	—	—		18,804	—
Issuance of stock in connection with employee stock purchase plan	235	2	4,573	—	—	—	—	—	4,575	—
Tax benefit from exercise of stock options and employee stock purchase plan	—	—	5,187	—	—	—	—	—	5,187	—
Purchase of treasury stock	—	—	—	1,280	(31,246)	—	—	—	(31,246)	—
Stock-based compensation (Note 7)	—	—	16,180	—	—	—	—	—	16,180	—
Purchase accounting allocation adjustment to noncontrolling interest in NDF	—	—	—	—	—	—	—	(245)	(245)	—
Purchase of NDF common shares from noncontrolling interest	—	—	(2,651)	—	—	—	—	(461)	(3,112)	—
Other comprehensive income (Note 14)	—	—	—	—	—	—	26,681	—	26,681	26,681
Common stock dividends awarded to holders of restricted stock units	—	—	406	—	—	(406)	—	—	—	—
Common stock cash dividends declared to Interactive Data stockholders (Note 8)	—	—	—	—	—	(56,465)	—	—	(56,465)	—
Cash dividends declared to noncontrolling interests on NDF common stock	—	—	—	—	—	—	—	(62)	(62)	—
Net income	—	—	—	—	—	141,234	—	172	141,406	141,406

Balance, December 31, 2009	104,667	$1,046	$1,019,133	10,485	$ (221,246)	$279,096	$4,077	$—	$1,082,106	$168,087

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(In thousands)

Predecessor

	Common Stock		Additional Paid-In- Capital	Treasury Stock Number of Shares	Treasury Stock Cost	Accumulated Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity	Comprehensive Income
	Number of Shares	Par Value
Balance, December 31, 2009	104,667	$1,046	$1,019,133	10,485	$(221,246)	$279,096	$4,077	$—	$1,082,106	$168,087

Exercise of stock options and issuance of deferred and restricted stock units	1,513	15	24,109	—	—	—	—	—	24,124	—
Issuance of stock in connection with employee stock purchase plan	200	2	4,271	—	—	—	—	—	4,273	—
Tax benefit from exercise of stock options, employee stock purchase plan and pension cessation payments	—	—	54,226	—	—	—	—	—	54,226	—
Retirement of treasury stock (Note 9)	(10,485)	(104)	(128,865)	(10,485)	221,246	(92,277)	—	—	—	—
Stock-based compensation (Note 8)	—	—	23,985	—	—	—	—	—	23,985	—
Other comprehensive loss (Note 15)	—	—	—	—	—	—	(15,226)	—	(15,226)	(15,226)
Common stock dividends awarded to holders of restricted stock units	—	—	121	—	—	(121)	—	—	—	—
Common stock cash dividends declared to Interactive Data stockholders	—	—	—	—	—	(18,953)	—	—	(18,953)	—
Cash dividends declared to noncontrolling interests on NDF common stock	—	—	—	—	—	(20)	—	—	(20)	—
Net income	—	—	—	—	—	22,474	—	—	22,474	22,474

Balance, July 29, 2010	95,895	$959	$996,980	—	$—	$190,199	$(11,149)	$—	$1,176,989	$7,248

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(In thousands)

Successor

	Common Stock		Additional Paid-In- Capital	Accumulated Loss	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Loss
	Number of Shares	Par Value
Equity contribution from parent company	10	—	1,353,969	—	—	1,353,969	—
Restrictions placed on shares sold from parent company to executives (Note 8)	—	—	(27,000)	—	—	(27,000)	—
Stock-based compensation (Note 8)	—	—	111	—	—	111	—
Tax benefit from exercise of stock options and employee stock purchase plan	—	—	35	—	—	35	—
Other comprehensive income (Note 15)	—	—	—	—	19,619	19,619	19,619
Net loss	—	—	—	(94,263)	—	(94,263)	(94,263)

Balance, December 31, 2010	10	—	$1,327,115	$(94,263)	$19,619	$1,252,471	$(74,644)

The accompanying notes are an integral part of these consolidated financial statements.

Interactive Data Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of Business

Interactive Data Corporation and Subsidiaries (“the Company”) is a leading provider of financial market data, analytics and related solutions that are used extensively by thousands of financial institutions and active traders, as well as hundreds of software and service providers. The Company is one of the world’s largest providers of financial data, serving the mutual fund, bank, asset management, hedge fund, security and financial instrument processing and securities administration sectors. Interactive Data distributes its data and related offerings directly to customers and indirectly through value-added resellers (“VARs”), including software providers, processors and custodians.

The Institutional Services segment primarily targets financial institutions such as banks, brokerage firms, mutual fund companies, exchange traded fund (ETF) sponsors, hedge funds, insurance companies and asset management firms. In addition, the Institutional Services segment markets its offerings to financial information providers, information media companies, and VARs such as software providers, processors, custodians and other outsourcing organizations. The Institutional Services segment is composed of three businesses: Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services and Interactive Data Fixed Income Analytics.

The Active Trader Services segment targets active traders, individual investors, financial advisors, other investment community professionals and corporations. The Company considers active traders to be investors who typically make their own investment decisions, trade frequently and may earn a substantial portion of their income from trading. The Active Trader Services segment is composed of one business: Interactive Data Desktop Solutions (formerly known as eSignal).

On May 3, 2010, the Company entered into an agreement to be acquired by investment funds managed by Silver Lake Group, L.L.C. and Warburg Pincus LLC (collectively, the “Sponsors”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Igloo Merger Corporation (“Merger Sub”) and Hg Investors LLC, on July 29, 2010, the Company completed its merger (the “Merger”) with Merger Sub. The Company was the surviving corporation in the Merger. Hg Investors LLC was subsequently merged into Igloo Intermediate Corporation (“Intermediate”). As a result of the Merger, and the subsequent merger of Hg Investors LLC into Intermediate, the Company is now wholly-owned by Intermediate, which in turn, is wholly owned by Igloo Holdings Corporation (“Holdings”).

As of March 1, 2011, approximately 98% of the capital stock of Holdings is beneficially owned by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors. As of March 1, 2011, approximately 2% of the capital stock of Holdings is beneficially owned by executives of the Company who acquired the shares subsequent to the closing of the Merger.

In connection with the Merger, the Company’s former stockholders received $33.86 cash for each share of common stock they owned. Furthermore the holders of options to purchase common stock of the Company received a cash payment equal to the excess of $33.86 per share over the original exercise price of the option award. The aggregate purchase price paid for all of the equity securities of the Company was approximately $3.4 billion. The purchase price was funded by: (1) equity financing provided or secured by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors; (2) financing provided by new senior secured credit facilities (the “Senior Secured Facilities”) (3) proceeds from the new issuance of senior unsecured debt securities (the “Senior Notes due 2018”) (which are discussed in Note 19, “Debt” below); and (4) from cash on hand of the Company.

The accompanying consolidated statements of operations, cash flows and stockholders’ equity are presented for two periods: Predecessor and Successor, which relate to the period preceding the Merger (January 1, 2010 through July 29, 2010) and the period succeeding the Merger (July 30, 2010 through December 31, 2010), respectively. The Company refers to the operations of Interactive Data Corporation and Subsidiaries, the surviving corporation and the filer of this Form 10-K, for both the Predecessor and Successor periods. The Company applied the acquisition method of the opening balance sheet and results of operations on July 30, 2010 as the Merger was considered completed at the close of business on July 29, 2010. The Merger resulted in a new basis of accounting beginning on July 30, 2010 for the Successor.

Out-of-Period Accounting Adjustment

The Company recorded a $10,889,000 out-of-period accounting adjustment in the second quarter of 2009 related to the write-down of certain assets and the accrual of certain liabilities associated with the Company’s European real-time market data services operation, which is included in the Company’s Institutional Services Segment. The Company’s European real-time market data services operation represented approximately five percent of the Company’s total revenue in 2008. The out-of-period accounting adjustment decreased second quarter 2009 revenue by $2,294,000, increased second quarter 2009 cost of services expense by $7,487,000, most of which related to data acquisition expenses, and increased second quarter 2009 selling, general and administrative expenses by $1,108,000 which was mainly associated with sales commissions, commissions paid to third parties, and premises costs. The revenue and expenses associated with this out-of-period adjustment were not properly recorded in prior periods, primarily in 2008 and the first quarter of 2009. This matter is not expected to have a significant impact on the Company’s ongoing operations. All expenses related to this out-of-period accounting adjustment have been paid, and the Company’s relationships with its customers and business partners have been unaffected. The Company recorded the out-of-period accounting adjustment after various management reviews were conducted following the departure of an accountant within the European real-time market data services operation. Based on management’s review, the Company concluded that this former employee incorrectly recorded certain journal entries and that these errors were limited to the European real-time market data services operation. The Company has taken action to enhance the control structure including the clarification and centralization of the financial reporting lines within its various business units, and the recruitment of additional senior-level financial management and staff to its finance team.

Based upon an evaluation of all relevant quantitative and qualitative factors, and after considering the provisions of Accounting Principles Board (“APB”) Opinion No. 28 “Interim Financial Reporting,” (“APB 28”), paragraph 29, as codified in FASB ASC Topic 250, “Accounting Changes and Error Corrections” (“ASC 250”) and FASB ASC Subtopic 270-10, “Interim Reporting” (“ASC 270-10”), FASB SFAS No. 154 “Accounting Changes and Error Corrections” (“SFAS 154”), as codified in ASC 250, and SEC Staff Accounting Bulletin (“SAB”) No. 99 “Materiality” (“SAB 99”) and No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), the Company does not believe that the effects of the out-of-period accounting adjustment are material to its full-year 2009 financial results. The Company also does not believe that the out-of-period accounting adjustment, individually or in the aggregate, is material to any previously issued annual or quarterly financial statements. Because the out-of-period accounting adjustment, both on an individual account basis and in the aggregate, was not material to any of the prior year’s financial statements and is not material to the full-year 2009 financial results, the out-of-period accounting adjustment was recorded in the Company’s financial statements for the second quarter of 2009. As a result of all of these factors, the Company has not restated its previously issued annual financial statements or interim financial data.

The table below shows the total impact of the out-of-period accounting adjustment in the second quarter of 2009 by revenue and total expenses, as it relates to prior reporting periods, recorded in the second quarter of 2009 at the actual monthly average foreign exchange rates in effect at the time of the errors:

(in thousands)	Three Months Ended March 31, 2009	Year Ended			Total
		December 31, 2008	December 31, 2007	December 31, 2006
Decrease in revenue	$191	$1,694	$200	$209	$2,294
Increase in total costs and expenses	1,308	6,554	611	122	8,595

Total-pretax impact on current period income	$1,499	$8,248	$811	$331	$10,889

Principles of Consolidation

The consolidated financial statements include the results of the Company and all majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. Amounts pertaining to the non-controlling ownership interest held by third parties in the operating results and financial position of the Company’s majority-owned subsidiaries are reported as non-controlling interest.

The consolidated financial statements of the Company do not include the operating results and financial positions of Intermediate, Holdings or its parent.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash deposits held at major banks, money market fund accounts and municipal obligations. The Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

Cash and cash equivalents by security type at December 31, 2010 were as follows:

(In thousands)	Amortized Cost	Estimated Fair Value
Cash (1)	123,704	123,704

Total	$123,704	$123,704

Cash and cash equivalents by security type at December 31, 2009 were as follows:

(In thousands)	Amortized Cost	Estimated Fair Value
Municipal Obligations- cash equivalent (2)	$13,365	$13,365
Money Market Funds- cash equivalent	21,699	21,699
Cash (1)	174,882	174,882

Total	$209,946	$209,946

(1)	Consists of cash deposits at various major banks.
(2)	Consist of available-for-sale securities with original and remaining maturities of less than three months that are carried at fair value.

Marketable Securities

The Company follows FASB ASC Topic 320, “Investments—Debt and Equity Securities” (“ASC 320”), in accounting for marketable securities. The Company historically invested in high-grade municipal obligations. Certain municipal obligations have long-term underlying maturities; however, they have short-term effective maturities because they are scheduled to be pre-refunded in the short-term with funds secured in escrow accounts or are variable rate demand notes, which allow the Company to put the notes to a remarketing agent in the short-term. Marketable securities consist of municipal obligations with original maturities of greater than 90 days and effective maturities less than twelve months from the balance sheet date or are expected to be sold by the Company within one year of the balance sheet date. All marketable securities in the past have been classified as available-for-sale and are carried at fair value. Unrealized gains or losses on available-for-sale securities are included, net of tax effects, in accumulated other comprehensive income (loss) as a component of stockholders’ equity at each reporting date.

In connection with the Merger, in July 2010, the Company sold all of the U.S. marketable securities and has not purchased any further securities subsequent to the Merger. The proceeds from sales of securities were used to pay certain Merger related obligations.

Marketable securities by security type at December 31, 2009 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal Obligations	$96,057	$28	$(8)	$96,077

There were no significant sales of the Company’s marketable securities for the year ended December 31, 2009.

Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurements” effective January 1, 2008, as codified in FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value as the amount that would be received if an asset was sold or a liability transferred in an orderly transaction between market participants at the measurement date. Refer to the discussion in Note 16, “Fair Value Measurements” below for further discussion surrounding the fair value of the Company’s financial instruments.

The Company currently invests excess cash balances primarily in cash deposits held at major banks. The carrying amounts of cash deposits, trade receivables, trade payables and accrued liabilities, as reported on the consolidated balance sheet as of December 31, 2010, approximate their fair value because of the short maturity of those instruments. The carrying value of borrowings outstanding on the Company’s new Senior Secured Facilities bear interest at a variable rate and are considered to approximate fair value. The carrying value of the Company’s Senior Notes due 2018 which bear interest at a fixed rate differ from fair value based on comparable market terms and conditions. Refer to Note 19 “Debt” and Note 18 “Derivatives” below for further discussion.

Revenue Recognition

Revenue recognition is governed by Staff Accounting Bulletin No. 104, “Revenue Recognition”. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed or determinable and collectibility is reasonably assured. For customer service contracts that include a fixed subscription fee for the right to access data over a specified contractual period, revenue is recognized on a straight line basis over the contract term. For customer contracts that include variable fees based on usage, revenue is recognized in the month that the data is delivered to customers. The Company also evaluates its revenue recognition in accordance with Emerging Issues Task Force No. 99-19, “Reporting Revenue Gross as Principal versus net as an Agent” as codified in ASC 605-45.

Deferred revenue represents contractual billings in excess of revenue recognized. The Company records revenue net of applicable sales tax collected and remitted to state and local taxing jurisdictions. Taxes collected from customers are recorded as a liability in the balance sheet.

Accounts Receivable, Concentration of Credit Risk and Uncertainties, Allowance for Doubtful Accounts

The Company is subject to credit risk through trade receivables. Credit risk with respect to trade receivables is mitigated by the diversification of the Company’s operations, as well as its large customer base and its geographical dispersion. No single customer accounts for more than 10% of revenue or more than 10% of accounts receivable for any period presented. Ongoing credit evaluations of customers’ financial condition are performed although collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management’s previously established estimates. At December 31, 2010, management believes that the Company had no significant concentrations of credit risk. The Company maintains a reserve for an allowance for doubtful accounts and sales credits that is the Company’s best estimate of potentially uncollectible trade receivables. Provisions are made based upon a specific review of all significant outstanding invoices that are considered potentially uncollectible in whole or in part. For those invoices not specifically reviewed or considered uncollectible, general provisions are provided at different rates, based upon the age of the receivable, historical experience, and other currently available evidence. The reserve estimates are adjusted as additional information becomes known or payments are made.

Income Taxes

The Company determines its income tax expense in each of the jurisdictions in which it operates. The income tax expense includes an estimate of the current tax expense as well as deferred tax expense, which results from the determination of temporary differences arising from the different treatment of items for book and tax purposes.

Deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

The Company currently provides U.S. income taxes on the earnings of foreign subsidiaries to the extent these earnings are currently taxable or expected to be remitted. U.S. taxes have not been provided on net accumulated foreign unremitted earnings. Quantification of the deferred tax liability associated with indefinitely reinvested earning is not practicable. The cumulative amount of undistributed earnings of the Company’s foreign subsidiaries held for investment is approximately $193,000,000 at December 31, 2010.

The Company recognizes future tax benefits or expenses attributable to its taxable temporary differences and net operating loss carry forwards. The Company recognizes deferred tax assets to the extent that the recoverability of these assets satisfy the “more likely than not” recognition criteria in SFAS No. 109 “Accounting for Income Taxes,” now codified in ASC 740. Based upon income and projections of future taxable income, the Company believes that the recorded deferred tax assets will be realized.

Goodwill

Goodwill is recorded in connection with business acquisitions and represents the excess purchase price over the fair value of identifiable net assets at the acquisition date.

The Company performs impairment tests of goodwill assigned to its reporting units on an annual basis or whenever events or circumstances indicate impairment may exist.

At December 31, 2010, the Company had two reportable segments; Institutional Services and Active Trader Services. Within the Institutional Services segment, there are three reporting units; Pricing and Reference Data Services, Real-Time Services and Fixed Income Analytics. Within the Active Trader Services segment, there is one reporting unit; Interactive Data Desktop Solutions. All of these reporting units are at the operating segment level or one level below.

Testing goodwill for impairment requires a two-step process. Step 1 involves comparing the estimated fair value of each reporting unit (which the Company estimates by using significant assumptions and judgments) to the carrying value of the reporting unit’s assigned assets (including related goodwill) and liabilities. Fair values for each reporting unit are established using discounted cash flows that incorporate specific reporting unit assumptions for revenue and operating expenses. Such assumptions take into account numerous factors including historical experience, anticipated economic and market conditions for purposes of determining market value from a market participant perspective. These cash flows are then discounted at an implied rate of return that the Company believes a market participant would require for an investment in a company having similar risks and business characteristics to the reporting unit being assessed. If the estimated fair value of the reporting unit exceeds the respective carrying value of the reporting unit’s assigned assets and liabilities, no impairment is recorded and no further analysis is performed.

If the estimated fair value of the reporting unit is less than the carrying value of the reporting unit’s assigned assets and liabilities, the Company would perform the Step 2 calculation. In Step 2, the implied fair value of the reporting unit’s goodwill is determined by assigning a fair value to all of the reporting unit’s assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination at fair value. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to that excess.

In determining the estimated fair value of the reporting units, certain assumptions were used, including but not limited to revenue growth rates, expected changes in operating expenses, discount rate, and tax rate.

Intangible Assets

Other intangible assets include securities data and databases, completed technology, trademarks (definite and indefinite lived), exchange relationships and customer lists arising principally from acquisitions. Definite-lived intangible assets are valued on the acquisition dates based on a combination of replacement cost, comparable purchase methodologies and discounted cash flows and are amortized over their respective economic benefit periods which range from two years to twenty five years on either a straight line basis or, if reliably estimated, based on the estimated pattern of consumption. The Company reviews the recoverability of definite-lived intangible assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the estimated future undiscounted cash flows from the use of an asset are less than its carrying value, a write-down is recorded to reduce the related asset to estimated fair value.

Indefinite-lived intangibles are reviewed annually for impairment in conjunction with the Company’s goodwill impairment calculation or whenever events or circumstances indicate an impairment may exist. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss equal to that excess is recognized.

The Company also evaluates the remaining useful life of indefinite-lived intangible assets to determine whether events and circumstances continue to support an indefinite useful life. If any intangible asset is subsequently determined to have a finite useful live, the asset is tested for impairment and then amortized prospectively over its remaining useful life.

Property, Equipment and Capitalized Software

Fixed assets are recorded at cost. Equipment is depreciated using the straight-line method over its estimated useful life of three to ten years. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or useful lives, whichever is shorter. Maintenance and repairs are charged to operations as incurred. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with the resulting gain or loss reflected in income.

Capitalized software costs include costs incurred in connection with the development of software and purchased software for internal use and are capitalized in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” as codified in ASC 350. These costs relate to software used in support of the Company’s back office operations and software used by subscribers to access, manage and analyze information in the Company’s databases. Capitalized costs are amortized over the estimated economic life, which typically ranges from three to five years.

Impairment of Long-Lived Assets

The Company reviews long-lived assets whenever events or circumstances indicate that the carrying value of the assets may not be recovered or that the remaining useful lives are no longer appropriate. If an impairment is indicated, the Company compares the fair value of the related asset, generally determined using a discounted cash flow methodology, to the carrying value of the asset and records an impairment charge to the extent that fair value is lower than the carrying value of the asset.

Translation of Foreign Currencies

The functional currency of certain businesses within the consolidated financial statements is the local currency. Assets and liabilities of foreign companies are translated into US dollars at exchange rates in effect at the balance sheet date; income and expense items and cash flows are translated at average exchange rates for the period. Cumulative net translation adjustments are included in stockholders’ equity as accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in the results of operations as selling, general and administrative expense. The net effect of these transaction adjustments to net income was ($321,000) for the period from January 1, 2010 through July 29, 2010 and ($1,565,000) for the period from July 30, 2010 through December 31, 2010. The net effect of these transaction adjustments to net income was ($1,660,000) and $5,100,000 for the years ended December 31, 2009 and 2008, respectively.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the extensive use of management’s estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the consolidated financial statement date. Actual results could differ from those estimates.

Research and Development Costs

Expenditures for research and development are expensed as incurred. Research and development costs primarily relate to the development of new services and are included in selling, general and administrative expense in the accompanying statements of operations.

Advertising Costs

Advertising expenditures consist of print media, radio, television, direct marketing, internet and trade shows. All advertising expenses are charged to income during the period incurred and totaled $3,267,000 and $1,970,000 for the period from January 1, 2010 through July 29, 2010 and for the period from July 30, 2010 through December 31, 2010, respectively. The Company incurred $6,255,000 and $7,986,000 of advertising costs for the years ended December 31, 2009 and 2008, respectively.

Stock-Based Compensation

The Company follows SFAS 123(R), as codified in ASC 718. ASC 718 requires that all stock-based payments to employees, including grants of stock options, are recognized in the financial statements based on their fair values. Refer to Note 8 “Stock-based Compensation” below for further discussion.

Derivative Financial Instruments

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company manages some of its exposure to interest rate risks by the use of derivative financial instruments. The Company currently uses derivatives for risk management purposes, and does not use derivatives for speculative purposes. The Company recognizes all derivative financial instruments in the Consolidated Balance Sheets as assets or liabilities at fair value. Such amounts are currently recorded in the “Other Assets” caption in the Consolidated Balance Sheets. The Company currently has only entered into cash flow hedges. For a derivative that is designated as a cash flow hedge, changes in the fair value of the derivative are recognized in accumulated other comprehensive income (“AOCI”), to the extent the derivative is effective at offsetting the changes in cash flow being hedged until the hedged item affects earnings as prescribed under ASC 815, “Derivatives and Hedging.” To the extent there is any hedge ineffectiveness, changes in fair value relating to the ineffective portion are immediately recognized in earnings in the “Other income (expense)” line in the Consolidated Statements of Operations during the period of the change. Refer to Note 18 “Derivatives” below for further discussion.

2. New Accounting Pronouncements

Business Combinations

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805)” (“ASU 2010-29”). ASU 2010-29 specifies that if an entity presents comparative financial statements, the entity shall disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In addition, ASU 2010-29 expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The Company adopted this statement for the successor period ended December 31, 2010.

In December 2007, the FASB issued updated guidance on business combinations, originally issued in Statement of Financial Accounting Standards No. 141(R) (revised), Business Combinations (codified primarily in ASC 805, Business Combinations ), which includes the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. Adoption of this guidance on January 1, 2009 did not have a material impact on the Company’s financial position or results of operations for the year ended December 31, 2009. However, the adoption of this statement resulted in the Company recognizing Merger costs of $67,258,000 and $52,734,000 in the period from July 30, 2010 through December 31, 2010 and the period from January 1, 2010 through July 29, 2010, respectively.

Intangibles – Goodwill and other

In December 2010, the FASB issued ASU 2010-28, “Intangibles-Goodwill and Other (Topic 350)” (“ASU 2010-28”). ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. ASU 2010-28 is effective for fiscal years and interim periods, beginning after December 15, 2010. Early adoption is not permitted. The Company does not expect the adoption of ASU 2010-28 to have a material impact on the Company’s financial position, results of operations or cash flows.

Variable Interest Entities

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends the consolidation guidance applicable to variable interest entities. The amendments will significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R), as codified in FASB ASC Topic 810, “Consolidation” (“ASC 810”). The adoption of SFAS 167, now codified in ASC 810, effective January 1, 2010, did not have a material impact on the Company’s financial position, results of operations or cash flows.

Revenue Recognition

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), regarding ASC Subtopic 605-25 “Revenue Recognition—Multiple-element Arrangements.” ASU 2009-13 addresses how revenues should be allocated among all products and services in sales arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. It also significantly expands the disclosure requirements for such arrangements.

In October 2009, the FASB issued ASU 2009-14, “Software: Certain Revenue Arrangements That Include Software Elements” (“ASU 2009-14”), regarding ASC Topic 985 “Software—Revenue Recognition.” This ASU modifies the scope of ASC Subtopic 965-605, “Software Revenue Recognition,” to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality.

ASU 2009-13 and ASU 2009-14 will be effective for the Company beginning in fiscal 2011. Early adoption will be permitted. The adoption of ASU 2009-13 and ASU 2009-14 will not have a material impact on the Company’s financial position, results of operations or cash flows.

Fair Value Measurements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) -Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. ASU 2010-06 amends ASC 820 to add new disclosure requirements for significant transfers in and out of Level 1 and 2 measurements and to provide a gross presentation (purchases, sales, issuances and settlements) of the activities within the Level 3 rollforward. The revised guidance is effective for interim and annual reporting periods beginning in fiscal 2010, except for the disclosures about purchases, sales, issuances, and settlements required in the Level 3 rollforward, which is effective for the Company in fiscal 2011. ASU 2010-06 concerns disclosure only and will not have an impact on the Company’s financial position, results of operations, or cash flows.

Subsequent Events

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). ASU 2010-09 defines an SEC filer within the FASB Codification and eliminates the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in order to remove potential conflicts with current SEC guidance. The relevant provisions of ASU 2010-09 were effective upon the date of issuance, and the Company adopted the amendments accordingly. The adoption of ASU 2010-09 did not have a material impact on the Company’s financial position, results of operations or cash flows.

3. Merger

As discussed in Note 1 above the Company completed the Merger on July 29, 2010. In connection with the Merger, the Company’s former stockholders received $33.86 cash for each share of common stock they owned. Furthermore the holders of options to purchase common stock of the Company received a cash payment equal to the excess of $33.86 per share over the original exercise price of the option award. The aggregate purchase price paid for all of the equity securities of the Company was approximately $3.4 billion. The purchase price was funded by: (1) equity financing provided or secured by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors; (2) financing provided by the Senior Secured Facilities; (3) proceeds from the new issuance of the Senior Notes due 2018 (which are discussed in Note 19, “Debt” below); and (4) from cash on hand of the Company.

Purchase Price Allocation

The Merger has been accounted for as a business combination under FASB ASC Topic 805, “Business Combinations” (“ASC 805”). The purchase price has been assigned to the assets acquired and liabilities assumed based on their estimated fair values.

The purchase price allocation will be accounted for as follows (in thousands):

Assets:
Cash on hand	$256,720
Accounts receivable	145,794
Fixed assets	111,204
Intangible assets	2,046,500
Other assets (current and long term)	52,928
Goodwill	1,628,808

$4,241,954
Liabilities:
Accounts payable, trade	18,648
Accrued expenses	85,004
Deferred tax liability (net)	699,887
Deferred revenue	50,700
Other liabilities (current and long term)	13,560

$867,799

Total Purchase Price	$3,374,155

The above current working capital balances, with the exception of other liabilities which were adjusted in purchase accounting to eliminate deferred rent, approximate their respective carrying values as of the Merger date. The fixed asset balance of $111,204,000 includes an increase of approximately $12,216,000 to the historical carrying amount to present the fixed assets at fair value at Merger date and a reduction of approximately $26,975,000 relating to completed capitalized development, which for purchase accounting purposes is now reflected in the Company’s completed technology intangible asset at fair value.

The fair value of the intangible assets will be amortized over their respective economic benefit periods which range on an individual basis from 3.4 years to 25 years. The fair value and weighted average amortization periods in total and by major asset class are as follows:

	Weighted average amortization period	Estimated fair value (in thousands)
Estimated Intangibles:
Customer list	23.8 years	$1,552,200
Completed technology(1)	5.4 years	191,100
Interactive Data trademarks(2)	Indefinite	175,900
Other trademarks	7.1 years	1,500
Data/Database	5.0 years	109,000
Exchange relationships	25.0 years	16,800

Total	20.8 years	$2,046,500

(1)	On December 1, 2010, the Company determined that, as a result of development initiatives that commenced subsequent to the Merger, certain completed technologies valued at approximately $147,717,000 would have shorter useful lives than originally estimated. The completed technologies are being amortized over a remaining useful life of 19 months from December 1, 2010. The change in estimate resulted in approximately $3,784,000 of additional amortization expense in the Successor period.

(2)	Identified as an indefinite-lived intangible and will be reviewed annually for impairment in conjunction with the Company’s goodwill impairment calculation or whenever events or circumstances indicate an impairment may exist.

The trademarks, customer list and completed technology were valued using the income approach and the database and exchange relationships were valued using the replacement cost approach. Fair values and useful lives assigned to intangible assets were based on the estimated value and use of these assets of a market participant.

Estimated deferred tax liabilities of approximately $690,722,000 were recorded related to the purchase price allocation.

In connection with the Merger, the Company has recorded $1,628,808,000 of goodwill, none of which is tax deductible. The allocation of goodwill by segment is as follows (in thousands):

Estimated Goodwill:
Institutional Services	$1,586,853
Active Trader Services	41,955

Total	$1,628,808

Goodwill represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. The Company determined that the acquisition of Interactive Data Corporation resulted in the recognition of goodwill primarily because of the acquisition’s potential to help Interactive Data Corporation further expand its business globally over the long term through significant improvements to the Company’s technology and technical infrastructure, enhancement and expansion of products and services, and ongoing initiatives to reduce costs while increasing overall productivity and operational efficiency.

The Company assumed certain liabilities in the acquisition including deferred revenue that was ascribed a fair value of $50,700,000 using a cost-plus profit approach. This approach determined the fair value of deferred revenue by estimating the cost to fulfill the obligations plus a normal profit margin. The Company is recognizing deferred revenue over the average remaining term of the contracts (one year or less), which reflects the estimated period to satisfy these customer obligations. In allocating the purchase price, the Company recorded an adjustment to reduce the carrying value of its’ deferred revenue balance by approximately $4,642,000.

Merger Costs

The Company expensed merger related costs of $67,258,000 and $52,734,000 in the Company’s Successor statement of operations for the period from July 30, 2010 through December 31, 2010 and the Company’s Predecessor statement of operations for the period from January 1, 2010 through July 29, 2010, respectively. The total Combined 2010 merger related costs of $119,992,000 include transaction costs of $105,648,000 and compensation associated with retention awards for certain employees and signing bonuses for newly hired executives, of $14,344,000, each of which is described further below and are classified as “Merger Costs” on the Company’s statement of operations.

The Company has expensed total transaction costs (“Transaction Costs”) of $105,648,000, consisting of transaction, legal, accounting, valuation and tax advisor fees in connection with the Merger during the year ending December 31, 2010. Of this amount, $55,564,000 have been reflected on the Company’s Successor statement of operations and approximately $50,084,000 have been reflected on the Company’s Predecessor statement of operations within, before consideration of the amount capitalized as part of debt issuance costs. The Company has paid $105,138,000 of these costs as of December 31, 2010.

The Company has performed a formal study of the Transaction Costs to provide a reasonable allocation of those costs between the business combination and debt financing costs as allowed under FASB ASC Topic 340-10-S99, “Other Assets and Deferred Costs.” The amount of Transaction Costs which the Company has determined to be related to debt financing costs is $26,089,000. These costs, and commitment fees and other issuance costs paid to the underwriters of $50,550,000 were capitalized in the Successor financials and included in Deferred Financing Costs on the consolidated balance sheet as of December 31, 2010. The total deferred financing costs of $76,639,000 are being amortized from the Merger date over the remaining term of the debt instruments. Refer to Footnote 19, “Debt” below for further discussion of debt financing costs. All amortization related to the capitalized debt financing costs will be recorded to interest expense in the statement of operations for financial reporting purposes.

The Company has expensed $14,344,000 related to compensation associated with the Merger during the year ended December 31, 2010. In connection with the Merger, the Company entered into retention agreements for the payment of a transaction bonus (“Transaction Bonus”) with certain key employees. The Transaction Bonus was equal to a specified percentage of the employee’s base salary, one-third of which was paid to certain employees within this group for past significant short term effort on the closing of the Merger and the remaining unpaid balance was paid on the date that was four months following the Merger if the employee remained employed by the Company (or if earlier, the date on which the employee was terminated other than for cause or resigned for good reason). The aggregate Transaction Bonus payout was $13,603,000 at the end of the four month period. An amount of $2,651,000 (representing the one-third payment on the closing of the Merger) had been paid and was recorded to the Company’s Predecessor statement of operations in July 2010. The remaining amount of $10,952,000 was recorded to the Successor’s statement of operations ratably over the four month service period from August through November of 2010 in the Company’s Successor statement of operations and was fully paid as of December 31, 2010. The Company also paid $741,000 in signing bonuses to a newly hired executive following completion of the Merger which have been recorded as a merger cost in the accompanying Successor statement of operations.

Cash and Marketable Securities

In connection with the consummation of the Merger, the Company entered into various inter-company loans with its subsidiaries domiciled in foreign jurisdictions for the sole purpose of repatriating cash totaling approximately $81,000,000 to the United States and the United Kingdom. This remitted cash, along with other cash holdings of the Company were used to satisfy certain Merger related obligations.

Shareholders Agreement

The Sponsors and certain other investors have entered into a shareholders agreement (the “Shareholders Agreement”). The Shareholders Agreement, among other things, contains agreements among the parties with respect to the composition of the board of directors of Holdings, Intermediate and the Company, stock ownership, voting and other matters and restrictions on the transfer of Holdings’ equity securities and other special corporate governance provisions (including specified actions that require majority approval of the board of directors of Holdings and other actions that require the Sponsors’ consent). In particular, with respect to transfer restrictions, the Shareholders Agreement provides for preemptive rights, tag-along rights, drag-along rights and rights of first offer.

Pension Cessation

As discussed in Note 12 “Retirement Plans”, in connection with the conditions of the Merger, the Company was required to make initial payments of $3,200,000 and £53,000,000 (or approximately $82,741,000) to settle the defined benefit plans in the U.S. and U.K., respectively. The payment was based on an interim pension plan valuation and was treated as a component of purchase price. In accordance with the terms of the Merger, a supplemental payment of £14,730,000 (or $23,105,000 at the currency exchange rate at the transaction date) was made by Pearson to PGPP Trustee on the Company’s behalf in December 2010. This supplemental payment, which represented a final topoff funding payment, was based on the final defined benefit valuation. This supplemental payment, which was legally structured to provide the Company a tax benefit of £4,144,000 (or $6,500,000 at the currency exchange rate at the transaction date) was not determinable or probable at the Merger date and was treated as a modification to the Company’s purchase price allocation and accordingly, was reflected as an increase to goodwill. This transaction did not result in any additional funding requirements or additional pension expense by the Company subsequent to the Merger date.

Transition Services Agreement (“TSA”) with Pearson

Prior to the Merger the Company received certain services from Pearson, plc and its subsidiaries and affiliates (“Pearson”) and provided certain services to Pearson as disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010. Effective with the Merger, the Company entered into a transition services agreement with Pearson to provide certain services for the employee health benefit plans in the US and the UK and the use of accounting systems for certain of the subsidiaries of the Company, primarily in the UK. In addition, the Company will provide Pearson with certain financial data services. The term for these services range from three months to three years. The estimated net cost over the life of this agreement to the Company is expected to be approximately $75,300 and will be charged to income as the services are performed and related expenses are incurred.

Unaudited Pro Forma Condensed Combined Consolidated Statements of Income

The following Unaudited Pro Forma Condensed Consolidated Statements of Income reflect the consolidated results of operations of the Company as if the merger took place on January 1, 2010 and 2009. The historical information has been adjusted to give effects to events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the income statement, expected to have a continuing impact on the combined results. Such items include interest expense related to the debt issued in conjunction with the merger as well as additional amortization expense associated with the valuation of intangible assets. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the merger had actually occurred on that date, nor of the results that may be obtained in the future.

Unaudited	For the Year Ended December 31,
	2010	2009
REVENUE	$797,401	$754,318
COST AND EXPENSES
Cost of services	269,181	246,171
Selling, general & administrative	268,675	228,365
Merger costs	119,992	119,992
Depreciation	40,049	34,513
Amortization	178,852	178,852

Total costs and expenses	876,749	807,893
LOSS FROM OPERATIONS	(79,348)	(53,575)
Interest expense	(183,633)	(183,949)
Other income, net	570	1,819

LOSS BEFORE INCOME TAXES	(262,411)	(235,705)
Income tax benefit	(55,093)	(36,034)

NET LOSS	($207,318)	($199,671)

4. Acquisitions

The following acquisitions were entered into by the Company during the period preceding the Merger and reflect historical information as it relates to the Predecessor. Refer to Note 6 “Goodwill and Intangibles” for a discussion of the impact of the Merger on these historical goodwill and intangible asset balances.

Acquisition of 7ticks

On January 15, 2010, the Company acquired the assets of 7ticks, LLC (“7ticks”) for a purchase price of $30,000,000, plus an initial working capital payment of $120,000, for a total payment of $30,120,000. An additional working capital payment was made during the first quarter of 2010 in the amount of $402,000 increasing the total current purchase price to $30,522,000. Additional purchase consideration includes potential maximum payments of $21,246,000 if the business meets certain revenue goals over the next three years. The acquisition was funded from operating cash.

7ticks is an innovative provider of electronic trading networks and managed services. This business specializes in providing direct exchange access, proximity hosting, and support services that facilitate ultra low latency electronic trading.

The acquisition has been accounted for as a business combination under FASB ASC Topic 805, “Business Combinations” (“ASC 805”). The purchase price has been assigned to the assets acquired and liabilities assumed based on their estimated fair values. The intangible assets will be amortized over periods ranging from three to ten years. The weighted average amortization period in total is 8.9 years. The weighted average amortization period by major asset class is: customer list 10.0 years; trademark 3.0 years; and software/technology 5.0 years. In connection with the acquisition, the Company has recorded $26,586,000 of goodwill, which was allocated to the Institutional Services segment and all of which is tax deductible. The goodwill recognized is attributable primarily to the expected significant growth opportunities 7ticks will provide the Company, as it seeks to increase penetration in the electronic trading sector, which is one of the Company’s long-term strategic priorities. In addition to marketing the 7ticks services, the Company will use 7ticks’ network infrastructure technology to further reduce delays, or latency, in its consolidated data feed services.

The results of operations of 7ticks have been included in the Company’s consolidated financial statements since the acquisition date. 7ticks generated $14,697,000 in revenues and an approximate operating loss before income taxes of $7,487,000 in the period from the acquisition date of January 15, 2010 through December 31, 2010. Pro forma results of operations for the years ended December 31, 2010 and 2009, assuming the acquisition of 7ticks had taken place at the beginning of each period, do not differ materially from the Company’s actual reported results.

The sellers are also entitled to additional contingent consideration (“Earn-Out”) based upon the performance of the business acquired during a three year period spanning from January 15, 2010 thru December 31, 2012. This consideration is based on contribution of net revenue by the 7ticks business to the Company. The table below illustrates the measurement periods, threshold contribution levels and potential Earn-Out payments.

(in thousands) Earn Out Period	Minimum Net Revenue Contribution	Earn-Out Payment	Maximum Net Revenue Contribution	Earn-Out Payment
January 15, 2010 – December 31, 2010	$14,200	$1,600	$15,500	$2,000
January 1, 2011 – December 31, 2011	$23,500	2,800	$24,700	4,000
January 1, 2012 – December 31, 2012	$31,800	2,800	$35,200	4,000

Totals		$7,200		$10,000

In the event that, during any Earn-Out period, actual contribution of net revenue exceeds the maximum net revenue contribution amount set forth above for such Earn-Out period, the Seller shall be entitled to receive from the Company, an additional earn-out amount calculated based on 15% of the excess revenue above the maximum net revenue contribution amount. For purposes of this calculation, the maximum excess revenue amount in each year is limited to $50,000,000. Under no circumstances shall the Company be liable to make earn-out payments in excess of $21,246,000 in the aggregate. The estimated fair value of the Earn-Out was determined to be $8,500,000 at the acquisition date and was initially recorded in Other Liabilities on the Consolidated Balance Sheet. The actual contingent consideration earned for the 2010 Earnout Period was $1,861,000 which will be paid during the first half of 2011, and the estimated fair value of the remaining two years of the Earn Out eligibility is $6,500,000 at December 31, 2010. The Company determines the future estimated fair value for the Earn-Out by applying a present value calculation of probable revenue streams using an appropriate discount rate for the Company. The 2010 and 2011 amounts are reflected in current liabilities at December 31, 2010 while the 2012 amount is reflected in other liabilities.

In addition, the Company incurred transaction and acquisition costs of approximately $191,000, consisting of legal and accounting services, which were expensed in the period incurred. These costs are included in the Predecessor’s consolidated statement of operations in the line item selling, general and administrative.

The final purchase price remains subject to Earn-Out provisions, described above, which will affect the current purchase price consideration total.

The acquisition as accounted for in the Predecessor is as follows (in thousands):

Assets:
Cash acquired	$376
Accounts receivable	715
Prepaid expenses and other current assets	370
Customer list	7,900
Trademark	500
Computer software/technology	1,600
Fixed assets	2,152
Other assets	46
Goodwill	26,586

$40,245
Liabilities:
Accounts payable, trade	539
Accrued expenses	235
Deferred revenue	449
Other liabilities (Fair value of Earn-Out)	8,500

$9,723

Total Purchase Price	$30,522

Acquisition of OFS

On December 1, 2009, the Company acquired certain assets of Dow Jones & Company, Inc.’s (“Dow Jones”) Online Financial Solutions (“OFS”) business for a purchase price of $13,500,000, which was funded from operating cash. During 2010, additional working capital payments were received from Dow Jones in the amount of $820,000 to decrease the total purchase price to $12,680,000. The acquisition of the OFS assets expands the Company’s web-based solutions business in North America. This acquisition also creates opportunities for the Company to offer OFS customers a broader range of sophisticated web-based offerings, real-time market data services and other desktop solutions.

The acquisition was accounted for as a business combination under ASC 805. The purchase price has been assigned to the assets acquired and liabilities assumed based on their estimated fair values. The intangible assets are being amortized over periods ranging from two to eleven years. The weighted average amortization period in total is 10.0 years. The weighted average amortization period by major asset class is: customer list 11.0 years; service contracts 11.0 years; and software 2.0 years. In connection with the acquisition, the Company recorded $3,514,000 of goodwill, which was allocated to the Institutional Services segment and all of which is tax deductible. The goodwill recognized is attributable primarily to expected synergies, growth opportunities and the assembled workforce of OFS. The Company’s financial statements include the results of operations of OFS assets subsequent to the acquisition date.

In addition, the Company incurred transaction and acquisition costs of $451,000, consisting of legal and accounting services, which were expensed in the period incurred. These costs are included in the consolidated statement of operations in the line item selling, general and administrative.
The Company has a preexisting relationship with Dow Jones in which the Company provides global real-time and delayed financial market information via the Real-Time Services business and end of day prices and reference data via the Pricing and Reference business. The Company has determined that there was no transaction settlement relating to the preexisting relationship between the Company and Dow Jones on the date of acquisition.

As part of the acquisition, the Company and Dow Jones entered into a non-exclusive redistribution agreement to sell certain data to new and existing customers in the OFS market. The Company will host and distribute the data. The Company will account for any revenue generated from this agreement net of redistribution fees it expects to pay to Dow Jones as prescribed under FASB ASC Subtopic 605-45, “Revenue Recognition- Principal Agent Considerations” (“ASC 605-45”).

As part of the plans to migrate the OFS customers into the Company’s technical infrastructure, the Company and Dow Jones have also entered into a transition services agreement for hosting and other related services for up to eighteen months from the acquisition date. The total cost over the life of this agreement to the Company is expected to be approximately $3,700,000 and will be charged to income as the services are performed and related expenses are incurred.

The purchase price is considered final as of December 31, 2010.

The acquisition as accounted for in the Predecessor is as follows (in thousands):

Assets:
Prepaid expenses and other current assets	$77
Customer list	5,700
Service contracts	2,800
Computer software	1,000
Fixed assets	90
Goodwill	3,514

$13,181
Liabilities:
Deferred revenue	501

$501

Total Purchase Price	$12,680

Acquisition of NDF

On December 15, 2008, the Company acquired 79% of the outstanding equity of Japan-based NTT DATA Financial, or NDF. On December 19, 2008, the Company acquired an additional 1% to increase the Company’s ownership of the outstanding equity to 80%. In total the Company paid 2,416,000,000 JPY (or $26,697,000 at the currency exchange rate on the date of acquisition) for 3,200 common shares of NDF, offset by cash acquired of 938,369,000 JPY (or $10,369,000 at the currency exchange rate at the date of acquisition). On April 28, 2009, the Company purchased an additional 400 common shares of NDF for 302,000,000 JPY (or $3,126,000 at the currency exchange rate on the date of acquisition) from one of the remaining stockholders (noncontrolling interests), bringing the Company’s ownership of the outstanding equity to 90% as of April 28, 2009 and the total purchase price to 2,718,000,000 JPY (or $29,823,000 at the currency exchange rates on the transaction dates). The additional 400 common shares were recorded as prescribed under SFAS 160, as codified in ASC 810-10, and accounted for as a capital transaction, reducing paid in capital on the consolidated balance sheet. Although the Company’s equity ownership is 90%, the Company’s economic ownership is 100%. The Company had a firm commitment to purchase the remaining 10% of the outstanding equity (or 400 common shares) from the remaining stockholder (noncontrolling interest) at a total purchase price of 302,000,000 JPY (or $3,337,000 at the currency exchange rate at the date of acquisition) since the acquisition date. This liability was reflected at fair value in Other Liabilities in the purchase price allocation below. These remaining shares were purchased on December 16, 2010 for 302,000,000 JPY (or $3,582,000 at the currency exchange rate on the date acquired) to bring the final total purchase price to 3,020,000,000 JPY (or $33,405,000 at the currency exchange rates on the transaction dates). As a result of this firm commitment, the Company’s financial statements have reflected 100% economic ownership of NDF beginning April 28, 2009 and now legal ownership of 100% of NDF as of December 31, 2010 with no further NDF shares outstanding. See Note 17, “Noncontrolling Interest,” in these Notes to the Consolidated Financial Statements. The Company had this liability recorded, as prescribed under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”), as codified in FASB ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), in accrued liabilities on the Consolidated Balance Sheet at December 31, 2009. In addition, the Company recorded transaction and acquisition costs of $1,361,000, consisting of legal and accounting services as part of the purchase price. These costs have all been paid. The purchase price allocation is considered final. This acquisition was funded from the operating cash of the Company.

The acquisition was accounted for using the purchase method of accounting in accordance with SFAS 141, as codified in ASC 805. The purchase price has been assigned to the assets acquired and liabilities assumed based on their estimated fair values. The intangible assets are being amortized over periods ranging from four to eleven years. The weighted average amortization period in total is 10.4 years. The weighted average amortization period by major asset class is: customer list 11.0 years; completed software/technology 5.0 years and non-compete agreement 4.0 years. In connection with the acquisition, the Company recorded $20,639,000 of goodwill, which has been allocated to the Institutional Services segment, none of which is tax deductible. The Company’s financial statements include the results of operations of NDF attributable to the Company subsequent to the acquisition date.

This acquisition of NDF provides the Company with a direct presence in Japan and advances the Company’s strategy to expand its business in the Asia-Pacific region. Based in Tokyo, NDF is a leading provider of securities pricing, reference data and related services to many Japanese banks, asset and funds management companies, insurance companies, custody banks, trust banks and securities firms. These factors contributed to the recognition of goodwill upon the purchase of NDF. Prior to the acquisition, the Company and NDF were party to a redistribution agreement for more than 14 years pursuant to which NDF was granted certain exclusive rights to redistribute the Company’s global end-of-day securities pricing, evaluations and reference data to financial institutions located in Japan. The Company has determined that there was no material transaction settlement relating to the preexisting relationship between the Company and NDF on the date of acquisition. The Company has changed the name of NDF to Interactive Data Japan KK.

The acquisition was accounted for as follows (in thousands):

Assets:
Cash acquired	$10,369
Accounts receivable, net	1,191
Prepaid expenses and other current assets	40
Fixed assets	57
Customer list	11,430
Completed software/technology	1,184
Non-compete agreement	63
Deferred tax assets, net	1,909
Other assets	393
Goodwill	20,639

$47,275
Liabilities:
Accounts payable	$2,084
Accrued liabilities	2,641
Deferred revenue	3,394
Income taxes payable	932
Deferred tax liabilities	5,705
Other liabilities	4,097
Accrued acquisition costs	1,361

$20,214

Noncontrolling (minority) interest	$364

Purchase Price Allocation under ASC 805	$26,697
Cash paid in April 2009 to noncontrolling interest for additional 400 common shares of NDF under ASC 810-10	3,126
Cash paid in December 2010 for remaining 400 common shares of NDF under ASC 810-10	3,582

Total Purchase Price	$33,405

Acquisition of Kler’s

On August 1, 2008, the Company completed the acquisition of Kler’s Financial Data Service S.r.l. (“Kler’s”), a leading provider of reference data to the Italian financial industry, for a purchase price of € 19,000,000 in cash (or approximately $29,566,000 at the currency exchange rate at acquisition date). This acquisition was funded from operating cash. In addition, the Company recorded transaction and acquisition costs of $737,000, consisting of legal and accounting services as part of the purchase price. These costs have all been paid. During the second quarter of 2009, the Company made the final post-closing working capital adjustment payment of € 75,000 (or $105,000 at the currency exchange rate on the date of payment) bringing the final purchase price to € 19,075,000 (or $29,671,000).

The acquisition was accounted for using the purchase method of accounting in accordance with SFAS 141, as codified in ASC 805. The purchase price has been assigned to the assets acquired and liabilities assumed based on their estimated fair values. The intangible assets are being amortized over periods ranging from three to eighteen years. The weighted average amortization period in total is 15.0 years. The weighted average amortization period by major asset class is: customer list 18.0 years; securities database 3.0 years and non-compete agreement 5.0 years. In connection with the acquisition, the Company recorded $17,313,000 of goodwill, which has been allocated to the Institutional Services segment, none of which is tax deductible. The Company’s financial statements include the results of operations of Kler’s subsequent to the acquisition date.

Kler’s provides comprehensive reference data, including corporate actions and taxation information, on Italian and international securities. The acquisition has enabled the Company to expand its reference data services and to continue increasing its presence across continental Europe. These factors contributed to the recognition of goodwill upon the purchase of Kler’s. The Kler’s business is being integrated into the Company’s Interactive Data Pricing and Reference Data business.

The acquisition was accounted for as follows (in thousands):

Assets:
Cash acquired	$2,628
Accounts receivable, net	2,821
Prepaid expenses and other current assets	6
Customer list	13,850
Securities database	2,957
Non-compete agreement	622
Other assets	415
Goodwill	17,313

$40,612
Liabilities:
Accounts payable	$23
Accrued liabilities	347
Deferred revenue	3,868
Accrued acquisition costs	737
Deferred tax liabilities	5,473
Other liabilities	493

$10,941

Total Purchase Price	$29,671

5. Property and Equipment

Property and equipment consisted of the following at December 31:

(In thousands)	Useful Life	2010	2009
Computer, office and communication equipment	3-5 years	$57,068	$150,844
Leasehold improvements	Life of lease	33,627	48,939
Furniture and fixtures	5-10 years	15,202	32,236
Purchased and capitalized software	3-5 years	20,796	82,639

		126,693	314,658
Less accumulated depreciation		(16,307)	(191,413)

		$110,386	$123,245

In connection with the purchase price allocations relating to the Merger, the Company increased the carrying value of fixed assets by $12,216,000. This amount will be depreciated over the remaining life of the related assets which range from 3.7 to 7.7 years. In the period ended December 31, 2010 (Successor), the Company recorded additional depreciation expense of $1,220,000 associated with this increase in carrying value.

For the periods ended July 29, 2010 (Predecessor) and December 31, 2010 (Successor) and years ended December 31, 2009 and 2008, the Company capitalized $6,597,000, $6,061,000, $11,687,000 and $11,507,000, respectively, related to the development of internal use software and recorded related depreciation expense of $5,254,000, $1,751,000, $6,438,000 and $3,882,000 for the periods ended July 29, 2010 (Predecessor) and December 31, 2010 (Successor) and years ended December 31, 2009 and 2008, respectively. The remaining book value of the software developed for internal use was $11,651,000 and $36,414,000 as of December 31, 2010 and 2009, respectively. In addition, in connection with the Merger, the Company retired the carrying value of fixed assets by approximately $26,975,000 relating to completed capitalized development, which for purchase accounting purposes is currently reflected in completed technology intangible at fair value. This resulted in a reduction of depreciation expense of $3,319,000 in the Successor statement of operations for 2010.

In December 2010, the Company recorded an abandonment charge of approximately $3.3 million related to certain capitalized development costs for internal use software. The charge related to costs incurred on projects no longer expected to be completed and has been recorded within selling, general, and administrative costs in the statement of operations.

6. Goodwill and Intangible Assets

Intangible assets consist of the following (in thousands, except weighted average amortization period):

		Predecessor
	Weighted Average Amortization Period	July 29, 2010			December 31, 2009
		Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Non-compete agreements	2.9 years	$88,089	$(87,555)	$534	$88,128	$(87,515)	$613
Securities databases	4.0 years	15,178	(13,247)	1,931	15,418	(12,741)	2,677
Computer software	7.6 years	98,636	(79,550)	19,086	99,383	(76,683)	22,700
Customer lists	11.4 years	280,303	(191,059)	89,244	274,268	(177,513)	96,755
Service contracts	21.4 years	21,043	(6,203)	14,840	20,490	(5,495)	14,995
Trademarks	10.8 years	3,100	(1,572)	1,528	2,600	(1,352)	1,248

Total		$506,349	$(379,186)	$127,163	$500,287	$(361,299)	$138,988

		Successor
	Weighted Average Amortization Period	As of December 31, 2010
		Gross Carrying Value	Accumulated Amortization	Net Book Value
Amortizing Intangibles:
Completed technology(1)	2.5 years	$192,366	$(25,205)	$167,161
Customer lists	23.8 years	1,562,409	(30,429)	1,531,980
Definite-lived trademarks	7.1 years	1,500	(229)	1,271
Data/ databases	5.0 years	109,603	(9,134)	100,469
Exchange relationships	25.0 years	16,953	(283)	16,670

		1,882,831	(65,280)	1,817,551
Non-amortizing intangibles:
Indefinite-lived trademarks	Indefinite	176,910	—	176,910

Total		$2,059,741	$(65,280)	$1,994,461

(1)	On December 1, 2010, the Company determined that, as a result of development initiatives that commenced subsequent to the Merger, certain completed technologies valued at approximately $147,717,000 would have shorter useful lives than originally estimated. The completed technologies are being amortized over a remaining useful life of 19 months from December 31, 2010. The change in estimate resulted in approximately $3,784,000 of additional amortization expense in the Successor period.

The estimated amortization expense of definite-lived intangible assets is as follows (in thousands):

For year ending 12/31/11	$191,775
For year ending 12/31/12	146,987
For year ending 12/31/13	99,630
For year ending 12/31/14	95,803
For year ending 12/31/15	83,037
For years thereafter	1,200,319

Total	$1,817,551

The changes in the carrying amount of goodwill for the year ended December 31, 2009, by reportable segment are as follows (in thousands):

	Institutional Services	Active Trader Services	Total
Balance as of December 31, 2008	$396,822	$153,460	$550,282
Goodwill acquired during the year (a)	4,439	—	4,439
Purchase accounting adjustments (b)	2,081	—	2,081
Impact of change in foreign exchange rates (c)	13,407	47	13,454

Balance as of December 31, 2009	$416,749	$153,507	$570,256

(a)	Related to a $105,000 final working capital payment related to the Company’s third quarter 2008 acquisition of Kler’s and $4,334,000 of Goodwill related to the Company’s fourth quarter 2009 acquisition of the data and tools assets of OFS. Refer to Note 4, “Acquisitions” in the Notes to the Consolidated Financial Statements in Item 8 of this Annual Report on Form 10-K for further discussion.

(b)	Consists of an addition to goodwill from purchase price allocation adjustments under FASB ASC 805 “Business Combinations”, primarily related to the acquisition of NDF.

(c)	Foreign currency translation adjustments totaling an increase of $13,454,000 primarily reflecting the weakening of the US Dollar against the UK pound and the Euro during the twelve months ended December 31, 2009.

The changes in the carrying amount of goodwill for the Successor period by reportable segment are as follows (in thousands):

	Institutional Services	Active Trader Services	Total
Goodwill assigned in purchase price allocation	$1,616,906	$46,236	$1,663,142
Purchase accounting adjustments (a)	(30,053)	(4,281)	(34,334)
Impact of change in foreign exchange rates (b)	9,313	147	9,460

Balance as of December 31, 2010	$1,596,166	$42,102	$1,638,268

(a)	Related to deferred taxes.
(b)	Foreign currency translation adjustments totaling an increase of $9,460,000 primarily reflecting the weakening of the US Dollar against the UK pound and the Euro during the period from July 30, 2010 through December 31, 2010.

7. Accrued Liabilities

Accrued expenses consist of the following at December 31:

(In thousands)	2010	2009
Bonus	$16,467	$2,703
Employee related costs	29,426	27,520
Sales commissions	4,261	4,595
Professional services	7,325	6,600
Property costs	1,673	6,158
Third party commissions	3,093	3,848
Sales taxes	282	1,029
Data and communication charges	20,658	17,324
Payable for commitment to purchase noncontrolling interest (10%) related to NDF acquisition	—	3,243
Contingent consideration (earn-out) related to 7ticks acquisition	5,461	—
Other	3,374	3,175

	$92,020	$76,195

8. Stock Based Compensation

Predecessor

Stock-based Compensation Plans:

Long Term Incentive Plans

The Company’s pre-merger employee stock option plans were the 2000 Long-Term Incentive Plan (the “2000 LTIP”) and the 2009 Long-Term Incentive Plan (the “2009 LTIP”). On July 29, 2010, following consummation of the Merger, the Company terminated the 2000 LTIP and the 2009 LTIP.

In February 2000, the Company adopted its 2000 Long-Term Incentive Plan (as amended, the “2000 LTIP”). The 2000 LTIP allowed for grants of stock-based awards representing in the aggregate up to 20% of the total number of shares of common stock outstanding at the date of grant. As originally adopted, the 2000 LTIP had no termination date. On February 24, 2004, the 2000 LTIP was amended to include a termination date of February 22, 2010. On May 21, 2008, the 2000 LTIP was further amended to provide additional flexibility in structuring performance-based equity awards. In addition, the May 2008 amendment modified certain provisions regarding approval and administration of awards granted under the 2000 LTIP that are intended to constitute “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The 2000 LTIP provided for the discretionary issuance of stock-based awards to directors, officers, and employees, as well as persons who provide consulting or other services to us. The Board of Directors had the authority to administer the 2000 LTIP and appointed the Compensation Committee to administer the 2000 LTIP on its behalf. Except with respect to eligible directors (with regard to whom, pursuant to the terms of the 2000 LTIP, such decisions are made by the full Board of Directors), as administrator of the 2000 LTIP, the Compensation Committee had the authority to select grantees, determine the type and number of awards to be granted, and to determine the other terms and conditions of any equity-based award (including, but not limited to, exercise price). As of the adoption of the 2009 LTIP (described below), no further grants were made under the 2000 LTIP. However, with respect to restricted stock units that had dividend equivalent rights, which were forfeitable with the underlying award, additional units still accrued from the 2000 LTIP pool of shares.

In May 2009, the Company adopted its 2009 Long-Term Incentive Plan (the “2009 LTIP”). The 2009 LTIP had substantially the same terms and conditions as the 2000 LTIP except that the number of shares of common stock subject to the 2009 LTIP was fixed. The 2009 LTIP provided for the issuance of stock-based awards representing in the aggregate up to 6,000,000 shares of common stock. The 2009 LTIP provided for the discretionary issuance of stock-based awards to directors, officers, and employees, as well as persons who provide consulting or other services to us. The Board of Directors had the authority to administer the 2009 LTIP. The Company Board designated the Compensation Committee as the administrator of the 2009 LTIP. Except with respect to eligible directors (with regard to whom, pursuant to the terms of the 2009 LTIP, such decisions were made by the full Board of Directors), as administrator of the 2009 LTIP, the Compensation Committee had the authority to select grantees, determine the type and number of awards to be granted, and to determine the other terms and conditions of any equity-based award (including, but not limited to, exercise price).

With respect to executive officers, certain members of senior management and persons who prior to the Merger were required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, the Compensation Committee delegated its authority to make equity-based awards to such persons to the Compensation Subcommittee. The Compensation Subcommittee was a subcommittee of the Compensation Committee comprised of independent directors as defined in both Section 16 and Section 162(m) of the Internal Revenue Code.

On July 29, 2010, in connection with the Merger and in accordance with the terms of the merger agreement and the equity grant agreements, all unvested deferred and restricted stock units were accelerated. Following the acceleration, the holders received $33.86 per share in connection with the Merger.

Employee Stock Purchase Plan

In 2001, the Company adopted the 2001 Employee Stock Purchase Plan (the “2001 ESPP”). The 2001 ESPP allowed employees to purchase shares of common stock at a 15% discount price to the closing price at specific times. During the period from January 1, 2010 through July 29, 2010, employees purchased an aggregate of 200,097 shares at an average share price of $21.35.

Shares of common stock that were issued in respect of the exercise of options or other equity awards granted under the 2000 LTIP, the 2009 LTIP or the 2001 ESPP were issued from authorized, but unissued common stock.

Shares of common stock that were issued in respect of the exercise of options or other equity awards granted under the 2000 LTIP, 2009 LTIP and 2001 ESPP were issued from authorized, but unissued common stock.

The 2001 ESPP was terminated on July 29, 2010, following the consummation of the Merger.

Stock-based Compensation Expense and Valuation Assumptions

Stock-based compensation expense recognized under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation-Stock Compensation,” (“ASC 718”), which required the Company to measure the cost of employee services received in exchange for equity awards based on the fair value of the award as of the grant date, was based on the value of the portion of stock-based payment awards that were ultimately expected to vest. Accordingly, stock-based compensation expense recognized in the statements of operations for the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008 reflects estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimated forfeiture rates based on the Company’s historical forfeitures of stock options.

The Company recognized stock-based compensation expense under ASC 718 as follows (in thousands):

	Period from January 1 through July 29, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Cost of services	$7,894	$3,934	$4,015
Selling, general and administrative	16,091	12,246	10,329

Stock-based compensation expense before income taxes	$23,985	$16,180	$14,344
Income tax benefit	2,500	5,647	5,076

Stock-based compensation expense after income taxes	$21,485	$10,533	$9,268

2010

Included in the period from January 1, 2010 to July 29, 2010 is $17,328,000 of stock-based compensation expense resulting from the acceleration of unvested stock based awards in connection with the Merger. As a result of the Merger, pursuant to terms of the 2000 LTIP and 2009 LTIP, vesting of stock options and deferred and restricted stock units were accelerated upon the closing of the Merger and cancelled with a right to receive cash. Immediately following the Merger, the holders of stock options received a cash payment equal to the intrinsic value of the awards based on a market price of $33.86 per share while the holders of deferred and restricted stock units received $33.86 per share in cash. The aggregate cost associated with the settlement of the stock options and deferred and restricted stock units was approximately $127,164,000 and was recorded as part of the Company’s approximate $3.4 billion purchase price.

2009

As reported on the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2009, Stuart J. Clark stepped down as President and Chief Executive Officer of the Company effective March 2, 2009. Mr. Clark remained employed by the Company as an advisor and was expected to retire no later than August 1, 2009 or earlier upon agreement. Mr. Clark’s full retirement subsequently occurred on July 20, 2009. In connection with his planned retirement, Mr. Clark was awarded 61,884 restricted stock units on March 2, 2009, with standard terms applicable to restricted stock unit awards granted to executive officers of the Company, except (i) the grant would vest in full on the date of Mr. Clark’s full retirement from the Company (the “Full Retirement Date”) and (ii) Mr. Clark would be subject to a two-year non-compete agreement. The cost of this new grant award was determined to be $1,348,000 based on the fair value of the Company’s share price on March 2, 2009.

With respect to Mr. Clark’s equity awards that were outstanding as of March 2, 2009, the following award modifications were made: (i) the vesting of his equity awards was accelerated in full as of the Full Retirement Date; and (ii) the post-termination exercise period of his stock options was extended from 90 days to two years from the Full Retirement Date (or the option expiration date, if earlier).

As of March 2, 2009, Mr. Clark had 1,100,000 outstanding stock options, of which 1,013,125 were vested, and 52,588 were unvested restricted stock units. The equity award modifications, as described above, were evaluated by the Company and it was determined that there were two types of modifications under ASC 718: a Type I modification (Probable to Probable), which addressed Mr. Clark’s vested options that would have the post-termination exercise period extended from 90 days, under the original award agreement, to two years from his Full Retirement Date (or if earlier, the option expiration date); and a Type III modification (Improbable to Probable), which addressed Mr. Clark’s unvested awards that would now be vested upon his Full Retirement Date, and that would have otherwise been forfeited under the terms of the original award agreement. The total modification charges, calculated by the Company under the methods prescribed by ASC 718, were $864,000.

The Company determined that Mr. Clark’s explicit requisite service period for all awards as of March 2, 2009 was non-substantive given his Full Retirement Date was expected to be no later than August 1, 2009 or earlier upon agreement. This effectively allowed Mr. Clark to retire at any point between March 2, 2009 and August 1, 2009 and receive the full benefit of the new award, as well as the modified prior awards. Therefore, the Company expensed the full cost of Mr. Clark’s new grant award and the modification of his existing awards (totaling $2,212,000) on March 2, 2009.

ASC 718 requires cash flows resulting from excess tax benefits to be classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. As a result, $3,625,000, $2,768,000 and $2,020,000 of excess tax benefits for the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008, respectively have been classified as a financing cash inflow (and corresponding operating cash outflow).

The estimated fair value of the options granted in the Predecessor financials was calculated using a Black-Scholes Merton option-pricing model (“Black-Scholes model”). The Black-Scholes model incorporated assumptions to value stock-based awards. The risk-free interest rate was based on the implied yield currently available on zero-coupon U.S. Treasury issues, in effect at the time of the grant, whose remaining maturity period equals the stock award’s expected term assumption. Expected volatility of the common stock was based on the historical volatility of the common stock price over the expected term of the option. The expected term was based on an analysis of historical exercise behavior and post-vest termination data. The expected dividend yield reflected the historical dividend yield, excluding special dividends, and was calculated by annualizing the quarterly cash dividends declared by the Company’s Board of Directors divided by the closing price of the common stock on the declaration date of each dividend.

Assumptions and Fair Values

No stock options were granted during the period from January 1, 2010 through July 29, 2010.

The fair value of stock options granted under the 2000 LTIP and 2009 LTIP were estimated as of the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2009 and 2008:

	Year ended December 31,
	2009	2008
Risk free interest rate	2.4%–2.6%	1.5%–3.5%
Expected term (in years)	5.9	5.7
Weighted average expected volatility	29.7%	24.2%
Expected dividend yield	3.6%	2.2%

The weighted average grant-date fair value of options granted during the years ended December 31, 2009 and 2008 was $4.92 and $5.58, respectively.

The fair value of stock issued under the 2001 ESPP was estimated as of the beginning date of the offering period using a Black-Scholes model with the following assumptions:

	For the period from January 1, 2010 through July 29, 2010	Year ended December 31,
		2009	2008
Risk free interest rate	0.2%	0.3%–0.4%	2.0%–2.4%
Expected term (in years)	0.5	0.5	0.5
Weighted average expected volatility	23.8%	48.4%	33.7%
Expected dividend yield	3.3%	3.6%	2.1%

The weighted average grant-date fair value of stock issued under the 2001 ESPP for the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008 was $6.00, 5.82 and $6.59, respectively.

Stock-based Award Activity

A summary of the status and activity for stock option awards under the Company’s 2000 LTIP and 2009 LTIP for the period from January 1, 2010 through July 29, 2010, is presented below:

	Number of Options	Weighted Average Exercise Price (Per Share)
	(in thousands, except per share data)
Outstanding at January 1, 2010	9,772	$20.53
Granted	—	—
Exercised	(1,413)	(18.25)
Forfeited	(39)	(23.55)
Expired	(27)	(21.37)
Cancelled and cash settled[1]	(8,293)	(20.91)

Outstanding at July 29, 2010	—

[1]	As noted above, vesting of stock options and deferred and restricted stock units was accelerated upon the closing of the Merger and then cancelled with a right to receive cash.

The aggregate intrinsic value of stock options exercised during the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008 was $19,210,000, $16,004,000 and $11,695,000, respectively, determined as of the date of exercise. Exercise of options and issuances of shares under the 2000 LTIP and the 2001 ESPP during the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008 resulted in cash receipts of $28,397,000, $23,379,000 and $17,010,000, respectively. The Company recognized a tax benefit of $25,979,000, $5,187,000 and $3,510,000 for the period from January 1, 2010 to July 29, 2010 and for the years ended December 31, 2009 and 2008, respectively, related to the exercise of stock options and issuance of ESPP shares, which has been recorded as an increase to additional paid-in-capital.

A summary of the status and activity for restricted and deferred stock units under the 2000 LTIP and 2009 LTIP for the period from January 1, 2010 through July 29, 2010, is presented below:

	Number of Units	Weighted Average Grant Date Fair Value (per share)
Unvested Restricted and Deferred Stock Units
Unvested at January 1, 2010	625,749	$24.41
Granted	3,737	31.97
Vested	(165,348)	(26.57)
Forfeited	(4,236)	(23.29)
Cancelled and cash settled[1]	(459,902)	(23.71)

Unvested at July 29, 2010	—

[1]	As noted above, vesting of stock options and deferred and restricted stock units was accelerated upon the closing of the Merger and then cancelled with a right to receive cash.

The total fair value of all share awards vested for the period from January 1, 2010 to July 29, 2010, including those shares accelerated in connection with the Merger was $32,675,000. The total fair value of all share awards vested for the years ended December 31, 2009 and 2008 was $17,286,000 and $13,703,000, respectively.

Successor

Stock-based Compensation Plans:

Employee Stock Option Plan

On August 4, 2010, Holdings adopted its 2010 Stock Incentive Plan (the “Plan”), pursuant to which 108,317,501 shares of Holding’s common stock, par value $0.01 per share (“Holdings Common Stock”), were reserved for future issuances pursuant to awards under the Plan. The Plan provides for the grant of stock options, restricted stock awards, and other equity-based incentive awards to employees and other service providers of Holdings and its subsidiaries, including the Company. Shares of Holdings Common Stock acquired pursuant to awards granted under the Plan will be subject to certain transfer restrictions and repurchase rights set forth in the Plan.

All stock options granted to date are subject to either time-based vesting, performance-based vesting, or a combination thereof. The time-based options vest over a five year period. The vesting of performance-based options are based on the return received (or deemed received) by the Sponsors on their initial equity investment in Holdings upon the occurrence of certain events, including a change in control of Holdings. Shares of Holdings Common Stock acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth anniversary of the date of grant.

The employees that have received option grants through December 31, 2010 are employees of the Company and given that the Company is a wholly-owned and controlled subsidiary of Holdings, the compensation expense, based on the grant date fair value, will be recognized over the determined service period in the Company’s statement of operations.

Restricted Stock

Subsequent to the merger, certain executives purchased an aggregate of 34,500,000 shares of Holdings Common Stock for one dollar ($1.00) per share. These individuals are employees of the Company and the Company is a consolidated subsidiary of Holdings. The shares are subject to certain transfer restrictions and repurchase rights, which allow the Company in certain circumstances where the holder’s employment is terminated to call in the shares from the employees at the lower of cost or fair market value. As a result of these call features, the Company has determined the proceeds the parent company received in the sale of these shares should be recorded as a restricted stock liability. Accordingly, the proceeds from the sales of these shares of $34,500,000 have been recorded in other liabilities on the Company’s consolidated balance sheet as of December 31, 2010. Furthermore, due to these call features, these share purchases are treated as early exercises of stock options for accounting purposes and are assigned a grant date fair value. The call rights lapse on a change in control or public offering, at which point compensation expense associated with these awards will be recognized.

Stock-based Compensation Expense and Valuation Assumptions

For the period from July 30, 2010 through December 31, 2010, the Company recognized stock-based compensation expense under ASC 718 as follows (in thousands):

Period from July 30, 2010 to December 31, 2010
Cost of services	$—
Selling, general and administrative	111

Stock-based compensation expense before income taxes	$111
Income tax benefit	46

Stock-based compensation expense after income taxes	$65

The Company currently grants options which become exercisable based on a combination of service, performance and market based vesting conditions. ASC Topic 718, Compensation—Stock Compensation, or “ASC 718,” requires that a company measure at fair value any new or modified share-based compensation arrangements with employees and recognize as compensation expense that fair value over the requisite service period.

The fair value of the options with service based conditions are estimated on the date of grant using the Monte Carlo Simulation Approach for awards with performance and market based conditions and the Black Scholes model for awards with service based vesting conditions. Key assumptions used in estimating the grant date fair value of options are as follows: the fair value of the common shares of Holdings, interest yield, expected volatility, risk-free interest rate, expected term and forfeiture rate.

Options with performance and market based vesting conditions generally become exercisable based on the completion of a liquidity event that results in specified returns on the Sponsors’ investment. For awards with market based and performance based vesting conditions, the Company must also evaluate a range of possible future stock values to construct a distribution of where future stock prices might be. The simulations and resulting distributions will give a statistically acceptable range of future stock prices for awards with market based conditions.

For awards with performance and market based vesting conditions, the Company also has to assume a time horizon to when the performance conditions, including a Change in Control or public offering, of the options. For awards with service based vesting conditions, the expected term is based on when employees are expected to exercise awards based on the period of vesting and the timing of a potential change in control or public offering.

The Company reviews the historical and implied volatility of publicly traded companies within its industry and utilizes the implied volatility to calculate the fair value of the options. The risk-free interest rate is based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate is based on historical forfeiture data as well as future expectations. The dividend yield is based on the Company’s judgment with input from the Parent’s Board of Directors.

Since the Merger, the Company has valued common shares based on the Board of Directors estimate of the fair value of the shares, which has not changed since the July 29, 2010 Merger date, to determine fair value of our Holdings shares in connection with the issuance of share-based payment awards. This estimate was corroborated by a valuation analysis performed concurrently with the annual goodwill impairment test. The assumptions required by this valuation analysis involved the use of significant judgments and estimates. The valuation utilized a discounted cash flow method. The Company estimated the total value of the cash flow beyond the final fiscal year (the “Terminal Year”) by applying a multiple to Terminal Year net earnings before interest, taxes, depreciation and amortization (“EBITDA”). The cash flows from the projection period and the Terminal Year were discounted at an estimated weighted-average cost of capital. The estimated weighted-average cost of capital was derived, in part, from the median capital structure of comparable companies within similar industries. The valuation results supported the Board of Directors estimates of the fair value of the shares for options granted and shares purchased in the period from July 30, 2010 through December 31, 2010.

Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense net of estimated forfeitures and, therefore, only recognizes compensation cost for those awards expected to vest over the service period of the awards. Our estimated forfeiture rate for equity awards granted from July 30, 2010 to December 31, 2010 was 0%.

For the Successor period, no expense has been recognized on the accompanying consolidated statement of operations for options with market based or performance based vesting features. These options become exercisable on a change in control or public offering, at which point compensation expense associated with these awards will be recognized.

Furthermore certain executive options are subject to call rights held by the Company which allow the Company to call any shares exercised under these option awards at the lower of exercise price or fair value if the executive voluntarily terminates their employment. These call rights lapse on a change in control or public offering, at which point compensation expense associated with these awards will be recognized.

The fair value of stock options granted to date under the Plan was estimated as of the date of grant using the Black Scholes model, for service based options or Monte Carlo simulation model, for awards with performance and market based conditions, with the following assumptions:

Period from July 30, 2010 to December 31, 2010
Risk free interest rate	0.1% to 3.0%
Weighted average expected volatility	32.0% to 100.0%
Expected dividend yield	0.0%

The weighted average grant-date fair value of options granted under the Plan for the period from July 30, 2010 to December 31, 2010 was $0.54.

The expected term of options granted under the Plan of 6.8 years represents a weighted average term derived from the Monte Carlo simulation models used for each performance and market based award and the service period and, to the extent established or known, the potential timing of a change in control or initial public offering for awards which vest based on service conditions.

Stock-based Award Activity

A summary of the status and activity for stock option awards under the Plan for the period from July 30, 2010 through December 31, 2010, is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(in thousands, except per share data)
Outstanding at July 30, 2010	0	$0
Granted	77,429	1.00
Exercised	(—)	(—)
Forfeited	(—)	(—)
Expired	(—)	(—)

Outstanding at December 31, 2010	77,429	$1.00	9.7	$—

Vested and unvested expected to vest at December 31, 2010	77,429	$1.00	9.7	$—
Exercisable at December 31, 2010	—	$—	—	$—

A summary of the status and activity for restricted stock units under the Plan for the period from July 30, 2010 through December 31, 2010, is presented below:

	Number of Units	Weighted Average Grant Date Fair Value (Per Share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
(in thousands, except per share data)
Unvested at July 30, 2010	—	$—
Granted	34,500	0.65
Vested	(—)	(—)
Forfeited	(—)	(—)
Cancelled	(—)	(—)

Unvested at December 31, 2010	34,500	$0.65	N/A	—

The value of our restricted stock was determined using methods similar to those used for options.

Total unrecognized compensation expense, net of forfeitures, as it relates to Holdings’ non-vested employee stock option plan is $41,903,000, of which $2,488,000 relates to awards which become exercisable based on service based vesting conditions and will be recognized over an implicit and/or explicit weighted average service period of 4.8 years. Additionally there is unrecognized compensation on the Company’s non-vested employee stock option plan of $39,415,000 and our restricted stock of $22,425,000, which vest when performance conditions (a change in control or public offering) are met. Total unrecognized compensation is $64,328,000 at December 31, 2010.

9. Stockholders’ Equity

Predecessor

In addition to common stock, the Company was authorized to issue up to 5,000,000 preferred shares, $0.01 par value per share, with terms determined by the Board of Directors, without any further action by the stockholders. At July 29, 2010, no preferred shares had been issued.

In connection with the Merger, the Company’s former stockholders received $33.86 in cash for each share of common stock they owned. The aggregate purchase price paid for all of the equity securities of the Company was approximately $3.4 billion. Refer to Note 3 “Merger” above for further discussion.

In March 2010, the Board of Directors authorized the retirement of all treasury shares. Accordingly, 10,485,263 treasury shares were retired and returned to authorized and unissued common stock in March 2010. The Company had used the Cost method to record its treasury share purchases to date. The total cost of these shares as of the retirement date was $221,246,000.

In order to retire these shares in March 2010, the Company calculated the amount of $92,277,000 recorded to Accumulated Earnings using a pro-rata method, by calculating it as the difference between the average share issuance price since the merger with Data Broadcasting Corporation on February 29, 2000, excluding Pearson held shares, and the average treasury share cost multiplied by the number of treasury shares held that were retired by the Company. The amount recorded to additional-paid-in-capital of $128,865,000 was recorded as the difference between the average share issuance price, described above, and the Company’s par value of its common stock of $ 0.01, multiplied by the number of treasury shares retired. The amount recorded to Common Stock, or $104,000, was calculated by multiplying the number of treasury shares retired by the par value of the Company’s common stock of $0.01.

During the period January 1, 2010 through July 29, 2010, the Company had not repurchased any shares of outstanding common stock under its stock buyback program.

In February 2007, the Company authorized the initiation of a regular quarterly cash dividend.

The following table summarizes the dividend activity during the period January 1, 2010 through July 29, 2010:

Declaration Date	Dividend Per Share	Type	Record Date	Payment Date	Total Amount (in thousands)
February 19, 2010	$0.20	Regular (cash)	March 3, 2010	March 31, 2010	$18,944

The following table summarizes the dividend activity during the fiscal year 2009:

Declaration Date	Dividend Per Share	Type	Record Date	Payment Date	Total Amount (in thousands)
December 4, 2008 (1)	$0.20	Regular (cash)	March 2, 2009	March 31, 2009	$18,746
May 20, 2009	$0.20	Regular (cash)	June 8, 2009	June 29, 2009	$18,807
July 13, 2009	$0.20	Regular (cash)	September 8, 2009	September 29, 2009	$18,798
October 1, 2009	$0.20	Regular (cash)	December 8, 2009	December 30, 2009	$18,860

(1)	On December 4, 2008, the Board of Directors (i) approved increasing the regular quarterly dividend by 33%, from $0.15 per share to $0.20 per share of common stock and (ii) declared the first quarter 2009 dividend (with a payment date of March 31, 2009 and a record date of March 2, 2009). This declared dividend was unpaid and included in dividends payable as of December 31, 2008.

The following table summarizes the dividend activity during the fiscal year 2008:

Declaration Date	Dividend Per Share	Type	Record Date	Payment Date	Total Amount (in thousands)
December 11, 2007 (1)	$0.50	Special (cash)	January 4, 2008	January 24, 2008	$47,184
December 11, 2007 (2)	$0.15	Regular (cash)	March 3, 2008	March 31, 2008	$14,141
May 21, 2008	$0.15	Regular (cash)	June 6, 2008	June 27, 2008	$14,100
July 15, 2008	$0.15	Regular (cash)	September 5, 2008	September 26, 2008	$14,117
September 15, 2008	$0.15	Regular (cash)	November 12, 2008	December 10, 2008	$14,054

(1)	Unpaid dividends declared in the amount of $47,184,000 were included in dividends payable as of December 31, 2007.
(2)	On December 11, 2007, the Board of Directors (i) approved increasing the Company’s regular quarterly dividend by 20%, raising it from $0.125 per share to $0.15 per share of common stock and (ii) declared the first quarter 2008 dividend (payment date: March 31, 2008 and record date March 3, 2008). The March 2008 total dividend paid amount of $14,141,000 was included in dividends payable as of December 31, 2007.

All of the above cash dividends were paid from existing cash resources.

Successor

In connection with the Merger, the Company received a net equity contribution from the parent company of $1,326,969,000. Refer to Note 3 “Merger” and Note 8 “Stock-Based Compensation” above for further discussion.

As of December 31, 2010, 10 shares of the Company’s common stock are issued and outstanding to intermediate at $.01 par value.

10. Commitments and Contingencies

The Company has obligations under non-cancelable operating leases for real estate and equipment. Real estate leases are for the Company’s corporate headquarters, sales offices, major operating units and data centers. In addition, the Company has purchase obligations for data content. Certain of the leases include renewal options and escalation clauses.

Future contractual commitments and obligations, as of December 31, 2010, are summarized in the chart below.

	Payment Due by Period
(In thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Contractual Obligations
Long Term Debt (Note 19)	$2,023,350	$10,088	$26,900	$26,900	$1.959,462
Operating Lease Obligations	157,526	18,625	36,082	28,908	73,911
Purchase Obligations	17,073	17,073	—	—	—
Derivatives (Note 18)	4,986	415	3,324	1,247	—

Total	$2,202,935	$46,201	$66,306	$57,055	$2,033,373

The Company expects to satisfy its lease and other contractual obligations from existing cash flows. Key operating locations operate in facilities under long-term leases, the earliest of which will expire in 2011. The Company believes that were it to be unable to renew any of the leases that are due to expire in 2011 or 2012, suitable replacement properties are available on commercially reasonable terms.

Rental expense was $10,709,000 for the period July 30, 2010 through December 31, 2010 and $13,034,000 for the period January 1, 2010 through July 29, 2010 and $22,620,000 and $22,165,000 for the years ended December 31, 2009 and 2008, respectively. The Company records rent expense for leases with escalating payment terms or free rent periods on a straight-line basis. The difference between the straight-line expense and cash payments resulted in a deferred rent liability of $1,692,000 as of December 31, 2010.

In connection with the provision of services in the ordinary course of business, the Company often makes representations affirming, among other things, that its services do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. The Company has not been required to make material payments under such provisions. The Company is involved in litigation and is the subject of claims made from time to time in the ordinary course of business, including with respect to intellectual property rights. A portion of the defense and/or settlement costs in some such cases is covered by various commercial liability insurance policies. In other cases, the defense and/or settlement costs are paid from the Company’s existing cash resources. In addition, the Company’s third-party data suppliers audit the Company from time to time in the ordinary course of business to determine if data the Company licenses for redistribution has been properly accounted for in accordance with the terms of the applicable license agreement. In view of the Company’s financial condition and the accruals established for related matters, management does not believe that the ultimate liability, if any, related to any of these matters will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

In addition to the amounts shown in the table above, $12,122,000 of unrecognized tax benefits have been recorded in income taxes payable in accordance with ASC 740 (FIN 48), as the Company is uncertain if or when such amounts may be settled. Related to these unrecognized tax benefits, the Company also recorded income taxes payable of $632,000 for potential interest and penalties at December 31, 2010.

On February 11, 2011, the Company completed a refinancing of its Term Loan Facility through an amendment to its Credit Agreement. The amended future contractual obligations have been reflected in the above table and the consolidated balance sheet. Refer to Note 20 “Subsequent Events” for further discussion.

11. Income Taxes

The components of income before income taxes are as follows (in thousands):

	Successor	Predecessor	Predecessor
	July 30 through Dec. 31, 2010	January 1 through July 29, 2010	2009	2008
Domestic	$(131,400)	$7,977	$158,187	$155,695
Foreign	6,786	32,511	51,381	61,556

Total	$(124,614)	$40,488	$209,568	$217,251

Income tax (benefit) expense consists of the following (in thousands):

	Successor	Predecessor	Predecessor
	July 30, 2010 through Dec. 31, 2010	Jan. 1, 2010 through July 29, 2010	2009	2008
Current:
Federal	$(14,812)	$20,674	$46,824	$47,106
State	(6,100)	5,270	10,200	12,511
Foreign	2,146	147	13,035	16,047

Total current:	$(18,766)	$26,091	$70,059	$75,664
Deferred:
Federal	(8,483)	(9,453)	1,173	(589)
State	(2,529)	(2,604)	174	(158)
Foreign	(573)	3,980	(3,244)	(335)

Total deferred	$(11,585)	$(8,077)	$(1,897)	$(1,082)

Income tax (benefit) expense	$(30,351)	$18,014	$68,162	$74,582

Deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. Income taxes are generally not provided on undistributed earnings of foreign subsidiaries because these earnings are considered by the Company to be permanently reinvested.

The components of the Company’s deferred income tax assets (liabilities) in the financial statements are as follows at December 31 (in thousands):

	Successor 2010	Predecessor 2009
Current deferred tax assets:
Accrued expenses	$3,112	$5,416
Accounts receivable allowance	1,634	1,719
Other current assets	2,910	1,015

Total current deferred assets before valuation allowance	7,656	8,150
Valuation allowance	(82)	(1,618)

Total current deferred assets	7,574	6,532

Long term deferred tax assets:
Deferred stock compensation	48	11,397
Deferred compensation	2,548	2,550
Non compete agreements	3,650	5,303
Net operating loss carry forward	22,982	1,336
Foreign tax credit carry forward	2,545	—
Sale of MarketWatch	—	5,389
Other comprehensive income	—	1,729
Retirement benefit plan	20,180	—
Other long term assets	3,177	3,285

Total long term deferred assets before valuation allowance	55,130	30,989
Valuation allowance	(958)	(5,657)

Total long term deferred tax assets	54,172	25,332

Long term deferred tax liabilities:
Intangibles assets	(718,301)	(38,741)
Property	(12,509)	(18,384)
Other long term liabilities	(1,155)

Total long term deferred tax liabilities	(731,965)	(57,125)
Net deferred tax liability	$(677,793)	$(31,793)

The Company recorded a long-term deferred tax asset concurrently with the sale of MarketWatch, Inc. to Pearson in 2000, which resulted in a deferral of the capital loss for tax purposes. In 2005, MarketWatch, Inc. was sold by Pearson to an unrelated third-party and the capital loss became available to offset capital gains. There was uncertainty surrounding the Company’s ability to realize sufficient capital gains within the 5 year carryforward period in order to utilize the remaining $5,389,000 of deferred tax asset, and as such a full valuation allowance was established. The Company was unable to realize capital gains for which this capital loss carryforward would be available to offset, therefore the deferred tax asset and the related valuation allowance were written off in 2010 which did not impact current tax expense.

The Company has recorded a deferred tax asset for the U.S. federal net operating loss carryforwards valued at $12,540,000 that will expire in 2030 along with various state net operating loss carryforwards valued at $9,644,000 that will expire in various amounts between 2015 and 2030. German net operating loss carryforwards valued at $484,000 (subject to a full valuation allowance) and Hong Kong and Singapore valued at $43,000 and $271,000 respectively have an indefinite carry forward period. A decrease of $70,000 for foreign exchange was recorded to the deferred tax asset and related valuation allowance on the German net operating loss carryforward. Additionally, a decrease of $ 782,000 was recorded to the deferred tax asset and the related valuation allowance due to the settlement of a state income tax audit for the 2003 – 2006 audit periods.

The Company recorded approximately $700,263,000 in deferred tax liabilities associated with purchase accounting resulting from the Merger. The deferred tax liabilities primarily relate to differences between the purchase accounting adjusted book basis and the historical tax basis of the Company’s intangible assets.

The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of Income from continuing operations before income taxes were as follows:

	Successor	Predecessor	Predecessor
	July 30, 2010 through Dec. 31, 2010	Jan. 1, 2010 through July 29, 2010	2009	2008
Statutory tax rate	(35.0)%	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	(4.3)	4.3	3.9	3.9
Foreign income taxes	0.6	(12.7)	(5.3)	(4.1)
Income tax reserve	(1.4)	0.7	(0.6)	0
Transaction costs	16.3	18.7	0	0
Stock based compensation pursuant SFAS 123 R	0.0	0.0	0.0	0.1
Other	(0.6)	(1.5)	(0.5)	(0.6)

Effective tax rate	(24.4)%	44.5%	32.5%	34.3%

The Successor period effective tax rate is 24.4% as compared to the Predecessor effective tax rate of 44.5% and 2009 effective tax rate of 32.5%. The Successor period effective tax rate includes an impact of 4.9% resulting from discrete items, principally consisting of non- deductible transaction costs, foreign taxes, tax provision to tax return adjustments with respect to the filing of prior years’ returns in the U.S. and foreign jurisdictions, offset by expiration of various statutes of limitations and various settlements of audits. The Predecessor effective tax rate primarily differs from the statutory rate because of the tax expense associated with the transaction related expenses.

The Company’s December 31, 2010, successor period effective tax rate for the 5 months ended December 31, 2010 decreased to a recorded tax benefit rate of 24.4% as compared the recorded tax expense rate of 32.5% for the year ended December 31, 2009, primarily due to a pretax loss in the United States, an increase in income generated in lower tax jurisdictions, and certain transaction costs incurred as part of the July 29, 2010 acquisition (refer to Note 3 “Merger” for further information) which are not deductible for income tax purposes. The decrease in the effective rate was further impacted by the release of unrecognized tax benefits for various tax jurisdictions due to lapsing of statute of limitations, favorable settlements of state tax audits and a tax benefit for the US research credit, which was extended for two years by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 enacted on December 17, 2010.

The Company’s July 29, 2010, predecessor period effective tax rate for the 7 months ended July 29, 2010 increased the recorded tax expense rate to 44.5% as compared to a recorded tax expense rate of 32.5% for the year ended December 31, 2009, primarily due to certain transaction costs incurred as part of the July 29, 2010 acquisition (described in detail in Note 3 “Merger” in the Notes to the Consolidated Financial Statements in Item 8 of this Annual Report on Form 10-K) which are not deductible for income tax purposes. The increase was offset by foreign tax credits realized in the period.

The Company received a refund of its 2010 estimated tax payment of $10,000,000 in January 2011. The remaining tax receivable of $30,764,000 will be realized by filing carryback returns or applied to future liabilities for various jurisdictions for all eligible years.

The Company currently provides U.S. income taxes on the earnings of foreign subsidiaries to the extent these earnings are currently taxable or expected to be remitted. U.S. taxes have not been provided on net accumulated foreign unremitted earnings. The cumulative amount of undistributed earnings of the Company’s foreign subsidiaries held for investment is approximately $193,000,000 at December 31, 2010. Quantification of the deferred tax liability associated with indefinitely reinvested earnings is not practicable.

Unrecognized Tax Benefits

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, on January 1, 2007, now codified in FASB ASC Topic 740, “Income Taxes”, and (“ASC 740”). Other than favorable settlements related to various foreign and state tax audits and the expiration of various statutes of limitation, there were no material changes to the Company’s unrecognized tax benefits in 2010. The increase in unrecognized tax benefits at December 31, 2010 as compared to December 31, 2009 primarily relate to tax uncertainties attributed to transaction costs incurred in connection with the Merger. As of December 31, 2010, the Company had approximately $10,474,000 of unrecognized tax benefits which would affect its effective tax rate if recognized. The Company believes that it is reasonably possible that approximately $1,967,000 of its currently remaining unrecognized tax positions may be recognized within the next twelve months as a result of the lapse of the statute of limitations in various tax jurisdictions.

The following table summarizes 2010 activity for Unrecognized Tax Benefits, pursuant to the provisions of FIN 48 now codified under ASC 740:

	Successor	Predecessor

(in thousands)	July 30, 2010 through December 31, 2010	January 1, 2010 through July 29, 2010	2009
Balance at beginning of period	$13,720	$11,912	$18,801
Additions based on tax positions related to the current year	1,229	1,866	1,533
Additions for tax positions of prior years	2,243	(58)	833
Expiration of statutes	(1,412)	—	(2,690)
Reductions for tax positions for prior years	(2,970)	—	(4,107)
Settlements	(688)	—	(2,458)

Balance at end of period	$12,122	$13,720	$11,912

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The company has expensed $505,000 and $705,000, respectively during 2010 and 2009. The Company has accumulated in income taxes payable $632,000 and $1,876,000 for interest and penalties at December 31, 2010 and 2009, respectively.

The Company files federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. In the normal course of business, the Company is subject to examination by taxing authorities in various jurisdictions. Generally, the 2007 through 2009 tax years remain subject to examination for federal, 2006 through 2009 for significant states, and 2004 through 2009 for foreign tax authorities.

12. Retirement Plans

Defined Contribution Plans

Predecessor Pearson, Inc. Savings and Investment Plan

The Company’s U.S. employees were eligible to participate in a Pearson subsidiary’s U.S. 401(k) Plan (the “401(k) Plan”). The 401(k) Plan allowed all employees to make contributions of a specified percentage of their compensation. The Company matched up to 4.5% of the employee’s eligible pay if the employee contributed at least 6% of his or her eligible pay, subject to statutory limits. The 401(k) Plan additionally allowed certain employees to contribute amounts above the specified percentage, which are not subject to any employer match. In addition, certain employees of the Company participate in the Pearson 401(k) Excess Plan. This plan allowed those employees to set aside a portion of their compensation above the statutory limits. The employer contribution portion for this plan is the same as the Pearson 401(k) plan. Contributions made by the Company for the 401(k) Plans are determined as a percentage of covered salary and amounted to $3,233,000, $6,345,000 and $5,865,000 for the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009, and 2008, respectively.

In 2002, the Company introduced an additional discretionary 401(k) contribution. This contribution is expected to be equivalent to 1.25% of eligible employee compensation. For this benefit for the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008, the Company contributed $1,217,000, $2,000,000 and $1,752,000, respectively. The related contributions for 2009 and 2008 have been made. The contribution for 2010 is expected to be made by April 2011 and is reflected in accrued liabilities at December 31, 2010.

Successor Interactive Data 401(k) Plan (U.S.)

The Company’s U.S. employees are eligible to participate in a new 401(k) Plan (the “new 401(k) Plan”) effective July 30, 2010. This Plan replaced the Pearson subsidiary’s U.S. 401(k) Plan. The new 401(k) Plan is similar to the Predecessor 401 (k) Plan allowing all employees to make contributions of a specified percentage of their compensation. The Company matches up to 4.5% of the employee’s eligible pay if the employee contributes at least 6% of his or her eligible pay, subject to statutory limits. The new 401(k) Plan additionally allows certain employees to contribute amounts above the specified percentage, which are not subject to any employer match. In addition, certain employees of the Company participate in the new Interactive Data Non-Qualified Savings Plan effective July 30, 2010. This Plan replaced the Pearson 401(k) Excess Plan. This new Plan is similar to the old Plan allowing those employees to set aside a portion of their compensation above the statutory limits. The employer contribution portion for this plan is the same as the 401(k) plan. Contributions made by the Company for the new 401 (k) Plan is determined as a percentage of covered salary and amounted to $2,297,000 for the period from July 30, 2010 through December 31, 2010.

The additional discretionary 401(k) contribution was continued under the new 401 (k) and this contribution is expected to be equivalent to 1.25% of eligible employee compensation. For this benefit for the period from July 30, 2010 through December 31, 2010 the Company contributed $883,000. The contribution for 2010 is expected to be made by April 2011 and has been accrued in the Company’s 2010 consolidated balance sheet as of December 31, 2010.

Pension Plans

Predecessor Pearson, Inc. Pension Plan

Pearson Inc., a Pearson U.S. subsidiary, sponsored a defined benefit plan (the “Pension Plan”) for Pearson’s U.S. employees that also included certain of the Company’s U.S. employees. The Company followed FASB ASC Topic 715, “Compensation – Retirement Benefits” (“ASC 715”), to account for the Pension Plan.

Contemporaneously with the execution and delivery of the Merger Agreement, Pearson, the Company and Merger Sub entered into an employee benefits separation agreement (the “Employee Benefits Separation Agreement”) which agreement, among other things, provided that as of the effective time of the Merger, the Company would cease to be a participating employer in the Pension Plan, and Pearson would cause employees of the Company to cease accruing benefits and to become fully vested under the Pension Plan. The Employee Benefits Separation Agreement also provided that no assets or liabilities would be transferred from the Pension Plan, and all liabilities and obligations under the Pension Plan would be retained by Pearson. In exchange for Pearson retaining such liabilities, the Company agreed to contribute $3,200,000 to the Pearson U.S. pension plan at the time of the Merger to satisfy the U.S. Pension Obligation.

The components of net periodic benefit cost in the statements of operations for the Predecessor were as follows (in thousands):

Period from January 1, 2010 through July 29, 2010
Service cost	$—
Interest cost	306
Expected return on plan assets	(280)
Amortization of unrecognized prior service costs	2
Amortization of unrecognized loss	242

Net periodic benefit cost	$270

The Pension Plan was not replaced by the Successor and therefore the Company incurred no further expense or funding requirements after the Merger and expects no further expense or funding subsequent to the Merger related to the defined benefit plan.

Presented below is certain financial information relating to the Company’s participation in the Pension Plan:

Obligations and Funded Status:

(In thousands)	Year Ended December 31, 2009
Change in benefit obligation:
Benefit obligation at beginning of year	$9,626
Service cost	—
Interest cost	560
Amendments	—
Actuarial (gain) loss	897
Benefits paid	(206)

Benefit obligation at end of year	$10,877

Change in plan assets:
Fair value of plan assets at beginning of year	$6,613
Actual return on plan assets	783
Employer contribution	706
Benefits paid	(206)

Fair value of plan assets at end of year	$7,896

Reconciliation of funded status:
Benefit obligation at end of year	$10,877
Fair value of plan assets at end of year	7,896

Unfunded status at end of year (liability)	$2,981

Amounts recognized in accumulated other comprehensive income (loss) consist of:

(In thousands)	Year Ended December 31, 2009
Net prior service cost	$25
Net losses	5,420

Accumulated other comprehensive loss	$5,445

The net periodic benefit cost for the years ended December 31:

	2009	2008
Components of net periodic benefit cost (in thousands):
Service cost	$—	$—
Interest cost	560	544
Expected return on plan assets	(465)	(699)
Amortization of prior service costs	4	2
Amortization of net losses	400	67

Net periodic benefit cost	$499	$(86)

Information for pension plan with an accumulated benefit obligation in excess of plan assets:

(In thousands)	Year Ended December 31, 2009
Projected benefit obligation	$10,877
Accumulated benefit obligation	$10,877
Fair value of plan assets	$7,896

Additional Information:

Weighted average assumptions used to determine benefit obligations at December 31:

2009
Discount rate	5.25%

Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:

2009
Discount rate	6.25%
Expected return on plan assets	7.50%

The Company’s expected long-term rate of return on Pension Plan assets was reviewed annually, taking into consideration asset allocation, historical returns on the types of assets held and the current economic environment.

Plan Assets:

The Company’s overall investment strategy was to achieve a long-term nominal rate of return on assets. The target rate of return for the Pension Plan was based on an analysis of historical returns supplemented with an economic and structural review for each asset class. Investments were diversified within asset classes with the intent to minimize the risk of large losses to the Pension Plan. The target allocations for plan assets were 45% equity securities, 40% fixed income securities and 15% for alternative asset classes. Permitted asset classes included U.S. and non-U.S. equity, U.S. and non-U.S. fixed income, cash and cash equivalents, and alternative investments. Fixed income included both investment grade and non-investment grade. Permitted investment vehicles included: mutual funds, individual securities, derivatives and long-duration fixed income. The Company employed advisors to assist it in the determination of optimum asset allocation.

The following table provides a summary of the fair values of the Company’s Pension Plan assets as of December 31, 2009.

Refer to Note 16, “Fair Value Measurements”, below for discussion of the definition of fair value and an explanation of the fair value hierarchy.

	December 31, 2009
	Fair Value Measurements Using			Assets at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets:
Equity Mutual Funds:
Emerging markets growth (1)	$91	$—	$—	$91
International equities (2)	815	—	—	815
U.S.—large- cap equities (3)	2,246	—	—	2,246
U.S.—small/mid-cap equities (4)	598	—	—	598
Fixed Income Mutual Funds:
Bond fund (5)	3,033	—	—	3,033
Other Asset Types:
Offshore opportunities—hedge fund (6)	—	—	1,113	1,113

Total Assets	$6,783	$—	$1,113	$7,896

(1)	This category will invest at least 80% of its net assets in equity securities of emerging market issuers. The Fund will invest primarily in common stocks and other equity securities of foreign companies located in emerging market countries. The Fund is diversified as to issuers, market capitalization, industry and country.

(2)	This category will invest at least 80% of its net assets in equity securities. These securities may include common stocks, preferred stocks, warrants and ETFs based on an international equity index whose value is based on an underlying equity security or basket of equity securities. The Fund will invest in securities of issuers of all capitalization ranges that are located in at least three countries other than the U.S. The Fund is diversified as to issuers, market capitalization, industry and country.

(3)	The category seeks to exceed the total return of the S&P 500 Index, with a similar level of volatility, by investing primarily in a portfolio of common stocks included in the S&P 500 Index, as well as other equity investments and derivative instruments whose value is derived from the performance of the S&P 500 Index.

(4)	This category will invest at least 80% of its net assets in equity securities of small- and medium-sized companies. The Fund will invest primarily in common stocks of U.S. companies with market capitalizations in the range of companies in the Russell 2500 Index.

(5)	This category will invest at least 80% of its net assets in fixed income securities and synthetic instruments or derivatives having economic characteristics similar to fixed income securities. The Fund invests in a broad array of high quality fixed income instruments, including U.S. corporate bonds, securities issued or guaranteed by the U.S. Government and its agencies and instrumentalities, asset-backed securities, mortgage-backed securities and collateralized mortgage-backed securities, for the purpose of managing the overall duration of the Fund’s portfolio of fixed income securities. The Fund will not invest in derivative securities for speculative purposes.

(6)	This category is a hedge fund, investing in a diversified array of underlying hedge funds with the objectives of attaining absolute return while mitigating overall client portfolio risk and diversifying client portfolios.

Level 3 Gains and Losses

The table below sets forth a summary of changes in the fair value of the Company’s Pension Plan level 3 assets for the year ended December 31, 2009.

Hedge Fund
Balance, beginning of year	$500
Actual return on plan assets	38
Transfers in/out of Level 3	—
Purchases, sales and settlements (net)	575

Balance, end of year	$1,113

There was no change in valuation techniques used in the measurements for these assets during 2009.

Non-US Pension Plans

Predecessor

In addition to the Pension Plan, Pearson and its subsidiaries maintained certain multi-employer pension plans for which certain non-US employees of the Company were eligible to participate. The Company accounted for its participation in this multi-employer plan or the Pearson Group Pension Plan (the “PGPP”) by recording a pension expense in the Predecessor’s current year results. The Company’s pension expense related to this multi-employer plan was dependent in part, on the performance of the underlying pension assets and composition of plan participants. The Plan Administrator was responsible for the actuarial assumptions affecting this plan, including the discount rate and estimated return on plan assets. Due to the risks inherent in these assumptions, required pension contributions may vary significantly year over year.

On May 7, 2010, following the execution and delivery of the Merger Agreement, Pearson, Pearson DBC Holdings, Inc, Pearson Services Limited, Pearson Management Services Limited (“PMSL”), the Pearson Group Pension Trustee Limited (the “PGPP Trustee”), the Company, Interactive Data (Europe) Limited (“IDCO U.K.”), and Hg Investors LLC (which was subsequently merged into Intermediate) entered into a pensions transitional agreement (the “Pensions Transitional Agreement”) which, among other things, required the cessation of participation by IDCO U.K. in the PGPP in the U.K. on and from the effective time of the Merger. The agreement also set forth the obligations of Pearson and its affiliates, the PGPP Trustee and IDCO U.K. with respect to the continuing participation of IDCO U.K. in the PGPP until the effective time of the Merger, including the continuation of the Company’s obligation to reimburse PMSL for contributions made by PMSL to the PGPP in respect of the Company’s participation therein. The Pensions Transitional Agreement also provided that IDCO U.K. (or another person as Parent may direct) was required to pay into escrow on or before the effective time of Merger £53,000,000, to satisfy the liability of IDCO U.K. to the PGPP under Section 75 of the United Kingdom Pensions Act 1995 that was triggered by the cessation of participation of IDCO U.K. from the PGPP on and from the effective time of the Merger (as estimated by the PGPP Trustee prior to the date of the Merger Agreement)(the “U.K. Pension Liability”). On July 28, 2010, in connection with the consummation of the Merger and in accordance with the terms of the Pension Transitional Agreement, the Company paid £53,000,000 (or approximately $82,741,000) to PGPP Trustee to satisfy the U.K. Pension Liability. The payment was based on an interim pension plan valuation and was treated as a component of purchase price. In accordance with the terms of the Merger, a supplemental payment of £14,730,000 (or $23,105,000 at the currency exchange rate at the transaction date) was made by Pearson to PGPP Trustee on the Company’s behalf in December 2010. This supplemental payment, which represented a final topoff funding payment, was based on the final defined benefit valuation. This supplemental payment, which was legally structured to provide the Company a tax benefit of £4,144,000 (or $6,500,000 at the currency exchange rate at the transaction date) was not determinable or probable at the Merger date and was treated as a modification to the Company’s purchase price allocation and accordingly, was reflected as an increase to goodwill. This transaction did not result in any additional funding requirements or additional pension expense by the Company subsequent to the Merger date.

The Company recorded pension expense in the statements of operations of the Predecessor of approximately $3,885,000 for the period from January 1, 2010 through July 29, 2010 and $9,556,000 and $6,272,000 respectively for the years ending December 31, 2009 and 2008 for this multi-employer plan. The 2009 pension expense includes an additional pension expense of $3,400,000 resulting from an updated pension valuation related to the multi-employer plan that the Company received in the fourth quarter of 2009.

Successor

Interactive Data Pension Plan (U.K.)

The Company’s U.K. employees are eligible for a new Interactive Data Pension Plan (the “UK Plan”) effective October 1, 2010. The U.K. Plan replaces the PGPP which ended for eligible Interactive Data employees July 29, 2010. The U.K. Plan had the potential for retroactive Company contributions from August 1, 2010 through September 30, 2010 for those who are eligible and elect to participate in the U.K. Plan. The new Plan is a defined contribution plan that matches employee contributions depending on hire date and age band up to a maximum amount. The Company recorded pension expense in the statements of operations of the Successor of approximately $1,333,000 for the period of July 30, 2010 through December 31, 2010 related to the U.K. Plan.

13. Related Party Transactions

Predecessor

Pearson indirectly owned approximately 60% of the Company’s issued and outstanding common stock at the time of the Merger. The Company was a party to a management services agreement with Pearson that became effective as of February 29, 2000. This agreement governed the provision of certain services between the parties and their respective subsidiaries and renews annually. Other business arrangements between the Company (and the Company’s subsidiaries) and Pearson (and its subsidiaries) are covered by separate written agreements.

Many of the services provided by Pearson afforded the Company administrative convenience and the Company believes the terms of such services were substantially equal to or more favorable to the Company than if the Company had negotiated similar arrangements with non-affiliated third parties. The services provided by Pearson included (i) administering the 401(k) savings plan (and related excess plans), the UK pension plan, and employee health benefit plans in the UK and the US and insurance plans, (ii) use of a back-up disaster recovery site in the UK, (iii) travel services, and (iv) accounting related services for certain of the subsidiaries of the Company, primarily in the UK. In addition to these services, the Company also licensed an array of financial information content from certain businesses owned by or affiliated with Pearson for internal use as well as redistribution to customers. Finally, certain of the Company’s businesses from time to time purchased advertising space and other promotional services at discounted rates from certain businesses owned by or affiliated with Pearson. The services provided by the Company to Pearson include the provision of financial data and related services and the sub-lease of space in the Hayward, CA office. A majority of the charges for services from Pearson and its affiliates to the Company were at cost. With respect to the services the Company provided to Pearson and its affiliates, the Company charges fees that are no less than the fees charged to similar users. The Company believes that the terms and conditions of these transactions were fair and reasonable.

Prior to entering into any service arrangement with Pearson, the Company assessed whether it would be more advantageous to obtain such services from a third party. The Independent Committee of the Predecessor Company’s Board of Directors, which consisted of four directors, none of whom were employees of Pearson or the Company, approved the related party services on the Company’s behalf. The agreements governing the related party services were amended from time to time by mutual agreement to address changes in the terms or services provided to or on the Company’s behalf. The Independent Committee approved any material modifications. From time to time, the Company assessed the various ongoing relationships between the Company and Pearson to determine whether it would be more advantageous to secure any such services outside of Pearson.

There was no material effect on the Company’s financial condition or results of operations as a result of entering into these arrangements. If the services provided to the Company and its affiliates by Pearson or its affiliates were to be terminated, the Company would be required to seek equivalent services in the open market at potentially higher costs.

Any amounts payable or receivable to and from Pearson or Pearson affiliates are classified as an affiliate transaction on the Company’s Predecessor consolidated balance sheets. For the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008, the Company recorded revenue of $55,000, $ 854,000 and $900,000, respectively, for services provided to Pearson. For the period from January 1, 2010 through July 29, 2010 and for the years ended December 31, 2009 and 2008, the Company recorded expense of $2,056,000, $3,921,000 and $4,229,000, respectively, for services received from Pearson. The amount due to Pearson at December 31, 2009 was $1,999,000 and was included in payables to affiliates.

Successor

Management Agreement

On July 29, 2010, prior to the consummation of the Merger, certain affiliates of the Sponsors entered into a Transaction and Management Fee Agreement (the “Management Agreement”) with Merger Sub, which was assumed by the Company following the consummation of the Merger. Pursuant to the terms of the Management Agreement, such affiliates will provide monitoring, advisory and consulting services to the Company and its subsidiaries. Pursuant to the Management Agreement, such affiliates are entitled to receive an aggregate annual management fee of $3,000,000, which may increase in the event that the Company or any of its subsidiaries enter into any business combination with another entity that is large enough to constitute a “significant subsidiary” of the Company under Regulation S-X as promulgated by the SEC. The Company recorded management fees in the statement of operations under the Management Agreement of $1,266,000, which represents the pro-rated annual fee for the period from July 30, 2010 through December 31, 2010. The amount due to such affiliates of the Sponsors at December 31, 2010 was approximately $631,000 and is included in accrued liabilities on the Company’s Successor balance sheet.

The Management Agreement also provides for the reimbursement of out-of-pocket expenses incurred by the Sponsors and their affiliates in connection with the provision of services pursuant to the Management Agreement, the making of any regulatory filings related to the ownership, directly or indirectly, of the Company’s and its subsidiaries’ equity securities and the ownership or sale of such equity securities. The Management Agreement has an initial term expiring on the eight year anniversary of the Management Agreement, provided that the term will be extended for successive one-year terms unless the Company or each affiliate of the Sponsors provides notice to the other of their desire not to automatically extend the term.

In addition, pursuant to the Management Agreement, such affiliates of the Sponsors also received aggregate transaction fees of $51,176,000 in connection with certain services provided in connection with the Merger and related transactions. The Company recorded $31,187,000 of these costs on the Company’s Successor statement of operations and capitalized deferred financing costs totaling $19,989,000 as part of debt financing costs. Refer to Note 3 “Merger” above for further discussion of Merger costs. In the event of an initial public offering or certain other circumstances, including a change of control transaction and other financing, acquisition and disposition transactions, such affiliates may also receive certain additional fees in amounts to be agreed. The Management Agreement also contains customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Subsequent to the Merger, certain executives purchased an aggregate of 34,500,000 shares of Holdings Common Stock for one dollar ($1.00) per share. These individuals are employees of the Company and the Company is a consolidated subsidiary of Holdings. Refer to Note 8 “Stock Based Compensation” for further discussion of the associated long-term restricted stock liability. The Company has recorded a due from parent of $7,500,000 at December 31, 2010, which is included in current assets on the Company’s Successor balance sheet. This amount was received in March 2011.

14. Segment Information

The Company operates in two reportable operating segments by providing financial market data, analytics and related services to financial institutions and active traders and investment community professionals worldwide.

Institutional Services

The Company’s Institutional Services segment primarily targets financial institutions such as banks, brokerage firms, mutual fund companies, exchange traded fund (ETF) sponsors, hedge funds, insurance companies and asset management firms. In addition, the Institutional Services segment markets its offerings to financial information providers, information media companies, and VARs such as software providers, processors, custodians and other outsourcing organizations. The Institutional Services segment is composed of three businesses:

•

Interactive Data Pricing and Reference Data. The Pricing and Reference Data business provides an extensive range of financial market data services to securities and brokerage firms, mutual funds, pension funds, custodians, ETF sponsors, investment advisors, hedge funds and VARs. This business offers daily opinions of value, which the Company refers to as evaluated pricing, on fixed income securities, international equities and other hard-to-value financial instruments. Complementing the Company’s evaluated pricing services is a wide range of listed markets pricing and descriptive information covering over seven million global financial instruments for use across the securities and financial instrument processing lifecycle.

•

Interactive Data Real-Time Services. The Real-Time Services business provides a range of offerings comprising two complementary product areas: real-time feeds and ultra low latency trading solutions; and customized, hosted web-based solutions for wealth management and other applications. The real-time feeds offerings include consolidated high-speed and delayed data feeds covering financial instruments from exchanges, trading venues and data sources worldwide. This product area also includes ultra low latency trading solutions through which the Company provides direct exchange access, proximity hosting and support services that facilitate ultra low latency electronic trading. The customized, web-based financial solutions product area designs, builds and hosts online financial systems that support wealth management and other software-as-a-service (SaaS) applications primarily for financial institutions and infomedia companies.

•

Interactive Data Fixed Income Analytics. The Fixed Income Analytics business provides fixed income data and sophisticated fixed income portfolio analytics to help manage risks and analyze the sources of risk and return. This business markets BondEdge ® and other related offerings which are used by financial institutions to simulate various fixed income market environments to help forecast performance results, validate investment strategies against a variety of benchmark indices, conduct stress testing, generate dynamic risk measures and asset cash flows, and respond to customer and certain state insurance law regulatory reporting requirements.

Active Trader Services

The Active Trader Services segment targets active traders and investment community professionals. The Company considers active traders to be investors who typically make their own investment decisions, trade frequently and may earn a substantial portion of their income from trading. The Active Trader Services segment is composed of one business:

•

Interactive Data Desktop Solutions. The Interactive Data Desktop Solutions business, formerly known as eSignal, provides active traders and investment community professionals with real-time financial market information and access to decision-support tools under the Interactive Data, eSignal and FutureSource brands. These offerings support a base of direct subscription terminals used by active traders, financial advisors and other investment community professionals and corporations in their analysis of financial instruments traded on major markets worldwide, including equities, futures and commodities.

The Company evaluates its segments on the basis of revenue and income (loss) from operations. For comparative purposes, the Company has provided the information for the periods below.

Reportable segment financial information is as follows (in thousands):

	Successor		Predecessor		Predecessor
	Period from July 30 through December 31,		Period from January 1 through July 29,		For the years ended December 31,
	2010	%	2010	%	2009	%	2008	%
Revenue (a):
Institutional Services	$308,978	90%	$408,045	90%	$673,843	89%	$661,638	88%
Active Trader Services	33,123	10%	46,499	10%	83,375	11%	88,903	12%

Total	$342,101	100%	$454,544	100%	$757,218	100%	$750,541	100%

(Loss) Income from operations (b):
Institutional Services	$104,230	224%	$167,436	424%	$294,749	142%	$286,297	136%
Active Trader Services	11,155	24%	12,725	32%	30,389	15%	28,389	14%
Corporate and unallocated (c)	(161,956)	(348%)	(140,682)	(356)%	(117,389)	(57)%	(105,003)	(50)%

Total	$(46,571)	100%	$39,479	100%	$207,749	100%	$209,683	100%

	Successor As of December 31,		Predecessor As of December 31,
	2010	%	2009	%
Identifiable assets:
Institutional Services	$3,874,069	94%	$1,040,282	81%
Active Trader Services	110,828	3%	187,105	15%
Corporate and unallocated (d)	148,980	3%	53,784	4%

Total	$4,133,877	100%	$1,281,171	100%

The following table reconciles (loss) income from operations to (loss) income before income taxes and noncontrolling interest for the periods below:

	Successor Period from July 30 through December 31,	Predecessor
(In thousands)		Period from January 1 through July 29,	As of and for the Year Ended December 31,
	2010	2010	2009	2008
(Loss) Income from operations (b):	$(46,571)	$39,479	$207,749	$209,683
Interest (expense) income (net)	(78,364)	760	1,680	7,570
Other income (net)	321	249	139	(2)

(Loss) Income before income taxes	$(124,614)	$40,488	$209,568	$217,251

(a)	Revenue is net of any inter-segment revenue and therefore represents only revenue from external customers.
(b) (Loss)	Income from operations or the Segment profit (loss) measure reviewed by the chief operating decision maker equals income from continuing operations before interest income, income taxes and noncontrolling interests.
(c)	Corporate and unallocated loss from operations includes costs and expenses related to corporate, general and administrative activities in the U.S. and the U.K., stock-based compensation, costs associated with the Boxborough data center and all intangible asset amortization for the Company.
(d)	All Goodwill and Intangible assets have been allocated to the two reportable segments.

Reportable segment information for capital additions and depreciation expense is as follows for the periods below:

Capital Additions:	Successor	Predecessor
(In thousands)	Period from July 30 through December 31,	Period from January 1 through July 29.	As of and for the Year Ended December 31,
	2010	2010	2009	2008
Institutional Services	$13,529	$20,065	$25,868	$25,159
Active Trader Services	2,401	3,119	7,198	7,014
Corporate and unallocated	2,035	3,211	9,763	13,336

Total	17,965	$26,395	$42,829	$45,509

Depreciation:	Successor	Predecessor
(In thousands)	Period from July 30 through December 31,	Period from January 1 through July 29,	As of and for the Year Ended December 31,
	2010	2010	2009	2008
Institutional Services	$11,215	$14,456	$20,248	$17,016
Active Trader Services	1,828	4,243	6,358	5,468
Corporate and unallocated	2,919	3,805	5,194	4,560

Total	$15,962	$22,504	$31,800	$27,044

The Company’s distribution by major geographic region of revenue and long-lived assets is as follows for the periods below:

	Successor	Predecessor
(In thousands)	Period from July 30 through December 31,	Period from January 1 through July 29,	As of and for the Year Ended December 31,
	2010	2010	2009	2008
Revenue (a):
United States	$246,924	$328,690	$536,474	$529,586
United Kingdom	32,161	42,348	72,896	85,715
All other European countries	49,422	65,325	118,384	116,839
Asia Pacific	13,594	18,181	29,464	18,401

Total	$342,101	$454,544	$757,218	$750,541

(In thousands)	As of December 31,	As of December 31,	As of December 31,
Long-lived assets:	2010	2009	2008
United States	$2,851,782	$584,292	$582,763
United Kingdom	620,711	114,390	100,467
All other European countries	164,530	103,088	104,169
Asia Pacific	177,349	36,687	34,746

Total	$3,814,372	$838,457	$822,145

15. Other Comprehensive Income

The components of accumulated other comprehensive income (loss) attributable to Interactive Data Corporation were as follows (in thousands):

	Successor	Predecessor
	December 31,	July 29,	December 31,
	2010	2010	2009
Unrealized gain on securities, net of tax	$345	$657	$635
Foreign currency translation adjustments	18,780	(8,627)	6,603
Pension – unamortized losses/prior service costs, net of tax	(243)	(3,179)	(3,161)
Change in value of hedged interest rate caps, net of tax	737	—	—

Total accumulated other comprehensive income (loss)	$19,619	$(11,149)	$4,077

The components of comprehensive income were as follows (in thousands):

	Successor	Predecessor
	Period from July 30 through December 31,	Period from January 1 through July 29,	For the year ended December 31,	For the year ended December 31,
	2010	2010	2009	2008
Net (loss) income	$(94,263)	$22,474	$141,406	$142,669

Other comprehensive income:
Unrealized gain on securities, net of tax	345	22	713	(1,398)
Foreign currency translation adjustments	18,780	(15,230)	23,855	(62,907)
Pension adjustment, net of tax	(243)	(18)	2,113	(3,454)
Change in value of hedged interest rate caps, net of tax	737	—	—	—

Total other comprehensive (loss) income, net of tax	19,619	(15,226)	26,681	(67,759)

Comprehensive (loss) income	(74,644)	7,248	168,087	74,910
Less: Comprehensive income attributable to noncontrolling interest	—	—	(172)	(21)

Comprehensive (loss) income attributable to Interactive Data Corporation	$(74,644)	$7,248	$167,915	$74,889

16. Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) establishes a fair value hierarchy that prioritizes the inputs used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy established by ASC 820 in order of priority are as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

The following tables provide a summary of the fair values of the Company’s assets and liabilities required under ASC 820.

	Successor December 31, 2010
	Fair Value Measurements Using			Assets at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets:
Other (1)	6,261	—	—	6,261
Interest Rate Cap—Derivative (2)	—	5,761	—	5,761

Total Assets	$6,261	$5,761	$—	$12,022

	Successor December 31, 2010
	Fair Value Measurements Using			Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Liabilities:
Other (1)	$6,261	$—	$—	$6,261
Contingent Consideration (3)	—	—	6,500	6,500

Total Liabilities	$6,261	$—	$6,500	$12,761

	Predecessor December 31, 2009
	Fair Value Measurements Using			Assets at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets:
Money Market Funds—Cash Equivalents	$21,699	$—	$—	$21,699
Cash Equivalents (4)	—	13,365	—	13,365
Marketable Securities —Available for Sale (5)	—	96,077	—	96,077
Other (1)	6,739	—	—	6,739

Total Assets	$28,438	$109,442	$—	$137,880

	Predecessor December 31, 2009
	Fair Value Measurements Using			Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Liabilities:
Other (1)	$6,739	$—	$—	6,739

Total Liabilities	$6,739	$—	$—	$6,739

(1)	Consists of mutual fund assets held in a rabbi trust included in other current assets, and a corresponding non-qualified deferred compensation plan liability included in accrued liabilities. The fair value of the mutual fund assets and related liability are based on each fund’s quoted market price at the reporting date.

(2)	The estimated fair values of the Company’s derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts the Company would receive or pay to terminate the contracts. Derivative instruments are included in the Other assets, Accrued liabilities and Other liabilities of the Company’s Consolidated Balance Sheet at December 31, 2010. Refer to Note 18, “Derivatives,” below for further discussion and information.

(3)	Represents the estimated fair value of the additional contingent consideration (“Earn-Out”) liability related to the Company’s January 2010 acquisition of the assets of 7ticks, LLC, of which is recorded in Accrued liabilities and Other liabilities on the Consolidated Balance Sheet at December 31, 2010. The Company determines the ongoing estimated fair value for the Earn-Out by applying a present value calculation of probable revenue streams. Certain assumptions are used in determining fair value, including revenue growth rates and discount rates. Changes in these assumptions would impact the fair value of the 7ticks Earn-out. Refer to Note 4, “Acquisitions,” above for further discussion.

(4)	Consists of high-grade municipal obligations with original and remaining maturities of less than 90 days.

(5)	Refer to Note 1, “Marketable Securities”, in the Consolidated Financial Statements in Item 8 of this Annual Report on Form 10-K for further discussion.

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from January 1, 2010 through July 29, 2010 and for the period from July 30, 2010 through December 31, 2010 (in thousands):

Earn-Out
Balance, December 31, 2009	$—
Total (gains)/losses (1)	100
Transfers in/out of Level 3	—
Purchases, sales, issuances and settlements (net) (Contingent consideration recorded for business acquisition)	8,500

Balance, July 29, 2010	$8,600
Total (gains)/losses (1)	(239)
Transfers in/out of Level 3	—
Purchases, sales, issuances and settlements (net) (Contingent consideration recorded for business acquisition)	(1,861)

Balance, December 31, 2010	$6,500

(1)	The net change in the contingent liability is reflected in Other Income on the consolidated statement of operations.

The Company currently invests excess cash balances primarily in cash deposits held at major banks, money market fund accounts, and marketable securities. The carrying amounts of cash deposits, trade receivables, trade payables and accrued liabilities, as reported on the consolidated balance sheet as of December 31, 2010, approximate their fair value because of the short maturity of those instruments.

The carrying value of borrowings outstanding on the Company’s Senior Secured Credit Facilities bear interest at a variable rate and are considered to approximate fair value. The carrying value of the Company’s Senior Notes due 2018 which bear interest at a fixed rate differ from their fair values as follows:

	December 31, 2010
(in thousands)	Carrying Value (1)	Fair Value
Senior Notes due 2018	$700,000	$762,566

(1)	Excludes original issue discount.

The fair value of the Senior Notes due 2018 is based on market based information available from public sources.

17. Noncontrolling Interest

The Company has purchased the remaining 10% of the outstanding equity (or 400 common shares) related to its December 2008 acquisition of Japan-based NTT DATA Financial, or NDF, from the remaining stockholder (noncontrolling interest). This transaction occurred on December 16, 2010, at a total purchase price of 302,000,000 JPY (or approximately $3,582,000 at the currency exchange rate on the date of acquisition). The Company had this liability recorded, as prescribed under FASB ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), in accrued liabilities on the consolidated balance sheet at December 31, 2009, as it had a firm commitment at the acquisition date.

The following table provides a summary that shows the effects of changes in the Company’s ownership interest in NDF on the equity attributable to the Company as required under SFAS 160, as codified in ASC 810-10 for the following periods:

	Successor	Predecessor
(In thousands, except per share amounts)	Period from July 30 through December 31, 2010	Period from January 1 through July 29, 2010	Year Ended December 31,
			2009	2008
Net (loss) income attributable to Interactive Data Corporation	$(94,263)	$22,474	$141,234	$142,648
Transfers (to) from the noncontrolling interest:
Decrease in Interactive Data Corporations’ paid-in- capital for purchase of 400 NDF common shares (10%)	—	—	(2,651)	—

Net transfers to noncontrolling interest	—	—	(2,651)	—

Change from net income (loss) attributable to Interactive Data Corporation and transfers to noncontrolling interest	$(94,263)	$22,474	$138,583	$142,648

18. Derivatives

Interest Rate Cap- Cash Flow Hedge

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company manages its exposure to some of its interest rate risks by the use of derivative financial instruments. The Company currently uses derivatives for risk management purposes and not for speculative purposes.

On September 13, 2010, the Company entered into three separate interest rate cap agreements to help mitigate the interest rate volatility associated with the variable rate interest on its Senior Secured Credit Facilities. Interest rate cap agreements provide the right to receive cash if a reference interest rate rises above a contractual rate. The value increases as the reference interest rate rises. The aggregate premium of the cap agreements was $4,986,000, including a deferred financing charge of approximately $467,000. This aggregate premium is payable quarterly over twelve quarters, beginning September 30, 2011.

The critical terms of the interest rate caps were designed to mirror the terms of the Company’s LIBOR based borrowings under its Senior Secured Credit Facilities and, accordingly, the Company believes the hedging relationship will be highly effective. At inception, the Company designated these derivatives as cash flow hedges of the variability of a portion of the LIBOR based interest payments as follows:

•	Up to $700 million of principal payments during the period September 30, 2011 to September 30, 2012.

•	Up to $575 million of principal payments during the period October 1, 2012 to September 30, 2013, and

•	Up to $450 million of principal payments during the period October 1, 2013 to September 30, 2014.

To the extent the cash flow hedge is effective at offsetting the changes in cash flow being hedged, changes in its fair value are recognized in accumulated other comprehensive income (“AOCI”), until the hedged item affects earnings as prescribed under ASC 815, “Derivatives and Hedging.” Changes in fair value relating to the ineffective portion are immediately recognized in earnings. Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As noted above, the caps were designated as cash flow hedges at inception and the hedging relationship is expected to be highly effective over the life of the cap agreements. Accordingly, as of December 31, 2010, all changes in the fair value of the caps are recorded in the Consolidated Statement of Stockholders’ Equity as a component of AOCI.

The aggregate fair value of these interest rate caps was determined to be approximately $4,519,000 at inception and approximately $5,761,000 at December 31, 2010. The aggregate fair value is included in Other Assets on the Company’s Consolidated Balance Sheet as of December 31, 2010. Refer to Note 16 “Fair Value Measurements” above for related fair value disclosures. The amount of unrealized gains in AOCI recorded during the Successor period ended December 31, 2010 related to these cash flow hedges was approximately $737,000, net of taxes.

The tables below present the location of the Company’s derivative financial instruments on the Consolidated Balance Sheet and the gain recognized in AOCI related to the interest rate caps for the following Predecessor and Successor reporting periods ended (in thousands):

	Balance Sheet Location	Successor	Predecessor
		December 31, 2010	December 31, 2009
Assets:
Derivative instruments designated as a cash flow hedge:
Interest rate cap contracts	Other Assets	$5,761	$—

	Successor	Predecessor
(In thousands, except per share amounts)	Period from July 30 through December 31, 2010	Period from January 1 through July 29, 2010	As of and for the Year Ended December 31,
			2009	2008
Amount of income recognized in other comprehensive income, net of taxes:
Interest rate caps	$737	$—	$—	$—

There were no amounts reclassified from AOCI to net income related to the derivative financial instruments for the periods reported for the Predecessor or Successor statements of operations.

As further discussed in Note 20 “Subsequent Events”, the Company refinanced its Term Loan Facility in February 2011.

19. Debt

On July 29, 2010, in connection with the Merger, the Company entered into several new debt instruments totaling $2,190,000,000. Details of each instrument are described below. In connection with the issuance of these debt instruments, debt financing costs of $76,639,000 were incurred, of which $50,550,000 represented direct issuance costs and commitment fees paid to the underwriters and $26,089,000 were external transaction costs. Refer to Note 3 “Merger” for further discussion of the Merger Costs. These costs were capitalized as deferred financing costs and reported in Deferred Financing Costs on the Consolidated Balance Sheet at December 31, 2010, net of amortization for the period from July 30, 2010 through December 31, 2010. These costs will be amortized from the merger date over the remaining term of each debt instrument using the effective interest rate method.

The Original Issue Discount (OID) with regard to the Term Loan Facility and the Senior Notes totaled $39,000,000 and $17,500,000, respectively. The original issue discounts will be amortized over the life of the loan using the effective interest rate method.

Total amortization of deferred financing costs and original issue discounts in the period from July 30, 2010 through December 31, 2010 was approximately $8,402,000, which is recorded as interest expense in the Successor’s statement of operations.

Senior Secured Credit Facilities

On July 29, 2010, in connection with the Merger, the Company entered into a credit agreement that provides $1,490,000,000 of Senior Secured Credit Facilities including:

•	a term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $1,330,000,000 with a term of six and one half years due January 2017; and

•

a revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $160,000,000 available in US dollars, euros and UK pounds with a term of five years expiring July 2015.

The Revolving Credit Facility includes $40,000,000 of borrowing capacity available for letters of credit and $30,000,000 for borrowings on same-day notice. Immediately following the closing of the Merger, $2,000,000 was drawn down under the Revolving Credit Facility and was repaid as of September 30, 2010. As of December 31, 2010, the Company had $4,462,000 of letters of credit that were outstanding, related to certain operating leases.

Borrowings under the Senior Secured Credit Facilities will bear interest at a rate equal to, at the Company’s option, either (a) LIBOR plus an applicable margin of 5.00% or (b) the highest of (1) the prime commercial lending rate publicly announced by Bank of America as the “prime rate,” (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00%, plus an applicable margin. Borrowings under the Senior Secured Credit Facilities will be subject to a floor of LIBOR plus an applicable margin of 1.75%. Since the inception of the loan the Company has elected the three-month LIBOR rate, which at December 31, 2010, plus the applicable margin was 6.75%. The highest of the three rates in (b) was 7.25%. The interest rate caps are not effective until September 30, 2011, and accordingly do not impact the rate at December 31, 2010 (refer to Note 18 “Derivatives”).

Interest is payable at intervals based on the interest rate election made quarterly by the Company. The initial applicable margin under the Revolving Credit Facility is 5.00%, but may be reduced subject to the Company attaining certain leverage ratios. As noted below, in September 2010, the Company designated as accounting hedges three interest rate caps related to the Term Loan Facility with notional amounts of up to $700,000,000. Refer to Note 18, “Derivatives” for further discussion.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, the Company is required to pay a commitment fee of 0.75% per annum to the lenders under the Revolving Credit Facility for the amount of unutilized commitments. The commitment fee percentage may be reduced to 0.50% subject to the Company reducing its leverage to 5.0:1.0. The Company is also required to pay customary letter of credit fees.

The Company is required to pay equal quarterly principal installments in aggregate annual amounts equal to 1% of the original funded principal amount of the Term Loan Facility beginning with the quarter ending September 30, 2010, with the balance being payable on the final maturity date. Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity.

The Senior Secured Credit Facilities contain certain mandatory prepayment requirements, such as a percentage of annual excess cash flow, payments related to certain asset sales and cash proceeds of any incurrence of debt. The first determination of the annual excess cash flow prepayment requirement is for the fiscal year ended December 31, 2011.

The Company may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans and other than a 1% premium in connection with certain repricing transactions consummated within the first year of the closing of the Senior Secured Credit facilities.

All obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Intermediate and each existing and subsequently acquired or organized direct or indirect wholly-owned material domestic restricted subsidiary of the Company.

All obligations under the Senior Secured Credit Facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the Company and each subsidiary guarantor, including (i) a perfected pledge of all the equity interests of the Company and each wholly-owned subsidiary of the Company directly held by the Company or a subsidiary guarantor (limited to 65% of voting stock in the case of foreign subsidiaries) and (ii) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned real property of the Company and the subsidiary guarantors (subject to certain exclusions).

The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict the Company’s ability to incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase its capital stock, make investments, loans or advances, prepay certain subordinated indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain subordinated indebtedness, and change its fiscal year.

In addition, beginning with the Company’s quarter ending December 31, 2010, the Senior Secured Credit Facilities will require the Company to maintain and report quarterly to the lenders the following financial covenants:

•	A minimum cash interest coverage ratio; and

•	A maximum net total leverage ratio.

The Senior Secured Credit Facilities also contain certain customary affirmative covenants and events of default, including a change of control. If an event of default occurs, the lenders under the Senior Secured Credit Facilities will be entitled to take various actions, including the acceleration of all amounts due under Senior Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

As of December 31, 2010, the Company was in compliance with its covenants.

In connection with the Senior Secured Credit Facilities, the Company incurred debt financing costs of $57,493,000, which costs and accounting treatment were discussed above.

During the period from July 30, 2010 through December 31, 2010, the Company recorded and paid interest and commitment fees on the Term Loans, the Revolving Credit Facility and Letters of Credit of $38,658,000, $527,000 and $99,000, respectively and recorded $6,511,000 of interest expense related to the amortization of capitalized debt financing costs and debt discount accretion.

Senior Notes due 2018

On July 29, 2010, the Company issued $700,000,000, 10.25% senior notes (the “Senior Notes”) which mature on August 1, 2018, pursuant to an indenture, dated as of July 29, 2010 (the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Senior Notes are the Company’s senior unsecured obligations and rank senior in right of payment to any future subordinated indebtedness; rank equally in right of payment with all of the Company’s existing and future senior indebtedness; are effectively subordinated in right of payment to the Company’s existing and future secured obligations, including indebtedness under the Company’s Senior Secured Credit Facilities, to the extent of the value of the assets securing such obligations; and are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of the Company’s guarantor subsidiaries).

The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future direct or indirect wholly owned domestic subsidiaries that guarantee the Company’s obligations under its Senior Secured Credit Facilities.

Each subsidiary guarantee ranks senior in right of payment to all future subordinated indebtedness of the subsidiary guarantor; rank equally in right of payment with all existing and future senior indebtedness of the subsidiary guarantor; is effectively subordinated in right of payment to all existing and future secured obligations of the subsidiary guarantors, including their guarantee of indebtedness under the Company’s Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness; and is effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of any subsidiary that is not also a guarantor of the notes. Any subsidiary guarantee of the notes will be released in the event such guarantee is released under the Senior Secured Credit Facilities. The Senior Notes are unsecured, and, as such, no assets are pledged for this agreement.

Interest on the Senior Notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing February 1, 2011, to holders of the notes of record on the immediately preceding January 15 and July 15. As of December 31, 2010, no principal or interest payments have been made.

Optional Redemption

At any time prior to August 1, 2014, the Company may redeem all or a part of the Senior Notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus the greater of (1) 1.0% of the principal amount of the notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the notes at August 1, 2014 (as set forth in the table appearing below), plus (ii) all required interest payments due on the notes through August 1, 2014 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the notes (as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 1, 2014, the Company may redeem the Senior Notes in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of record of the Senior Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2014	105.125%
2015	102.563%
2016 and thereafter	100.000%

In addition, prior to August 1, 2013, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes at a redemption price equal to 110.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of record of the Senior Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of Senior Notes issued under the Indenture and the original principal amount of any additional Senior Notes that are Senior Notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering. This option is required to be bifurcated for accounting purposes as an embedded derivative in the Company’s Senior Notes. The Company has estimated the value of this option to be nominal as of July 30, 2010 and December 31, 2010. This call feature will be marked to market over the period it is active.

Upon the occurrence of a change of control, which is defined in the Indenture, each holder of the Senior Notes has the right to require the Company to repurchase some or all of such holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to incur additional debt or issue certain preferred shares, pay dividends on or make other distributions in respect of the Company’s capital stock or make other restricted payments, make certain investments, sell or transfer certain assets, create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with the Company’s affiliates, and designate the Company’s subsidiaries as unrestricted subsidiaries.

The Indenture also provides for other customary warranties and nonfinancial covenants which, if violated, would create events of default and would permit or require the principal of and accrued interest on the Senior Notes to become or to be declared due and payable.

In connection with the Senior Notes, the Company incurred debt financing costs of $19,146,000, which costs and accounting treatment were discussed above. During the period from July 30, 2010 through December 31, 2010, the Company has accrued $30,294,000 of unpaid interest and recorded $1,891,000 of amortized interest expense related to the capitalized debt financing costs and debt discount accretion.

Total borrowings consisted of the following at December 31, 2010:

	Successor	Predecessor
(in thousands)	December 31, 2010	December 31, 2009
Short-Term Debt:
Revolving Credit Facility	$—	$—
Term Loan Facility	10,088	—

Net Short-Term Debt	$10,088	$—

Long-Term Debt:
Term Loan Facility	$1,313,262	$—
Senior Notes	700,000	—
Less Original Issue Discount—Term Loan	(37,298)	—
Less Original Issue Discount—Senior Notes	(16,599)	—

Net Long-Term Debt	$1,959,365	$—

There were no borrowings outstanding as of December 31, 2009.

As discussed in Note 20 “Subsequent Events”, on February 11, 2011, the Company completed a refinancing of its Term Loan Facility through an amendment to the credit agreement that provides for, among other things, a decrease in applicable interest rates, and an extension of the maturity date of the Term Loan Facility. The revised future minimum principal payment obligations due per the Senior Secured Credit Facilities and Senior Notes due 2018 are as follows (in thousands):

Year Ending December 31,	Principal Payments
2011	$10,088
2012	13,450
2013	13,450
2014	13,450
2015	13,450
2016 and thereafter	1,959,462

Total	$2,023,350

20. Subsequent Events

Senior Secured Term Loan Facility Refinancing

On February 11, 2011, the Company completed a refinancing of its Term Loan Facility through an amendment to the credit agreement. The amendment provides for, among other things, the following:

•	a reduction of the LIBOR borrowing rate from LIBOR plus 5.0% to LIBOR plus 3.5%, subject to a further reduction of 25 basis points upon the Company achieving certain leverage ratios,

•	a reduction in the LIBOR floor from 1.75% to 1.25%,

•	an extension of the maturity date of term loans to February 11, 2018,

•	an extension of the commencement date for amortization payments on the term loans to June 30, 2011, and

•	an increase in the amount of the Term Loan Facility to $1,345,000,000.

21. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements

On July 29, 2010, in connection with the Merger, the Company issued $700,000,000 aggregate principal amount Senior Notes as described in Note 19. The Senior Notes are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future direct and indirect domestic subsidiaries that guarantees the Company’s obligations under the Senior Secured Credit Facility described in Note 19 (collectively, the “Guarantors”). Each of the Guarantors is 100% owned, directly or indirectly, by the Company. Subsidiaries of the Company, either direct or indirect, that do not guarantee the Senior Notes are referred to as “Non-Guarantors.” The Guarantors also unconditionally guaranteed the Senior Secured Credit Facility, described in Note 19.

The following condensed consolidating financial statements are presented for the information of the holders of the Senior Notes and present the Condensed Consolidating Balance Sheets as of December 31, 2010 (Successor) and December 31, 2009 (Predecessor) and the Condensed Consolidating Statements of Operations and Statements of Cash Flows for the periods July 30, 2010 to December 31, 2010 (Successor) and January 1, 2010 to July 29, 2010 (Predecessor), and the years ended December 31, 2009 (Predecessor) and December 31, 2008 (Predecessor), respectively, of the parent companies, including but not limited to Interactive Data Corporation (which is the issuer of the Notes), the Guarantors, the Non-Guarantors, and the elimination entries necessary to consolidate the issuer with the Guarantors and Non-Guarantors.

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidated presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions.

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Condensed Consolidating Balance Sheet

December 31, 2010

(Successor)

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor	Eliminations	Consolidated
			Subsidiaries
ASSETS
Assets:
Cash and cash equivalents	$218	$47,510	$75,976	$-	$123,704
Accounts receivable, net of allowance for doubtful accounts and sales credits of $6,618 at December 31, 2010	8,447	71,658	26,963	(1)	107,067
Due from affiliate	267,585	870,469	-	(1,130,554)	7,500
Prepaid expenses and other current assets	9,354	5,905	5,820	-	21,079
Income tax receivable	6,827	26,731	7,206	-	40,764
Deferred income taxes	1,002	3,926	2,646	-	7,574

Total current assets	293,433	1,026,199	118,611	(1,130,555)	307,688

Property and equipment, net	41,384	44,785	24,217	-	110,386
Goodwill	149,518	1,056,569	432,181	-	1,638,268
Intangible assets, net	96,408	1,350,257	547,796	-	1,994,461
Deferred financing costs, net	71,827	-	-	-	71,827
Other assets	6,367	2,054	2,826	-	11,247
Investment in subsidiaries	3,578,228	542,482	1,112,220	(5,232,930)	-

Total Assets	$4,237,165	$4,022,346	$2,237,851	$(6,363,485)	$4,133,877

LIABILITIES AND EQUITY
Liabilities:
Accounts payable, trade	$423	$13,281	$8,528	$-	$22,232
Accrued liabilities	33,938	31,303	26,779	-	92,020
Payables to affiliates	869,797	249,361	10,908	(1,130,066)	-
Borrowings, current	10,088	-	-	-	10,088
Interest payable	30,593	54	-	-	30,647
Income taxes payable	749	2,935	1,837	-	5,521
Deferred revenue	6,857	5,919	11,520	-	24,296

Total current liabilities	952,445	302,853	59,572	(1,130,066)	184,804

Income taxes payable	1,904	7,456	1,954	-	11,314
Deferred tax liabilities	31,855	514,335	131,516	87	677,793
Other liabilities	39,125	3,229	5,775	1	48,130
Borrowings, net of current portion and original issue discount	1,959,365	-	-	-	1,959,365

Total Liabilities	2,984,694	827,873	198,817	(1,129,978)	2,881,406

Commitments and contingencies (Note 10)
Equity:
Total Stockholders’ Equity (Deficit)	1,252,471	3,194,473	2,039,034	(5,233,507)	1,252,471

Total Liabilities and Stockholders’ Equity (Deficit)	$4,237,165	$4,022,346	$2,237,851	$(6,363,485)	$4,133,877

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Condensed Consolidating Balance Sheet

December 31, 2009

(Predecessor)

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor
			Subsidiaries	Eliminations	Consolidated
ASSETS
Assets:
Cash and cash equivalents	$255	$44,352	$165,339	$-	$209,946
Marketable securities	-	96,077	-	-	96,077
Accounts receivable, net of allowance for doubtful accounts and sales credits of $8,449 at December 31, 2009	7,715	66,424	34,210	-	108,349
Due from affiliate	151,875	638,861	-	(790,736)	-
Prepaid expenses and other current assets	9,942	5,422	6,446	-	21,810
Deferred income taxes	941	2,985	2,606	-	6,532

Total current assets	170,728	854,121	208,601	(790,736)	442,714

Property and equipment, net	51,980	53,684	17,580	1	123,245
Goodwill	173,895	211,478	184,883	-	570,256
Intangible assets, net	12,991	77,403	48,594	-	138,988
Deferred financing costs, net	-	-	-	-	-
Other assets	603	952	4,413	-	5,968
Investment in subsidiaries	1,351,817	385,319	547,489	(2,284,625)	-

Total Assets	$1,762,014	$1,582,957	$1,011,560	$(3,075,360)	$1,281,171

LIABILITIES AND EQUITY
Liabilities:
Accounts payable, trade	$728	$13,335	$6,894	$-	$20,957
Accrued liabilities	29,659	15,167	31,369	-	76,195
Payables to affiliates	632,278	151,874	8,301	(790,454)	1,999
Income taxes (receivable) payable	(838)	(2,663)	8,001	-	4,500
Deferred revenue	8,069	5,837	20,680	-	34,586

Total current liabilities	669,896	183,550	75,245	(790,454)	138,237
Income taxes payable	2,233	7,090	1,663	-	10,986
Deferred tax liabilities	4,036	12,813	16,929	93	33,871
Other liabilities	3,743	4,855	7,373	-	15,971

Total Liabilities	679,908	208,308	101,210	(790,361)	199,065

Commitments and contingencies (Note 10)
Equity:
Total Equity	1,082,106	1,374,649	910,350	(2,284,999)	1,082,106

Total Liabilities and Equity	$1,762,014	$1,582,957	$1,011,560	$(3,075,360)	$1,281,171

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statement of Operations (Successor)

For the Period from July 30 through December 31, 2010

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE	$36,359	$205,449	$128,659	$(28,366)	$342,101
COSTS AND EXPENSES:
Cost of services	13,936	61,288	45,134	(5,182)	115,176
Selling, general and administrative	32,582	62,824	52,185	(23,182)	124,409
Merger costs	62,476	3,400	1,382	-	67,258
Depreciation	4,284	7,723	3,955	-	15,962
Amortization	6,655	40,447	18,765	-	65,867

Total costs and expenses	119,933	175,682	121,421	(28,364)	388,672

(LOSS) INCOME FROM OPERATIONS	(83,574)	29,767	7,238	(2)	(46,571)
Interest (expense) income, net	(77,514)	(985)	135	-	(78,364)
Other income (expense), net	82	179,969	149,083	(328,813)	321

(LOSS) INCOME FROM OPERATIONS BEFORE TAXES AND EQUITY EARNINGS FROM SUBSIDIARIES	(161,006)	208,751	156,456	(328,815)	(124,614)
Income tax (benefit) expense	(43,437)	11,513	1,573	-	(30,351)
Equity in earnings of subsidiaries, net of taxes	23,069	-	-	(23,069)	-

NET INCOME (LOSS)	$(94,500)	$197,238	$154,883	$(351,884)	$(94,263)

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statement of Operations (Predecessor)

For Period from January 1, 2010 through July 29, 2010

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE	$85,456	$271,484	$164,043	$(66,439)	$454,544
COSTS AND EXPENSES:
Cost of services	27,463	84,013	55,222	(4,799)	161,899
Selling, general and administrative	53,217	95,258	65,320	(55,585)	158,210
Merger costs	52,021	-	713		52,734
Depreciation	7,915	10,576	4,013	-	22,504
Amortization	4,259	11,237	4,222	-	19,718

Total costs and expenses	144,875	201,084	129,490	(60,384)	415,065

(LOSS) INCOME FROM OPERATIONS	(59,419)	70,400	34,553	(6,055)	39,479
Interest income (expense), net	1,284	(1,043)	495	24	760
Other income (expense), net	3,203	6,566	8,178	(17,698)	249

(LOSS) INCOME FROM OPERATIONS BEFORE TAXES AND EQUITY EARNINGS FROM SUBSIDIARIES	(54,932)	75,923	43,226	(23,729)	40,488
Income tax (benefit) expense	(15,439)	27,803	5,650	-	18,014
Equity in earnings of subsidiaries, net of taxes	70,952	-	-	(70,952)	-

NET INCOME (LOSS)	$31,459	$48,120	$37,576	$(94,681)	$22,474

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statement of Operations (Predecessor)

For the Year Ended December 31, 2009

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE	$137,233	$435,751	$287,006	$(102,772)	$757,218
COSTS AND EXPENSES:
Cost of services	37,211	123,968	103,989	(15,063)	250,105
Selling, general and administrative	70,392	139,814	113,330	(86,495)	237,041
Merger costs			-		-
Depreciation	12,009	14,526	5,265	-	31,800
Amortization	7,351	15,709	7,463	-	30,523

Total costs and expenses	126,963	294,017	230,047	(101,558)	549,469

INCOME (LOSS) FROM OPERATIONS	10,270	141,734	56,959	(1,214)	207,749
Interest income (expense), net	2,377	(1,379)	682	(0)	1,680
Other income (expense), net	111	12	264	(248)	139

INCOME (LOSS) FROM OPERATIONS BEFORE TAXES AND EQUITY EARNINGS FROM SUBSIDIARIES	12,758	140,367	57,905	(1,462)	209,568
Income tax expense	4,912	54,052	9,198	-	68,162
Equity in earnings of subsidiaries, net of taxes	134,850	-	-	(134,850)	-

NET INCOME (LOSS)	142,696	86,315	48,707	(136,312)	141,406
Less: Net income attributable to noncontrolling interest	-	-	(172)	-	(172)

NET INCOME (LOSS) ATTRIBUTABLE TO INTERACTIVE DATA CORPORATION	$142,696	$86,315	$48,535	$(136,312)	$141,234

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statement of Operations (Predecessor)

For the Year Ended December 31, 2008

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE	$129,014	$421,645	$269,230	$(69,348)	$750,541
COSTS AND EXPENSES:
Cost of services	38,335	119,686	88,230	(4,371)	241,880
Selling, general and administrative	70,338	132,637	105,192	(63,919)	244,248
Merger costs					-
Depreciation	10,138	11,823	5,083	-	27,044
Amortization	7,348	15,630	4,708	-	27,686

Total costs and expenses	126,159	279,776	203,213	(68,290)	540,858

INCOME (LOSS) FROM OPERATIONS	2,855	141,869	66,017	(1,058)	209,683
Interest income (expense), net	8,873	617	(1,920)	-	7,570
Other income (expense), net	13,174	16,347	(2)	(29,521)	(2)

INCOME (LOSS) FROM OPERATIONS BEFORE TAXES AND EQUITY EARNINGS FROM SUBSIDIARIES	24,902	158,833	64,095	(30,579)	217,251
Income tax expense	7,901	50,401	16,280	-	74,582
Equity in earnings of subsidiaries, net of taxes	139,881	-	-	(139,881)	-

NET INCOME (LOSS)	156,882	108,432	47,815	(170,460)	142,669
Less: Net income attributable to noncontrolling interest	-	-	(21)	-	(21)

NET INCOME (LOSS) ATTRIBUTABLE TO INTERACTIVE DATA CORPORATION	$156,882	$108,432	$47,794	$(170,460)	$142,648

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statements of Cash Flow (Successor)

For the Period from July 30 through December 31, 2010

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$136,315	$(128,769)	$33,905	$(21,126)	$20,325

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(5,599)	(7,495)	(5,341)	470	(17,965)
Purchase of Interactive Data Corporation	(3,374,155)	-	-	-	(3,374,155)
Business and asset acquisitions, net of acquired cash	-	-	(5,943)	-	(5,943)

Net cash provided by (used in) investing activities	(3,379,754)	(7,495)	(11,284)	470	(3,398,063)

Cash flows provided by (used in) financing activities:
Other equity plan related	-	-	35	(35)	-
Investment by parent	1,353,969	-	-	-	1,353,969
Borrowings under credit facility	2,000	-	-	-	2,000
Repayments under credit facility	(2,000)	-	-	-	(2,000)
Proceeds from long term debt, net of issuance costs	1,897,617	-	-	-	1,897,617
Repayments of long term debt	(8,650)	-	-	-	(8,650)

Net cash provided by (used in) financing activities	3,242,936	-	35	(35)	3,242,936

Effect of change in exchange rates on cash and cash equivalents	460	-	(19,365)	20,691	1,786

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43)	(136,264)	3,291	-	(133,016)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	261	183,774	72,685	-	256,720

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$218	$47,510	$75,976	$-	$123,704

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statements of Cash Flow (Predecessor)

For Period from January 1, 2010 through July 29, 2010

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities:
Net cash (used in) provided by operating activities	$(9,503)	$77,317	$(56,621)	$(7,703)	$3,490

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(3,590)	(13,013)	(7,066)	(2,726)	(26,395)
Business and asset acquisitions, net of acquired cash	-	(29,923)	-	-	(29,923)
Purchases and proceeds of marketable securities, net	-	95,292	-	-	95,292

Net cash (used in) provided by investing activities	(3,590)	52,356	(7,066)	(2,726)	38,974

Cash flows provided by (used in) financing activities:
Common stock cash dividends paid	(18,964)	-	-	-	(18,964)
Other equity plan related	32,022	-	-	-	32,022

Net cash provided by (used in) financing activities	13,058	-	-	-	13,058

Effect of change in exchange rates on cash and cash equivalents	41	9,749	(28,967)	10,429	(8,748)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6	139,422	(92,654)	-	46,774

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	255	44,352	165,339	-	209,946

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$261	$183,774	$72,685	$-	$256,720

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statements of Cash Flow (Predecessor)

For the Year Ended December 31, 2009

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by operating activities:
Net cash provided by operating activities	$81,714	$55,956	$66,331	$4,133	$208,134

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(5,441)	(30,850)	(9,453)	2,915	(42,829)
Business and asset acquisitions, net of acquired cash	-	(13,500)	(3,231)	-	(16,731)
Purchases and proceeds of marketable securities, net	-	(23,433)	-	-	(23,433)

Net cash (used in) provided by investing activities	(5,441)	(67,783)	(12,684)	2,915	(82,993)

Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(30,670)	-	-	-	(30,670)
Common stock cash dividends paid	(75,273)	-	-	-	(75,273)
Other equity plan related	26,147	-	-	-	26,147

Net cash (used in) provided by financing activities	(79,796)	-	-	-	(79,796)

Effect of change in exchange rates on cash and cash equivalents	3,480	567	13,440	(7,048)	10,439

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43)	(11,260)	67,087	-	55,784

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	298	55,612	98,252	-	154,162

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$255	$44,352	$165,339	$-	$209,946

INTERACTIVE DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Condensed Consolidating Statements of Cash Flow (Predecessor)

For the Year Ended December 31, 2008

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$154,981	$(12,028)	$46,975	$6,314	$196,242

Cash flows used in investing activities:
Purchase of fixed assets	(21,676)	(13,540)	(7,149)	(3,144)	(45,509)
Business and asset acquisitions, net of acquired cash	-	-	(43,666)	-	(43,666)
Purchases and proceeds of marketable securities, net	-	(1,787)	-	-	(1,787)

Net cash used in investing activities	(21,676)	(15,327)	(50,815)	(3,144)	(90,962)

Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(52,494)	-	-	-	(52,494)
Common stock cash dividends paid	(103,596)	-	-	-	(103,596)
Other equity plan related	19,030	-	-	-	19,030

Net cash (used in) provided by financing activities	(137,060)	-	-	-	(137,060)

Effect of change in exchange rates on cash and cash equivalents	2,914	(177)	(19,095)	(3,170)	(19,528)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(841)	(27,532)	(22,935)	-	(51,308)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,139	83,144	121,187	-	205,470

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$298	$55,612	$98,252	$-	$154,162

Interactive Data Corporation and Subsidiaries

Quarterly Financial Information (Unaudited)

(In thousands, except per share data)

The following table presents selected unaudited financial information for the eight quarters in the period ended December 31, 2010. The results for any quarter are not necessarily indicative of future quarterly results and, accordingly, period-to-period comparisons should not be relied upon as an indication of future performance.

	Predecessor			Successor
	Quarter ended, March 31, 2010	Quarter ended, June 30, 2010	Period from July 1, 2010 through July 29, 2010	Period from July 30, 2010 through September 30, 2010	Quarter ended, December 31, 2010	Year Ended December 31, 2010 (1)
Revenue	$196,888	$193,970	$63,686	$134,261	$207,840	$796,645
Total costs and expenses (3)	152,430	158,434	104,201	179,660	209,012	803,737
Income (loss) from operations	44,458	35,536	(40,515)	(45,399)	(1,172)	(7,092)
Interest income (expense), net	267	337	156	(31,269)	(47,095)	(77,604)
Other income (expense), net	36	171	42	703	(382)	570
Income tax expense (benefit)	15,236	10,887	(8,109)	(27,703)	(2,648)	(12,337)
Net income (loss)	29,525	25,157	(32,208)	(48,262)	(46,001)	(71,789)
Net income (loss) attributable to Interactive Data Corporation	$29,525	$25,157	$(32,208)	$(48,262)	$(46,001)	$(71,789)
Net income per share – basic	$0.31	$0.26	N/A	N/A	N/A	$0.57
Net income per share – diluted	$0.30	$0.26	N/A	N/A	N/A	$0.56
Cash dividend declared per common share	$0.20	$—	N/A	N/A	N/A	$0.20

	Quarters Ended Predecessor
	March 31, 2010	June 30, 2010 (2)	September 30, 2010	December 31, 2010	Year Ended December 31, 2009 (1)
Revenue	$186,034	$184,992	$192,092	$194,100	$757,218
Total costs and expenses	137,702	134,408	133,661	143,698	549,469
Income from operations	48,332	50,584	58,431	50,402	207,749
Interest income (expense), net	644	395	323	318	1,680
Other income (expense), net	2	119	12	6	139
Income tax expense	16,930	17,919	15,636	17,677	68,162
Net income	32,048	$33,179	$43,130	$33,049	$141,406
Net income attributable to Interactive Data Corporation	$31,941	$33,114	$43,130	$33,049	$141,234

Net income per share—basic	$0.34	$0.35	$0.46	$0.35	$1.50
Net income per share—diluted	$0.33	$0.34	$0.45	$0.34	$1.47
Cash dividend declared per common share	$—	$0.20	$0.20	$0.20	$0.60

(1)	Year to date totals reflect data as reported and is not necessarily a summation of the quarterly data on this schedule.
(2)	The Company recorded a $10,889,000 out-of-period accounting adjustment in the second quarter of 2009 related to the write-down of certain assets and the accrual of certain liabilities associated with the Company’s European real-time market data services operation, which is included in the Company’s Institutional Services Segment. The Company’s European real-time market data services operation represented approximately five percent of the Company’s total revenue in 2008. The out-of-period accounting adjustment decreased second quarter revenue by $2,294,000, increased second quarter cost of services expense by $7,487,000, most of which related to data acquisition expenses, and increased second quarter selling, general and administrative expenses by $1,108,000 which was mainly associated with sales commissions, commissions paid to third parties, and premises costs. The revenue and expenses associated with this out-of-period adjustment were not properly recorded in prior periods, primarily in 2008 and the first quarter of 2009. This matter is not expected to have a significant impact on the Company’s ongoing operations. All expenses related to this out-of-period accounting adjustment have been paid, and the Company’s relationships with its customers and business partners have been unaffected. The Company recorded the out-of-period accounting adjustment after various management reviews were conducted following the departure of an accountant within the European real-time market data services operation. Based on management’s review, the Company concluded that this former employee incorrectly recorded certain journal entries and that these errors were limited to the European real-time market data services operation. The Company has taken action to enhance the control structure including the clarification and centralization of the financial reporting lines within its various business units, and the recruitment of additional senior-level financial management and staff to its finance team.
(3)	Includes merger costs of $67,258,000 and $52,734,000 in the period from July 30, 2010 through December 31, 2010 and the period from January 1, 2010 through July 29, 2010, respectively.

Based upon an evaluation of all relevant quantitative and qualitative factors, and after considering the provisions of Accounting Principles Board (“APB”) Opinion No. 28 “Interim Financial Reporting,” (“APB 28”), paragraph 29, as codified in FASB ASC Topic 250, “Accounting Changes and Error Corrections” (“ASC 250”) and FASB ASC Subtopic 270-10, “Interim Reporting” (“ASC 270-10”), FASB SFAS No. 154 “Accounting Changes and Error Corrections” (“SFAS 154”), as codified in ASC 250, and SEC Staff Accounting Bulletin (“SAB”) No. 99 “Materiality” (“SAB 99”) and No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), the Company does not believe that the effects of the out-of-period accounting adjustment are material to its full-year 2009 financial results. The Company also does not believe that the out-of-period accounting adjustment, individually or in the aggregate, is material to any previously issued annual or quarterly financial statements. Because the out-of-period accounting adjustment, both on an individual account and in the aggregate, was not material to any of the prior year’s financial statements and is not material to the full-year 2009 financial results, the out-of-period accounting adjustment was recorded in the Company’s financial statements for the second quarter of 2009. As a result of all of these factors, the Company has not restated its previously issued annual financial statements or interim financial data.

The table below shows the total impact of the out-of-period accounting adjustment in the second quarter of 2009 by revenue and total expenses, and as it relates to prior reporting periods, recorded in the second quarter of 2009 at the actual monthly average foreign exchange rates in effect at the time of the errors:

	Three Months Ended March 31, 2009	Year Ended
(in thousands)		December 31, 2008	December 31, 2007	December 31, 2006	Total
Decrease in revenue	$191	$1,694	$200	$209	$2,294
Increase in total costs and expenses	1,308	6,554	611	122	8,595

Total- pretax impact on current period income	$1,499	$8,248	$811	$331	$10,889

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
REVENUE	$211,456	$196,888
COSTS AND EXPENSES:
Cost of services	71,440	67,683
Selling, general and administrative	64,615	66,547
Depreciation	9,998	9,557
Amortization	47,898	8,643

Total costs and expenses	193,951	152,430

INCOME FROM OPERATIONS	17,505	44,458
Interest (expense) income, net	(41,897)	267
Other (expense) income, net	(351)	36
Loss on extinguishment of debt	(25,450)	—

(LOSS) INCOME BEFORE INCOME TAXES	(50,193)	44,761
Income tax (benefit) expense	(23,007)	15,236

NET (LOSS) INCOME	$(27,186)	$29,525

The accompanying notes are an integral part of these condensed consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	Successor	Successor
	Unaudited March 31, 2011	Audited December 31, 2010
ASSETS
Assets:
Cash and cash equivalents	$136,427	$123,704
Accounts receivable, net of allowance for doubtful accounts and sales credits of $5,971 and $6,618 at March 31, 2011 and December 31, 2010, respectively	126,425	107,067
Due from parent	—	7,500
Prepaid expenses and other current assets	27,897	21,079
Income tax receivable	23,558	40,764
Deferred income taxes	12,531	7,574

Total current assets	326,838	307,688

Property and equipment, net	108,899	110,386
Goodwill	1,646,631	1,638,268
Intangible assets, net	1,959,374	1,994,461
Deferred financing costs, net	61,235	71,827
Other assets	10,562	11,247

Total Assets	$4,113,539	$4,133,877

LIABILITIES AND EQUITY
Liabilities:
Accounts payable, trade	$22,634	$22,232
Accrued liabilities	81,716	92,020
Borrowings, current	13,450	10,088
Interest payable	12,309	30,647
Income taxes payable	4,003	5,521
Deferred revenue	35,221	24,296

Total current liabilities	169,333	184,804

Income taxes payable	10,581	11,314
Deferred tax liabilities	660,332	677,793
Other liabilities	50,051	48,130
Borrowings, net of current portion and original issue discount	1,976,922	1,959,365

Total Liabilities	$2,867,219	$2,881,406

Commitments and contingencies (Note 8)
Equity:
Stockholders’ equity:
Common stock, $0.01 par value, 1,000 shares authorized, 10 issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Additional paid-in-capital	1,327,883	1,327,115
Accumulated loss	(121,449)	(94,263)
Accumulated other comprehensive income	39,886	19,619

Total stockholders’ equity	1,246,320	1,252,471

Total Liabilities and Equity	$4,113,539	$4,133,877

The accompanying notes are an integral part of these condensed consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	Successor 2011	Predecessor 2010
Cash flows from operating activities:
Net (loss) income	$(27,186)	$29,525
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	57,896	18,200
Amortization of discounts and premiums on marketable securities, net	—	380
Amortization of deferred financing costs and accretion of notes discounts	4,666	—
Deferred income taxes	(25,212)	(323)
Excess tax benefits from stock-based compensation	—	(849)
Stock-based compensation	768	3,397
Provision for doubtful accounts and sales credits	(747)	(1,335)
Loss on dispositions of fixed assets	12	114
Loss on extinguishment of debt	25,450	—
Changes in operating assets and liabilities, net	(26,841)	3,125

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,806	52,234
Cash flows from investing activities:
Purchase of fixed assets	(7,792)	(11,572)
Business acquisitions, net of acquired cash	19	(30,003)
Purchase of marketable securities	—	(49,041)
Proceeds from maturities and sales of marketable securities	—	45,999

NET CASH USED IN INVESTING ACTIVITIES	(7,773)	(44,617)
Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	—	14,468
Common stock cash dividends paid	—	(18,964)
Excess tax benefits from stock-based compensation	—	849
Proceeds from issuance of long-term debt, net of issuance costs	1,358	—
Proceeds from issuance of restricted parent company common stock	8,850	—

NET CASH PROVDED BY (USED IN) FINANCING ACTIVITIES	10,208	(3,647)
Effect of change in exchange rates on cash and cash equivalents	1,482	(6,782)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,723	(2,812)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	123,704	209,946

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$136,427	$207,134

The accompanying notes are an integral part of these condensed consolidated financial statements

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands)

	Common Stock				Accumulated
	Number of Shares	Par Value	Additional Paid-In- Capital	Accumulated Loss	Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Loss
Balance, December 31, 2010	10	—	$1,327,115	$(94,263)	$19,619	$1,252,471	—
Stock-based compensation (Note 4)	—	—	768	—	—	768	—
Other comprehensive income (Note 14)	—	—	—		20,267	20,267	20,267
Net loss	—	—	—	(27,186)	—	(27,186)	(27,186)

Balance, March 31, 2011	10	—	$1,327,883	$(121,449)	$39,886	$1,246,320	$(6,919)

The accompanying notes are an integral part of these condensed consolidated financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of the Business

Interactive Data Corporation and Subsidiaries (the “Company”) is a leading provider of financial market data, analytics and related solutions that are used extensively by thousands of financial institutions and active traders, as well as hundreds of software and service providers. The Company is one of the world’s largest providers of financial data, serving the mutual fund, bank, asset management, hedge fund, security and financial instrument processing and securities administration sectors. The Company distributes its data and related offerings directly to customers and indirectly through value-added resellers (“VARs”), including software providers, processors and custodians.

2. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all of the information and footnotes required by United States generally accepted accounting principles, and while the Company believes that the disclosures presented are adequate to make the information presented not misleading, these financial statements should be read in conjunction with the audited financial statements and related notes included in the Company’s 2010 Annual Report on Form 10-K. In the opinion of management, the accompanying unaudited condensed consolidated financial statements and notes contain all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows at the dates and for the periods indicated. The operating results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the full year ending December 31, 2011.

3. Merger

On May 3, 2010, the Company entered into an agreement to be acquired by investment funds managed by Silver Lake Group, L.L.C. and Warburg Pincus LLC (collectively, the “Sponsors”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Igloo Merger Corporation (“Merger Sub”) and Hg Investors LLC, on July 29, 2010, the Company completed its merger (the “Merger”) with Merger Sub. The Company was the surviving corporation in the Merger. Hg Investors LLC was subsequently merged into Igloo Intermediate Corporation (“Intermediate”). As a result of the Merger, and the subsequent merger of Hg Investors LLC into Intermediate, the Company is now wholly-owned by Intermediate, which in turn, is wholly owned by Igloo Holdings Corporation (“Holdings”).

As of March 31, 2011, approximately 98% of the capital stock of Holdings is beneficially owned by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors. As of March 31, 2011, approximately 2% of the capital stock of Holdings is beneficially owned by executives of the Company who acquired the shares subsequent to the closing of the Merger.

In connection with the Merger, the Company’s former stockholders received $33.86 cash for each share of common stock they owned. Furthermore, the holders of options to purchase common stock of the Company received a cash payment equal to the excess of $33.86 per share over the original exercise price of the option award. The aggregate purchase price paid for all of the equity securities of the Company was approximately $3.4 billion. The purchase price was funded by: (1) equity financing provided or secured by investment funds affiliated with, and a co-investment vehicle controlled by, the Sponsors; (2) financing provided by new senior secured credit facilities (the “Senior Secured Facilities”) (3) proceeds from the new issuance of senior unsecured debt securities (the “Senior Notes due 2018”) (which are discussed in Note 16, “Debt” below); and (4) from cash on hand of the Company.

The accompanying condensed consolidated statements of operations, cash flows and stockholders’ equity are presented for two periods: Predecessor and Successor, which relate to the period preceding the Merger (January 1, 2010 through March 31, 2010) and the period succeeding the Merger (January 1, 2011 through March 31, 2011), respectively. The Company refers to the operations of Interactive Data Corporation and Subsidiaries, the surviving corporation and the filer of this Form 10-Q, for both the Predecessor and Successor periods. The Company applied the acquisition method on the opening balance sheet and results of operations on July 30, 2010 as the Merger was considered completed at the close of business on July 29, 2010. The Merger resulted in a new basis of accounting beginning on July 30, 2010 for the Successor.

During the three months ended March 31, 2011, the Company did not record any revisions to any of the assumptions, estimates or amounts used to complete its purchase price accounting that would impact the disclosures included in Note 3 of the Company’s 2010 Annual Report of Form 10K.

4. Stock-Based Compensation

Stock-based Compensation Expense and Valuation Assumptions

For the three months ended March 31, 2011 and 2010, we recognized stock-based compensation expense under ASC 718 as follows (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Cost of services	$345	$1,000
Selling, general and administrative	423	2,397

Stock-based compensation expense before income taxes	768	3,397
Income tax benefit	293	1,153

Stock-based compensation expense after income taxes	$475	$2,244

During the quarter ended March 31, 2010, $849,000 of excess tax benefits were classified as a financing cash inflow (and corresponding operating cash outflow). There were no excess tax benefits realized for the quarter ended March 31, 2011 as no stock related activity that would result in an excess benefit/deficit occurred.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Assumptions and Fair Values

The estimated fair value of the options granted in the Predecessor financials was calculated using a Black-Scholes Merton option-pricing model (“Black-Scholes model”). The Black-Scholes model incorporated assumptions to value stock-based awards. The risk-free interest rate was based on the implied yield currently available on zero-coupon U.S. Treasury issues, in effect at the time of the grant, whose remaining maturity period equals the stock award’s expected term assumption. Expected volatility of the common stock was based on the historical volatility of the common stock price over the expected term of the option. The expected term was based on an analysis of historical exercise behavior and post-vest termination data. The expected dividend yield reflected the historical dividend yield, excluding special dividends, and was calculated by annualizing the quarterly cash dividends declared by the Company’s Board of Directors divided by the closing price of the common stock on the declaration date of each dividend. We estimate forfeiture rates based on our historical forfeitures of stock options.

The estimated fair value of the options granted in the Successor financials with service based conditions are calculated using a Black-Scholes model. The estimated fair value of the options granted in the Successor financials with performance and market based vesting conditions were estimated on the date of grant using the Monte Carlo Simulation Approach. Key assumptions used in estimating the grant date fair value of options are as follows: the fair value of the common shares of Holdings, interest yield, expected volatility, risk-free interest rate, expected term and forfeiture rate.

Options with performance and market based vesting conditions generally become exercisable based on the completion of a liquidity event that results in specified returns on the Sponsors’ investment. For awards with market based and performance based vesting conditions, the Company must also evaluate a range of possible future stock values to construct a distribution of where future stock prices might be. The simulations and resulting distributions will give a statistically acceptable range of future stock prices for awards with market based conditions.

For awards with performance or market based vesting conditions such as a change in control or a public offering, the Company has to consider probability of said condition being achieved and in the case of a market condition, consideration of a derived service period when determining expected term. For awards with service based vesting conditions, the expected term is based on when employees are expected to exercise awards based on the period of vesting and the timing of a potential change in control or public offering.

The Company reviews the historical and implied volatility of publicly traded companies within its industry and utilizes the implied volatility to calculate the fair value of the options. The risk-free interest rate is based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate is based on historical forfeiture data as well as future expectations. The dividend yield and estimated time to complete a liquidity event are based on the Company’s judgment with input from the Parent’s Board of Directors.

At March 31, 2011, the Company has valued common shares based on the Board of Directors estimate of the fair value of the shares to determine fair value of the Company’s Holdings shares in connection with the issuance of share-based payment awards. This estimate is consistent with the fair value determinations for the Successor period ended December 31, 2010 which were corroborated by a valuation analysis performed concurrently with the annual goodwill impairment test performed in the fourth quarter of 2010 and the valuation of the Company is considered to be unchanged in the current period. The assumptions required by this valuation analysis involved the use of significant judgments and estimates. The valuation utilized a discounted cash flow method. The Company estimated the total value of the cash flow beyond the final fiscal year (the “Terminal Year”) by applying a multiple to Terminal Year net earnings before interest, taxes, depreciation and amortization (“EBITDA”). The cash flows from the projection period and the Terminal Year were discounted at an estimated weighted-average cost of capital. The estimated weighted-average cost of capital was derived, in part, from the median capital structure of comparable companies within similar industries. The valuation results from the annual impairment test performed in the fourth quarter of 2010 supported the Board of Directors estimates of the fair value of the shares for options granted and shares purchased during 2010. Such fair values are considered unchanged during the quarter ended March 31, 2011.

Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense net of estimated forfeitures and, therefore, only recognizes compensation cost for those awards expected to vest over the service period of the awards. Our estimated annual forfeiture rate for equity awards granted for the quarter ended March 31, 2011 is 7%. There were no awards granted for the quarter ended March 31, 2010.

During the quarter ended March 31, 2011, no expense has been recognized on the accompanying consolidated statement of operations for options with market based and performance based vesting features. These options become exercisable on a change in control or public offering, at which point compensation expense associated with these awards will be recognized.

Furthermore, certain executive options are subject to call rights held by the Company which allow the Company to call any shares exercised under these option awards at the lower of exercise price or fair value if the executive voluntarily terminates his employment. These call rights lapse on a change in control or public offering, at which point compensation expense associated with these awards will be recognized.

The fair value of stock options granted for the quarter ended March 31, 2011 under the Igloo Holdings Corporation 2010 Stock Incentive Plan (the “Plan”) was estimated as of the date of grant with the following assumptions:

Successor
Three Months Ended March 31, 2011
Risk free interest rate	2.6%
Expected term (in years)	6.2
Weighted average expected volatility	79.0%
Expected dividend yield	0.0%
Fair value of underlying Parent’s shares	$1.00

The weighted average grant-date fair value of options granted under the Plan for the quarter ended March 31, 2011 was $0.56.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Total unrecognized compensation expense, net of forfeitures, as it relates to the Successor’s non-vested employee stock option plan at March 31, 2011 is $63,959,000, of which $15,055,000 relates to awards which become exercisable based on service based vesting conditions and will be recognized over an implicit and/or explicit weighted average service period of 4.6 years. Additionally there is unrecognized compensation on the Company’s non-vested employee stock option plan of $48,904,000 and our restricted stock of $23,424,000, which vest when performance conditions (a change in control or public offering) are met.

Stock-based Award Activity

A summary of the status and activity for stock option awards under the Plan for the quarter ended March 31, 2011, is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(in thousands, except per share data)
Outstanding at December 31, 2010	77,429	$1.00	9.7
Granted	47,259	1.00	9.8
Exercised	—	—
Forfeited	(1,925)	1.00	9.8
Expired	—	—

Outstanding at March 31, 2011	122,763	$1.00	9.6	$—

Vested and unvested expected to vest at March 31, 2011	115,534	$1.00	9.6	$—
Exercisable at March 31, 2011	—	$—	—	$—

A summary of the status and activity for restricted stock units under the Plan for the quarter ended March 31, 2011, is presented below:

	Number of Units	Weighted Average Grant Date Fair Value (Per Share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(in thousands, except per share data)
Unvested at December 31, 2010	34,500	$0.65	N/A
Granted	1,350	0.74
Vested	—	—
Forfeited	—	—
Cancelled	—	—

Unvested at March 31, 2011	35,850	$0.65		—

Restricted Stock Liability

Subsequent to the merger, certain executives purchased an aggregate of 35,850,000 shares of Holdings Common Stock for one dollar ($1.00) per share. These individuals are employees of the Company and the Company is a consolidated subsidiary of Holdings. The shares are subject to certain transfer restrictions and repurchase rights, which allow the Company in certain circumstances where the holder’s employment is terminated to call in the shares from the employees at the lower of cost or fair market value. As a result of these call features, the Company has determined the proceeds the parent company received in the sale of these shares should be recorded as a restricted stock liability. Accordingly, the proceeds from the sales of these shares of $35,850,000 have been recorded in other liabilities on the Company’s consolidated balance sheet as of March 31, 2011 and December 31, 2010. Furthermore, due to these call features, these share purchases are treated as early exercises of stock options for accounting purposes and are assigned a grant date fair value. The call rights lapse on a change in control or public offering, at which point compensation expense associated with these awards will be recognized.

5. Cash, Cash Equivalents and Marketable Securities

Cash and cash equivalents consist primarily of cash deposits held at major banks. The Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

6. Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) establishes a fair value hierarchy that prioritizes the inputs used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The three levels of the fair value hierarchy established by ASC 820 in order of priority are as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

The following tables provide a summary of the fair values of the Company’s assets and liabilities required under ASC 820 as of March 31, 2011 and December 31, 2010:

	March 31, 2011
	Fair Value Measurements Using			Assets at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets:
Other (1)	$4,904	$—	$—	$4,904
Interest Rate Cap—Derivative (2)	—	5,429	—	5,429

Total Assets	$4,904	$5,429	$—	$10,333

	March 31, 2011
	Fair Value Measurements Using			Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Liabilities:
Other (1)	$4,904	$—	$—	$4,904
Contingent Consideration (3)	—	—	6,900	6,900

Total Liabilities	$4,904	$—	$6,900	$11,804

	December 31, 2010
	Fair Value Measurements Using			Assets at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets:
Other (1)	$6,261	$—	$—	$6,261
Interest Rate Cap—Derivative (2)	—	5,761	—	5,761

Total Assets	$6,261	$5,761	$—	$12,022

	December 31, 2010
	Fair Value Measurements Using			Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Liabilities:
Other (1)	$6,261	$—	$—	$6,261
Contingent Consideration (3)	—	—	6,500	6,500

Total Liabilities	$6,261	$—	$6,500	$12,761

(1)	Consists of mutual fund assets held in a rabbi trust included in other current assets, and a corresponding non-qualified deferred compensation plan liability included in accrued liabilities. The fair value of the mutual fund assets and related liability are based on each fund’s quoted market price at the reporting date.
(2)	The estimated fair values of the Company’s derivative instruments are based on market prices obtained from an independent third party valuation specialist. Such quotes represent the estimated amounts the Company would receive or pay to terminate the contracts. Derivative instruments are included in the Other assets, Accrued liabilities and Other liabilities of the Company’s Consolidated Balance Sheet at March 31, 2011 and December 31, 2010. Refer to Note 17, “Derivatives,” below for further discussion and information.
(3)	Represents the estimated fair value of the additional contingent consideration (“Earn-Out”) liability related to the Company’s January 2010 acquisition of the assets of 7ticks, LLC, which is recorded in Accrued liabilities and Other liabilities on the Consolidated Balance Sheet at March 31, 2011 and December 31, 2010. The Company determines the ongoing estimated fair value for the Earn-Out by applying a present value calculation of probable revenue streams. Certain assumptions are used in determining fair value, including revenue growth rates and discount rates. Changes in these assumptions would impact the fair value of the 7ticks Earn-Out.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the quarter ended March 31, 2011 (in thousands):

Earn-Out
Balance, December 31, 2010	$6,500
Total losses (realized or unrealized)	400
Transfers in/out of Level 3	—

Balance, March 31, 2011	$6,900

The Company currently invests excess cash balances primarily in cash deposits held at major financial institution. The carrying amounts of cash deposits, trade receivables, trade payables and accrued liabilities, as reported on the Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010, approximate their fair value because of the short maturity of those instruments.

The carrying value of borrowings outstanding on the Company’s Senior Secured Credit Facilties bear interest at a variable rate and are considered to approximate fair value. The fair value of the Company’s Senior Notes due 2018 is $779,300,000 and $762,566,000 at March 31, 2011 and December 31, 2010 respectively, based on market based information available from public sources.

7. Segment Information

The Company operates in two reportable operating segments by providing financial market data, analytics and related services to financial institutions and active traders, individual investors and investment community professionals worldwide.

Institutional Services

The Company’s Institutional Services segment primarily targets financial institutions such as banks, brokerage firms, mutual fund companies, exchange traded fund (ETF) sponsors, hedge funds, insurance companies and money management firms. In addition, the Institutional Services segment markets its offerings to financial information providers, information media companies, and VARs such as software providers, processors, custodians and other outsourcing organizations. The Institutional Services segment is composed of three businesses:

•

Interactive Data Pricing and Reference Data. The Pricing and Reference Data business provides an extensive range of financial market data services to securities and brokerage firms, mutual funds, pension funds, ETF sponsors, investment advisors, hedge funds and VARs. This business offers daily opinions of value, which we refer to as evaluated pricing, on fixed income securities, international equities and other hard-to-value financial instruments. Complementing our evaluated pricing services is a wide range of listed markets pricing and descriptive information covering over seven million global financial instruments for use across the securities and financial instrument processing lifecycle.

•

Interactive Data Real-Time Services. The Real-Time Services business provides a range of offerings comprising two complementary product areas: real-time feeds and ultra low latency trading solutions; and customized, hosted web-based solutions for wealth management and other applications. The real-time feeds offerings from this business include consolidated high-speed and delayed data feeds covering financial instruments from exchanges, trading venues and data sources worldwide. This product area also includes ultra low latency trading solutions through which we provide direct exchange access, proximity hosting and support services that facilitate ultra low latency electronic trading. The wealth management product area designs, builds and hosts customized, web-based financial information systems that support wealth management and other software-as-a-service (“SaaS”) applications that are used primarily by financial institutions and infomedia companies.

•

Interactive Data Fixed Income Analytics. The Fixed Income Analytics business provides fixed income data and sophisticated fixed income portfolio analytics to help manage risks and analyze the sources of risk and return. This business markets BondEdge® and other related offerings which are used by financial institutions to simulate various fixed income market environments to help forecast performance results, validate investment strategies against a variety of benchmark indices, conduct stress testing, generate dynamic risk measures and asset cash flows, and respond to customer and regulatory reporting requirements.

Active Trader Services

The Active Trader Services segment targets active traders, individual investors and investment community professionals. We consider active traders to be investors who typically make their own investment decisions, trade frequently and may earn a substantial portion of their income from trading. The Active Trader Services segment is composed of one business:

•

Interactive Data Desktop Solutions. The Interactive Data Desktop Solutions business, formerly known as eSignal, provides real-time financial market information and access to decision-support tools to active traders, individual investors, financial advisors, other investment community professionals, and corporate users. These offerings, which are marketed under the Interactive Data, eSignal®, Market-QSM and FutureSource® brands, help customers analyze and make investment decisions about financial instruments traded on major markets worldwide, including equities, futures and commodities.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluates its segments on the basis of revenue and income (loss) from operations. For comparative purposes, we have provided the information for the three months ended March 31, 2011 and 2010.

Reportable segment financial information is as follows (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Revenue (a):
Institutional Services	$191,409	$176,640
Active Trader Services	20,047	20,248

Total	$211,456	$196,888

Income (loss) from operations (b):
Institutional Services	$80,319	$73,153
Active Trader Services	7,271	6,061
Corporate and unallocated (c)	(70,085)	(34,756)

Total	$17,505	$44,458

Reportable segment financial information for identifiable assets by reportable segment is as follows (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Identifiable assets by reportable segment:
Institutional Services	$3,877,819	$1,072,792
Active Trader Services	112,975	188,804
Corporate and unallocated (d)	122,745	52,647

Total	$4,113,539	$1,314,243

The following table reconciles income (loss) from operations to income before income taxes as of March 31 (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Income from operations (b):	$17,505	$44,458
Interest (expense) income, net	(41,897)	267
Other (expense) income, net	(351)	36
Loss on extinguishment of debt	(25,450)	—

(Loss) income before income taxes	$(50,193)	$44,761

(a)	Revenue is net of any inter-segment revenue and, therefore, represents only revenue from external customers.
(b)	Income (loss) from operations or the Segment profit (loss) measure reviewed by the chief operating decision maker equals income from continuing operations before interest income, income taxes and noncontrolling interests.
(c)	Corporate and unallocated loss from operations includes costs and expenses related to corporate, general and administrative activities in the U.S. and the U.K., stock-based compensation, costs associated with our Boxborough data center and all intangible asset amortization for the Company.
(d)	All Goodwill and Intangible assets have been allocated to the two reportable segments.

8. Commitments and Contingencies

The Company is involved in litigation and is the subject of claims made from time to time in the ordinary course of business with a portion of the defense and/or settlement costs in some such cases being covered by various commercial liability insurance policies. In addition, the Company’s third-party data suppliers audit the Company from time to time in the ordinary course of business to determine if data the Company licenses for redistribution has been properly accounted for. In view of the Company’s financial condition and the accruals established for related matters, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

In connection with the provision of services in the ordinary course of business, the Company often makes representations affirming, among other things, that its services do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. The Company has not been required to make material payments under such provisions.

9. Income Taxes

For the three months ended March 31, 2011, the Company’s quarterly effective tax rate after discrete items was a 45.8% benefit as compared to 34.0% expense for the three months ended March 31, 2010. The Company’s estimated annual effective tax rate for the three months ended March 31, 2011 was a 46.4% benefit, excluding the net discrete tax expense of $273,000 recorded in the first quarter of 2011. The net discrete expense in the first quarter was attributable to an expense resulting from tax provision to tax return adjustments with respect to the filing of prior year returns in foreign jurisdictions, and an interest expense charge on tax reserves for unrecognized tax benefits.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The decrease in the first quarter estimated annual effective tax rate in relation to the prior year first quarter effective tax rate is primarily related to expenses attributable to the July 29, 2010 merger incurred in the quarter ended March 31, 2010 which resulted in a pretax loss in the United States, an increase in income generated in lower tax jurisdictions, and a tax benefit for the US research credit, which was extended for two years by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 enacted on December 17, 2010.

In January 2011, the Company received a $10,000,000 refund of its 2010 estimated tax payment. The current tax receivable of $23,558, 000 will be realized by filing carryback returns or applied to future income tax liabilities for various jurisdictions for all eligible years.

The Company recognizes future tax benefits or expenses attributable to its taxable temporary differences and net operating loss carry forwards. Recognition of deferred tax assets is subject to our determination that realization is more likely than not. Based on taxable income projections, the Company believes that the recorded deferred tax assets will be realized.

There were no material changes to the Company’s unrecognized tax benefits in the first quarter. As of March 31, 2011, the Company had approximately $11,436,000 of unrecognized tax benefits which would affect our effective tax rate if recognized. The Company believes that it is reasonably possible that approximately $2,156,000 of our currently remaining unrecognized tax positions may be recognized within the next twelve months as a result of the lapse of the statute of limitations in various tax jurisdictions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of March 31, 2011, the Company has approximately $561,000 of accrued interest related to unrecognized tax benefits.

The Company files federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. In the normal course of business, the Company is subject to examination by taxing authorities in various jurisdictions. Generally, the 2007 through 2010 tax years remain subject to examination for federal, 2006 through 2010 for significant states, and 2004 through 2010 for foreign tax authorities.

10. Goodwill and Intangible Assets

Intangible assets consist of the following (in thousands, except weighted average amortization period):

		Successor			Successor
	Weighted Average Amortization Period	March 31, 2011			December 31, 2010
		Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Amortizing Intangibles:
Completed technology	2.5 years	$194,208	$(49,694)	$144,514	$192,366	$(25,205)	$167,161
Customer lists	23.8 years	1,572,363	(49,091)	1,523,272	1,562,409	(30,429)	1,531,980
Definite-lived trademarks	7.1 years	1,500	(311)	1,189	1,500	(229)	1,271
Data/ databases	5.0 years	110,195	(14,693)	95,502	109,603	(9,134)	100,469
Exchange relationships	25.0 years	17,283	(461)	16,822	16,953	(283)	16,670

		1,895,549	(114,250)	1,781,299	1,882,831	(65,280)	1,817,551
Non-amortizing intangibles:
Indefinite-lived trademarks	Indefinite	178,075	—	178,075	176,910	—	176,910

Total		$2,073,624	$(114,250)	$1,959,374	$2,059,741	$(65,280)	$1,994,461

The estimated amortization expense of definite-lived intangible assets is as follows (in thousands):

For remainder of year ending 12/31/11	$145,121
For year ending 12/31/12	148,062
For year ending 12/31/13	100,362
For year ending 12/31/14	96,473
For year ending 12/31/15	83,592
For year ending 12/31/16	67,176
For years thereafter	1,140,513

Total	$1,781,299

The changes in the carrying amount of goodwill for the three months ended March 31, 2011 by reportable segment are as follows (in thousands):

	Institutional Services	Active Trader Services	Total
Balance as of December 31, 2010	$1,596,166	$42,102	$1,638,268
Impact of change in foreign exchange rates (a)	8,153	210	8,363

Balance as of March 31, 2011	$1,604,319	$42,312	$1,646,631

(a)	Foreign currency translation adjustments totaling an increase of $8,363,000 primarily reflecting the weakening of the US Dollar against the UK pound and the Euro during the quarter ended March 31, 2011.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Retirement Plans

Pension Plan

Pearson Inc., a Pearson U.S. subsidiary, sponsored a defined benefit plan (the “Pension Plan”) for Pearson’s US employees that also included certain of the Company’s U.S. employees. The Company followed FASB ASC Topic 715, “Compensation – Retirement Benefits” (“ASC 715”), to account for the Pension Plan.

Contemporaneously with the execution and delivery of the Merger Agreement, Pearson, the Company and Merger Sub entered into an employee benefits separation agreement (the “Employee Benefits Separation Agreement”) which, among other things, provided that as of the effective time of the Merger, the Company would cease to be a participating employer in the Pension Plan, and Pearson would cause employees of the Company to cease accruing benefits and to become fully vested under the Pension Plan. The Employee Benefits Separation Agreement also provided that no assets or liabilities would be transferred from the Pension Plan, and all liabilities and obligations under the Pension Plan would be retained by Pearson. In exchange for Pearson retaining such liabilities, the Company agreed to contribute $3,200,000 to the Pearson U.S. pension plan at the time of the Merger to satisfy the U.S. Pension Obligation.

The components of net periodic benefit cost in the statements of operations for the Predecessor were as follows (in thousands):

Predecessor
Three Months ended March 31, 2010
Service cost	$—
Interest cost	136
Expected return on plan assets	(124)
Amortization of unrecognized prior service costs	1
Amortization of unrecognized loss	102

Net periodic benefit cost	$115

The Pension Plan was not replaced by the Successor and therefore the Company incurred no further expense or funding requirements after the Merger and expects no further expense or funding subsequent to the Merger related to the Pension Plan.

Non-US Pension Plan

In addition to the Pension Plan, Pearson and its subsidiaries maintained certain multi-employer pension plans for which certain non-US employees of the Company were eligible to participate. The Company accounted for its participation in this multi-employer plan or the Pearson Group Pension Plan (the “PGPP”) by recording a pension expense in the Predecessor’s current year results. During the quarter ended March 31, 2010, the Company recorded pension expense of approximately $1,835,000 related to this multi-employer plan.

On May 7, 2010, following the execution and delivery of the Merger Agreement, Pearson, Pearson DBC Holdings, Inc, Pearson Services Limited, Pearson Management Services Limited (“PMSL”), the Pearson Group Pension Trustee Limited (the “PGPP Trustee”), the Company, Interactive Data (Europe) Limited (“IDCO U.K.”), and Parent entered into a pensions transitional agreement (the “Pensions Transitional Agreement”) which, among other things, required the cessation of participation by IDCO U.K. in the PGPP in the U.K. on and from the effective time of the Merger. The Company’s UK employees are eligible for a new Interactive Data Pension Plan (the “UK Plan”) effective October 1, 2010. The UK Plan replaces the PGPP which ended for eligible Interactive Data employees July 29, 2010. The UK Plan has the potential for retroactive Company contributions from August 1, 2010 through September 30, 2010 for eligible participants who elect to participate. The UK Plan is a defined contribution plan that matches employee contributions depending on hire date and age band up to a maximum amount. The Company recorded expense in the statements of operations of the Successor of approximately $808,000 for the three months ended March 31, 2011 related to the UK Plan.

12. Stockholders’ Equity

Predecessor

In addition to common stock, the Company was authorized to issue up to 5,000,000 preferred shares, $0.01 par value per share, with terms determined by the Board of Directors, without any further action by the stockholders. At March 31, 2010, no preferred shares had been issued.

In connection with the Merger, the Company’s former stockholders received $33.86 in cash for each share of common stock they owned. The aggregate purchase price paid for all of the equity securities of the Company was approximately $3.4 billion. Refer to Note 3 “Merger” above for further discussion.

During the period January 1, 2010 through March 31, 2010, the Company had not repurchased any shares of outstanding common stock under its stock buyback program.

In February 2007, the Company authorized the initiation of a regular quarterly cash dividend.

The following table summarizes the dividend activity during the period January 1, 2010 through March 31, 2010:

Declaration Date	Dividend Per Share	Type		Record Date	Payment Date	Total Amount (in thousands)
February 19, 2010	$0.20	Regular	(cash)	March 3, 2010	March 31, 2010	$18,944

All of the above cash dividends were paid from existing cash resources.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Successor

In connection with the Merger, the Company received a net equity contribution from the parent company of $1,326,969,000. Refer to Note 3 “Merger” and Note 4 “Stock-Based Compensation” above for further discussion.

As of March 31, 2011 and December 31, 2010, 10 shares of the Company’s common stock are issued and outstanding to Intermediate at $.01 par value.

13. Recent Accounting Pronouncements

Revenue Recognition

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), regarding ASC Subtopic 605-25 “Revenue Recognition—Multiple-element Arrangements.” ASU 2009-13 addresses how revenues should be allocated among all products and services in sales arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. It also significantly expands the disclosure requirements for such arrangements.

In October 2009, the FASB issued ASU 2009-14, “Software: Certain Revenue Arrangements That Include Software Elements” (“ASU 2009-14”), regarding ASC Topic 985 “Software—Revenue Recognition.” This ASU modifies the scope of ASC Subtopic 965-605, “Software Revenue Recognition,” to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality.

ASU 2009-13 and ASU 2009-14 became effective for the Company January 1, 2011. The adoption of ASU 2009-13 and ASU 2009-14 did not have a material impact on the Company’s financial position, results of operations or cash flows.

14. Other Comprehensive Income

The components of accumulated other comprehensive income were as follows (in thousands):

	Successor	Successor
	March 31, 2011	December 31, 2010
	(In thousands)
Unrealized gain on securities, net of tax	$371	$345
Foreign currency translation adjustments	39,139	18,780
Pension – unamortized losses/prior service costs, net of tax	(164)	(243)
Change in value of hedged interest rate caps, net of tax	540	737

Total accumulated other comprehensive income	$39,886	$19,619

The components of comprehensive income (loss) were as follows (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
	(In thousands)
Net (loss) income	$(27,186)	$29,525

Other comprehensive income (loss):
Unrealized gain on securities, net of tax	25	231
Foreign currency translation adjustments	20,360	(17,110)
Pension adjustment, net of tax	79	(9)
Change in value of hedged interest rate caps, net of tax	(197)	—

Total other comprehensive (loss) income	20,267	(16,888)

Comprehensive income	$(6,919)	$12,637

15. Acquisitions

On January 15, 2010, the Company acquired all of the assets of 7ticks, LLC (“7ticks”) for a purchase price of $30,522,000 with additional purchase consideration that includes potential maximum payments of $21,246,000 if the business meets certain revenue goals over the succeeding three years following the date of acquisition. During the three months ended March 31, 2011, the Company did not record any material revisions to any of the assumptions, estimates or amounts used to complete its preliminary purchase price accounting that would impact the disclosures included in Note 4 of the Company’s 2010 Annual Report on Form 10K; however, the ultimate cash paid by the Company remains subject to the Earn-Out provisions included in the original terms of the acquisition.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company used an independent third party valuation specialist to revalue the Earn-Out provision at March 31, 2011 based on the terms of the original purchase and sale agreement resulting in an increase to the liability of $400,000 of which $200,000 is classified as current.

16. Debt

Senior Secured Credit Facilities

On July 29, 2010, in connection with the Merger, the Company entered into a credit agreement (the “Senior Secured Credit Facilities”) that provided $1,490,000,000 of Senior Secured Credit Facilities including:

•	a term loan facility (the “ July 2010 Term Loan Facility”) in an aggregate principal amount of $1,330,000,000 with a term of six and one half years due January 2017; and

•

a revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $160,000,000 available in US dollars, euros and UK pounds with a term of five years expiring July 2015.

On February 11, 2011, the Company completed a refinancing of its July 2010 Term Loan Facility through an amendment to the credit agreement (the “February 2011 Term Loan Facility”). The amendment provides for, among other things, the following:

•	a reduction of the LIBOR borrowing rate from LIBOR plus 5.0% to LIBOR plus 3.5%, subject to a further reduction of 25 basis points upon the Company achieving certain leverage ratios,

•	a reduction in the LIBOR floor from 1.75% to 1.25%,

•	an extension of the maturity date of term loans to February 11, 2018,

•	an extension of the commencement date for amortization payments on the term loans to June 30, 2011, and

•	an increase in the amount of the Term Loan Facility to $1,345,000,000.

As of the date of the refinancing, the Company’s outstanding borrowings under the July 2010 Term Loan Facility were $1,323,350. The Company has determined that the refinancing resulted in a modification of approximately $1,045,120,000 of the outstanding balance due and an extinguishment of approximately $278,230,000 of the outstanding balance due, based application of the authoritative guidance as prescribed under ASC 470 “Debt.”

The Revolving Credit Facility includes $40,000,000 of borrowing capacity available for letters of credit and $30,000,000 for borrowings on same-day notice. As of March 31, 2011 and December 31, 2010, the Company had $4,462,000 of letters of credit that were outstanding, related to certain operating leases. The initial applicable margin under the Revolving Credit Facility is 5.00%, but may be reduced by 25 basis points subject to the Company attaining certain leverage ratios. Interest is payable at intervals based on the interest rate election made quarterly by the Company. Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity.

Borrowings under the February 2011 Term Loan Facility will bear interest at a rate equal to, at the Company’s option, either (a) LIBOR plus an applicable margin of 3.50% or (b) the highest of (1) the prime commercial lending rate publicly announced by Bank of America as the “prime rate,” (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00%, plus an applicable margin. Borrowings under the Senior Secured Credit Facilities will be subject to a floor of LIBOR plus an applicable margin of 1.25%. Since the inception of the loan the Company has elected the three-month LIBOR rate, which at March 31, 2011, plus the applicable margin was 4.75%. The highest of the three rates in (b) was 5.75% for the quarter ended March 31, 2011. As noted below, the Company designated as accounting hedges three interest rate caps related to the July 2010 and February 2011 Term Loan Facilities with notional amounts of up to $700,000,000. Refer to Note 17, “Derivatives” for further discussion.

The Company is required to pay equal quarterly principal installments in aggregate annual amounts equal to 1% of the original funded principal amount of the February 2011 Term Loan Facility beginning with the quarter ending June 30, 2011, with the balance being payable on the final maturity date.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, the Company is required to pay a commitment fee of 0.75% per annum to the lenders under the Revolving Credit Facility for the amount of unutilized commitments. The commitment fee percentage may be reduced to 0.50% subject to the Company reducing its leverage to 5.0:1.0. The Company is also required to pay customary letter of credit fees.

The Senior Secured Credit Facilities contain certain mandatory prepayment requirements, such as a percentage of annual excess cash flow, payments related to certain asset sales and cash proceeds of any incurrence of debt. Determination of these annual prepayment amounts is based on pre-established formulas included in the credit agreement. The first determination of the annual excess cash flow prepayment requirement is for the fiscal year ended December 31, 2011, and payment is due 90 days from that date. The amount that may be payable as an excess cash flow payment in 2012 cannot currently be reliably estimated and therefore no portion of our outstanding debt from our Senior Secured Credit Facilities related to this provision is reflected as current for the quarter ended March 31, 2011.

The Company may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans and other than a 1% premium in connection with certain repricing transactions consummated within the first year of the closing of the Senior Secured Credit Facilities. Accordingly, in February 2011, the Company incurred a 1% premium fee in connection with the refinancing.

All obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Intermediate and each existing and subsequently acquired or organized direct or indirect wholly-owned material domestic restricted subsidiary of the Company (subject to certain exceptions).

All obligations under the Senior Secured Credit Facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the Company and each subsidiary guarantor, including (i) a perfected pledge of all the equity interests of the Company and each wholly-owned subsidiary of the Company directly held by the Company or a subsidiary guarantor (limited to 65% of voting stock in the case of foreign subsidiaries) and (ii) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned real property of the Company and the subsidiary guarantors (subject to certain exclusions).

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict the Company’s ability to incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase its capital stock, make investments, loans or advances, prepay certain subordinated indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain subordinated indebtedness, and change its fiscal year.

In addition, beginning with the Company’s quarter ended December 31, 2010, the Senior Secured Credit Facilities will require the Company to maintain and report quarterly to the lenders the following financial covenants:

•	A minimum cash interest coverage ratio; and

•	A maximum net total leverage ratio.

The Senior Secured Credit Facilities also contain certain customary affirmative covenants and events of default, including a change of control. If an event of default occurs, the lenders under the Senior Secured Credit Facilities will be entitled to take various actions, including the acceleration of all amounts due under Senior Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

As of March 31, 2011 and December 31, 2010, the Company was in compliance with its covenants.

Prior to the refinancing, the Company had debt financing costs and Original Issue Discount (“OID”) of $44,729,000 and $36,571,000, respectively recorded in its condensed consolidated balance sheet related to the July 2010 Term Loan Facility. The debt financing costs were included within “Deferred financing cost, net” and the OID was included within “Borrowings, net of current portion and original issue discount” and both balances were being amortized as non-cash interest expense over the remaining term of the July 2010 Term Loan Facility using the effective interest rate method. In connection with the February 2011 refinancing of the July 2010 Term Loan Facility, the Company incurred additional debt financing costs of $20,292,000 of which $7,059,000 represented direct issuance costs and $13,233,000 represented early payment fees paid to lenders. Of these amounts $5,575,000 of direct issuance costs and $2,782,000 of early payment fees paid to lenders was expensed as loss on extinguishment of debt during the quarter ended March 31, 2011 and $1,484,000 of direct issuance costs and $10,451,000 of early payment fees paid to lenders are being amortized as a non-cash interest expense over the remaining amended term of the amended Term Loan Facility using the effective interest rate method.

As a result of applying the guidance included in ASC 470 to the February 2011 refinancing, the Company recorded a $25,450,000 charge in its condensed consolidated statement of operations as an extinguishment of debt for the quarter ended March 31, 2011. This charge included $9,404,000 of legacy debt financing costs, $7,689,000 of legacy OID and $8,357,000 of costs incurred as part of the refinancing process comprised of $5,575,000 and $2,782,000 described above.

At March 31, 2011 the Company has recorded debt financing costs of $36,090,000, recorded in its condensed consolidated balance sheet within “Deferred financing costs, net” and $38,569,000 comprised of early payment fees paid to lenders and OID included within “Borrowings, net of current portion and original issue discount”. These amounts are being amortized as a non-cash interest expense over the remaining amended term of the amended Term Loan Facility using the effective interest rate method.

Total amortization of deferred financing costs and original issue discounts related to the Senior Secured Credit Facilities in the quarter ended March 31, 2011 was approximately $3,531, 000, which is recorded as interest expense in the Company’s statement of operations.

During the three months ended March 31, 2011, the Company recorded and paid interest and commitment fees on the Term Loans and the Revolving Credit Facility of $18,940,000 and $292,000, respectively.

Senior Notes due 2018

On July 29, 2010, the Company issued $700,000,000, 10.25% senior notes (the “Senior Notes”) which mature on August 1, 2018, pursuant to an indenture, dated as of July 29, 2010 (the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Senior Notes are the Company’s senior unsecured obligations and rank senior in right of payment to any future subordinated indebtedness; rank equally in right of payment with all of the Company’s existing and future senior indebtedness; are effectively subordinated in right of payment to the Company’s existing and future secured obligations, including indebtedness under the Company’s Senior Secured Credit Facilities, to the extent of the value of the assets securing such obligations; and are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of the Company’s guarantor subsidiaries).

The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future direct or indirect wholly owned domestic subsidiaries that guarantee the Company’s obligations under its Senior Secured Credit Facilities.

Each subsidiary guarantee ranks senior in right of payment to all future subordinated indebtedness of the subsidiary guarantor; rank equally in right of payment with all existing and future senior indebtedness of the subsidiary guarantor; is effectively subordinated in right of payment to all existing and future secured obligations of the subsidiary guarantors, including their guarantee of indebtedness under the Company’s Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness; and is effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of any subsidiary that is not also a guarantor of the Senior Notes. Any subsidiary guarantee of the Senior Notes will be released in the event such guarantee is released under the Senior Secured Credit Facilities. The Senior Notes are unsecured, and, as such, no assets are pledged for this agreement.

Interest on the Senior Notes accrues at the rate of 10.25% per annum and is payable semi-annually in arrears on February 1 and August 1, commencing February 1, 2011, to holders of the notes of record on the immediately preceding January 15 and July 15. As of December 31, 2010, no principal or interest payments have been made. During the quarter ended March 31, 2011, the Company paid interest on the Senior Notes of $36,274,000.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Optional Redemption

At any time prior to August 1, 2014, the Company may redeem all or a part of the Senior Notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus the greater of (1) 1.0% of the principal amount of the notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the notes at August 1, 2014 (as set forth in the table appearing below), plus (ii) all required interest payments due on the notes through August 1, 2014 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the notes (as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 1, 2014, the Company may redeem the Senior Notes in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of record of the Senior Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2014	105.125%
2015	102.563%
2016 and thereafter	100.000%

In addition, prior to August 1, 2013, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes at a redemption price equal to 110.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of record of the Senior Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of Senior Notes issued under the Indenture and the original principal amount of any additional Senior Notes that are Senior Notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering. This option is required to be bifurcated for accounting purposes as an embedded derivative in the Company’s Senior Notes. The Company has estimated the value of this option to be nominal as of March 31, 2011 and December 31, 2010. This call feature will be marked to market over the period it is active.

Upon the occurrence of a change of control, which is defined in the Indenture, each holder of the Senior Notes has the right to require the Company to repurchase some or all of such holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to incur additional debt or issue certain preferred shares, pay dividends on or make other distributions in respect of the Company’s capital stock or make other restricted payments, make certain investments, sell or transfer certain assets, create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with the Company’s affiliates, and designate the Company’s subsidiaries as unrestricted subsidiaries.

The Indenture also provides for other customary warranties and nonfinancial covenants which, if violated, would create events of default and would permit or require the principal of and accrued interest on the Senior Notes to become or to be declared due and payable.

As of March 31, 2011 and December 31, 2010, the Company was in compliance with its covenants.

In connection with the Senior Notes, the Company incurred debt financing costs of $19,146,000, of which $10,500,000 represented direct issuance costs and commitment fees paid to the underwriters and $8,646,000 represented transaction costs incurred by third parties. These costs were capitalized as deferred financing costs and reported in Deferred Financing Costs on the Consolidated Balance Sheets at March 31, 2011 and December 31, 2010, net of amortization for the three months ending March 31, 2011 and for the period from July 30, 2010 through December 31, 2010, respectively. These costs will be amortized from the merger date over the remaining term of each debt instrument using the effective interest rate method.

During the quarter ended March 31, 2011, the Company has accrued $11,958,000 of unpaid interest and recorded $1,136,000 of amortized interest expense related to the capitalized debt financing costs and debt discount accretion, which is recorded as interest expense on the Company’s Statement of Operations. During the quarter ended March 31, 2011, the Company paid interest on the Senior Notes of $36,274,000. During the period from July 30, 2010 through December 31, 2010, the Company has accrued $30,294,000 of unpaid interest and recorded $1, 136,000 of amortized interest expense related to the capitalized debt financing costs and debt discount accretion.

The Original Issue Discount (OID) with regard to the Senior Notes totaled $17,500,000. The original issue discount will be amortized over the life of the loan using the effective interest rate method.

During the quarter ended March 31, 2011, the Company recorded and paid interest and commitment fees on the Letters of Credit of $56,000.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Total Borrowings

Total borrowings consisted of the following at March 31, 2011 and December 31, 2010:

(in thousands)	Successor	Successor
	March 31, 2011	December 31, 2010
Short-Term Debt:
Revolving Credit Facility	$—	$—
Term Loan Facility	13,450	10,088

Net Short-Term Debt:	$13,450	$10,088

Long-Term Debt:
Term Loan Facility	$1,331,550	$1,313,262
Senior Notes	700,000	700,000
Less Original Issue Discount—Term Loan	(38,569)	(37,298)
Less Original Issue Discount—Senior Notes	(16,059)	(16,599)

Net Long-Term Debt	$1,976,922	$1,959,365

The future minimum principal payment obligations due per the new Senior Secured Credit Facilities and Senior Notes due 2018 are as follows (in thousands):

Year Ending December 31,	Principal Payments
2011	$10,088
2012	$13,450
2013	$13,450
2014	$13,450
2015	$13,450
2016 and thereafter	$1,959,462

Total	$2,023,350

17. Derivatives

Interest Rate Cap- Cash Flow Hedge

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company manages its exposure to some of its interest rate risks by the use of derivative financial instruments. The Company currently uses derivatives for risk management purposes and not for speculative purposes.

On September 13, 2010, the Company entered into three separate interest rate cap agreements to help mitigate the interest rate volatility associated with the variable rate interest on its Senior Secured Credit Facilities. Interest rate cap agreements provide the right to receive cash if a reference interest rate rises above a contractual rate. The value increases as the reference interest rate rises. The aggregate premium of the cap agreements was $4,986,000, including a deferred financing charge of approximately $467,000. This aggregate premium is payable quarterly over twelve quarters, beginning September 30, 2011.

The critical terms of the interest rate caps were designed to mirror the terms of the Company’s LIBOR based borrowings under its Senior Secured Credit Facilities and as part of the refinancing of the Company’s Senior Secured Credit Facility discussed in Note 16, the Company reevaluated the interest rate cap agreements and determined that the hedging relationship remained highly effective. Based on this, the Company re-designated these derivatives as cash flow hedges of the variability of a portion of the LIBOR based interest payments as follows:

•	Up to $700 million of principal payments during the period September 30, 2011 to September 30, 2012.

•	Up to $575 million of principal payments during the period October 1, 2012 to September 30, 2013, and

•	Up to $450 million of principal payments during the period October 1, 2013 to September 30, 2014.

To the extent the cash flow hedge is effective at offsetting the changes in cash flow being hedged, changes in its fair value are recognized in accumulated other comprehensive income (“AOCI”), until the hedged item affects earnings as prescribed under ASC 815, “Derivatives and Hedging.” Changes in fair value relating to the ineffective portion are immediately recognized in earnings. Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As of March 31, 2011 and December 31, 2010, the Company determined that the existence of hedge ineffectiveness, if any, was immaterial and all changes in the fair value of the caps are recorded in the Consolidated Statement of Stockholders’ Equity as a component of AOCI.

The aggregate fair value of these interest rate caps was determined to be approximately $4,519,000 at inception and approximately $5,429,000 and $5,761,000 at March 31, 2011 and December 31, 2010, respectively. The aggregate fair value is included in Other Assets on the Company’s Consolidated Balance Sheet as of March 31, 2011 and December 31, 2010. Refer to Note 6 “Fair Value Measurements” above for related fair value disclosures. The amount of unrealized gains in AOCI recorded during the three months ended March 31, 2011 related to these cash flow hedges was approximately $197,000, net of taxes.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The tables below present the location of the Company’s derivative financial instruments on the Consolidated Balance Sheet and the gain recognized in AOCI related to the interest rate caps for the following Predecessor and Successor reporting periods ended (in thousands):

	Balance Sheet Location	Successor	Successor
		March 31, 2011	December 31, 2010
Assets:
Derivative instruments designated as a cash flow hedge:
Interest rate cap contracts	Other Assets	$5,429	$5,761

	Successor	Predecessor
(In thousands, except per share amounts)	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Amount of income recognized in other comprehensive income, net of taxes:

Interest rate caps	$197	$—

There were no amounts reclassified from AOCI to net income related to the derivative financial instruments for the periods reported for the Predecessor or Successor statements of operations and no amounts are currently expected to be reclassified in the next 12 months.

As further discussed in Note 16 “Debt”, the Company refinanced its Term Loan Facility in February 2011.

18. Related Parties

Management Agreement

On July 29, 2010, prior to the consummation of the Merger, certain affiliates of the Sponsors entered into a Transaction and Management Fee Agreement (the “Management Agreement”) with Merger Sub, which was assumed by the Company following the consummation of the Merger. Pursuant to the terms of the Management Agreement, such affiliates will provide monitoring, advisory and consulting services to the Company and its subsidiaries. Pursuant to the Management Agreement, such affiliates are entitled to receive an aggregate annual management fee of $3,000,000, which may increase in the event that the Company or any of its subsidiaries enter into any business combination with another entity that is large enough to constitute a “significant subsidiary” of the Company under Regulation S-X as promulgated by the SEC. Payments of the accrued fees are made on a quarterly basis. The Company recorded management fees in the statement of operations under the Management Agreement of $750,000, which represents the pro-rated annual fee for the period December 31, 2010 through March 31, 2011. The amount due to such affiliates of the Sponsors at March 31, 2011 and December 31, 2010 was approximately $1,381,000 and $631,000, respectively, and is included in accrued liabilities on the Company’s Successor balance sheet.

The Management Agreement also provides for the reimbursement of out-of-pocket expenses incurred by the Sponsors and their affiliates in connection with the provision of services pursuant to the Management Agreement, the making of any regulatory filings related to the ownership, directly or indirectly, of the Company’s and its subsidiaries’ equity securities and the ownership or sale of such equity securities. The Management Agreement has an initial term expiring on the eight year anniversary of the Management Agreement, provided that the term will be extended for successive one-year terms unless the Company or each affiliate of the Sponsors provides notice to the other of their desire not to automatically extend the term.

In addition, pursuant to the Management Agreement, such affiliates of the Sponsors also received aggregate transaction fees of $51,176,000 in connection with certain services provided in connection with the Merger and related transactions. The Company recorded $31,187,000 of these costs on the Company’s Successor statement of operations and capitalized deferred financing costs totaling $19,989,000 as part of debt financing costs. Refer to Note 3 “Merger” above for further discussion of Merger costs. In the event of an initial public offering or certain other circumstances, including a change of control transaction and other financing, acquisition and disposition transactions, such affiliates may also receive certain additional fees in amounts to be agreed. The Management Agreement also contains customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Subsequent to the Merger, as of March 31, 2011, certain executives have purchased an aggregate of 35,850,000 shares of Holdings Common Stock for one dollar ($1.00) per share. These individuals are employees of the Company and the Company is a consolidated subsidiary of Holdings. Refer to Note 4 “Stock Based Compensation” for further discussion of the associated long-term restricted stock liability. The Company has recorded a due from parent of $7,500,000 at December 31, 2010, which is included in current assets on the Company’s Successor balance sheet and was paid to the Company during the quarter ended March 31, 2011.

19. Subsequent Events

The Company has evaluated all events and transactions that occurred after the balance sheet date of March 31, 2011 up through the issuance of these financial statements.

In accordance with the terms of the Senior Notes 2018 Indenture, on May 9, 2011, the Company filed a Form S-4 with the Securities and Exchange Commission of the United States of America (“SEC”) that offers all holders of the Company’s unsecured Senior Notes 2018 the ability to exchange such notes for new registered Senior Notes due 2018. The SEC has not declared the Company’s Form S-4 “effective” as of the date of the issuance of these financial statements.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

20. Guarantor Subsidiaries

On July 29, 2010, in connection with the Merger, the Company issued $700,000,000 aggregate principal amount Senior Notes as described in Note 16. The Senior Notes are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future direct and indirect domestic subsidiaries that guarantees the Company’s obligations under the Senior Secured Credit Facility described in Note 16, (collectively, the “Guarantors”). Each of the Guarantors is 100% owned, directly or indirectly, by the Company. Subsidiaries of the Company, either direct or indirect, that do not guarantee the Senior Notes are referred to as “Non-Guarantors”. The Guarantors also unconditionally guaranteed the Senior Secured Credit Facility, described in Note 16.

The following condensed consolidating financial statements are presented for the information of the holders of the Senior Notes and present the Condensed Consolidating Balance Sheets as of March 31, 2011 (Successor) and December 31, 2010 (Successor) and the Condensed Consolidating Statements of Operations and Cash Flows for the three month periods ended March 31, 2011 (Successor) and March 31, 2010 (Predecessor), respectively, of the parent companies, including but not limited to Interactive Data Corporation (which is the issuer of the Notes), the Guarantors, the Non-Guarantors, and the elimination entries necessary to consolidate the issuer with the Guarantors and Non-Guarantors.

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (SUCCESSOR)

MARCH 31, 2011

(In thousands)

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE	$22,054	$127,115	$75,404	$(13,117)	$211,456
COSTS AND EXPENSES:					—
Cost of services	9,284	38,231	23,794	131	71,440
Selling, general and administrative	20,129	30,836	26,892	(13,242)	64,615
Depreciation	2,641	4,957	2,400	—	9,998
Amortization	3,528	30,809	13,561	—	47,898

Total costs and expenses	35,582	104,833	66,647	(13,111)	193,951

(LOSS) INCOME FROM OPERATIONS	(13,528)	22,282	8,757	(6)	17,505
Interest expense, net	(41,682)	(68)	(147)	—	(41,897)
Other income (expense), net	214	(565)	—	—	(351)
Loss on extinguishment of debt	(25,450)	—	—	—	(25,450)

(LOSS) INCOME BEFORE INCOME TAXES	(80,446)	21,649	8,610	(6)	(50,193)
Income tax (benefit) expense	(32,615)	8,659	949	—	(23,007)
Equity earnings of subsidiaries, net of taxes	21,216	—	—	(21,216)	—

NET (LOSS) INCOME	$(26,615)	$12,990	$7,661	$(21,222)	$(27,186)

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (PREDECESSOR)

MARCH 31, 2010

(In thousands)

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE	$22,195	$115,977	$69,313	$(10,597)	$196,888
COSTS AND EXPENSES:					—
Cost of services	9,350	35,841	23,090	(598)	67,683
Selling, general and administrative	22,664	26,257	27,400	(9,774)	66,547
Depreciation	3,423	4,464	1,670	—	9,557
Amortization	1,838	4,986	1,819	—	8,643

Total costs and expenses	37,275	71,548	53,979	(10,372)	152,430

(LOSS) INCOME FROM OPERATIONS	(15,080)	44,429	15,334	(225)	44,458
Interest income (expense), net	582	(472)	135	22	267
Other income (expense), net	3,174	—	197	(3,335)	36

(LOSS) INCOME BEFORE INCOME TAXES	(11,324)	43,957	15,666	(3,538)	44,761
Income tax (benefit) expense	(5,554)	17,582	3,208	—	15,236
Equity earnings of subsidiaries, net of taxes	38,636	—	—	(38,636)	—

NET INCOME (LOSS)	$32,866	$26,375	$12,458	$(42,174)	$29,525

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET (SUCCESSOR)

MARCH 31, 2011

(In thousands)

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Assets:
Cash and cash equivalents	$238	$38,276	$97,913	$—	$136,427
Accounts receivable, net of allowance for doubtful accounts and sales credits	8,063	79,115	39,247	—	126,425
Due from affiliate	11,170	922,742	—	(933,912)	—
Prepaid expenses and other current assets	8,220	7,904	11,773	—	27,897
Income tax receivable	3,534	20,024	—	—	23,558
Deferred income taxes	733	4,165	7,633	—	12,531

Total current assets	31,958	1,072,226	156,566	(933,912)	326,838

Property and equipment, net	40,429	44,012	24,458	—	108,899
Goodwill	148,197	1,070,310	428,124	—	1,646,631
Intangible assets, net	92,880	1,319,448	547,046	—	1,959,374
Deferred financing costs, net	61,235	—	—	—	61,235
Other assets	5,969	1,838	2,755	—	10,562
Investment in subsidiaries	3,943,370	378,483	1,254,896	(5,576,749)	—

Total Assets	$4,324,038	$3,886,317	$2,413,845	$(6,510,661)	$4,113,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable, trade	$275	$11,621	$10,738	$—	$22,634
Accrued liabilities	27,342	27,813	26,561	—	81,716
Payables to affiliates	919,988	—	8,896	(928,884)	—
Borrowings, current	13,450	—	—	—	13,450
Interest payable	12,250	59	—	—	12,309
Income taxes payable	466	2,638	899	—	4,003
Deferred revenue	6,970	9,186	19,065	—	35,221

Total current liabilities	980,741	51,317	66,159	(928,884)	169,333

Income taxes payable	1,284	7,277	2,020	—	10,581
Deferred tax liabilities	78,679	445,846	135,807	—	660,332
Other liabilities	40,092	3,277	6,682	—	50,051
Borrowings, net of current portion and original issue discount	1,976,922	—	—	—	1,976,922

Total Liabilities	3,077,718	507,717	210,668	(928,884)	2,867,219

Total Stockholders’ Equity	1,246,320	3,378,600	2,203,177	(5,581,777)	1,246,320

Total Liabilities and Equity	$4,324,038	$3,886,317	$2,413,845	$(6,510,661)	$4,113,539

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET (SUCCESSOR)

DECEMBER 31, 2010

(In thousands)

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Assets:
Cash and cash equivalents	$218	$47,510	$75,976	$—	$123,704
Marketable securities	—	—	—	—	—
Accounts receivable, net of allowance for doubtful accounts and sales credits	8,447	71,658	26,963	(1)	107,067
Due from affiliate	267,585	870,469	—	(1,130,554)	7,500
Prepaid expenses and other current assets	9,354	5,905	5,820	—	21,079
Income tax receivable	6,827	26,731	7,206	—	40,764
Deferred income taxes	1,002	3,926	2,646	—	7,574

Total current assets	293,433	1,026,199	118,611	(1,130,555)	307,688

Property and equipment, net	41,384	44,785	24,217	—	110,386
Goodwill	149,518	1,056,569	432,181	—	1,638,268
Intangible assets, net	96,408	1,350,257	547,796	—	1,994,461
Deferred financing costs, net	71,827	—	—	—	71,827
Other assets	6,367	2,054	2,826	—	11,247
Investment in subsidiaries	3,578,228	542,482	1,112,220	(5,232,930)	—

Total Assets	$4,237,165	$4,022,346	$2,237,851	$(6,363,485)	$4,133,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable, trade	$423	$13,281	$8,528	$—	$22,232
Accrued liabilities	33,938	31,303	26,779	—	92,020
Payables to affiliates	869,797	249,361	10,908	(1,130,066)	—
Borrowings, current	10,088	—	—	—	10,088
Interest payable	30,593	54	—	—	30,647
Income taxes payable	749	2,935	1,837	—	5,521
Deferred revenue	6,857	5,919	11,520	—	24,296

Total current liabilities	952,445	302,853	59,572	(1,130,066)	184,804

Income taxes payable	1,904	7,456	1,954	—	11,314
Deferred tax liabilities	31,855	514,335	131,516	87	677,793
Other liabilities	39,125	3,229	5,775	1	48,130
Borrowings, net of current portion and original issue discount	1,959,365	—	—	—	1,959,365

Total Liabilities	2,984,694	827,873	198,817	(1,129,978)	2,881,406

Total Stockholders’ Equity	1,252,471	3,194,473	2,039,034	(5,233,507)	1,252,471

Total Liabilities and Equity	$4,237,165	$4,022,346	$2,237,851	$(6,363,485)	$4,133,877

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (SUCCESSOR)

MARCH 31, 2011

(In thousands)

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(8,332)	$(5,049)	$21,660	$527	$8,806
Cash flows from investing activities:
Purchase of fixed assets	(1,686)	(4,184)	(1,794)	(128)	(7,792)
Business and asset acquisitions, net of acquired cash	—	—	19	—	19

Net cash used in investing activities	(1,686)	(4,184)	(1,775)	(128)	(7,773)
Cash flows from financing activities:
Proceeds from long term debt, net of issuance costs	1,358	—	—	—	1,358
Proceeds from issuance of parent company common stock	8,850	—	—	—	8,850

Net cash provided by financing activities	10,208	—	—	—	10,208
Effect of change in exchange rates on cash and cash equivalents	(170)	(1)	2,052	(399)	1,482

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20	(9,234)	21,937	—	12,723
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	218	47,510	75,976	—	123,704

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$238	$38,276	$97,913	$—	$136,427

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (PREDECESSOR)

MARCH 31, 2010

	Parent (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$6,414	$33,872	$12,572	$(624)	$52,234
Cash flows from investing activities:
Purchase of fixed assets	(3,016)	(5,476)	(3,000)	(80)	(11,572)
Business and asset acquisitions, net of acquired cash	—	(29,403)	(600)	—	(30,003)
Purchased and proceeds of marketable securities, net	—	(3,042)	—	—	(3,042)

Net cash used in investing activities	(3,016)	(37,921)	(3,600)	(80)	(44,617)
Cash flows from financing activities:
Common stock cash dividend paid	(18,964)	—	—	—	(18,964)
Other equity plan related	15,317	—	—	—	15,317

Net cash used in financing activities	(3,647)	—	—	—	(3,647)
Effect of change in exchange rates on cash and cash equivalents	254	(153)	(7,587)	704	(6,782)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5	(4,202)	1,385	—	(2,812)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	255	44,352	165,339	—	209,946

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$260	$40,150	$166,724	$—	$207,134

Interactive Data Corporation and Subsidiaries

For the Periods from January 1, 2010 through July 29, 2010 and July 30, 2010 through December 31, 2010 and for the Years Ended December 31, 2009 and 2008

Schedule II Valuation and Qualifying Accounts

(In thousands)	Balance at Beginning of Period	Additions	Charged to Other Accounts		Write Offs / Recoveries	Balance at End of Period
Description
Allowance for doubtful accounts and sales credits
Period from July 30, 2010 through December 31, 2010	$8,376	$8,506	$18	(A)	$10,282	$6,618
Period from January 1, 2010 through July 29, 2010	$8,449	$11,577	$(120	)(A)	$11,530	$8,376
Year Ended December 31, 2009	$6,309	$17,019	$279	(A)	$15,158	$8,449
Year Ended December 31, 2008	$6,819	$19,274	$(865	)(A)	$18,919	$6,309

(A)	Currency translation adjustments for foreign entities and purchase accounting adjustments associated with acquisitions.

(In thousands)	Balance at Beginning of Period	Additions	Charged to Other Accounts	Realization	Balance at End of Period
Description
Valuation Allowance
Period from July 30, 2010 through December 31, 2010	$1,838	$—	$—	$798	$1,040
Period from January 1, 2010 through July 29, 2010	$7,275	$—	$—	$5,437	$1,838
Year Ended December 31, 2009	$10,018	$—	$—	$2,743	$7,275
Year Ended December 31, 2008	$12,363	$—	$—	$2,345	$10,018

Interactive Data Corporation

All tendered initial notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By Facsimile (for Eligible Institutions only):

(212) 298-1915

Attention: Carolle Montreuil

For Information or Confirmation by telephone:

(212) 815-5920

By Registered or Certified Mail:

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

480 Washington Boulevard

27th Floor

Jersey City, New Jersey 07310

By Regular Mail or Overnight Courier:

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

480 Washington Boulevard

27th Floor

Jersey City, New Jersey 07310

Attention: Carolle Montreuil

In Person by Hand Only:

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

480 Washington Boulevard

27th Floor

Jersey City, New Jersey 07310

Attention: Carolle Montreuil

Interactive Data Corporation

OFFER TO EXCHANGE

Up to $700,000,000 aggregate principal amount of its

10 1/4% Senior Notes due 2018

registered under the Securities Act of 1933 for

any and all outstanding 10 1/4% Senior Notes due 2018

PROSPECTUS

Dealer Prospectus Delivery Obligations

Until                     , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

(a) IDCO Nominees, LLC and Interactive Data Managed Solutions, LLC are each organized under the laws of Delaware.

The limited liability company agreement of IDCO Nominees, LLC provides for indemnification of IDCO Nominees, LLC’s sole member, officers, employees and agents, as permitted by applicable law. The limited liability company agreement of Interactive Data Managed Solutions, LLC provides for indemnification of Interactive Data Managed Solutions, LLC’s manager and officers as permitted by applicable law.

Section 108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

(b) Interactive Data Corporation, Interactive Data Online Properties, Inc. (f/k/a eSignal, Inc.), Exshare Financial Incorporated, GTIS Corporation, Infotec Holdings Corporation, Interactive Data Pricing and Reference Data, Inc. and Interactive Data Real-Time Group, Inc. are each incorporated under the laws of Delaware.

Pursuant to their organizational documents, Interactive Data Corporation, Interactive Data Online Properties, Inc. (f/k/a eSignal, Inc.), Exshare Financial Incorporated, GTIS Corporation, Infotec Holdings Corporation, Interactive Data Pricing and Reference Data, Inc. and Interactive Data Real-Time Group, Inc. (collectively, the “Delaware Companies”) provide for indemnification of directors and officers, as permitted under the laws of the jurisdiction in which they are organized. The Delaware Companies are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

(c) Interactive Data Real-Time Services, Inc. is incorporated under the laws of New York.

Sections 722 through 726 of the New York Business Corporation Law (“BCL), grant New York corporations broad powers to indemnify their present and former directors and officers against liability for their acts under particular circumstances. In general the BCL provides that: (a) a corporation may indemnify any person made a party to an action (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful;

II-1

(b) A corporation may indemnify any person made a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of any other corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification under this part (b) shall be made in respect of (1) a threatened action, or a pending action which is settled, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines upon application that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The BCL further provides that a director or officer who is party to an action may apply to the courts for indemnification and that a corporation must indemnify a director or officer if he successfully defends an action. The statute also states that a corporation may purchase directors’ and officers’ liability insurance and, in its certificate of incorporation or bylaws, may allow for additional indemnification besides what is provided for by statute.

(d) Interactive Data Corporation, Igloo Intermediate Corporation and Igloo Holdings Corporation have entered into indemnification agreements with the directors who are affiliated with the Sponsors to provide them with certain indemnification and related rights. IDC, Intermediate and Holdings also entered into an agreement with the Sponsors to clarify their indemnification obligations with respect to the Sponsors and their affiliates. This agreement clarifies that IDC, Intermediate and Holdings have the primary obligation to indemnify the Sponsors and their affiliates for expenses and indemnification obligations that IDC, Holdings and Intermediate provide to their officers and directors.

II-2

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated May 3, 2010, among Hg Investors LLC, Igloo Merger Corporation and Interactive Data Corporation (Exhibit 2.1 to Company’s Current Report on Form 8-K filed on May 5, 2010)

3.1	Amended and Restated Certification of Incorporation of Interactive Data Corporation (Exhibit 3.1 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

3.2	Amended and Restated Bylaws of Interactive Data Corporation (Exhibit 3.2 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

3.3	Certificate of Incorporation of Interactive Data Online Properties, Inc.*

3.4	Certificate of Amendment to Certificate of Incorporation of Interactive Data Online Properties, Inc.*

3.5	By-laws of Interactive Data Online Properties, Inc.*

3.6	Certificate of Incorporation of Exshare Financial Incorporated*

3.7	Certificate of Ownership and Merger of Exshare Financial Incorporated*

3.8	Certificate of Amendment to Certificate of Incorporation of Exshare Financial Incorporated*

3.9	Amended and Restated By-laws of Exshare Financial Incorporated*

3.10	Certificate of Incorporation of GTIS Corporation*

3.11	By-laws of GTIS Corporation*

3.12	Certificate of Incorporation of Infotec Holdings Corporation*

3.13	Certificate of Ownership and Merger of Infotec Holdings Corporation*

3.14	By-laws of Infotec Holdings Corporation*

3.15	Certificate of Ownership and Merger of Interactive Data Pricing and Reference Data, Inc.*

3.16	Certificate of Ownership and Merger of Interactive Data Pricing and Reference Data, Inc.*

3.17	Certificate of Merger of Interactive Data Pricing and Reference Data, Inc.*

3.18	Certificate of Merger of Interactive Data Pricing and Reference Data, Inc.*

3.19	Certificate of Amendment to Certificate of Incorporation of Interactive Data Pricing and Reference Data, Inc.*

3.20	Certificate of Ownership and Merger of Interactive Data Pricing and Reference Data, Inc.*

3.21	Certificate of Amendment to Certificate of Incorporation of Interactive Data Pricing and Reference Data, Inc.*

3.22	By-laws of Interactive Data Pricing and Reference Data, Inc.*

3.23	Certificate of Incorporation of Interactive Data Real-Time Group, Inc.*

3.24	By-laws of Interactive Data Real-Time Group, Inc.*

3.25	Certification of Incorporation of Interactive Data Real-Time Services, Inc.†

3.26	Certificate of Amendment of Certificate of Incorporation of Interactive Data Real-Time Services, Inc.*

3.27	Certificate of Amendment of Certificate of Incorporation of Interactive Data Real-Time Services, Inc.*

3.28	Certificate of Amendment of Certificate of Incorporation of Interactive Data Real-Time Services, Inc.*

3.29	Certificate of Amendment of Certificate of Incorporation of Interactive Data Real-Time Services, Inc.*

3.30	By-laws of Interactive Data Real-Time Services, Inc.*

3.31	Certificate of Incorporation of IDCO Nominees, LLC*

3.32	Certificate of Amendment to Certificate of Incorporation of IDCO Nominees, LLC*

3.33	Certificate of Conversion of IDCO Nominees, LLC*

3.34	Certificate of Formation of IDCO Nominees, LLC*

3.35	Limited Liability Company Agreement of IDCO Nominees, LLC*

3.36	Certificate of Formation of Interactive Data Managed Solutions, LLC*

3.37	Certificate of Amendment to Certificate of Formation of Interactive Data Managed Solutions, LLC*

3.38	Certificate of Amendment to Certificate of Formation of Interactive Data Managed Solutions, LLC*

3.39	Certificate of Amendment to Certificate of Formation of Interactive Data Managed Solutions, LLC*

3.40	Limited Liability Company Agreement of Interactive Data Managed Solutions, LLC*

4.1	Indenture, dated as of July 29, 2010, among Igloo Merger Corporation, Interactive Data Corporation, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the Senior Unsecured Notes (Exhibit 4.1 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

4.2	Form of Exchange 10 ¼% Senior Note due 2018*

4.3	Registration Rights Agreement, dated as of July 29, 2010, among Igloo Merger Corporation, Interactive Data Corporation, the Guarantors named therein and Barclays Capital Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, UBS Securities LLC, RBC Capital Markets Corporation, and Santander Investment Securities Inc. (Exhibit 4.2 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

5.1	Opinion of Willkie Farr & Gallagher LLP†

10.1	Credit Agreement, dated July 29, 2010, by and among Interactive Data Corporation, Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents (Exhibit 10.1 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.2	Master Guarantee Agreement, dated July 29, 2010, by and among Interactive Data Corporation, Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents (Exhibit 10.2 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.3	Collateral Agreement, dated July 29, 2010, by and among Interactive Data Corporation, Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents (Exhibit 10.3 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.4	Copyright Security Agreement, dated July 29, 2010, by and among Interactive Data Corporation, Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents (Exhibit 10.4 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.5	Patent Security Agreement, dated July 29, 2010, by and among Interactive Data Corporation, Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents (Exhibit 10.5 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.6	Trademark Security Agreement, dated July 29, 2010, by and among Interactive Data Corporation, Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents (Exhibit 10.6 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.7	Intercompany Note, dated as of July 29, 2010, between Interactive Data Corporation, Igloo Merger Corporation, Igloo Holdings Corporation, and the subsidiaries of Interactive Data Corporation that are signatories thereto (Exhibit 10.7 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.8	Igloo Holdings Corporation 2010 Stock Incentive Plan (Exhibit 10.8 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.9	Igloo Holdings Corporation Amendment No. 1 to 2010 Stock Incentive Plan (Exhibit 10.9 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.10	Form of Retention and Enhanced Severance Agreement dated May 4, 2010, between Interactive Data Corporation and its Named Executive Officers (Exhibit 10.10 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.11	Transaction and Management Fee Agreement, dated July 29, 2010, by and between Igloo Merger Corporation, Silver Lake Management Company III, L.L.C., which agreement was assumed by Interactive Data Corporation (Exhibit 10.11 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.12	Shareholders Agreement, dated as of July 29, 2010, by and among Interactive Data Corporation, Igloo Holdings Corporation, Igloo Intermediate Corporation, and the shareholders named therein (Exhibit 10.12 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.13	Registration Rights Agreement, dated as of July 29, 2010, by and among Interactive Data Corporation, Igloo Holdings Corporation, Igloo Intermediate Corporation, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Warburg Pincus Private equity X, L.P., Warburg Pincus X Partners, L.P., and certain other investors named therein (Exhibit 10.13 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.14	Pensions Transitional Agreement, dated as of May 7, 2010, by and among Pearson plc, Pearson DBC Holdings Inc., Pearson Services Limited, Pearson Management Services Limited, Interactive Data Corporation, Interactive Data (Europe) Ltd., and Hg Investors LLC (Exhibit 10.14 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.15	Deed of Cessation of Participation, dated as of May 7, 2010, in respect of Pearson Group Pension Plan, by and among Pearson Services Limited, Pearson Group Pension Trustee Limited and Interactive Data (Europe) Ltd. (Exhibit 10.15 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)

10.16	Employment Agreement, dated August 4, 2010, between Mason Slaine, Igloo Holdings Corporation and Interactive Data Corporation (Exhibit 10.16 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.17	Option Grant Notice and Agreement, dated August 4, 2010, between Mason Slaine and Igloo Holdings Corporation (Exhibit 10.17 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.18	Side Letter Agreement, dated August 4, 2010, by and among, Mason Slaine, The Mason Slaine 2010 Trust and the David Slaine 2010 Trust (Exhibit 10.18 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.19	Employment Agreement, dated September 17, 2010, between Vincent Chippari and Interactive Data Corporation (Exhibit 10.19 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.20	Confidentiality, Non-Interference and Invention Assignment Agreement, dated October 13, 2010, executed by Vincent Chippari (Exhibit 10.20 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.21	Option Grant Notice and Agreement, dated October 25, 2010, between Vincent Chippari and Igloo Holdings Corporation (Exhibit 10.21 to Company’s Quarterly Report on Form 10-Q filed on November 15, 2010)**

10.22	Employment Agreement, dated September 15, 2010, between Alexander Goor and Interactive Data Corporation (Exhibit 10.22 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.23	Confidentiality, Non-Interference and Invention Assignment Agreement, dated September 15, 2010, executed by Alexander Goor (Exhibit 10.23 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.24	Option Grant Notice and Agreement, dated September 15, 2010, between Alexander Goor and Igloo Holdings Corporation (Exhibit 10.24 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.25	Employment Agreement, dated October 8, 2010, between Jay Nadler and Interactive Data Corporation (Exhibit 10.25 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.26	Confidentiality, Non-Interference and Invention Assignment Agreement, dated October 8, 2010, executed by Jay Nadler (Exhibit 10.26 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.27	Option Grant Notice and Agreement, dated October 25, 2010, between Jay Nadler and Igloo Holdings Corporation (Exhibit 10.27 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.28	Employment Agreement, dated November 4, 2010, between Ray D’Arcy and Interactive Data Corporation (Exhibit 10.28 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.29	Confidentiality, Non-Interference and Invention Assignment Agreement, dated November 4, 2010, executed by Ray D’Arcy (Exhibit 10.29 to Company’s Annual Report on Form 10-K filed on March 31, 2011)

10.30	Hepsworth Letter Agreement dated November 17, 2010 (Exhibit 10.30 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.31	Interactive Data Corporation Severance Plan (as amended and restated as of May 3, 2010 and including amendments through July 27, 2010) (Exhibit 10.31 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

10.32	Form of Sponsor Director Indemnification Agreement (Exhibit 10.32 to Company’s Annual Report on Form 10-K filed on March 31, 2011)

10.33	Sponsor Agreement dated March 28, 2011 (Exhibit 10.33 to Company’s Annual Report on Form 10-K filed on March 31, 2011)

10.34	First Refinancing Amendment dated February 11, 2011 to Credit Agreement, dated July 29, 2010, by and among Interactive Data Corporation, Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents (Exhibit 10.34 to Company’s Annual Report on Form 10-K filed on March 31, 2011)

10.35	Igloo Holdings Corporation Amendment No. 2 to 2010 Stock Incentive Plan, dated January 5, 2011(Exhibit 10.35 to Company’s Annual Report on Form 10-K filed on March 31, 2011)**

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges†

21	Subsidiaries of Interactive Data Corporation*

23.1	Consent of Ernst & Young LLP†

23.2	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in 5.1 above)†

24.1	Power of Attorney with respect to Interactive Data Corporation and the Subsidiary Guarantors (included in the signature pages hereto)*

25.1	Statement of Eligibility of Trustee on Form T-1 for Interactive Data Corporation*

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

99.3	Form of Letter to Clients†

99.4	Form of Letter to Nominees†

Exhibits followed by a parenthetical are previously filed and incorporated by reference from the document described.

*	Previously filed.
†	Filed herewith.
**	Indicates Management contract or compensation plan or arrangement.

Item 22.  Undertakings

Each of the undersigned registrants hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Interactive Data Corporation, has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

INTERACTIVE DATA CORPORATION

By:	*
	Name:	Mason Slaine
	Title:	President, Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
* Mason Slaine	President, Chief Executive Officer and Chairman of the Board	June 2, 2011
/s/ Vincent A. Chippari Vincent A. Chippari	Chief Financial Officer	June 2, 2011
* Michael Bingle	Director	June 2, 2011
* Raymond L. D’Arcy	Director	June 2, 2011
* Cary J. Davis	Director	June 2, 2011
* Sean Delehanty	Director	June 2, 2011
* James Neary	Director	June 2, 2011
* Joseph Osnoss	Director	June 2, 2011
* Chandler Joel Reedy	Director	June 2, 2011
Andrew Prozes	Director	June 2, 2011

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Interactive Data Online Properties, Inc., has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

INTERACTIVE DATA ONLINE PROPERTIES, INC.

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Treasurer and Interim President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Raymond L. D’Arcy
	Title:	Sole Director

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Exshare Financial Incorporated, has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

EXSHARE FINANCIAL INCORPORATED

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Raymond L. D’Arcy
	Title:	President and Sole Director

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, GTIS Corporation, has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

GTIS CORPORATION
By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Raymond L. D’Arcy
	Title:	President and Sole Director

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, IDCO Nominees, LLC, has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

IDCO NOMINEES, LLC
By: Interactive Data Corporation, its sole member

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Mason Slaine
	Title:	President, Chief Executive Officer and
Chairman of the Board

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Infotec Holdings Corporation, has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

INFOTEC HOLDINGS CORPORATION

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Raymond L. D’Arcy
	Title:	President and Director

By:	*
	Name:	Thomas J. Nisivoccia
	Title:	Director

By:	*
	Name:	Joan L. Yori
	Title:	Director

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Interactive Data Managed Solutions, LLC, has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

INTERACTIVE DATA MANAGED SOLUTIONS, LLC
By:	Interactive Data Corporation, its sole member

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Mason Slaine
	Title:	President, Chief Executive Officer and
Chairman of the Board

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Interactive Data Pricing and Reference Data, Inc., has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

INTERACTIVE DATA PRICING AND REFERENCE DATA, INC.

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Raymond L. D’Arcy
	Title:	Director

By:	*
	Name:	Mark Hepsworth
	Title:	President and Director

By:	*
	Name:	Roger Sargeant
	Title:	Director

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Interactive Data Real-Time Group, Inc., has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

INTERACTIVE DATA REAL-TIME GROUP, INC.

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Raymond L. D’Arcy
	Title:	President and Sole Director

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Interactive Data Real-Time Services, Inc., has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on the 2nd day of June, 2011.

INTERACTIVE DATA REAL-TIME SERVICES, INC.

By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 2nd day of June, 2011.

By:	*
	Name:	Mark Hepsworth
	Title:	President

By:	*
	Name:	Raymond L. D’Arcy
	Title:	Sole Director

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

By:	/s/ Vincent A. Chippari
Vincent A. Chippari
Attorney-in-Fact